UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	File No. 333-240010
Pre-Effective Amendment No. 1	☑
Post-Effective Amendment No.	□
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	File No. 811-05701
Amendment No. 100	☑
(Check appropriate box or boxes.)
Nationwide Variable Account-4

(Exact Name of Registrant)
Nationwide Life Insurance Company

(Name of Depositor)
One Nationwide Plaza, Columbus, Ohio 43215

(Address of Depositor's Principal Executive Offices) (Zip Code)
(614) 249-7111

Depositor's Telephone Number, including Area Code
Denise L. Skingle, Senior Vice President and Secretary,
One Nationwide Plaza, Columbus, Ohio 43215

(Name and Address of Agent for Service)
As soon as possible after effectiveness of the registration statement (October 30, 2020 requested)

Approximate Date of Proposed Public Offering

The Registrant hereby agrees to amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

J.P. Morgan Multi-Asset Choice
Individual Flexible Premium Deferred Variable Annuity Contracts
Issued by
Nationwide Life Insurance Company
through its
Nationwide Variable Account-4
The date of this prospectus is October 30, 2020.
The contracts described in this prospectus are not available in the State of New York.
This prospectus contains basic information about the contracts that should be understood before investing. Read this prospectus carefully and keep it for future reference.
In order to purchase this contract, the purchaser must be an advisory client of J.P. Morgan Securities LLC or its affiliates ("JPMS") and pay a fee to JPMS for advisory services. JPMS is not endorsed by or affiliated with Nationwide. Nationwide is not responsible for the advisory services or advice provided by JPMS to Contract Owners. Once issued, the contract will operate as described herein regardless of whether the Contract Owner continues to employ the services of JPMS as an investment adviser.
Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs. There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products. With help from a JPMS adviser, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates. Nationwide offers a wide array of such products, many with different charges, benefit features, and investment options. This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with the purchaser’s investment objectives, risk tolerance, investment time horizon, marital status, tax situation, and other personal characteristics and needs.
The Statement of Additional Information (dated October 30, 2020), which contains additional information about the contracts and the Variable Account, has been filed with the SEC and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page 33. To obtain free copies of the Statement of Additional Information or to make any other service requests, contact Nationwide by one of the methods described in Service Requests.
The SEC maintains a website (www.sec.gov) that contains the prospectus, the Statement of Additional Information, material incorporated by reference, and other information.
Variable annuities are not insured by the Federal Deposit Insurance Corporation or any other federal government agency, and are not deposits of, guaranteed by, or insured by the depository institution where offered or any of its affiliates. Variable annuity contracts involve investment risk and may lose value. These securities have not been approved or disapproved by the SEC, nor has the SEC passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.
The Sub-Accounts offered through this contract invest in the underlying mutual funds listed below. For a complete list of underlying mutual funds, refer to Appendix A: Underlying Mutual Fund Information. For more information on the underlying mutual funds, refer to the prospectus for the underlying mutual fund. To obtain free copies of prospectuses for the underlying mutual funds, Contract Owners can contact Nationwide using any of the methods described in Service Requests.
•	American Century Variable Portfolios, Inc. - American Century VP Growth Fund: Class I
•	American Funds Insurance Series® - American Funds Mortgage Fund: Class 1
•	BlackRock Variable Series Funds II, Inc. - BlackRock High Yield V.I. Fund: Class I
•	BlackRock Variable Series Funds, Inc. - BlackRock Equity Dividend V.I. Fund: Class I
•	BlackRock Variable Series Funds, Inc. - BlackRock Small Cap Index V.I. Fund: Class I
•	Credit Suisse Trust - Commodity Return Strategy Portfolio: Class 2

•	Delaware VIP Trust - Delaware VIP Emerging Markets Series: Standard Class
•	Federated Hermes Insurance Series - Federated Hermes High Income Bond Fund II: Primary Shares
•	Fidelity Variable Insurance Products Fund - VIP Government Money Market Portfolio: Initial Class
•	Fidelity Variable Insurance Products Fund - VIP Index 500 Portfolio: Initial Class
•	Fidelity Variable Insurance Products Fund - VIP International Index Portfolio: Initital Class
•	Hartford Series Fund, Inc. - Hartford Disciplined Equity HLS Fund: Class IA
•	Hartford Series Fund, Inc. - Hartford MidCap HLS Fund: Class IA
•	Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund: Series I
•	Invesco Oppenheimer V.I. International Growth Fund: Series I
•	JPMorgan Insurance Trust - JPMorgan Insurance Trust Core Bond Portfolio: Class 1
•	JPMorgan Insurance Trust - JPMorgan Insurance Trust Mid Cap Value Portfolio: Class 1
•	Lazard Retirement Series, Inc. - Lazard Retirement Emerging Markets Equity Portfolio: Inbvestor Shares
•	Legg Mason Partners Variable Equity Trust - ClearBridge Variable Appreciation Portfolio: Class I
•	Legg Mason Partners Variable Equity Trust - ClearBridge Variable Dividend Strategy Portfolio: Class I
•	Lord Abbett Series Fund, Inc. - Short Duration Income Portfolio: Class VC
•	MainStay VP Funds Trust - MainStay VP Floating Rate Portfolio: Initial Class
•	MainStay VP Funds Trust - MainStay VP MacKay High Yield Corporate Bond Portfolio: Initital Class
•	MFS® Variable Insurance Trust - MFS Investors Trust Series: Initial Class
•	MFS® Variable Insurance Trust - MFS Value Series: Initial Class
•	MFS® Variable Insurance Trust III - MFS Mid Cap Value Portfolio: Initial Class
•	Nationwide Variable Insurance Trust - Neuberger Berman NVIT Multi Cap Opportunities Fund: Class I
•	Nationwide Variable Insurance Trust - NVIT Wells Fargo Discovery Fund: Class I
•	PIMCO Variable Insurance Trust - Commodity RealReturn® Strategy Portfolio: Institutional Class
•	PIMCO Variable Insurance Trust - High Yield Portfolio: Institutional Class
•	PIMCO Variable Insurance Trust - Income Portfolio: Institutional Class
•	PIMCO Variable Insurance Trust - International Bond Portfolio (U.S. Dollar-Hedged): Institutional Class
•	PIMCO Variable Insurance Trust - Low Duration Portfolio: Institutional Class
•	PIMCO Variable Insurance Trust - Real Return Portfolio: Institutional Class
•	PIMCO Variable Insurance Trust - Short Term Portfolio: Institutional Class
•	PIMCO Variable Insurance Trust - Total Return Portfolio: Institutional Class
•	Schwab Annuity Portfolios - Schwab® S&P 500 Index Portfolio
•	T. Rowe Price Equity Series, Inc. - T. Rowe Price Blue Chip Growth Portfolio
•	Vanguard Variable Insurance Fund - International Portfolio
•	Vanguard Variable Insurance Fund - Mid-Cap Index Portfolio
•	Vanguard Variable Insurance Fund - Short-Term Investment-Grade Portfolio
•	Vanguard Variable Insurance Fund - Total Bond Market Index Portfolio
•	Vanguard Variable Insurance Fund - Total International Stock Market Index Portfolio
•	Vanguard Variable Insurance Fund - Total Stock Market Index Portfolio
Beginning on January 1, 2021, as permitted by regulations adopted by the SEC, Nationwide may discontinue mailing paper copies of shareholder reports for underlying mutual funds available under the contract unless the Contract Owner specifically requests that paper copies continue to be delivered. Instead, the shareholder reports will be made available on a website. Nationwide will notify Contract Owners by mail each time a shareholder report is posted and will provide a website link to access the report. Instructions for requesting paper copies will also be included in the notice.
Contracts where the Contract Owner already elected to receive shareholder reports electronically will not be affected by this change and no action is required. To elect to receive shareholder reports and other communications from Nationwide electronically, contact the Service Center (see Service Requests).
Contract Owners may elect to receive all future shareholder reports in paper free of charge. To do so, Contract Owners should contact the Service Center to inform Nationwide that paper copies of shareholder reports should continue to be delivered. Any election to receive shareholder reports in paper will apply to all underlying funds available under the contract.

Glossary of Special Terms
Accumulation Unit – An accounting unit of measure used to calculate the Contract Value allocated to the Variable Account before the Annuitization Date.
Annuitant – The person(s) whose length of life determines how long annuity payments are paid.
Annuitization Date – The date on which annuity payments begin.
Annuity Commencement Date – The date on which annuity payments are scheduled to begin.
Charitable Remainder Trust – A trust meeting the requirements of Section 664 of the Internal Revenue Code.
Contingent Annuitant – The individual who becomes the Annuitant if the Annuitant dies before the Annuitization Date.
Contract Owner(s) – The person(s) who owns all rights under the contract.
Contract Value – The value of all Accumulation Units in a contract.
Contract Year – Each year the contract is in force beginning with the date the contract is issued.
Daily Net Assets – A figure that is calculated at the end of each Valuation Date and represents the sum of all the Contract Owners' interests in the Sub-Accounts after the deduction of underlying mutual fund expenses.
General Account – All assets of Nationwide other than those of the Variable Account or in other separate accounts of Nationwide.
Nationwide – Nationwide Life Insurance Company.
Net Asset Value – The value of one share of an underlying mutual fund at the close of regular trading on the New York Stock Exchange.
Non-Qualified Contract – A contract which does not qualify for favorable tax treatment as a qualified plan, individual retirement account ("IRA"), Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.
Quarterly Contract Anniversary – Each recurring three-month anniversary of the date the contract was issued.
SEC – Securities and Exchange Commission.
Service Center – The department of Nationwide responsible for receiving all service and transaction requests relating to the contract. For service and transaction requests submitted other than by telephone (including fax requests), the Service Center is Nationwide's mail and document processing facility. For service and transaction requests communicated by telephone or by electronic transmission, the Service Center is Nationwide's operations processing facility. Information on how to contact the Service Center is in the Service Requests provision.
Sub-Accounts – Divisions of the Variable Account, each of which invests in a single underlying mutual fund.
Valuation Date – Each day the New York Stock Exchange is open for business or any other day during which there is a sufficient degree of trading such that the current Net Asset Value of the underlying mutual fund shares might be materially affected. Values of the Variable Account are determined as of the close of regular trading on the New York Stock Exchange, which generally closes at 4:00 p.m. EST.
Valuation Period – The period of time commencing at the close of a Valuation Date and ending at the close of regular trading on the New York Stock Exchange for the next succeeding Valuation Date.
Variable Account – Nationwide Variable Account-4, a separate account that Nationwide established to hold Contract Owner assets allocated to variable investment options. The Variable Account is divided into Sub-Accounts, each of which invests in a separate underlying mutual fund.

Table of Contents (continued)

Contract Expenses
The following section describes the fees and expenses that a Contract Owner will pay when buying, owning, or surrendering the contract. Please refer to the applicable section later in this prospectus for a detailed description of each charge.
Any fees that a Contract Owner pays to JPMS or other financial professionals for advisory services related to the contract are in addition to the contract fees and expenses described in this section.
There are no fees and expenses that a Contract Owner will pay at the time the contract is purchased, or surrendered, or when contract value is transferred between investment options. Certain state or other governmental entities charge premium tax on purchase payments. Nationwide will deduct an amount equal to the premium tax charged by an applicable governmental entity, which currently ranges between 0% and 3.5% of purchase payments.
The first table describes the fees and expenses that a Contract Owner will pay periodically during the life of the contract (not including underlying mutual fund fees and expenses).
Recurring Contract Expenses
Variable Account Annual Expenses (assessed as an annualized percentage of Daily Net Assets)
Mortality and Expense Risk Charge	0.30%
Administrative Charge	0.05% [1]
Total Variable Account Charges	0.35%

[1]	The Administrative Charge is waived if the Contract Value, on the later of the Date of Issue or the most recent Quarterly Contract Anniversary, is greater than or equal to $1,000,000. If the Contract Value subsequently falls to less than $1,000,000 on the most recent Quarterly Contract Anniversary, the Administrative Charge will be reinstated for that quarter.
Underlying Mutual Fund Annual Expenses
The next table provides the minimum and maximum total operating expenses, as of December 31, 2019, charged by the underlying mutual funds that the Contract Owner may pay periodically during the life of the contract. More detail concerning each underlying mutual fund's fees and expenses is contained in the prospectus for each underlying mutual fund.
Total Annual Underlying Mutual Fund Operating Expenses
	Minimum	Maximum
(Expenses that are deducted from underlying mutual fund assets, including management fees, and other expenses, as a percentage of average underlying mutual fund assets.)	0.03%	2.01%
The minimum and maximum underlying mutual fund operating expenses indicated above do not reflect voluntary or contractual reimbursements and/or waivers applied to some underlying mutual funds. Therefore, actual expenses could be lower. Refer to the underlying mutual fund prospectuses for specific expense information.
Example
This Example is intended to help Contract Owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, contract fees, Variable Account annual expenses, and underlying mutual fund fees and expenses. The Example does not reflect premium taxes which, if reflected, would result in higher expenses.
The Example assumes:
•	a $10,000 investment in the contract for the time periods indicated;
•	a 5% return each year;
•	the maximum and the minimum fees and expenses of any of the underlying mutual funds;

•	the total Variable Account charges associated with the contract (0.35%).

	If you surrender your contract at the end of the applicable time period		If you annuitize your contract at the end of the applicable time period		If you do not surrender your contract
	1 Yr.	3 Yrs.	1 Yr.	3 Yrs.	1 Yr.	3 Yrs.
Maximum Total Underlying Mutual Fund Operating Expenses (2.01%)	$248	$762	*	$762	$248	$762
Minimum Total Underlying Mutual Fund Operating Expenses (0.03%)	$ 40	$125	*	$125	$ 40	$125
*	The contracts sold under this prospectus do not permit annuitization during the first two Contract Years (see Annuitizing the Contract).
Synopsis of the Contracts
The annuity described in this prospectus is intended to provide benefits to a single or joint owner and his/her beneficiaries. The contracts described in this prospectus are Individual Flexible Premium Deferred Variable Annuity Contracts.
The contracts can be categorized as:
•	Non-Qualified Contracts
•	Charitable Remainder Trusts
For information about the tax treatment of the different contract types, see Appendix C: Contract Types and Tax Information.
Prospective purchasers may apply to purchase a contract through JPMS. JPMS is dually registered with the SEC as a securities broker dealer and investment adviser. It is also a member of the Financial Industry Regulatory Authority. JPMS has entered into a selling agreement with Nationwide Investment Services Corporation.
Surrenders/Withdrawals
Contract Owners may generally withdraw some or all of their Contract Value at any time prior to annuitization by notifying the Service Center in writing (see Surrender/Withdrawal Prior to Annuitization). There are no contract fees or expenses incurred when a Contract Owner takes a withdrawal. Withdrawals from the Contract may be subject to federal income tax and/or a tax penalty, see Appendix C: Contract Types and Tax Information. After the Annuitization Date, withdrawals are not permitted (see Surrender/Withdrawal After Annuitization).
Minimum Initial and Subsequent Purchase Payments
All purchase payments must be paid in the currency of the United States of America. The minimum initial purchase payment is $50,000. A Contract Owner will meet the minimum initial purchase payment requirement if purchase payments equal to the required minimum are made over the course of the first Contract Year. The minimum subsequent purchase payment is $5,000.
Some states have different minimum initial and subsequent purchase payment amounts, and subsequent purchase payments may not be permitted in all states. Contact the Service Center for information on initial and subsequent purchase payment requirements in a particular state.
Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide or its affiliates or subsidiaries on the life of any one Annuitant or owned by any one Contract Owner to exceed $1,000,000. Its decision as to whether or not to accept a purchase payment in excess of that amount will be based on one or more factors, including, but not limited to: age, spouse age (if applicable), Annuitant age, state of issue, total purchase payments, optional benefits elected, current market conditions, and current hedging costs. All such decisions will be based on internally established actuarial guidelines and will be applied in a non-discriminatory manner. In the event that Nationwide does not accept a purchase payment under these guidelines, the purchase payment will be immediately returned in its entirety in the same manner as it was received. If Nationwide accepts the purchase payment, it will be applied to the contract immediately and will receive the next calculated Accumulation Unit value. Any references in this prospectus to purchase payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide.

Nationwide prohibits subsequent purchase payments made after death of the Contract Owner(s) or the Annuitant. If upon notification of death of the Contract Owner(s) or the Annuitant, it is determined that death occurred prior to a subsequent purchase payment being made, Nationwide reserves the right to return the purchase payment.
Dollar Limit Restrictions
Certain features of the contract have additional purchase payment and/or Contract Value limitations associated with them:
Annuitization. Annuity payment options will be limited if the Contract Owner submits total purchase payments in excess of $2,000,000. Furthermore, if the amount to be annuitized is greater than $5,000,000, Nationwide may limit both the amount that can be annuitized on a single life and the annuity payment options (see Annuity Payment Options).
Mortality and Expense Risk Charge
Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized rate of 0.30% of the Daily Net Assets. The Mortality and Expense Risk Charge compensates Nationwide for providing the insurance benefits under the contract. It also compensates Nationwide for assuming the risk that Annuitants will live longer than assumed. Finally, the Mortality and Expense Risk Charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses. Nationwide may realize a profit from this charge.
Administrative Charge
Nationwide deducts an Administrative Charge equal to an annualized rate of 0.05% of the Daily Net Assets. The Administrative Charge reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees, as well as various related expenses. Nationwide may realize a profit from this charge.
The Administrative Charge is waived if the Contract Value, on the later of the Date of Issue or the most recent Quarterly Contract Anniversary, is greater than or equal to $1,000,000. Nationwide will determine on each Quarterly Contract Anniversary if the Contract is eligible for a waiver of the Administrative Charge. If the Contract Value subsequently falls to less than $1,000,000 on the most recent Quarterly Contract Anniversary, the Administrative Charge will be reinstated for that quarter.
Death Benefit
The contract contains a standard death benefit (return of Contract Value) at no additional charge.
Changes in ownership and contract assignments could have a negative impact on the death benefit (see Death Benefits).
Underlying Mutual Fund Annual Expenses
The underlying mutual funds charge fees and expenses that are deducted from underlying mutual fund assets. These fees and expenses are in addition to the fees and expenses assessed by the contract. The prospectus for each underlying mutual fund provides information regarding the fees and expenses applicable to the fund.
Annuity Payments
On the Annuitization Date, annuity payments begin (see Annuitizing the Contract). Annuity payments will be based on the annuity payment option chosen prior to annuitization. Nationwide will send annuity payments no later than seven days after each annuity payment date.
Taxation
How distributions from an annuity contract are taxed depends on the type of contract issued and the purpose for which the contract is purchased. Generally, distributions from an annuity contract, including the payment of death benefits, are taxable to the extent the cash value exceeds the investment in the contract (see Appendix C: Contract Types and Tax Information). Nationwide will charge against the contract any premium taxes levied by any governmental authority. Premium tax rates currently range from 0% to 3.5% (see Premium Taxes and Appendix C: Contract Types and Tax Information).

Cancellation of the Contract
Under state insurance laws, Contract Owners have the right, during a limited period of time, to examine their contract and decide if they want to keep it or cancel it. This right is referred to as a "free look" right. The length of this time period depends on state law and may vary depending on whether the purchase is a replacement of another annuity contract. For ease of administration, Nationwide will honor any free look cancellation request that is in good order and received at the Service Center or postmarked within 30 days after the contract issue date (see Right to Examine and Cancel and Service Requests).
If the Contract Owner elects to cancel the contract pursuant to the free look provision, where required by law, Nationwide will return the greater of the Contract Value or the amount of purchase payment(s) applied during the free look period, less any withdrawals from the contract, and applicable federal and state income tax withholding. Otherwise, Nationwide will return the Contract Value, less any withdrawals from the contract, and applicable federal and state income tax withholding (see Right to Examine and Cancel).
Condensed Financial Information
The value of an Accumulation Unit is determined on the basis of changes in the per share value of the underlying mutual funds and the assessment of Variable Account charges which may vary from contract to contract (see Determining the Contract Value). Since this annuity contract was not available as of December 31, 2019, there are no Accumulation Unit Values available.
Financial Statements
Financial statements for the Variable Account and financial statements and schedules of Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting the Service Center (see Service Requests).
Nationwide Life Insurance Company
Nationwide, the depositor, is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities, and retirement products. Nationwide is admitted to do business in all states, the District of Columbia, Guam, the U.S. Virgin Islands, and Puerto Rico.
Nationwide is a member of the Nationwide group of companies. Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies. The Companies were organized under Ohio law in December 1925 and 1933 respectively. The Companies engage in a general insurance and reinsurance business, except life insurance.
Nationwide Investment Services Corporation
The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215. NISC is a wholly-owned subsidiary of Nationwide.
Investing in the Contract
The Variable Account and Underlying Mutual Funds
Nationwide Variable Account-4 is a variable account that invests in the underlying mutual funds listed in Appendix A: Underlying Mutual Fund Information. Nationwide established the Variable Account on October 7, 1987 pursuant to Ohio law. Although the Variable Account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the Variable Account.
Income, gains, and losses credited to or charged against the Variable Account reflect the Variable Account’s own investment experience and not the investment experience of Nationwide’s other assets. The Variable Account’s assets are held separately from Nationwide’s assets and are not chargeable with liabilities incurred in any other business of

Nationwide. Nationwide is obligated to pay all amounts promised to Contract Owners under the contracts. Amounts paid to Contract Owners under the contracts in excess of Contract Value are paid from the General Account and are subject to Nationwide's creditors and ultimately, its overall claims paying ability.
The Variable Account is divided into Sub-Accounts, each of which invests in shares of a single underlying mutual fund. Nationwide uses the assets of each Sub-Account to buy shares of the underlying mutual funds based on Contract Owner instructions.
Contract Owners receive underlying mutual fund prospectuses when they make their initial Sub-Account allocations and any time they change those allocations. Contract Owners can obtain prospectuses for underlying mutual funds free of charge at any time by contacting the Service Center. Contract Owners should read these prospectuses carefully before investing.
Underlying mutual funds in the Variable Account are NOT publicly available mutual funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.
The investment advisers of the underlying mutual funds may manage publicly available mutual funds with similar names and investment objectives. However, the underlying mutual funds are NOT the same as any publicly available mutual fund. Contract Owners should not compare the performance of a publicly available fund with the performance of underlying mutual funds participating in the Variable Account. The performance of the underlying mutual funds could differ substantially from that of any publicly available funds.
The particular underlying mutual funds available under the contract may change from time to time. Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment. New underlying mutual funds or new share classes of currently available underlying mutual funds may be added. Contract Owners will receive notice of any such changes that affect their contract. The underlying mutual funds, which sell their shares to the Sub-Accounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Sub-Accounts.
Voting Rights
Contract Owners are not shareholders of the underlying mutual funds in which the Sub-Accounts invest; however, Contract Owners with assets allocated to Sub-Accounts are entitled to certain voting rights. Nationwide will vote underlying mutual fund shares at special shareholder meetings based on Contract Owner instructions. However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.
Contract Owners with voting interests in an underlying mutual fund will be notified of issues requiring shareholder vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received. What this means is that when only a small number of Contract Owners vote, each vote has a greater impact on, and may control, the outcome.
The number of shares which a Contract Owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the Net Asset Value of that underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.
Material Conflicts
The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the Variable Account and one or more of the other separate accounts in which these underlying mutual funds participate.
Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the Contract Owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect Contract Owners and variable annuity payees, including withdrawal of the Variable Account from participation in the underlying mutual fund(s) involved in the conflict.
Substitution of Securities
Nationwide may substitute shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

(1)	shares of a current underlying mutual fund are no longer available for investment; or
(2)	further investment in an underlying mutual fund is inappropriate as determined by Nationwide in accordance with its processes and procedures.
Nationwide will not substitute shares of any underlying mutual fund in which the Sub-Accounts invest without any necessary prior approval of the appropriate state or federal regulatory authorities. All affected Contract Owners will be notified in the event there is a substitution, elimination, or combination of shares.
The substitute underlying mutual fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future purchase payments, or both. Nationwide may close Sub-Accounts to allocations of purchase payments or Contract Value, or both, at any time in its sole discretion. The underlying mutual funds, which sell their shares to the Sub-Accounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Sub-Accounts.
Deregistration of the Variable Account
Nationwide may deregister the Variable Account under the 1940 Act in the event the Variable Account meets an exemption from registration under the 1940 Act, if there are no shareholders in the separate account, or for any other purpose approved by the SEC.
No deregistration may take place without the prior approval of the SEC. All affected Contract Owners will be notified in the event Nationwide deregisters the Variable Account. If the Variable Account is deregistered, Nationwide’s contractual obligations to the Contract Owner will continue.
If the Variable Account is deregistered, Nationwide’s contractual obligations to the Contract Owner will continue.
Statements and Reports
Nationwide will mail Contract Owners statements and reports. Therefore, Contract Owners should promptly notify the Service Center of any address change.
These mailings will contain:
•	statements showing the contract's quarterly activity;
•	confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs). Instead, confirmation of recurring transactions will appear in the contract's quarterly statements; and
•	semi-annual and annual reports of allocated underlying mutual funds.
Contract Owners can receive information from Nationwide faster and reduce the amount of mail received by signing up for Nationwide's eDelivery program. Nationwide will notify Contract Owners by email when important documents (statements, prospectuses, and other documents) are ready for a Contract Owner to view, print, or download from Nationwide's secure server. To choose this option, go to: www.nationwide.com/login.
Contract Owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY OWNER DOCUMENTS
When multiple copies of the same disclosure document(s), such as prospectuses, supplements, proxy statements, and semi-annual and annual reports are required to be mailed to multiple Contract Owners in the same household, Nationwide will mail only one copy of each document, unless notified otherwise by the Contract Owner(s). Household delivery will continue for the life of the contracts.
A Contract Owner can revoke their consent to household delivery and reinstitute individual delivery by contacting the Service Center. Nationwide will reinstitute individual delivery within 30 days after receiving such notification.
Service Requests
NOTE: Contract Owners who are advisory clients of JPMS (or otherwise utilize the services of an investment adviser) should consult with their investment adviser prior to submitting any transaction or service requests.

Inquiries, paperwork, information requests, service requests, and transaction requests must be delivered to the Service Center by one of the following methods:
•	by telephone at 1-800-848-6331 (TDD 1-800-238-3035)
•	by mail to P.O. Box 182021, Columbus, Ohio 43218-2021
•	by fax at 1-888-634-4472
•	by Internet at www.nationwide.com
•	by electronic transmission from certain designated servicing partners
Nationwide reserves the right to restrict or remove the ability to submit service requests via online accounts, phone, or fax upon written notice.
Not all methods of communication are available for all types of requests. To determine which methods are permitted for a particular request, refer to the specific transaction provision in this prospectus or call the Service Center. Requests submitted by means other than described in this prospectus could be returned or delayed.
Service and transaction requests will generally be processed on the Valuation Date they are received at the Service Center as long as the request is in good order. Good order generally means that all necessary information to process the request is complete and in a form acceptable to Nationwide. If a request is not in good order, Nationwide will take reasonable actions to obtain the information necessary to process the request. Requests that are not in good order may be delayed or returned. Nationwide reserves the right to process any purchase payment or withdrawal request sent to a location other than the Service Center on the Valuation Date it is received at the Service Center. On any day the post office is closed, Nationwide is unable to retrieve service and transaction requests that are submitted by mail. This will result in a delay of the delivery of those requests to the Service Center.
Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may record telephone requests. Telephone and computer systems may not always be available. Any telephone system or computer can experience outages or slowdowns for a variety of reasons. The outages or slowdowns could prevent or delay processing. Although Nationwide has taken precautions to support heavy use, it is still possible to incur an outage or delay. To avoid technical difficulties, submit transaction requests by mail.
The Contract in General
In order to comply with the USA PATRIOT Act and rules promulgated thereunder, Nationwide has implemented procedures designed to prevent contracts described in this prospectus from being used to facilitate money laundering or the financing of terrorist activities. If mandated under applicable law, Nationwide may be required to reject a purchase payment and/or block a Contract Owner’s account and thereby refuse to process any request for transfers, withdrawals, surrenders, loans, or death benefits until instructions are received from the appropriate regulators. Nationwide may also be required to provide additional information about a Contract Owner or a Contract Owner’s account to governmental regulators.
Due to state law variations, the options and benefits described in this prospectus may vary or may not be available depending on the state in which the contract is issued. Possible state law variations include, but are not limited to, minimum initial and subsequent purchase payment amounts, availability of certain optional benefits, free look rights, annuity payment options, ownership and interests in the contract, and death benefit calculations. This prospectus describes all the material features of the contract. State variations are subject to change without notice at any time. See Appendix D: State Variations Information for additional information. To review a copy of the contract and any endorsements, contact the Service Center.
If the contract described in this prospectus is replacing another variable annuity, the mortality tables used to determine the amount of annuity payments for this contract may be less favorable than those in the contract being replaced. Additionally, upon replacement, all benefits accrued under the replaced contract are forfeited.
Except in certain circumstances involving fraud and where permitted by state law, Nationwide will not contest the contract after it has been in force during the lifetime of the Annuitant for two years after the date of contract issuance or effective date of certain contract changes, as defined in the contract.
Nationwide will not pay insurance proceeds directly to minors. Contact a legal advisor for options to facilitate the timely availability of monies intended for a minor’s benefit.

The annuity described in this prospectus is intended to provide benefits to the individual(s) named in the contract and any named beneficiaries. It is not intended to be used by institutional investors, in connection with other Nationwide contracts that have the same Annuitant, or in connection with other Nationwide contracts that have different Annuitants, but the same Contract Owner. If Nationwide determines that the risks it intended to assume in issuing the contract have been altered by misusing the contract as described above, Nationwide reserves the right to take any action it deems necessary to reduce or eliminate the altered risk. Nationwide also reserves the right to take any action it deems necessary to reduce or eliminate altered risk resulting from materially false, misleading, incomplete, or otherwise deficient information provided by the Contract Owner.
In order to purchase this contract, the purchaser must be an advisory client of JPMS and pay a fee to JPMS for advisory services. Once issued, the contract will operate as described herein regardless of whether the Contract Owner continues to employ the services of JPMS as an investment adviser. Contract Owners who are advisory clients of JPMS (or otherwise utilize the services of an investment adviser) should consult with their adviser prior to submitting any transaction or service requests to Nationwide. Nationwide is not responsible for the advisory services or advice provided to Contract Owners by JPMS or any investment adviser. Neither JPMS nor any investment adviser is responsible for any of the contractual insurance benefits and features guaranteed under the contracts. These guarantees are the sole responsibility of Nationwide.
In general, deferred variable annuities are long-term investments; they are not intended as short-term investments. The contracts associated with this prospectus are not intended to be sold to a terminally ill Contract Owner or Annuitant. Accordingly, Nationwide has designed the contract to offer features, pricing, and investment options that encourage long-term ownership. It is very important that Contract Owners and prospective purchasers understand all the costs associated with owning a contract, and if and how those costs change during the lifetime of the contract. Contract charges may not be the same in later Contract Years as they are in early Contract Years. The various contract charges are assessed to compensate Nationwide for administrative services, distribution and operational expenses, and assumed actuarial risks associated with the contract. These charges are in addition to advisory fees paid by the Contract Owner to an investment adviser or financial professional for investment advisory services.
Risks Associated with COVID-19
In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, which has resulted in volatility and general economic uncertainty. To address disruptions in connection with the COVID-19 pandemic, Nationwide has implemented business continuity plans so it can continue to provide products and services to its customers. While these efforts have been successful to date, Nationwide continues to be subject to certain risks that could negatively impact its operations, including system failure, mail delivery delays, unavailability of critical personnel due to illness or other reasons related to the pandemic, and disruptions to service providers.
Significant market volatility and negative investment returns in the market resulting from the COVID-19 pandemic could have a negative impact on returns of the underlying mutual funds in which the Variable Account invests. Additionally, prolonged current economic conditions and consumer behavior related to COVID-19 could affect the amount of sales and profitability of Nationwide’s businesses and could have a negative impact on its financial condition and operations.
While Nationwide is confident in its ability to manage the financial risks related to COVID-19, the extent and duration or the risks related to the COVID-19 pandemic are unknown at this time. It is possible these risks could impact Nationwide’s financial strength and claims-paying ability. There are many factors beyond Nationwide’s control that cannot be mitigated or foreseen that could have a negative impact on Nationwide and the operation of the contract. Nationwide continues to monitor the economic situation and its business operations closely.
Cybersecurity
Nationwide’s businesses are highly dependent upon its computer systems and those of its business partners. This makes Nationwide potentially susceptible to operational and information security risks resulting from a cyber-attack. These risks include direct risks, such as theft, misuse, corruption, and destruction of data maintained by Nationwide, and indirect risks, such as denial of service, attacks on service provider websites and other operational disruptions that impede Nationwide’s ability to electronically interact with service providers. Cyber-attacks affecting Nationwide, the underlying mutual funds, intermediaries, and other service providers may adversely affect Nationwide and Contract Values. In connection with any such cyber-attack, Nationwide and/or its service providers and intermediaries may be subject to regulatory fines and financial losses and/or reputational damage. Cybersecurity risks may also impact the issuers of securities in which the underlying mutual funds invest, which may cause the underlying mutual funds to lose value. Although Nationwide undertakes substantial efforts to protect its computer systems from cyber-attacks, including internal processes and technological defenses that are preventative or detective, and other controls designed to provide multiple layers of security assurance, there can be no guarantee that Nationwide, its service providers, or the underlying mutual funds will avoid losses affecting contracts due to cyber-attacks or information security breaches in the future.
In the event that Contract Values are adversely affected as a result of the failure of Nationwide’s cybersecurity controls, Nationwide will take reasonable steps to restore Contract Values to the levels that they would have been had the cyber-attack not occurred. Nationwide will not, however, be responsible for any adverse impact to Contract Values that result from the Contract Owner or its designee’s negligent acts or failure to use reasonably appropriate safeguards to protect against cyber-attacks.
Reservation of Rights
In addition to rights that Nationwide specifically reserves elsewhere in this prospectus, Nationwide reserves the right, subject to any applicable regulatory approvals, to perform any or all of the following:
•	close Sub-Accounts to additional purchase payments on existing contracts or close Sub-Accounts for contracts purchased on or after specified dates. Changes of this nature will be made as directed by the underlying mutual funds or because Nationwide determines that the underlying mutual fund is no longer suitable (see Identification of Underlying Mutual Funds);
•	make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission’s rules and regulations thereunder or interpretation thereof;
•	make any changes necessary to maintain the status of the contracts as annuities under the Internal Revenue Code;
•	make any changes required by federal or state laws with respect to annuity contracts; and
•	suspend or discontinue sale of the contracts. The decision to suspend or discontinue sale of the contracts is made at Nationwide's discretion. Any decision of this nature would not impact current Contract Owners.
Contract Owners will be notified of any resulting changes by way of a supplement to the prospectus.
Following is a discussion of some relevant factors that may be of particular interest to prospective investors.
Distribution, Promotional, and Sales Expenses
No commissions or marketing allowances are paid to JPMS for the sale of the contracts.
For more information on the exact compensation arrangement associated with this contract, consult your investment adviser or financial professional.
Underlying Mutual Fund Service Fee Payments
Nationwide’s Relationship with the Underlying Mutual Funds
The underlying mutual funds incur expenses each time they sell, administer, or redeem their shares. The Variable Account aggregates Contract Owner purchase, redemption, and transfer requests and submits net or aggregated purchase/redemption requests to each underlying mutual fund daily. The Variable Account (not the Contract Owners) is the underlying mutual fund shareholder. When the Variable Account aggregates transactions, the underlying mutual fund does not incur the expense of processing individual transactions it would normally incur if it sold its shares directly to the public. Nationwide incurs these expenses instead.
Nationwide also incurs the distribution costs of selling the contract (as discussed above), which benefit the underlying mutual funds by providing Contract Owners with Sub-Account options that correspond to the underlying mutual funds.
An investment adviser or subadviser of an underlying mutual fund or its affiliates may provide Nationwide or its affiliates with wholesaling services that assist in the distribution of the contract and may pay Nationwide or its affiliates to participate in educational and/or marketing activities. These activities may provide the adviser or subadviser (or their affiliates) with increased exposure to persons involved in the distribution of the contract.

Types of Payments Nationwide Receives
In light of the above, some of the underlying mutual funds and their affiliates make certain payments to Nationwide or its affiliates (the "payments"). The amount of these payments is typically based on a percentage of assets invested in the underlying mutual funds attributable to the contracts and other variable contracts Nationwide and its affiliates issue, but in some cases may involve a flat fee. These payments are made for various purposes, including payments for the services provided and expenses incurred by the Nationwide companies in promoting, marketing and administering the contracts and underlying funds. Nationwide may realize a profit on the payments received.
Nationwide or its affiliates receive the following types of payments:
•	Sub-transfer agent fees or fees pursuant to administrative service plans adopted by the underlying mutual fund, which may be deducted from underlying mutual fund assets; and
•	Payments by an underlying mutual fund’s adviser or subadviser (or its affiliates), from their own revenues. Such payments are not from underlying mutual fund assets. However, the revenues from which such payments are made may be derived from the advisory fees, which are deducted from underlying mutual fund assets and are reflected in mutual fund charges.
Furthermore, Nationwide benefits from assets invested in Nationwide’s affiliated underlying mutual funds (i.e., Nationwide Variable Insurance Trust) because its affiliates also receive compensation from the underlying mutual funds for investment advisory, administrative, transfer agency, distribution, and/or other services provided. Thus, Nationwide may receive more revenue with respect to affiliated underlying mutual funds than unaffiliated underlying mutual funds.
Nationwide took into consideration the anticipated mutual fund service fee payments from the underlying mutual funds when it determined the charges imposed under the contracts (apart from fees and expenses imposed by the underlying mutual funds). Without these mutual fund service fee payments, Nationwide would have imposed higher charges under the contract.
Amount of Payments Nationwide Receives
Most underlying mutual funds or their affiliates have agreed to make payments to Nationwide or its affiliates, although the applicable percentages may vary from underlying mutual fund to underlying mutual fund and some may not make any payments at all. Because the amount of the actual payments Nationwide and its affiliates receive depends on the assets of the underlying mutual funds attributable to the contract, Nationwide and its affiliates may receive higher payments from underlying mutual funds with lower percentages (but greater assets) than from underlying mutual funds that have higher percentages (but fewer assets).
Identification of Underlying Mutual Funds
Nationwide in conjunction with JPMS may consider several criteria when identifying the underlying mutual funds available in the contract, including some or all of the following: investment objectives, investment process, risk characteristics, investment capabilities, experience and resources, investment consistency, fund expenses, asset class coverage, the alignment of the investment objectives of the underlying mutual fund with Nationwide’s hedging strategy, the strength of the adviser’s or subadviser’s reputation and tenure, brand recognition, and the capability and qualification of each investment firm. Other factors Nationwide may consider during the identification process are: whether the underlying mutual fund’s adviser or subadviser is a Nationwide affiliate; whether the underlying mutual fund or its service providers (e.g. the investment adviser or subadvisers), or its affiliates will make mutual fund service fee payments to Nationwide or its affiliates in connection with certain administrative, marketing, and support services; or whether affiliates of the underlying mutual fund can provide marketing and distribution support for sales of the contracts. For additional information on these arrangements, see Types of Payments Nationwide Receives. Nationwide reviews the funds periodically and may remove a fund or limit its availability to new contributions and/or transfers of account value if Nationwide determines that a fund no longer satisfies one or more of the selection criteria, and/or if the fund has not attracted significant allocations from Contract Owners.
Nationwide does not recommend or endorse any particular fund and it does not provide investment advice.
There may be underlying mutual funds with lower fees and expenses, as well as other variable contracts that offer underlying mutual funds with lower fees and expenses. The purchaser should consider all of the fees and charges of the contract in relation to its features and benefits when making a decision to invest. Note: Higher contract and underlying mutual fund fees and expenses have a direct effect on and may lower investment performance.

Treatment of Unclaimed Property
Every state has unclaimed property laws which generally declare annuity contracts to be abandoned after a period of inactivity of three to five years from the contract's Annuity Commencement Date or the date Nationwide becomes informed that a death benefit is due and payable. For example, if the payment of a death benefit has been triggered, but, if after a thorough search, Nationwide is still unable to locate the beneficiary of the death benefit, or the beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit will be surrendered and placed in a non-interest bearing account. While in the non-interest bearing account, Nationwide will continue to perform due diligence required by state law. Once the state mandated period has expired, Nationwide will escheat the death benefit to the abandoned property division or unclaimed property office of the state in which the beneficiary or the Contract Owner last resided, as shown on Nationwide’s books and records, or to Ohio, Nationwide’s state of domicile. If a claim is subsequently made, the state is obligated to pay any such amount (without interest) to the designated recipient upon presentation of proper documentation.
To prevent escheatment, it is important to update beneficiary designations - including complete names, complete addresses, phone numbers, and social security numbers - as they change. Such updates should be sent to the Service Center.
Profitability
Nationwide does consider profitability when determining the charges in the contract. In early Contract Years, Nationwide does not anticipate earning a profit, since that is a time when administrative and distribution expenses are typically higher. Nationwide does, however, anticipate earning a profit in later Contract Years. In general, Nationwide’s profit will be greater the higher the investment return and the longer the contract is held.
Contract Modification
Nationwide may modify the contract, but no modification will affect the amount or term of any contract unless a modification is required to conform the contract to applicable federal or state law. No modification will affect the method by which Contract Value is determined.
Standard Contract Charges and Deductions
Mortality and Expense Risk Charge
Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized rate of 0.30% of the Daily Net Assets. The Mortality and Expense Risk Charge compensates Nationwide for providing the insurance benefits under the contract. It also compensates Nationwide for assuming the risk that Annuitants will live longer than assumed. Finally, the Mortality and Expense Risk Charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses. Nationwide may realize a profit from this charge.
Administrative Charge
Nationwide deducts an Administrative Charge equal to an annualized rate of 0.05% of the Daily Net Assets. The Administrative Charge reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees, as well as various related expenses. Nationwide may realize a profit from this charge.
The Administrative Charge is waived if the Contract Value, on the later of the Date of Issue or the most recent Quarterly Contract Anniversary, is greater than or equal to $1,000,000. Nationwide will determine on each Quarterly Contract Anniversary if the Contract is eligible for a waiver of the Administrative Charge. If the Contract Value subsequently falls to less than $1,000,000 on the most recent Quarterly Contract Anniversary, the Administrative Charge will be reinstated for that quarter.

Premium Taxes
Certain states or governmental entities charge premium tax on purchase payments. Nationwide will charge against the Contract Value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 3.5% and vary from state to state. This range is subject to change. Nationwide will assess premium taxes to the contract at the time Nationwide is assessed the premium taxes by the state. Premium taxes may be deducted from death benefit proceeds.
Ownership and Interests in the Contract
Contract Owner
Prior to the Annuitization Date, the Contract Owner has all rights under the contract, unless a joint owner is named. If a joint owner is named, each joint owner has all rights under the contract. Purchasers who name someone other than themselves as the Contract Owner will have no rights under the contract.
On the Annuitization Date, the Annuitant becomes the Contract Owner, unless the Contract Owner is a Charitable Remainder Trust. If the Contract Owner is a Charitable Remainder Trust, the Charitable Remainder Trust continues to be the Contract Owner after annuitization.
Contract Owners may name a new Contract Owner at any time before the Annuitization Date. Any change of Contract Owner automatically revokes any prior Contract Owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.
Joint Owner
Joint owners each own an undivided interest in the contract.
Contract Owners can name a joint owner at any time before annuitization. However, joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners. Joint ownership is not permitted on contracts owned by a non-natural Contract Owner. If a joint owner dies before the Annuitization Date, the surviving joint owner will be treated as a beneficiary and the death benefit will be paid to the beneficiary/surviving joint owner.
Generally, the exercise of any ownership rights under the contract must be in writing and signed by both joint owners. However, if a written election, signed by both Contract Owners, authorizing Nationwide to allow the exercise of ownership rights independently by either joint owner is submitted, Nationwide will permit joint owners to act independently. If such an authorization is submitted, Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.
If either joint owner dies before the Annuitization Date, the contract continues with the surviving joint owner as the remaining Contract Owner.
Contingent Owner
The contingent owner succeeds to the rights of a Contract Owner if a Contract Owner who is not the Annuitant dies before the Annuitization Date and there is no surviving joint owner.
If a Contract Owner who is the Annuitant dies before the Annuitization Date, the contingent owner will not have any rights under the contract, unless such contingent owner is also the beneficiary.
The Contract Owner may name a contingent owner at any time before the Annuitization Date.
Annuitant
The Annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payments involving life contingencies depends. This person must be age 80 or younger at the time of contract issuance, unless Nationwide approves a request for an Annuitant of greater age.
The Contract Owner may not name a new Annuitant without Nationwide’s consent.

Contingent Annuitant
If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. The Contingent Annuitant must be age 80 or younger at the time of contract issuance, unless Nationwide approves a request for a Contingent Annuitant of greater age.
If a Contingent Annuitant is named, all provisions of the contract that are based on the Annuitant’s death prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.
Joint Annuitant
The joint Annuitant is designated as a second person (in addition to the Annuitant) upon whose continuation of life any annuity payment involving life contingencies depends. The joint Annuitant is named at the time of annuitization.
Beneficiary and Contingent Beneficiary
The beneficiary is the person who is entitled to the death benefit if the Annuitant (and Contingent Annuitant, if applicable) dies before the Annuitization Date and there is no joint owner. The Contract Owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.
A contingent beneficiary will succeed to the rights of the beneficiary if no beneficiary is alive when a death benefit is paid. The Contract Owner can name more than one contingent beneficiary. Multiple contingent beneficiaries will share the death benefit equally, unless otherwise specified.
Changes to the Parties to the Contract
Prior to the Annuitization Date (and subject to any existing assignments), the Contract Owner may request to change the following:
•	Contract Owner;
•	joint owner (must be the Contract Owner's spouse);
•	contingent owner;
•	Annuitant (subject to Nationwide’s underwriting and approval);
•	Contingent Annuitant (subject to Nationwide's underwriting and approval);
•	beneficiary; or
•	contingent beneficiary.
The Contract Owner must submit the request to Nationwide in writing and Nationwide must receive the request at the Service Center before the Annuitization Date. Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed (unless otherwise specified by the Contract Owner), whether or not the Contract Owner or Annuitant is living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.
Any request to change the Contract Owner must be signed by the existing Contract Owner and the person designated as the new Contract Owner. Nationwide may require a signature guarantee.
If the Contract Owner is not a natural person and there is a change of the Annuitant, distributions will be made as if the Contract Owner died at the time of the change, regardless of whether the Contract Owner named a Contingent Annuitant.
Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the contract.
Operation of the Contract
Pricing
Generally, Nationwide prices Accumulation Units on each day that the New York Stock Exchange is open. (Pricing is the calculation of a new Accumulation Unit value that reflects that day's investment experience.)

Accumulation Units are not priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:
•	New Year's Day
•	Martin Luther King, Jr. Day
•	Presidents' Day
•	Good Friday
•	Memorial Day
•	Independence Day
•	Labor Day
•	Thanksgiving
•	Christmas
Nationwide also will not price purchase payments, withdrawals, or transfers if:
(1)	trading on the New York Stock Exchange is restricted;
(2)	an emergency exists making disposal or valuation of securities held in the Variable Account impracticable; or
(3)	the SEC, by order, permits a suspension or postponement for the protection of security holders.
Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, Contract Value may change and Contract Owners will not have access to their accounts.
Application and Allocation of Purchase Payments
Initial Purchase Payments
Initial purchase payments will be priced at the Accumulation Unit value next determined no later than two business days after receipt of an order to purchase if the application and all necessary information are complete and are received at the Service Center before the close of regular trading on the New York Stock Exchange, which generally occurs at 4:00 p.m. EST. If the order is received after the close of regular trading on the New York Stock Exchange, the initial purchase payment will be priced within two business days after the next Valuation Date.
If an incomplete application is not completed within five business days after receipt at the Service Center, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically consents to allow Nationwide to hold the purchase payment until the application is completed.
Generally, initial purchase payments are allocated according to Contract Owner instructions on the application. However, in some states, Nationwide will allocate initial purchase payments to the money market Sub-Account during the free look period. After the free look period, Nationwide will reallocate the Contract Value among the investment options based on the instructions contained on the application. In other states, Nationwide will immediately allocate initial purchase payments to the investment options based on the instructions contained on the application. Contact the Service Center or refer to your contract for state specific information on the allocation of purchase payments.
Subsequent Purchase Payments
Any subsequent purchase payment received at the Service Center (along with all necessary information) before the close of regular trading on the New York Stock Exchange on any Valuation Date will be priced at the Accumulation Unit value next determined after receipt of the purchase payment. If a subsequent purchase payment is received at the Service Center (along with all necessary information) after the close of regular trading on the New York Stock Exchange, it will be priced at the Accumulation Unit value determined on the following Valuation Date.
Allocation of Purchase Payments
Nationwide allocates purchase payments to Sub-Accounts as instructed by the Contract Owner. Shares of the underlying mutual funds allocated to the Sub-Accounts are purchased at Net Asset Value, then converted into Accumulation Units.
Contract Owners can change allocations or make exchanges among the Sub-Accounts after the time of application by submitting a written request to the Service Center. Certain transactions may be subject to conditions imposed by the underlying mutual funds.

Determining the Contract Value
The Contract Value is the sum of the value of amounts allocated to the Sub-Accounts. If charges are assessed against the whole Contract Value, Nationwide will deduct a proportionate amount from each Sub-Account based on current cash values.
Determining Variable Account Value - Valuing an Accumulation Unit
Sub-Account allocations are accounted for in Accumulation Units. Accumulation Unit values (for each Sub-Account) are determined by calculating the Net Investment Factor for the Sub-Accounts for the current Valuation Period and multiplying that result with the Accumulation Unit values determined on the previous Valuation Period. For each Sub-Account, the Net Investment Factor is the investment performance of the underlying mutual fund in which a particular Sub-Account invests, including the charges assessed against that Sub-Account for a Valuation Period.
Nationwide uses the Net Investment Factor as a way to calculate the investment performance of a Sub-Account from Valuation Period to Valuation Period.
The Net Investment Factor for any particular Sub-Account before the Annuitization Date is determined by dividing (a) by (b), and then subtracting (c) from the result, where:
(a)	is the sum of:
(1)	the Net Asset Value of the underlying mutual fund as of the end of the current Valuation Period; and
(2)	the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period).
(b)	is the Net Asset Value of the underlying mutual fund determined as of the end of the preceding Valuation Period.
(c)	is a factor representing the daily total Variable Account charges. The factor is equal to an annualized rate of 0.35% (or 0.30% if the Administrative Charge is waived) of the Daily Net Assets.
Based on the change in the Net Investment Factor, the value of an Accumulation Unit may increase or decrease. Changes in the Net Investment Factor may not be directly proportional to changes in the Net Asset Value of the underlying mutual fund shares because of the deduction of Variable Account charges.
Though the number of Accumulation Units will not change as a result of investment experience, the value of an Accumulation Unit may increase or decrease from Valuation Period to Valuation Period.
Transfer Requests
Contract Owners may submit transfer requests in writing, over the telephone, or via the Internet to the Service Center. Some benefits or features under the contract may limit the manner in which transfer requests can be submitted, as indicated in the respective provision. Nationwide may restrict or withdraw the telephone and/or Internet transfer privilege at any time.
Generally, Sub-Account transfers will receive the Accumulation Unit value next determined at the end of the current Valuation Period if the request and all necessary information is received at the Service Center before the close of regular trading on the New York Stock Exchange (generally, 4:00 pm EST). If the request and all necessary information is received after the close of regular trading on the New York Stock Exchange, the request will receive the Accumulation Unit value determined at the end of the following Valuation Period.
Transfer Restrictions
Neither the contracts described in this prospectus nor the underlying mutual funds are designed to support active trading strategies that require frequent movement between or among Sub-Accounts (sometimes referred to as "market-timing" or "short-term trading"). A Contract Owner who intends to use an active trading strategy should consult his/her investment adviser or financial professional and request information on other Nationwide variable annuity contracts that offer investment in underlying mutual funds that are designed specifically to support active trading strategies.
Nationwide discourages (and will take action to deter) short-term trading in this contract because the frequent movement between or among Sub-Accounts may negatively impact other investors in the contract. Short-term trading can result in:
•	the dilution of the value of the investors' interests in the underlying mutual fund;

•	underlying mutual fund managers taking actions that negatively impact performance (keeping a larger portion of the underlying mutual fund assets in cash or liquidating investments prematurely in order to support redemption requests); and/or
•	increased administrative costs due to frequent purchases and redemptions.
To protect investors in this contract from the negative impact of these practices, Nationwide has implemented, or reserves the right to implement, several processes and/or restrictions aimed at eliminating the negative impact of active trading strategies. Nationwide makes no assurances that all risks associated with short-term trading will be completely eliminated by these processes and/or restrictions.
Nationwide cannot guarantee that its attempts to deter active trading strategies will be successful. If Nationwide is unable to deter active trading strategies, the performance of the Sub-Accounts that are actively traded may be adversely impacted.
Redemption Fees
Some underlying mutual funds assess a short-term trading fee in connection with transfers from a Sub-Account that occur within 60 days after the date of the allocation to the Sub-Account. The fee is assessed against the amount transferred and is paid to the underlying mutual fund. Redemption fees compensate the underlying mutual fund for any negative impact on fund performance resulting from short-term trading. If a short-term trading fee is assessed, the Contract Owner will receive a confirmation notice.
Currently, none of the underlying mutual funds assess a short-term trading fee.
Restrictions due to Transfer Frequency
Nationwide monitors transfer activity in order to identify those who may be engaged in harmful trading practices. Transaction reports are produced and examined. Generally, a contract may appear on these reports if the Contract Owner (or a third party acting on their behalf) engages in a certain number of "transfer events" in a given period. A "transfer event" is any transfer, or combination of transfers, occurring on a given trading day (Valuation Period). For example, if a Contract Owner executes multiple transfers involving 10 investment options in one day, this counts as one transfer event. A single transfer occurring on a given trading day and involving only two investment options will also count as one transfer event. Periodic automatic reallocations or rebalances made through the Asset Allocation Service or Asset Rebalancing Program are not "transfer events."
As a result of this monitoring process, Nationwide may restrict the method of communication by which transfer orders will be accepted. In general, Nationwide will adhere to the following guidelines:
Trading Behavior	Nationwide's Response
12 or more transfer events in one calendar quarter	Nationwide will mail a letter to the Contract Owner notifying them that:
(1) they have been identified as engaging in harmful trading practices; and
(2) if their transfer events exceed 11 in two consecutive calendar quarters or 20 in one calendar year, the Contract Owner will be limited to submitting transfer requests via U.S. mail on a Nationwide issued form.

More than 24 transfer events in two consecutive calendar quarters OR More than 40 transfer events in one calendar year	Nationwide will automatically impose transfer restrictions. The Contract Owner will be limited to submitting transfer request via either U.S. mail on a Nationwide issued form.
For purposes of Nationwide's transfer policy, U.S. mail includes standard U.S. mail, overnight U.S. mail, and overnight delivery via private carrier.
Each January 1, Nationwide will start the monitoring anew, so that each contract starts with 0 transfer events each January 1. See, however, the Other Restrictions provision.

Other Restrictions
Contract Owners that are subject to transfer restrictions and submit transfer requests via U.S. mail will be required to use a Nationwide issued form for their transfer request. Nationwide will refuse transfer requests that either do not use the Nationwide issued form or fail to provide accurate and complete information on their transfer request form. In the event that a Contract Owner's transfer request is refused by Nationwide, they will receive notice in writing by U.S. mail and will be required to resubmit their transfer request on a Nationwide issued form.
Nationwide reserves the right to refuse or limit transfer requests, or take any other action it deems necessary in order to protect Contract Owners, Annuitants, and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices employed by some Contract Owners (or third parties acting on their behalf). In particular, trading strategies designed to avoid or take advantage of Nationwide's monitoring procedures (and other measures aimed at curbing harmful trading practices) that are nevertheless determined by Nationwide to constitute harmful trading practices, may be restricted.
Any restrictions that Nationwide implements will be applied consistently and uniformly.
Underlying Mutual Fund Restrictions and Prohibitions
Pursuant to regulations adopted by the SEC, Nationwide is required to enter into written agreements with the underlying mutual funds which allow the underlying mutual funds to:
(1)	request the taxpayer identification number, international taxpayer identification number, or other government issued identifier of any Contract Owner;
(2)	request the amounts and dates of any purchase, redemption, transfer, or exchange request ("transaction information"); and
(3)	instruct Nationwide to restrict or prohibit further purchases or exchanges by Contract Owners that violate policies established by the underlying mutual fund (whose policies may be more restrictive than Nationwide's policies).
Nationwide is required to provide such transaction information to the underlying mutual funds upon their request. In addition, Nationwide is required to restrict or prohibit further purchases or requests to exchange into a specific Sub-Account upon instruction from the underlying mutual fund in which that Sub-Account invests. Nationwide and any affected Contract Owner may not have advance notice of such instructions from an underlying mutual fund to restrict or prohibit further purchases or requests to exchange. If an underlying mutual fund refuses to accept a purchase or request to exchange into the Sub-Account associated with the underlying mutual fund submitted by Nationwide, Nationwide will keep any affected Contract Owner in their current Sub-Account allocation.
Transfers Prior to Annuitization
Transfers Among the Sub-Accounts
A Contract Owner may request to transfer allocations among the Sub-Accounts at any time, subject to terms and conditions imposed by this prospectus and the underlying mutual funds.
Transfers After Annuitization
Only fixed annuitization options are available under this contract. Therefore, after annuitization, there are no transfer rights.
Right to Examine and Cancel
If the Contract Owner elects to cancel the contract, he/she may return it to the Service Center within a certain period of time known as the "free look" period. Depending on the state in which the contract was purchased (and, in some states, if the contract is purchased as a replacement for another annuity contract), the free look period may be 10 days or longer. For ease of administration, Nationwide will honor any free look cancellation request that is in good order and received at the Service Center or postmarked within 30 days after the contract issue date. The contract issue date is the date the initial purchase payment is applied to the contract.
Where state law requires the return of purchase payments for free look cancellations, Nationwide will return all purchase payments applied to the contract, less any withdrawals from the contract and any applicable federal and state income tax withholding.

Where state law requires the return of Contract Value for free look cancellations, Nationwide will return the Contract Value as of the date of cancellation, less any withdrawals from the contract and any applicable federal and state income tax withholding.
Liability of the Variable Account under this provision is limited to the Contract Value in each Sub-Account on the date of revocation. Any additional amounts refunded to the Contract Owner will be paid by Nationwide, subject to its claims paying ability.
Allocation of Purchase Payments during Free Look Period
Where state law requires the return of purchase payments for free look cancellations, Nationwide will allocate initial purchase payments allocated to Sub-Accounts to the money market Sub-Account during the free look period.
Where state law requires the return of Contract Value for free look cancellations, Nationwide will immediately allocate initial purchase payments to the investment options based on the instructions contained on the application.
Surrender/Withdrawal Prior to Annuitization
Prior to annuitization and before the Annuitant's death, Contract Owners may generally withdraw some or all of their Contract Value. Withdrawals from the contract may be subject to federal income tax and/or a tax penalty (see Appendix C: Contract Types and Tax Information). Withdrawal requests may be submitted in writing or by telephone to the Service Center and Nationwide may require additional information. Requests submitted by telephone will be subject to dollar amount limitations and may be subject to payment and other restrictions to prevent fraud. Nationwide reserves the right to require written requests to be submitted on current Nationwide forms for withdrawals. Nationwide reserves the right to remove the ability to submit requests by telephone upon written notice. Contact the Service Center for current limitations and restrictions. When taking a full surrender, Nationwide may require that the contract accompany the request. Nationwide may require a signature guarantee.
Surrender and withdrawal requests will receive the Accumulation Unit value next determined at the end of the current Valuation Period if the request and all necessary information is received at the Service Center before the close of regular trading on the New York Stock Exchange (generally, 4:00 pm EST). If the request and all necessary information is received after the close of regular trading on the New York Stock Exchange, the request will receive the Accumulation Unit value determined at the end of the next Valuation Day.
Nationwide will pay any amounts withdrawn from the Sub-Accounts within seven days after the request is received in good order at the Service Center (see Determining the Contract Value). However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer, or as permitted or required by federal securities laws and rules and regulations of the SEC.
Withdrawals
If a Contract Owner requests a withdrawal, Nationwide will redeem Accumulation Units from the Sub-Accounts. The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the withdrawal request, unless Nationwide is instructed otherwise.
Withdrawals to Pay Advisory Fees
Contract Owners may obtain investment advice about the contract from an investment adviser that may assess fees ("Advisory Fees") in exchange for the investment advice. Investment advisers are not endorsed or affiliated with Nationwide and Nationwide makes no representations as to their qualifications. All Contract Owners that utilize JPMS as their investment adviser will pay Advisory Fees to JPMS. The Advisory Fees are specified in an agreement between the Contract Owner and the investment adviser. Advisory Fees are separate from and in addition to the contract fees and expenses described in this prospectus. To the extent permitted by applicable law, Contract Owners may authorize Advisory Fees be withdrawn from the contract. In order to take withdrawals from the contract to pay Advisory Fees, the investment adviser and Contract Owner must complete an authorization form specified by Nationwide. Once the authorization form is completed, the investment adviser may thereafter request a withdrawal(s) via the Service Center without further approval, counter-signature, or co-signature from the Contract Owner. The Contract Owner may revoke the authorization form at any time by contacting the Service Center. For information on the tax consequences of Advisory Fee withdrawals, see Appendix C: Contract Types and Tax Information.

Termination for Low Contract Value
Nationwide reserves the right to treat a request for a withdrawal as a request for a full surrender of the contract if:
•	the withdrawal would reduce the Contract Value to an amount less than $2,000;
•	cumulative purchase payments, less any withdrawals, is less than $2,000; and
•	no subsequent purchase payments have been submitted for the preceding two consecutive Contract Years.
No contract will be surrendered due solely to negative investment performance, and federal tax law may impose additional restrictions on Nationwide’s right to surrender the contract. Nationwide reserves the right to exercise this termination provision, subject to obtaining any required regulatory approvals.
Full Surrenders
Upon full surrender, the Contract Value may be more or less than the total of all purchase payments made to the contract. The Contract Value will reflect:
•	Variable Account charges;
•	underlying mutual fund charges;
•	the investment performance of the underlying mutual funds; and
•	withdrawals
Surrender/Withdrawal After Annuitization
After the Annuitization Date, withdrawals other than regularly scheduled annuity payments are not permitted.
Assignment
A Contract Owner may assign some or all rights under the contract subject to Nationwide’s consent. Additionally, Nationwide reserves the right to refuse to recognize assignments on a non-discriminatory basis. Nationwide is not responsible for the validity or tax consequences of any assignment and Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the Contract Owner and the assignee regarding the proper allocation of contract rights.
Where permitted under state law, an assignment or collateral assignment may negatively impact certain benefits under this contract.
Contract Owner Services
Asset Allocation Service
For Contract Owners that utilize JPMS as an investment adviser, Nationwide, through its Asset Allocation Service, will provide administrative support to implement JPMS’ managed asset allocation models. Under the Asset Allocation Service, Contract Owners authorize the automatic allocation of the entire Contract Value, on a continuous basis, according to the JPMS investment adviser’s allocation recommendations. The allocations and rebalances are communicated to Nationwide electronically and effectuated by the standard procedures of purchasing and redeeming Accumulation Units, as described earlier in this prospectus. Thus, the Asset Allocation Service enables a contract to be reallocated or rebalanced without the Contract Owner having to submit individual transfer requests for each allocation or rebalance. In the event that a Sub-Account is no longer available, the automatic allocation and rebalancing of impacted contracts will be suspended, unit the Contract Owner provides new allocation instructions. Nationwide will notify Contract Owners when a Sub-Account is no longer available and for the need to provide updated allocation instructions. Periodic automatic reallocations or rebalances are not considered transfer events (see Transfer Restrictions). Nationwide does not charge a fee for the Asset Allocation Service. However, JPMS will assess a fee (separate from and in addition to the contract fees and expenses described in this prospectus) in part for managing the asset allocation models. This fee is described in the advisory agreement between the Contract Owner and JPMS. This Asset Allocation Service will terminate upon notification by JPMS to Nationwide that the Contract Owner’s advisory agreement with JPMS has terminated. Nationwide reserves the right to discontinue offering the Asset Allocation Service.

Nationwide is not affiliated with, and neither endorses nor guarantees, any investment model or strategy employed by JPMS in connection with the Asset Allocation Service. Use of the Asset Allocation Service does not guarantee profit or protect against loss.
Asset Rebalancing Program
For Contract Owners who are not utilizing JPMS as an investment adviser, the Asset Rebalancing Program provides for the periodic automatic reallocation of Contract Values to specified Sub-Accounts on a predetermined percentage basis ("the portfolio percentages"). Requests to participate in and/or modify an Asset Rebalancing Program must be submitted on a Nationwide form and submitted to the Service Center. Once an Asset Rebalancing Program is elected, it will only be terminated upon specific instruction from the Contract Owner. Currently, there is no additional charge for the Asset Rebalancing Program.
Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide. If the last day of the designated period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, the periodic automatic allocations will occur on the next business day. In the event that a Sub-Account is no longer available, the automatic allocation and rebalancing of impacted contracts will be suspended, unit the Contract Owner provides new allocation instructions. Nationwide will notify Contract Owners when a Sub-Account is no longer available and for the need to provide updated allocation instructions. Periodic automatic reallocations or rebalances are not considered transfer events (see Transfer Restrictions).
Contract Owners should consult an investment adviser or financial professional to discuss the use of the Asset Rebalancing Program.
Nationwide reserves the right to stop offering the Asset Rebalancing Program. If this occurs, any Asset Rebalancing Program that is already in effect will remain in effect unless otherwise terminated by the Contract Owner.
Systematic Withdrawals
Systematic Withdrawals allow Contract Owners to receive a specified amount (of a least $100) on a monthly, quarterly, semi-annual, or annual basis. Requests for Systematic Withdrawals and request to discontinue Systematic Withdrawals must be submitted in good order and in writing to the Service Center.
The withdrawals will be taken from the Sub-Accounts proportionally unless Nationwide is instructed otherwise.
Nationwide will withhold federal income taxes from the Systematic Withdrawals unless otherwise instructed by the Contract Owner. The Internal Revenue Service may impose a 10% penalty tax if the Contract Owner is under 59 1/2, unless the Contract Owner has made an irrevocable election of distributions of substantially equal payments.
Nationwide reserves the right to stop establishing the Systematic Withdrawal programs. Systematic Withdrawals are not available before the end of the free look period.
Death Benefit
Death of Contract Owner
If a Contract Owner (including a joint owner) who is not the Annuitant dies before the Annuitization Date, no death benefit is payable and the surviving joint owner becomes the Contract Owner. If there is no surviving joint owner, the contingent owner becomes the Contract Owner. If there is no surviving contingent owner, the beneficiary becomes the Contract Owner. If there is no surviving beneficiary, the last surviving Contract Owner's estate becomes the Contract Owner.
A distribution of the Contract Value will be made in accordance with tax rules and as described in Appendix C: Contract Types and Tax Information.
Death of Annuitant
If the Annuitant who is not a Contract Owner dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant and no death benefit is payable. If no Contingent Annuitant is named, a death benefit is payable to the beneficiary. Multiple beneficiaries will share the death benefit equally unless otherwise specified. If no beneficiaries survive the Annuitant, the contingent beneficiary receives the death benefit. Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified. If no beneficiaries or contingent beneficiaries survive the Annuitant, the Contract Owner or the last surviving Contract Owner's estate will receive the death benefit.
If the Annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.
If the Contract Owner is a Charitable Remainder Trust and the Annuitant dies before the Annuitization Date, the death benefit will accrue to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.
Death of Contract Owner/Annuitant
If a Contract Owner (including a joint owner) who is also the Annuitant dies before the Annuitization Date, a death benefit is payable to the surviving joint owner. If there is no surviving joint owner, the death benefit is payable to the beneficiary. Multiple beneficiaries will share the death benefit equally unless otherwise specified. If no beneficiaries survive the Contract Owner/Annuitant, the contingent beneficiary receives the death benefit. Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified. If no contingent beneficiaries survive the Contract Owner/Annuitant, the last surviving Contract Owner's estate will receive the death benefit.
If the Contract Owner/Annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.
Death Benefit Payment
The recipient of the death benefit may elect to receive the death benefit:
(1)	in a lump sum;
(2)	as an annuity (see Annuity Payment Options); or
(3)	in any other manner permitted by law and approved by Nationwide.
Premium taxes may be deducted from death benefit proceeds. Nationwide will pay (or will begin to pay) the death benefit after it receives proof of death and the instructions as to the payment of the death benefit. Death benefit claims must be submitted to the Service Center. If the recipient of the death benefit does not elect the form in which to receive the death benefit payment, Nationwide will pay the death benefit in a lump sum. Contract Value will continue to be allocated according to the most recent allocation instructions until the death benefit is paid.
If the contract has multiple beneficiaries entitled to receive a portion of the death benefit, the Contract Value will continue to be allocated according to the most recent allocation instructions until the first beneficiary provides Nationwide with all the information necessary to pay that beneficiary's portion of the death benefit proceeds. At the time the first beneficiary’s proceeds are paid, the remaining portion(s) of the death benefit proceeds that are allocated to Sub-Accounts will be reallocated to the available money market Sub-Account until instructions are received from the remaining beneficiary(ies).
Death Benefit
The Death Benefit will equal Contract Value. The Contract Value will be determined as of the date Nationwide receives:
(1)	proper proof of the Contract Owner’s death;
(2)	an election specifying the distribution method; and
(3)	any state required form(s).
Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide or its affiliates or subsidiaries on the life of any one Annuitant or owned by any one Contract Owner to exceed $1,000,000. If a Contract Owner does not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply.

Annuity Commencement Date
The Annuity Commencement Date is the date on which annuity payments are scheduled to begin. Generally, the Contract Owner designates the Annuity Commencement Date at the time of application. If no Annuity Commencement Date is designated at the time of application, Nationwide will establish the Annuity Commencement Date as the date the Annuitant reaches age 90. The Contract Owner may initiate a change to the Annuity Commencement Date at any time. Additionally, Nationwide will notify the Contract Owner approximately 90 days before the impending Annuity Commencement Date of the opportunity to change the Annuity Commencement Date or annuitize the contract.
Any request to change the Annuity Commencement Date must meet the following requirements:
•	the request is made prior to annuitization;
•	the requested date is at least two years after the date of issue;
•	the requested date is not later than the Annuitant’s 90th birthday (or the 90th birthday of the oldest Annuitant if there are joint Annuitants) unless approved by Nationwide; and
•	the request for change is made in writing, submitted in good order to the Service Center, and approved by Nationwide.
Nationwide will automatically initiate annuitization within 45 days after the Annuity Commencement Date (whether default or otherwise), unless (1) Nationwide has had direct contact with the Contract Owner (indicating that the contract is not abandoned); or (2) the Contract Owner has taken some type of action which is inconsistent with the desire to annuitize.
Annuitizing the Contract
Annuitization Date
The Annuitization Date is the date that annuity payments begin.
The Annuitization Date will be the first day of a calendar month unless otherwise agreed. Unless otherwise required by state law, the Annuitization Date must be at least two years after the contract is issued, but may not be later than either:
•	the age (or date) specified in the contract; or
•	the age (or date) specified by state law, where applicable.
The Internal Revenue Code may require that distributions be made prior to the Annuitization Date (see Appendix C: Contract Types and Tax Information).
On the Annuitization Date, the Annuitant becomes the Contract Owner unless the Contract Owner is a Charitable Remainder Trust.
Annuitization
Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Upon arrival of the Annuitization Date, the Contract Owner must choose an annuity payment option. Fixed annuity payments provide for level annuity payments. Premium taxes are deducted prior to determining fixed annuity payments. The fixed annuity payments will remain level unless the annuity payment option provides otherwise.
Annuity purchase rates are used to determine the amount of the annuity payments based upon the annuity payment option elected. Actual purchase rates used to determine annuity payments will be those in effect on the Annuitization Date, and will not be less than the guaranteed minimum purchase rates as provided in the contract.
Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization.
The Asset Allocation Service and Asset Rebalancing Program are not available after annuitization.
Frequency and Amount of Annuity Payments
Annuity payments are based on the annuity payment option elected.
If the net amount to be annuitized is less than $2,000, Nationwide reserves the right to pay this amount in a lump sum instead of periodic annuity payments.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $100. The payment frequency will be changed to an interval that will result in payments of at least $100. Nationwide will send annuity payments no later than seven days after each annuity payment date.
Annuity Payment Options
The Annuitant must elect an annuity payment option before the Annuitization Date. If the Annuitant does not elect an annuity payment option by that date, a fixed payment Single Life with a 20 Year Term Certain annuity payment option will be assumed as the automatic form of payment upon annuitization. Once elected or assumed, the annuity payment option may not be changed.
Not all of the annuity payment options may be available in all states. Additionally, the annuity payment options available may be limited based on the Annuitant's age (and the joint Annuitant's age, if applicable) or requirements under the Internal Revenue Code.
Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide or its affiliates or subsidiaries on the life of any one Annuitant or owned by any one Contract Owner to exceed $1,000,000. If a Contract Owner does not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply. If the Contract Owner is permitted to submit purchase payments in excess of $1,000,000, additional restrictions apply, as follows.
Annuity Payment Options for Contracts with Total Purchase Payments and Contract Value Annuitized Less Than or Equal to $2,000,000
If, at the Annuitization Date, the total of all purchase payments made to the contract and the Contract Value annuitized is less than or equal to $2,000,000, the annuity payment options available are:
•	Single Life;
•	Standard Joint and Survivor; and
•	Single Life with a 10 or 20 Year Term Certain.
Each of the annuity payment options is discussed more thoroughly below.
Single Life
The Single Life annuity payment option provides for annuity payments to be paid during the lifetime of the Annuitant. This option is not available if the Annuitant is 86 or older on the Annuitization Date.
Payments will cease with the last payment before the Annuitant's death. For example, if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one payment. The Annuitant will only receive two annuity payments if he or she dies before the third payment date, and so on. No death benefit will be paid.
No withdrawals other than the scheduled annuity payments are permitted.
Standard Joint and Survivor
The Standard Joint and Survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the Annuitant and joint Annuitant. After the death of either the Annuitant or joint Annuitant, payments will continue for the life of the survivor. This option is not available if the Annuitant or joint Annuitant is 86 or older on the Annuitization Date.
Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and joint Annuitant. As is the case of the Single Life annuity payment option, there is no guaranteed number of payments. Therefore, it is possible that if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one annuity payment. No death benefit will be paid.
No withdrawals other than the scheduled annuity payments are permitted.
Single Life with a 10 or 20 Year Term Certain
The Single Life with a 10 or 20 Year Term Certain annuity payment option provides that monthly annuity payments will be paid during the Annuitant's lifetime or for the term selected, whichever is longer. The term may be either 10 or 20 years.

If the Annuitant dies before the end of the 10 or 20 year term, payments will be paid to the beneficiary for the remainder of the term.
No withdrawals other than the scheduled annuity payments are permitted.
Any Other Option
Annuity payment options not set forth in this provision may be available. Any annuity payment option not set forth in this provision must be approved by Nationwide.
Annuity Payment Options for Contracts with Total Purchase Payments and/or Contract Value Annuitized Greater Than $2,000,000
If, at the Annuitization Date, the total of all purchase payments made to the contract and/or the Contract Value to be annuitized is greater than $2,000,000, Nationwide may limit the annuity payment option to the longer of:
(1)	a Fixed Life Annuity with a 20 Year Term Certain; or
(2)	a Fixed Life Annuity with a Term Certain to Age 95.
Annuitization of Amounts Greater than $5,000,000
Additionally, Nationwide may limit the amount that may be annuitized on a single life to $5,000,000. If the total amount to be annuitized is greater than $5,000,000 under this contract and/or for all Nationwide issued annuity contracts with the same Annuitant, the Contract Owner must:
(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial withdrawal from the contract;
(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Contract Value in excess of $5,000,000 to another annuity contract; or
(3)	annuitize the portion of the Contract Value in excess of $5,000,000 under an annuity payment option with a term certain, if available.
Legal Proceedings
Nationwide Life Insurance Company
Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, (the "Company") was formed in November 1996. NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), an affiliated distribution network that markets directly to its customer base. NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.
The Company is subject to legal and regulatory proceedings in the ordinary course of its business. These include proceedings specific to the Company and proceedings generally applicable to business practices in the industries in which the Company operates. The outcomes of these proceedings cannot be predicted due to their complexity, scope, and many uncertainties. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory proceedings is not likely to have a material adverse effect on the Company’s financial position. The Company maintains Professional Liability Insurance and Director and Officer Liability insurance policies that may cover losses for certain legal and regulatory proceedings. The Company will make adequate provision for any probable and reasonably estimable recoveries under such policies.
The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the Internal Revenue Service, the Office of the Comptroller of the Currency and state insurance authorities. Such regulatory entities may, in the normal course of business, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. With respect to all such scrutiny directed at the Company or their affiliates, the Company is cooperating with regulators.

Nationwide Investment Services Corporation
The general distributor, NISC (the "Company"), is subject to legal and regulatory proceedings in the ordinary course of its business. These include proceedings specific to the Company and proceedings generally applicable to business practices in the industries in which the Company operates. The outcomes of these proceedings cannot be predicted due to their complexity, scope and many uncertainties. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory proceedings is not likely to have a material adverse effect on the Company’s financial position. The Company has agreements with Nationwide Life Insurance Company (NLIC) under which, NLIC pays all litigation costs on behalf of the Company. Should NLIC be unable or unwilling to pay these costs in the future, the Company would be liable for such costs.
The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the Internal Revenue Service, the Office of the Comptroller of the Currency and state insurance authorities. Such regulatory entities may, in the normal course of business, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. With respect to all such scrutiny directed at the Company or its affiliates, the Company is cooperating with regulators.
Contents of Statement of Additional Information
General Information and History
Services
Purchase of Securities Being Offered
Underwriters
Advertising
Annuity Payments
Condensed Financial Information
Financial Statements
Investment Company Act of 1940 Registration File No. 811-05701
Securities Act of 1933 Registration File No. 333-240010

Appendix A: Underlying Mutual Fund Information
This appendix contains information about the underlying mutual funds in which the Sub-Accounts invest. The underlying mutual funds in which the Sub-Accounts invest are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies. There is no guarantee that the investment objectives will be met. Refer to the prospectus for each underlying mutual fund for more detailed information.
American Century Variable Portfolios, Inc. - American Century VP Growth Fund: Class I
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	The fund seeks long-term capital growth.
American Funds Insurance Series® - American Funds Mortgage Fund: Class 1
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The fund’s investment objective is to provide current income and preservation of capital.
BlackRock Variable Series Funds II, Inc. - BlackRock High Yield V.I. Fund: Class I
Investment Advisor:	BlackRock Advisors, LLC
Sub-advisor:	BlackRock Financial Management, Inc.
Investment Objective:	The Fund seeks to maximize total return, consistent with income generation and prudent investment management.
BlackRock Variable Series Funds, Inc. - BlackRock Equity Dividend V.I. Fund: Class I
Investment Advisor:	BlackRock Advisors, LLC
Sub-advisor:	BlackRock Investment Management, LLC
Investment Objective:	To seek long-term total return and current income.
BlackRock Variable Series Funds, Inc. - BlackRock Small Cap Index V.I. Fund: Class I
Investment Advisor:	BlackRock Advisors, LLC
Investment Objective:	The investment objective of the Fund is to seek to match the performance of the Russell 2000® Index (the "Russell 2000" or the "Underlying Index") as closely as possible before the deduction of Fund expenses.
Credit Suisse Trust - Commodity Return Strategy Portfolio: Class 2
Investment Advisor:	Credit Suisse Asset Management, LLC
Investment Objective:	Total Return.
Delaware VIP Trust - Delaware VIP Emerging Markets Series: Standard Class
Investment Advisor:	Delaware Management Company, Inc.
Investment Objective:	The Series seeks long-term capital appreciation.
Federated Hermes Insurance Series - Federated Hermes High Income Bond Fund II: Primary Shares (formerly, Federated Insurance Series - Federated High Income Bond Fund II: Primary Shares)
Investment Advisor:	Federated Investment Management Company
Investment Objective:	High current income.
Fidelity Variable Insurance Products Fund - VIP Government Money Market Portfolio: Initial Class
Investment Advisor:	Fidelity Management & Research Company
Investment Objective:	As high a level of current income as is consistent with preservation of capital and liquidity.
Fidelity Variable Insurance Products Fund - VIP Index 500 Portfolio: Initial Class
Investment Advisor:	Fidelity Management & Research Company
Sub-advisor:	FMR Co., Inc., Geode Capital Management, LLC
Investment Objective:	Total return.
Fidelity Variable Insurance Products Fund - VIP International Index Portfolio: Initial Class
Investment Advisor:	Fidelity Management & Research Company (FMR)
Sub-advisor:	Geode Capital Management, LLC (Geode) and FMR Co., Inc. (FMRC)
Investment Objective:	The fund seeks to provide investment results that correspond to the total return of foreign developed and emerging stock markets.

Hartford Series Fund, Inc. - Hartford Disciplined Equity HLS Fund: Class IA
Investment Advisor:	Hartford Funds Management Company, LLC
Sub-advisor:	Wellington Management Company LLP
Investment Objective:	The Fund seeks growth of capital.
Hartford Series Fund, Inc. - Hartford MidCap HLS Fund: Class IA
Investment Advisor:	Hartford Funds Management Company, LLC
Sub-advisor:	Wellington Management Company LLP
Investment Objective:	The Fund seeks long-term growth of capital.
Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund: Series I
Investment Advisor:	Invesco Advisers, Inc.
Investment Objective:	Capital appreciation.
Invesco Oppenheimer V.I. International Growth Fund: Series I
Investment Advisor:	Invesco Advisers, Inc.
Investment Objective:	The Fund seeks capital appreciation.
JPMorgan Insurance Trust - JPMorgan Insurance Trust Core Bond Portfolio: Class 1
Investment Advisor:	J.P. Morgan Investment Management Inc.
Investment Objective:	Maximize total return by investing primarily in a diversified portfolio of intermediate and long-term debt securities.
JPMorgan Insurance Trust - JPMorgan Insurance Trust Mid Cap Value Portfolio: Class 1
Investment Advisor:	J.P. Morgan Investment Management Inc.
Investment Objective:	Capital appreciation with the secondary goal of achieving current income by investing primarily in equity securities.
Lazard Retirement Series, Inc. - Lazard Retirement Emerging Markets Equity Portfolio: Investor Shares
Investment Advisor:	Lazard Asset Management LLC
Investment Objective:	Long-term capital appreciation.
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Appreciation Portfolio: Class I
Investment Advisor:	Legg Mason Partners Fund Advisor, LLC
Sub-advisor:	ClearBridge Investments, LLC
Investment Objective:	The fund seeks long-term appreciation of capital.
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Dividend Strategy Portfolio: Class I
Investment Advisor:	Legg Mason Partners Fund Advisor, LLC
Sub-advisor:	ClearBridge Investments, LLC
Investment Objective:	Seeks dividend income, growth of dividend income and long-term capital appreciation.
Lord Abbett Series Fund, Inc. - Short Duration Income Portfolio: Class VC
Investment Advisor:	Lord, Abbett & Co. LLC
Investment Objective:	The Fund’s investment objective is to seek a high level of income consistent with preservation of capital.
MainStay VP Funds Trust - MainStay VP Floating Rate Portfolio: Initial Class
Investment Advisor:	New York Life Investment Management LLC
Sub-advisor:	New York Investors LLC
Investment Objective:	Seeks high current income.
MainStay VP Funds Trust - MainStay VP MacKay High Yield Corporate Bond Portfolio: Initial Class
Investment Advisor:	New York Life Investment Management LLC
Sub-advisor:	MacKay Shields LLC
Investment Objective:	The Fund seeks maximum current income through investment in a diversified portfolio of high-yield debt securities. Capital appreciation is a secondary objective.

MFS® Variable Insurance Trust - MFS Investors Trust Series: Initial Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	To seek capital appreciation.
MFS® Variable Insurance Trust - MFS Value Series: Initial Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	To seek capital appreciation.
MFS® Variable Insurance Trust III - MFS Mid Cap Value Portfolio: Initial Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	Seeks capital appreciation.
Nationwide Variable Insurance Trust - Neuberger Berman NVIT Multi Cap Opportunities Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Neuberger Berman Investment Advisers LLC
Investment Objective:	The fund seeks long-term capital growth.
Nationwide Variable Insurance Trust - NVIT Wells Fargo Discovery Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Wells Capital Management, Inc.
Investment Objective:	The Fund seeks long-term capital growth. The fund invests at least 80% of its net assets in equity securities issued by small- and medium-sized companies with market capitalization similar to those of companies included in the Russell 2500 index.
PIMCO Variable Insurance Trust - Commodity RealReturn® Strategy Portfolio: Institutional Class
Investment Advisor:	PIMCO
Investment Objective:	The Portfolio seeks maximum real return, consistent with prudent investment management.
PIMCO Variable Insurance Trust - High Yield Portfolio: Institutional Class
Investment Advisor:	PIMCO
Investment Objective:	The Portfolio seeks maximum total return consistent with preservation of capital and prudent investment management.
PIMCO Variable Insurance Trust - Income Portfolio: Institutional Class
Investment Advisor:	PIMCO
Investment Objective:	The Portfolio's primary investment objective is to maximize current income. Long-term capital appreciation is a secondary objective.
PIMCO Variable Insurance Trust - International Bond Portfolio (U.S. Dollar-Hedged): Institutional Class
Investment Advisor:	PIMCO
Investment Objective:	The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.
PIMCO Variable Insurance Trust - Low Duration Portfolio: Institutional Class
Investment Advisor:	PIMCO
Investment Objective:	The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.
PIMCO Variable Insurance Trust - Real Return Portfolio: Institutional Class
Investment Advisor:	PIMCO
Investment Objective:	The Portfolio seeks maximum real return, consistent with preservation of real capital and prudent investment management.
PIMCO Variable Insurance Trust - Short Term Portfolio: Institutional Class
Investment Advisor:	PIMCO
Investment Objective:	The Portfolio seeks maximum current income, consistent with preservation of capital and daily liquidity.

PIMCO Variable Insurance Trust - Total Return Portfolio: Institutional Class
Investment Advisor:	PIMCO
Investment Objective:	The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.
Schwab Annuity Portfolios - Schwab® S&P 500 Index Portfolio
Investment Advisor:	Charles Schwab Investment Management, Inc.
Investment Objective:	The fund’s goal is to track the total return of the S&P 500 Index.
T. Rowe Price Equity Series, Inc. - T. Rowe Price Blue Chip Growth Portfolio
Investment Advisor:	T. Rowe Price Associates, Inc.
Investment Objective:	The fund seeks to provide long-term capital growth. Income is a secondary objective.
Vanguard Variable Insurance Fund - International Portfolio
Investment Advisor:	Baillie Gifford Overseas Ltd.; Schroder Investment Management North America, Inc.
Investment Objective:	Seeks to provide long-term capital appreciation.
Vanguard Variable Insurance Fund - Mid-Cap Index Portfolio
Investment Advisor:	Vanguard Equity Index Group
Investment Objective:	The Portfolio seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks.
Vanguard Variable Insurance Fund - Short-Term Investment-Grade Portfolio
Investment Advisor:	Vanguard Fixed Income Group
Investment Objective:	Seeks to provide current income while maintaining limited price volatility.
Vanguard Variable Insurance Fund - Total Bond Market Index Portfolio
Investment Advisor:	Vanguard Fixed Income Group
Investment Objective:	Vanguard Variable Insurance Fund Total Bond Market Index Portfolio seeks to track the performance of a broad, market-weighted bond index.
Vanguard Variable Insurance Fund - Total International Stock Market Index Portfolio
Investment Advisor:	Vanguard Equity Index Group
Investment Objective:	The Portfolio seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in developed and emerging markets, excluding the United States.
Vanguard Variable Insurance Fund - Total Stock Market Index Portfolio
Investment Advisor:	The Vanguard Group, Inc.
Investment Objective:	Seeks to track the performance of a benchmark index that measures the investment return of the overall stock market.

Appendix B: Condensed Financial Information
This annuity contract was not available for sale as of December 31, 2019. Therefore, no Condensed Financial Information is available.

Appendix C: Contract Types and Tax Information
Types of Contracts
The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code (the "Code"). Following is a general description of the various contract types. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on contract type.
Non-Qualified Contracts
A non-qualified contract is a contract that does not qualify for certain tax benefits under the Code, such as deductibility of purchase payments, and which is not an IRA, Roth IRA, SEP IRA, Simple IRA, or tax sheltered annuity.
Upon the death of the owner of a non-qualified contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required period.
Non-qualified contracts that are owned by natural persons allow the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed. Non-qualified contracts that are owned by non-natural persons, such as trusts, corporations, and partnerships are generally subject to current income tax on the income earned inside the contract, unless the non-natural person owns the contract as an agent of a natural person.
Charitable Remainder Trusts
Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Code. Non-Qualified Contracts that are issued to Charitable Remainder Trusts will differ from other Non-Qualified Contracts in two respects:
(1)	Contract ownership at annuitization. On the annuitization date, if the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the contract owner and the annuitant will NOT become the contract owner.
(2)	Recipient of death benefit proceeds. With respect to the death benefit proceeds, if the contract owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust’s right to the death benefit will be void.
While these provisions are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex. A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial professional prior to purchasing the contract. An annuity that has a Charitable Remainder Trust endorsement is not a Charitable Remainder Trust; the endorsement is merely to facilitate ownership of the contract by a Charitable Remainder Trust.
Federal Tax Considerations
Federal Income Taxes
The tax consequences of purchasing a contract described in this prospectus will depend on:
•	the type of contract purchased;
•	the purposes for which the contract is purchased; and
•	the personal circumstances of individual investors having interests in the contracts.
Existing tax rules are subject to change and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.
The following is a brief summary of some of the federal income tax considerations related to the types of contracts sold in connection with this prospectus. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. Nothing in this prospectus should be considered to be tax advice. Purchasers and prospective purchasers of the contract should consult a financial professional, tax advisor, or legal counsel to discuss the taxation and use of the contracts.
Non-Qualified Contracts - Natural Persons as Contract Owners
Generally, the income earned inside a non-qualified annuity contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the investment in the contract at the time of the distribution. In general, the investment in the contract is equal to the purchase payments made with after-tax dollars reduced by any prior nontaxable distribution. Distributions, for this purpose, include full and partial surrenders, any portion of the contract that is assigned or pledged as collateral for a loan, amounts borrowed from the contract, or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.
With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income. The amount excludable from each annuity payment is determined by multiplying the annuity payment by a fraction which is equal to the contract owner’s investment in the contract, divided by the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.
Commencing after December 31, 2010, the Code provides that if only a portion of a non-qualified annuity contract is annuitized for either (a) a period of 10 years or greater, or (b) for the life or lives of one or more persons, then the portion of the contract that has been annuitized would be treated as if it were a separate annuity contract. This means that an annuitization date can be established for a portion of the annuity contract (rather than requiring the entire contract to be annuitized at once) and the above description of the taxation of annuity distributions after the annuitization date would apply to the portion of the contract that has been annuitized. The investment in the contract is required to be allocated pro rata between the portion of the contract that is annuitized and the portion that is not. All other benefits under the contract (e.g., death benefit) would also be reduced pro rata. For example, if 1/3 of the cash value of the contract were to be annuitized, the death benefit would also be reduced by 1/3.
In determining the taxable amount of a distribution that is made prior to the annuitization date, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.
A special rule applies to distributions from contracts that have investments in the contract that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the annuitization date are treated first as the nontaxable recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.
The Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59½. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:
•	the result of a contract owner’s death;
•	the result of a contract owner’s disability (as defined in the Code);
•	one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or
•	is allocable to an investment in the contract before August 14, 1982.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for tax purposes.
Non-Qualified Contracts - Non-Natural Persons as Contract Owners
The previous discussion related to the taxation of non-qualified contracts owned by individuals. Different rules (the so-called "non-natural persons" rules) apply if the contract owner is not a natural person.
Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts for most purposes of the Code. Therefore, income earned under a non-qualified contract that is owned by a non-natural person is taxed as ordinary income during the taxable year in which it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.

The non-natural persons rules do not apply to all entity-owned contracts. For purposes of the non-natural persons rule, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.
The non-natural persons rules also do not apply to contracts that are:
•	acquired by the estate of a decedent by reason of the death of the decedent;
•	issued in connection with certain qualified retirement plans and individual retirement plans;
•	purchased by an employer upon the termination of certain qualified retirement plans; or
•	immediate annuities within the meaning of Section 72(u) of the Code.
If the annuitant, who is the individual treated as owning the contract, dies before the contract is completely distributed, the balance may be included in the annuitant’s gross estate for tax purposes, depending on the obligations that the non-natural owner may have owed to the annuitant.
Non-Qualified Contracts – Adviser Fee Withdrawals
As a general rule, Internal Revenue Service ("IRS") guidance provides that investment advisory fees paid directly from a non-qualified annuity to an investment adviser are considered to be a distribution from the annuity, may be taxable, and are reportable to the IRS.
However, in private letter ruling issued to Nationwide in 2019, the IRS ruled that the payment of investment advisory fees will not be treated as distributions from non-qualified Contracts, will not be taxable to the Contract Owner, are not reportable to the IRS as distributions from the Contract, and are not subject to the 10% penalty for early withdrawal by Contract Owners who are under age 59 ½ if all of the following requirements are met:
•	the annuity contract is designed for Contract Owners who will receive ongoing investment advice from an investment adviser who is appropriately licensed and in the business of providing investment advice;
•	the Contract Owner authorizes the investment advisory fees to be paid periodically to the adviser from the Contract’s cash value;
•	the investment advisory fees will be determined based on an arms-length transaction between the Contract Owner and investment adviser;
•	the investment advisory fees will not exceed an amount equal to an annual rate of 1.5% of the Contract’s cash value determined at the time and in the manner provided by the fee authorization, but in all events based on the cash value during the period to which the investment advisory fees relate ("PLR Permitted Amount");
•	the investment advisory fees will compensate the investment adviser only for investment advice that the investment adviser provides to the Contract Owner with respect to the Contract and not for any other services or accounts;
•	while the fee agreement is in place, the Contract will be solely liable for the payment of investment advisory fees directly to the investment adviser;
•	the Contract Owner may not pay the fees to the investment adviser from any other accounts or assets nor can the Contract Owner direct the payment of fees for any other purpose or to any other person; and
•	the investment adviser will not receive a commission for the sale of the Contract.
It is unclear how an investment advisory fee in excess of the 1.5% limit will be treated by the IRS. The IRS may take the position that it is entirely subject to the standard tax treatment for withdrawals or it may treat only the amount in excess of the 1.5% amount as a taxable distribution to the Contract Owner. Although the tax treatment is unclear, Nationwide will report to the IRS the amount of any investment advisory fee in excess of the 1.5% as a taxable distribution.
Beginning in 2020, the PLR Permitted Amount for each eligible Contract as follows.
Systematic Adviser Fees. "Systematic Adviser Fees" are investment advisory fees that are automatically withdrawn according to Nationwide’s designated form that specifies the frequency and basis (e.g. contract value or average daily contract value). If either the frequency or the basis is changed during a calendar year, then the Non-Systematic Adviser Fee calculation will apply for that calendar year. Systematic Adviser Fees withdrawn will be within the PLR Permitted Amount if:

•	The amount of the Systematic Adviser Fee being withdrawn is less than or equal to (1.5% / frequency of withdrawals ) x basis on the date of withdrawal; or
•	The annual cumulative total of Systematic Adviser Fees withdrawn is less than or equal to (1.5% x basis on the date of withdrawal).
If the amount of the Systematic Adviser Fee exceeds the PLR Permitted Amount, then the amount in excess of the PLR Permitted Amount will be reported as taxable.
Non-Systematic Adviser Fees. "Non-Systematic Adviser Fees" are Adviser Fees that do not meet the definition of Systematic Adviser Fees. Non-Systematic Adviser Fees withdrawn will be within the PLR Permitted Amount if the annual cumulative total of the Non-Systematic Adviser Fees withdrawn from an eligible Contract is less than or equal to 1.5% multiplied by the year-to-date average daily asset value on the date of the withdrawal.
Exchanges
As a general rule, federal income tax law treats exchanges of property in the same manner as a sale of the property. However, pursuant to Section 1035 of the Code, an annuity contract may be exchanged tax-free for another annuity contract, provided that the obligee (the person to whom the annuity obligation is owed) is the same for both contracts. If the exchange includes the receipt of other property, such as cash, in addition to another annuity contract, special rules may cause a portion of the transaction to be taxable to the extent of the value of the other property.
Tax Treatment of a Partial 1035 Exchange With Subsequent Withdrawal
In June 2011, the Internal Revenue Service issued Rev. Proc. 2011-38, which addresses the income tax consequences of the direct transfer of a portion of the cash value of an annuity contract in exchange for the issuance of a second annuity contract. Rev. Proc. 2011-38 modified and superseded prior guidance that was contained in Rev. Proc. 2008-24. A direct transfer that satisfies the revenue procedure will be treated as a tax-free exchange under Section 1035 of the Code if, for a period of at least 180 days from the date of the direct transfer, there are no distributions or surrenders from either annuity contract involved in the exchange. In addition, the 180-day period will be deemed to have been satisfied with respect to amounts received as an annuity for a period of 10 years or more, or as an annuity for the life of one or more persons. The taxation of distributions (other than distributions described in the immediately preceding sentence) received from either contract within the 180-day period will be determined using general tax principles to determine the substance of those payments. For example, they could be treated as taxable "boot" in an otherwise tax-free exchange, or as a distribution from the new contract. Rev. Proc. 2011-38 also removed numerous exceptions to the 180-day waiting period that Rev. Proc. 2008-24 provided for in its 12-month waiting period. Please discuss any tax consequences concerning any contemplated or completed transactions with a professional tax advisor.
Same-Sex Marriages, Domestic Partnership, and Other Similar Relationships
The Treasury issued final regulations that address what relationships are considered marriages for federal tax purposes. The final regulations definition of a marriage reflects the United States Supreme Court holdings in Windsor and Obergefell, as well as Rev. Proc. 2017-13.
The final regulations define the terms "spouse", "husband", "wife", and "husband and wife" to be gender neutral so that such terms can apply equally to same sex couples and opposite sex couples. In addition, the regulations adopt the "place of celebration" rule to determine marital status for federal tax purposes. A marriage of two individuals is recognized for federal tax purposes if the marriage is recognized by a state, possession, or territory of the US in which the marriage was entered into, regardless of the couples place of domicile. Also a marriage entered into in a foreign jurisdiction will be recognized for federal tax purposes if that marriage would be recognized in at least one state, possession, or territory of the US.
Finally, the regulations adopt the holding of Rev. Proc. 2013-17 that relationships entered into as civil unions, or registered domestic partnerships that are not denominated as marriages under state law are not marriages for federal tax purposes. Therefore, the favorable income-tax deferral options afforded by federal tax law to a married spouse under Code Sections 72 and 401(a)(9) are not available to individuals who have entered into these formal relationships.
Withholding
Pre-death distributions from the contracts are subject to federal income tax. Nationwide is required to withhold the tax from the distributions unless the contract owner requests otherwise. Under some circumstances, the Code will not permit contract owners to waive withholding. Such circumstances include:
•	if the payee does not provide Nationwide with a taxpayer identification number; or

•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.
If a contract owner is prohibited from waiving withholding, as described above, the portion of the distribution that represents income will be subject to withholding rates established by Section 3405 of the Code.
Non-Resident Aliens
Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed.
Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:
(1)	provide Nationwide with a properly completed withholding certificate claiming the treaty benefit of a lower tax rate or exemption from tax; and
(2)	provide Nationwide with an individual taxpayer identification number.
If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.
Another exemption from the 30% withholding rate is available if the non-resident alien provides Nationwide with sufficient evidence that:
(1)	the distribution is connected to the non-resident alien’s conduct of business in the United States;
(2)	the distribution is includable in the non-resident alien’s gross income for United States federal income tax purposes; and
(3)	provide Nationwide with a properly completed withholding certificate claiming the exemption.
Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons.
This prospectus does not address any tax matters that may arise by reason of application of the laws of a non-resident alien’s country of citizenship and/or country of residence. Purchasers and prospective purchasers should consult a financial professional, tax advisor or legal counsel to discuss the applicability of laws of those jurisdictions to the purchase or ownership of a contract.
FATCA
Under Sections 1471 through 1474 of the Internal Revenue Code (commonly referred to as FATCA), distributions from a contract to a foreign financial institution or to a nonfinancial foreign entity, each as described by FATCA, may be subject to United States tax withholding at a flat rate equal to 30% of the taxable amount of the distribution, irrespective of the status of any beneficial owner of the contract or of the distribution. Nationwide may require a contract owner to provide certain information or documentation (e.g., Form W-9 or Form W-8BEN) to determine its withholding requirements under FATCA.
Additional Medicare Tax
Section 1411 of the Code imposes a surtax of 3.8% on certain net investment income received by individuals and certain trusts and estates. The surtax is imposed on the lesser of (a) net investment income or (b) the excess of the modified adjusted gross income over a threshold amount. For individuals, the threshold amount is $250,000 (married filing jointly); $125,000 (married filing separately); or $200,000 (other individuals). The threshold for an estate or trust for 2020 is $7,500.
Modified adjusted gross income is equal to adjusted gross income with several modifications; consult with a qualified tax advisor regarding how to determine modified adjusted gross income for purposes of determining the applicability of the surtax.
Net investment income includes, but is not limited to, interest, dividends, capital gains, rent and royalty income, and income from nonqualified annuities. Net investment income does not include, among other things, distributions from certain qualified plans (such as IRAs, Roth IRAs, and plans described in Code Sections 401(a), 401(k), 403(a), 403(b) or 457(b)); however, such distributions, to the extent that they are includible in income for federal income tax purposes, are includible in modified adjusted gross income.

Federal Estate, Gift and Generation Skipping Transfer Taxes
The following transfers may be considered a gift for federal gift tax purposes:
•	a transfer of the contract from one contract owner to another; or
•	a distribution to someone other than a contract owner.
Upon the contract owner’s death, the value of the contract may be subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.
Section 2612 of the Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:
(a)	an individual who is two or more generations younger than the contract owner; or
(b)	certain trusts, as described in Section 2613 of the Code (generally, trusts that have no beneficiaries who are not two or more generations younger than the contract owner).
If the contract owner is not an individual, then for this purpose only, "contract owner" refers to any person:
•	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or
•	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.
If a payment is subject to the generation skipping transfer tax, Nationwide may be required to deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.
Charge for Tax
Nationwide is not required to maintain a capital gain reserve liability on non-qualified contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.
Diversification
Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:
•	the failure to diversify was inadvertent;
•	the failure is corrected; and
•	a fine is paid to the Internal Revenue Service.
The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.
If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.
Representatives of the Internal Revenue Service have informally suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment. In 2003, the Internal Revenue Service issued formal guidance, in Revenue Ruling 2003-91, indicating that if the number of underlying mutual funds available in a variable insurance product does not exceed 20, the number of underlying mutual funds alone would not cause the contract to fail to qualify for the desired tax treatment. The Internal Revenue Service has also indicated that exceeding 20 investment options may be considered a factor, along with other factors including the number of transfer opportunities available under the contract, when determining whether the contract qualifies for the desired tax treatment. The revenue ruling did not indicate the actual number of underlying mutual funds that would cause the contract to not provide the desired tax treatment. Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the contract would no longer qualify for tax deferred treatment under Section 72 of the Code, Nationwide will take whatever steps are available to remain in compliance.
Based on the above, the contract should be treated as an annuity contract for federal income tax purposes.

Required Distributions
The Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Consult a qualified tax or financial professional for more specific required distribution information.
Required Distributions – General Information
In general, a beneficiary is an individual or other entity that the contract owner designates to receive death proceeds upon the contract owner’s death. The distribution rules in the Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from non-qualified contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.
Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.
Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For non-qualified contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner’s death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.
Required Distributions for Non-Qualified Contracts
Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:
(1)	If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.
(2)	If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) must be distributed within five years of the contract owner’s death, provided however:
(a)	any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and
(b)	if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse’s death.
In the event that the contract owner is not a natural person (e.g., a trust or corporation), but is acting as an agent for a natural person, for purposes of these distribution provisions:
(a)	the death of the annuitant will be treated as the death of a contract owner;
(b)	any change of annuitant will be treated as the death of a contract owner; and
(c)	in either case, the appropriate distribution will be made upon the death or change, as the case may be.
These distribution provisions do not apply to any contract exempt from Section 72(s) of the Code by reason of Section 72(s)(5) or any other law or rule.
Tax Changes
The Tax Cuts and Jobs Act (the "Act") was enacted on December 22, 2017. The Act made numerous changes to the Code effective January 1, 2018, including the following:
•	Lowered the federal individual and corporate income tax rates;

•	Doubled the federal estate and gift tax exclusion amount to $10 million;
•	Eliminated the ability to recharacterize the rollover or conversion of amounts from IRAs or eligible retirement plans to a Roth IRA.
State Taxation
The tax rules across the various states and localities are not uniform and therefore are not discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Purchasers and prospective purchasers should consult a financial professional, tax advisor or legal counsel to discuss the taxation and use of the contracts.

Appendix D: State Variations Information
Described below are the variations to certain prospectus disclosure resulting from state law or the instruction provided by state insurance authorities as of the date of this prospectus. Information regarding a state’s requirements does not mean that Nationwide currently offers contracts within that jurisdiction. These variations are subject to change without notice and additional variations may be imposed as required by specific states. Please contact Nationwide or your financial professional for the most up to date information regarding state variations.
California – For contracts issued in California, after this contract has been in force during the lifetime of the Annuitant for two years from the date of contract issuance or effective date of any contract change requiring underwriting, Nationwide will not contest it. See The Contract in General section.
An assignment will be considered received once received by Nationwide. See Assignment subsection.
Florida – For contracts issued in Florida, after this contract has been in force during the life of the Annuitant for two years, whichever is shorter, Nationwide will not contest it. See The Contract in General section.
Total cumulative purchase payments under the contract may not exceed $1,000,000 (and will be returned to the Contract Owner), unless Nationwide agrees in writing to accept purchase payments exceeding $1,000,000. See Minimum Initial and Subsequent Purchase Payments subsection.
The Annuitant and the Contingent Annuitant, if applicable, must be no older than age 80 at the time of contract issuance. See Annuitant and Contingent Annuitant subsections.
If, at the Annuitization Date, the total of all purchase payments and/or the Contract Value to be annuitized is greater than $2,000,000, Nationwide may limit the annuity payment option to the following: a fixed Single Life Annuity with a guaranteed period of payments through age 95 or 20 years (whichever is greater) or a fixed term certain annuity for 20 years. See Annuity Payment Options for Contracts with Total Purchase Payments and/or Contract Value Annuitized Greater Than $2,000,000 subsection.
The Annuity Commencement Date will be established by Nationwide on the Date of Issue. The date must be at least one year after the Date of Issue. If an Annuity Commencement Date is not selected, it will be the date the Annuitant reaches age 90. See Annuity Commencement Date section and Annuitizing the Contract section.
North Dakota – For contracts issued in North Dakota, advisory fees may not be withdrawn from the contract. See Withdrawals to Pay Advisory Fees subsection.

J.P. Morgan Multi-Asset Choice
STATEMENT OF ADDITIONAL INFORMATION
October 30, 2020
Individual Flexible Premium Deferred Variable Annuity Contracts
Issued by Nationwide Life Insurance Company
through its Nationwide Variable Account-4
This Statement of Additional Information is not a prospectus. It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated October 30, 2020. The prospectus may be obtained from Nationwide Life Insurance Company by writing P.O. Box 182021, Columbus, Ohio 43218-2021 or calling 1-800-848-6331, TDD 1-800-238-3035. Capitalized terms in this Statement of Additional Information correspond to terms defined in the prospectus.

General Information and History
Nationwide Variable Account-4 (the "Variable Account") is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). Nationwide is a stock life insurance company organized under the laws of the State of Ohio in March of 1929 with its Home Office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide provides life insurance, annuities and retirement products. Nationwide is admitted to do business in all states, the District of Columbia, Guam, the U.S. Virgin Islands, and Puerto Rico. Nationwide is a member of the Nationwide group of companies and all of its common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. Nationwide Corporation owns all of NFS's common stock and is a holding company, as well. All of Nationwide Corporation's common stock is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $253 billion as of December 31, 2019.
Services
Nationwide, which has responsibility for administration of the contracts and the Variable Account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each Contract Owner, the number and type of contract issued to each Contract Owner, and records with respect to the Contract Value.
The custodian of the assets of the Variable Account is Nationwide. Nationwide will maintain a record of all purchases and redemptions of shares of the underlying mutual funds. Nationwide or its affiliates may have entered into agreements with the underlying mutual funds and/or their affiliates. The agreements relate to services furnished by Nationwide or an affiliate of Nationwide. Some of the services provided include distribution of underlying fund prospectuses, semi-annual and annual fund reports, proxy materials, and fund communications, as well as maintaining the websites and voice response systems necessary for Contract Owners to execute trades in the funds. Nationwide also acts as a limited agent for each underlying mutual fund for purposes of accepting the trades. See Underlying Mutual Fund Service Fee Payments located in the prospectus.
Distribution, Promotional, and Sales Expenses
No commissions or marketing allowances are paid to JPMS for the sale of the contracts.
For more information on the exact compensation arrangement associated with this contract, consult your investment adviser or financial professional.
Independent Registered Public Accounting Firm
The financial statements of Nationwide Variable Account-4 and the statutory financial statements and schedules of Nationwide Life Insurance Company for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Suite 500, Columbus, Ohio 43215.
The KPMG LLP report dated March 20, 2020 of Nationwide Life Insurance Company includes explanatory language that states that the financial statements are prepared by Nationwide Life Insurance Company using statutory accounting practices prescribed or permitted by the Ohio Department of Insurance, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, the KPMG LLP audit report states that the financial statements are not presented fairly in accordance with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in accordance with statutory accounting practices prescribed or permitted by the Ohio Department of Insurance.
Purchase of Securities Being Offered
The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the Financial Industry Regulatory Authority (FINRA).
2

Underwriters
The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide. For contracts issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation. No underwriting commissions have been paid by Nationwide to NISC for each of this Variable Account's last three fiscal years.
Advertising
Money Market Yields
Nationwide may advertise the "yield" and "effective yield" for the money market Sub-Account. Yield and effective yield are annualized, which means that it is assumed that the underlying mutual fund generates the same level of net income throughout a year.
Yield is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the underlying mutual fund's units. The effective yield is calculated similarly, but reflects assumed compounding, calculated under rules prescribed by the SEC. Thus, effective yield will be slightly higher than yield, due to the compounding.
Historical Performance of the Sub-Accounts
Nationwide will advertise historical performance of the Sub-Accounts in accordance with SEC prescribed calculations. Performance information is annualized. However, if a Sub-Account has been available in the Variable Account for less than one year, the performance information for that Sub-Account is not annualized.
Performance information is based on historical earnings and is not intended to predict or project future results.
Standardized performance will reflect the maximum Variable Account charges possible under the contract. Non-standardized performance, which will be accompanied by standardized performance, will reflect other expense structures contemplated under the contract. The expense assumptions will be stated in the advertisement.
Additional Materials
Nationwide may provide information on various topics to owners and prospective purchasers in advertising, sales literature, or other materials.
Performance Comparisons
Each Sub-Account may, from time to time, include in advertisements the ranking of its performance figures compared with performance figures of other annuity contracts' Sub-Accounts with the same investment objectives which are created by Lipper Analytical Services, Morningstar, Inc. or other recognized ranking services.
Annuity Payments
See Annuitizing the Contract located in the prospectus.
3

Condensed Financial Information
The contracts were not available for sale as of December 31, 2019. Therefore, no Condensed Financial Information is available.
4

NATIONWIDE

VARIABLE

ACCOUNT-4

Annual Report

to

Contract Owners

December 31, 2019

  NATIONWIDE LIFE INSURANCE COMPANY

HOME OFFICE: COLUMBUS, OHIO

Report of Independent Registered Public Accounting Firm

The Board of Directors of Nationwide Life Insurance Company and
Contract Owners of Nationwide Variable Account-4:

Opinion on the Financial Statements

We have audited the accompanying statement of assets, liabilities and contract owners’ equity of the sub-accounts listed in the Appendix that comprise the Nationwide Variable Account-4 (the Separate Account) as of the date listed in the Appendix, the related statements of operations for the year or period listed in the Appendix and changes in contract owners’ equity for the years or periods listed in the Appendix, and the related notes including the financial highlights in Note 6 (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of each sub-account as of the date listed in the Appendix, the results of its operations for the year or period listed in the Appendix and the changes in its contract owners’ equity for the years or periods listed in the Appendix, and the financial highlights for each of the years or periods indicated in Note 6, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Separate Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Separate Account in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Such procedures also included confirmation of securities owned as of December 31, 2019, by correspondence with the transfer agent of the underlying mutual funds. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have not been able to determine the specific year that we began serving as the auditor of one or more Nationwide Life Insurance Company separate account investment companies, however we are aware that we have served as the auditor of one or more Nationwide Life Insurance Company separate account investment companies since at least 1981.

Columbus, Ohio
March 27, 2020

Appendix

Statement of assets, liabilities, and contract owners’ equity as of December 31, 2019, the related statement of operations for the year then ended and statements of changes in contract owners’ equity for each of the years in the two-year period then ended.

AB FUNDS
AllianceBernstein Variable Products Series Fund, Inc. - AB VPS Balanced Wealth Strategy Portfolio: Class B (ALVBWB)
ALPS FUNDS
ALPS Variable Investment Trust - ALPS/Red Rocks Listed Private Equity Portfolio: Class III (ARLPE3)
ALPS Variable Investment Trust - ALPS/Alerian Energy Infrastructure Portfolio: Class III (AAEIP3)
AMERICAN CENTURY INVESTORS, INC.
American Century Variable Portfolios, Inc. - American Century VP Income & Growth Fund: Class I (ACVIG)
American Century Variable Portfolios II, Inc. - American Century VP Inflation Protection Fund: Class II (ACVIP2)
American Century Variable Portfolios, Inc. - American Century VP Ultra(R) Fund: Class I (ACVU1)
American Century Variable Portfolios, Inc. - American Century VP Value Fund: Class I (ACVV)
AMERICAN FUNDS GROUP (THE)
American Funds Insurance Series(R) - Capital Income Builder(R): Class 4 (AMVCB4)
American Funds Insurance Series(R) - Blue Chip Income and Growth Fund: Class 4 (AMVBC4)
American Funds Insurance Series(R) - International Fund: Class 4 (AMVI4)
American Funds Insurance Series(R) - New World Fund: Class 4 (AMVNW4)
American Funds Insurance Series(R) - Global Small Capitalization Fund: Class 4 (AMVGS4)
AMUNDI PIONEER
Pioneer Variable Contracts Trust - Pioneer High Yield VCT Portfolio: Class II (PIHYB2)
BLACKROCK FUNDS
BlackRock Variable Series Funds, Inc. - BlackRock 60/40 Target Allocation ETF V.I. Fund: Class III (BRVDA3)(1)
BlackRock Variable Series Funds, Inc. - BlackRock Equity Dividend V.I. Fund: Class III (BRVED3)
BlackRock Variable Series Funds II, Inc. - BlackRock High Yield V.I. Fund: Class III (BRVHY3)(1)
BlackRock Variable Series Funds II, Inc. - BlackRock Total Return V.I. Fund: Class III (BRVTR3)(1)
BlackRock Variable Series Funds, Inc. - BlackRock Global Allocation V.I. Fund: Class III (MLVGA3)
BNY MELLON INVESTMENT MANAGEMENT
BNY Mellon Investment Portfolios - MidCap Stock Portfolio: Service Shares (DVMCSS)(1)
COLUMBIA FUNDS MANAGEMENT COMPANY
Columbia Funds Variable Series Trust II - Columbia VP High Yield Bond Fund: Class 2 (CLVHY2)
Columbia Funds Variable Insurance Trust - CTIVP - AQR Managed Futures Strategy Fund: Class 2 (CLVQF2)
CREDIT SUISSE ASSET MANAGEMENT
Credit Suisse Trust - Commodity Return Strategy Portfolio (CSCRS)
DELAWARE FUNDS BY MACQUARIE
Delaware Variable Insurance Product Trust - Delaware VIP Small Cap Value Series: Service Class (DWVSVS)
EATON VANCE FUNDS
Eaton Vance Variable Trust - Eaton Vance VT Floating-Rate Income Fund: Initial Class (ETVFR)
FEDERATED INVESTORS
Federated Insurance Series - Federated Quality Bond Fund II: Primary Shares (FQB)
FIDELITY INVESTMENTS
Fidelity Variable Insurance Products Fund - VIP Strategic Income Portfolio: Service Class 2 (FVSIS2)
Fidelity Variable Insurance Products Fund - VIP Contrafund(R) Portfolio: Service Class 2 (FC2)
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Fidelity Variable Insurance Products Fund - VIP Asset Manager Portfolio: Service Class 2 (FAM2)
Fidelity Variable Insurance Products Fund - VIP Balanced Portfolio: Service Class 2 (FB2)
Fidelity Variable Insurance Products Fund - VIP Equity-Income Portfolio: Service Class 2 (FEI2)
Fidelity Variable Insurance Products Fund - VIP Growth & Income Portfolio: Service Class 2 (FGI2)
Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2 (FG2)
Fidelity Variable Insurance Products Fund - VIP High Income Portfolio: Service Class 2 (FHI2)
Fidelity Variable Insurance Products Fund - VIP Investment Grade Bond Portfolio: Service Class 2 (FIGBP2)
Fidelity Variable Insurance Products - VIP Real Estate Portfolio: Service Class 2 (FRESS2)
FRANKLIN TEMPLETON DISTRIBUTORS, INC.
Franklin Templeton Variable Insurance Products Trust - Franklin Income VIP Fund: Class 2 (FTVIS2)
Franklin Templeton Variable Insurance Products Trust - Franklin Mutual Global Discovery VIP Fund: Class 2 (FTVMD2)
Franklin Templeton Variable Insurance Products Trust - Templeton Global Bond VIP Fund: Class 2 (FTVGI2)
Franklin Templeton Variable Insurance Products Trust - Franklin Allocation VIP Fund: Class 2 (FTVFA2)(1)
GOLDMAN SACHS ASSET MANAGEMENT GROUP
Goldman Sachs Variable Insurance Trust - Goldman Sachs High Quality Floating Rate Fund: Advisor Shares (GVHQFA)
Goldman Sachs Variable Insurance Trust - Goldman Sachs Global Trends Allocation Fund: Service Shares (GVGMNS)
GUGGENHEIM INVESTMENTS
Rydex Variable Trust - High Yield Strategy Fund (RHYS)
Guggenheim Variable Funds Trust - Series F (Floating Rate Strategies Series) (GVFRB)
Guggenheim Variable Fund - Global Managed Futures Strategy (RVMFU)
Guggenheim Variable Fund - Long Short Equity Fund (RSRF)
Rydex Variable Trust - Banking Fund (RBKF)
Rydex Variable Trust - Basic Materials Fund (RBMF)
Rydex Variable Trust - Biotechnology Fund (RBF)
Rydex Variable Trust - Commodities Strategy Fund (RVCMD)
Rydex Variable Trust - Consumer Products Fund (RCPF)
Rydex Variable Trust - Dow 2x Strategy Fund (RVLDD)
Rydex Variable Trust - Electronics Fund (RELF)
Rydex Variable Trust - Energy Fund (RENF)
Rydex Variable Trust - Energy Services Fund (RESF)
Rydex Variable Trust - Europe 1.25x Strategy Fund (RLCE)
Rydex Variable Trust - Financial Services Fund (RFSF)
Rydex Variable Trust - Government Long Bond 1.2x Strategy Fund (RUGB)
Rydex Variable Trust - Health Care Fund (RHCF)
Rydex Variable Trust - Internet Fund (RINF)
Rydex Variable Trust - Inverse Dow 2x Strategy Fund (RVIDD)
Rydex Variable Trust - Inverse Government Long Bond Strategy Fund (RJNF)
Rydex Variable Trust - Inverse Mid-Cap Strategy Fund (RVIMC)
Rydex Variable Trust - Inverse NASDAQ-100(R) Strategy Fund (RAF)
Rydex Variable Trust - Inverse Russell 2000(R) Strategy Fund (RVISC)
Rydex Variable Trust - Inverse S&P 500 Strategy Fund (RUF)
Rydex Variable Trust - Japan 2x Strategy Fund (RLCJ)
Rydex Variable Trust - Leisure Fund (RLF)
Rydex Variable Trust - Mid-Cap 1.5x Strategy Fund (RMED)
Guggenheim Variable Fund - Multi-Hedge Strategies (RVARS)
Rydex Variable Trust - NASDAQ-100(R) 2x Strategy Fund (RVF)
Rydex Variable Trust - NASDAQ-100(R) Fund (ROF)

3

Rydex Variable Trust - Nova Fund (RNF)
Rydex Variable Trust - Precious Metals Fund (RPMF)
Rydex Variable Trust - Real Estate Fund (RREF)
Rydex Variable Trust - Retailing Fund (RRF)
Rydex Variable Trust - Russell 2000(R) 1.5x Strategy Fund (RMEK)
Rydex Variable Trust - S&P 500 2x Strategy Fund (RTF)
Rydex Variable Trust - S&P 500 Pure Growth Fund (RVLCG)
Rydex Variable Trust - S&P 500 Pure Value Fund (RVLCV)
Rydex Variable Trust - S&P MidCap 400 Pure Growth Fund (RVMCG)
Rydex Variable Trust - S&P MidCap 400 Pure Value Fund (RVMCV)
Rydex Variable Trust - S&P SmallCap 600 Pure Growth Fund (RVSCG)
Rydex Variable Trust - S&P SmallCap 600 Pure Value Fund (RVSCV)
Rydex Variable Trust - Strengthening Dollar 2x Strategy Fund (RVSDL)
Rydex Variable Trust - Technology Fund (RTEC)
Rydex Variable Trust - Telecommunications Fund (RTEL)
Rydex Variable Trust - Transportation Fund (RTRF)
Rydex Variable Trust - Utilities Fund (RUTL)
Rydex Variable Trust - Weakening Dollar 2x Strategy Fund (RVWDL)
INVESCO INVESTMENTS
Invesco - Invesco V.I. Balanced-Risk Allocation Fund: Series II Shares (IVBRA2)
Invesco - Invesco V.I. International Growth Fund: Series II Shares (AVIE2)
Invesco - Invesco V.I. Equally Weighted S&P 500 Fund: Series II Shares (IVEW52)
Invesco Oppenheimer V.I. International Growth Fund: Series II (OVIGS)(1)
Invesco Oppenheimer V.I. Global Fund: Series II (OVGSS)(1)
Invesco Oppenheimer V.I. Main Street Small Cap Fund: Series II (OVSCS)(1)
IVY INVESTMENTS
Ivy Variable Insurance Portfolios - Asset Strategy: Class II (WRASP)
Ivy Variable Insurance Portfolios - Energy: Class II (WRENG)
J.P. MORGAN INVESTMENT MANAGEMENT INC.
JPMorgan Insurance Trust - JPMorgan Insurance Trust Global Allocation Portfolio: Class 2 (JPIGA2)
JPMorgan Insurance Trust - JPMorgan Insurance Trust Income Builder Portfolio: Class 2 (JPIIB2)
JANUS HENDERSON INVESTORS
Janus Henderson VIT Balanced Portfolio: Service Shares (JABS)
Janus Henderson VIT Enterprise Portfolio: Service Shares (JAMGS)
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (JAFBS)
Janus Henderson VIT Global Technology Portfolio: Service Shares (JAGTS)
LAZARD FUNDS
Lazard Retirement Series, Inc. - Lazard Retirement Emerging Markets Equity Portfolio: Service Shares (LZREMS)
LEGG MASON
Legg Mason Partners Variable Income Trust - Western Asset Variable Global High Yield Bond Portfolio: Class II (LPWHY2)
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Aggressive Growth Portfolio: Class II (LPVCA2)
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Large Cap Value Portfolio: Class I (SBVI)
Legg Mason ClearBridge Variable Small Cap Growth Portfolio - Class II (SBVSG2)
LORD ABBETT FUNDS
Lord Abbett Series Fund, Inc. - Total Return Portfolio: Class VC (LOVTRC)
Lord Abbett Series Fund, Inc. - Short Duration Income Portfolio: Class VC (LOVSDC)
MAINSTAY FUNDS
MainStay VP Funds Trust - MainStay VP MacKay Convertible Portfolio: Service 2 Class (MNCPS2)

4

MASSACHUSETTS FINANCIAL SERVICES CO.
MFS(R) Variable Insurance Trust III - MFS Mid Cap Value Portfolio: Service Class (MV3MVS)
MFS(R) Variable Insurance Trust II - MFS Blended Research(R) Core Equity Portfolio: Service Class (MVBRES)
MFS(R) Variable Insurance Trust II - MFS Global Tactical Allocation Portfolio: Service Class (MVGTAS)
MFS(R) Variable Insurance Trust - MFS Utilities Series: Service Class (MVUSC)
MFS(R) Variable Insurance Trust II - MFS International Intrinsic Value Portfolio: Service Class (MVIVSC)
MERGER FUNDS
The Merger Fund VL - The Merger Fund VL (MGRFV)
MORGAN STANLEY
Morgan Stanley Variable Insurance Fund, Inc. - Global Infrastructure Portfolio: Class II (MSGI2)
Morgan Stanley Variable Insurance Fund, Inc. - Emerging Markets Debt Portfolio: Class II (MSEMB)
Morgan Stanley Variable Insurance Fund, Inc. - Global Strategist Portfolio: Class II (MSVGT2)
Morgan Stanley Variable Insurance Fund, Inc. - Global Real Estate Portfolio: Class II (VKVGR2)
NATIONWIDE FUNDS GROUP
Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class I (GBF)
Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class II (GBF2)
Nationwide Variable Insurance Trust - Amundi NVIT Multi Sector Bond Fund: Class I (MSBF)
Nationwide Variable Insurance Trust - Federated NVIT High Income Bond Fund: Class I (HIBF)
Nationwide Variable Insurance Trust - American Funds NVIT Bond Fund: Class II (GVABD2)
Nationwide Variable Insurance Trust - NVIT Core Plus Bond Fund: Class II (NVLCP2)
Nationwide Variable Insurance Trust - NVIT Core Bond Fund: Class II (NVCBD2)
Nationwide Variable Insurance Trust - NVIT Short Term Bond Fund: Class II (NVSTB2)
Nationwide Variable Insurance Trust - NVIT Bond Index Fund: Class I (NVBX)
Nationwide Variable Insurance Trust - NVIT Government Money Market Fund: Class I (SAM)
Nationwide Variable Insurance Trust - NVIT Government Money Market Fund: Class II (NVMM2)
Nationwide Variable Insurance Trust - BlackRock NVIT Managed Global Allocation Fund: Class II (NVMGA2)
Nationwide Variable Insurance Trust - NVIT Managed American Funds Growth-Income Fund: Class II (NAMGI2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Growth Fund: Class II (NVMLG2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Value Fund: Class II (NVMLV2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class I (NVMMG1)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class II (NVMMG2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager International Growth Fund: Class II (NVMIG6)
Nationwide Variable Insurance Trust - NVIT Real Estate Fund: Class II (NVRE2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Value Fund: Class II (NVMMV2)
Nationwide Variable Insurance Trust - Neuberger Berman NVIT Multi Cap Opportunities Fund: Class II (NVNMO2)
Nationwide Variable Insurance Trust - Neuberger Berman NVIT Socially Responsible Fund: Class II (NVNSR2)
Nationwide Variable Insurance Trust - American Century NVIT Multi Cap Value Fund: Class II (NVAMV2)
Nationwide Variable Insurance Trust - NVIT Dynamic U.S. Growth Fund: Class II (NVOLG2)
Nationwide Variable Insurance Trust - Templeton NVIT International Value Fund: Class I (NVTIV3)
Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class I (TRF)
Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class II (TRF2)
Nationwide Variable Insurance Trust - BlackRock NVIT Equity Dividend Fund: Class II (EIF2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class I (SCGF)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class II (SCGF2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class I (SCF)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class II (SCF2)
Nationwide Variable Insurance Trust - NVIT Emerging Markets Fund: Class I (GEM)

5

Nationwide Variable Insurance Trust - NVIT Emerging Markets Fund: Class II (GEM2)
Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class II (NVIE6)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class I (SCVF)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class II (SCVF2)
Nationwide Variable Insurance Trust - American Funds NVIT Global Growth Fund: Class II (GVAGG2)
Nationwide Variable Insurance Trust - American Funds NVIT Growth Fund: Class II (GVAGR2)
Nationwide Variable Insurance Trust - American Funds NVIT Growth-Income Fund: Class II (GVAGI2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager International Value Fund: Class II (GVDIV2)
Nationwide Variable Insurance Trust - NVIT Small Cap Index Fund: Class II (NVSIX2)
Nationwide Variable Insurance Trust - NVIT International Index Fund: Class I (NVIX)
Nationwide Variable Insurance Trust - NVIT Mid Cap Index Fund: Class I (MCIF)
Nationwide Variable Insurance Trust - NVIT S&P 500 Index Fund: Class I (GVEX1)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Aggressive Fund: Class II (GVIDA)
Nationwide Variable Insurance Trust - NVIT Managed American Funds Asset Allocation Fund: Class II (NAMAA2)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Aggressive Fund: Class II (GVDMA)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderate Fund: Class II (GVIDM)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II (GVDMC)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II (GVIDC)
Nationwide Variable Insurance Trust - American Funds NVIT Asset Allocation Fund: Class II (GVAAA2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Aggressive Fund: Class II (NVCRA2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Aggressive Fund: Class II (NVCMA2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Capital Appreciation Fund: Class II (NVCCA2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderate Fund: Class II (NVCMD2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Balanced Fund: Class II (NVCRB2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Conservative Fund: Class II (NVCMC2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Conservative Fund: Class II (NVCCN2)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Balanced Fund: Class II (NVDBL2)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Capital Appreciation Fund: Class II (NVDCA2)
Nationwide Variable Insurance Trust - NVIT DFA Moderate Fund: Class II (NVLM2)
Nationwide Variable Insurance Trust - NVIT DFA Capital Appreciation Fund: Class II (NVLCA2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Managed Growth Fund: Class II (NCPG2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Managed Growth & Income Fund: Class II (NCPGI2)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Managed Growth Fund: Class II (IDPG2)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Managed Growth & Income Fund: Class II (IDPGI2)
NEUBERGER & BERMAN MANAGEMENT, INC.
Neuberger Berman Advisers Management Trust - U.S. Equity Index PutWrite Strategy Portfolio: S Class Shares (NBARMS)
NORTHERN LIGHTS
Northern Lights Variable Trust - 7Twelve Balanced Portfolio (NO7TB)
Northern Lights Variable Trust - Power Income VIT Fund, advised by WE Donoghue: Class 2 (NOVPI2)
Northern Lights Variable Trust - BTS Tactical Fixed Income VIT Fund: Class 2 (NOTBBA)
PIMCO FUNDS
PIMCO Variable Insurance Trust - Short-Term Portfolio: Advisor Class (PMVSTA)

6

PIMCO Variable Insurance Trust - Income Portfolio: Advisor Class (PMVIV)
PIMCO Variable Insurance Trust - International Bond Portfolio (U.S. Dollar-Hedged): Advisor Class (PMVFHV)
PIMCO Variable Insurance Trust - Dynamic Bond Portfolio: Advisor Class (PMUBA)
PIMCO Variable Insurance Trust - All Asset Portfolio: Advisor Class (PMVAAD)
PIMCO Variable Insurance Trust - International Bond Portfolio (unhedged): Advisor Class (PMVFAD)
PIMCO Variable Insurance Trust - Low Duration Portfolio: Advisor Class (PMVLAD)
PIMCO Variable Insurance Trust - Total Return Portfolio: Advisor Class (PMVTRD)
PIMCO Variable Insurance Trust - CommodityRealReturn(R) Strategy Portfolio: Advisor Class (PMVRSD)
PIMCO Variable Insurance Trust - Emerging Markets Bond Portfolio: Advisor Class (PMVEBD)
PIMCO Variable Insurance Trust - Global Bond Opportunities Portfolio (Unhedged): Advisor Class (PMVGBD)
PIMCO Variable Insurance Trust - High Yield Portfolio: Advisor Class (PMVHYD)
PRO FUNDS
ProFund VP UltraShort NASDAQ-100 (PROUSN)
ProFund VP Access High Yield Fund (PROAHY)
ProFund VP Asia 30 (PROA30)
ProFund VP Banks (PROBNK)
ProFund VP Basic Materials (PROBM)
ProFund VP Bear (PROBR)
ProFund VP Biotechnology (PROBIO)
ProFund VP Bull (PROBL)
ProFund VP Consumer Goods (PROCG)
ProFund VP Consumer Services (PROCS)
ProFund VP Emerging Markets (PROEM)
ProFund VP Europe 30 (PROE30)
ProFund VP Financials (PROFIN)
ProFund VP Health Care (PROHC)
ProFund VP Industrials (PROIND)
ProFund VP International (PROINT)
ProFund VP Internet (PRONET)
ProFund VP Japan (PROJP)
ProFund VP NASDAQ-100 (PRON)
ProFund VP Oil & Gas (PROOG)
ProFund VP Pharmaceuticals (PROPHR)
ProFund VP Precious Metals (PROPM)
ProFund VP Real Estate (PRORE)
ProFund VP Rising Rates Opportunity (PRORRO)
ProFund VP Semiconductor (PROSCN)
ProFund VP Short Emerging Markets (PROSEM)
ProFund VP Short International (PROSIN)
ProFund VP Short NASDAQ-100 (PROSN)
ProFund VP Technology (PROTEC)
ProFund VP Telecommunications (PROTEL)
ProFund VP U.S. Government Plus (PROGVP)
ProFund VP UltraNASDAQ-100 (PROUN)
ProFund VP Utilities (PROUTL)
PUTNAM INVESTMENTS
Putnam Variable Trust - Putnam VT Equity Income Fund: Class IB (PVEIB)
T. ROWE PRICE
T. Rowe Price Equity Series, Inc. - T. Rowe Price Health Sciences Portfolio: II (TRHS2)

7

VAN ECK ASSOCIATES CORPORATION
VanEck VIP Trust - VanEck VIP Global Gold Fund: Class S (VVGGS)
VanEck VIP Trust - Global Hard Assets Fund: Class S (VWHAS)
VanEck VIP Trust - Global Hard Assets Fund: Initial Class (VWHA)

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, the related statement of operations for the year then ended, and the statements of changes in contract owners’ equity for the year ended December 31, 2019 and for the period from June 26, 2018 (inception) to December 31, 2018.

AB FUNDS
AllianceBernstein Variable Products Series Fund, Inc. - AB VPS International Value Portfolio: Class B (ALVIVB)

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, and the related statements of operations and changes in contract owners’ equity for the period from August 26, 2019 (inception) to December 31, 2019.

FEDERATED INVESTORS
Federated Insurance Series - Federated Fund for U.S. Government Securities II (FVUS2)

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, and the related statement of operations for the year then ended and the statements of changes in contract owners’ equity for the year ended December 31, 2019 and for the period from May 21, 2018 (inception) to December 31, 2018.

FIDELITY INVESTMENTS
Fidelity Variable Insurance Products - Emerging Markets Portfolio: Service Class 2 (FEMS2)

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, and the related statements of operations and changes in contract owners’ equity for the period from May 23, 2019 (inception) to December 31, 2019.

MASSACHUSETTS FINANCIAL SERVICES CO.
MFS(R) Variable Insurance Trust II - MFS International Growth Portfolio: Service Class (MVIGSC)
MORGAN STANLEY
Morgan Stanley Variable Insurance Fund, Inc. - Growth Portfolio: Class II (MSVEG2)

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, and the related statements of operations and changes in contract owners’ equity for the period from July 11, 2019 (inception) to December 31, 2019.

NATIONWIDE FUNDS GROUP
Nationwide Variable Insurance Trust - NVIT iShares Global Equity ETF Fund: Class II (NVGEII)

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, and the related statements of operations and changes in contract owners’ equity for the period from May 13, 2019 (inception) to December 31, 2019.

NATIONWIDE FUNDS GROUP
Nationwide Variable Insurance Trust - NVIT iShares Fixed Income ETF Fund: Class II (NVFIII)

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, and the related statements of operations and changes in contract owners’ equity for the period from November 14, 2019 (inception) to December 31, 2019.

NATIONWIDE FUNDS GROUP
Nationwide Variable Insurance Trust - NVIT J.P. Morgan Mozaic(SM) Multi-Asset Fund: Class II (NJMMA2)

8

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, the related statement of operations for the year then ended, and the statements of changes in contract owners’ equity for the year ended December 31, 2019 and for the period from May 22, 2018 (inception) to December 31, 2018.

NATIONWIDE FUNDS GROUP
Nationwide Variable Insurance Trust - DoubleLine NVIT Total Return Tactical Fund: Class II (DTRTFB)

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, the related statement of operations for the year then ended, and the statements of changes in contract owners’ equity for the year ended December 31, 2019 and for the period from June 6, 2018 (inception) to December 31, 2018.

GOLDMAN SACHS ASSET MANAGEMENT GROUP
Goldman Sachs Variable Insurance Trust - Goldman Sachs Multi-Strategy Alternatives Portfolio: Service Shares (GVMSAS)

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, and the related statements of operations and changes in contract owners’ equity for the period from May 1, 2019 (inception) to December 31, 2019.

VIRTUS MUTUAL FUNDS
Virtus Variable Insurance Trust - Virtus Duff & Phelps Real Estate Securities Series: Class A (VRVDRA)

Statement of assets, liabilities and contract owners’ equity as of December 31, 2019, the related statement of operations for the year then ended, and the statements of changes in contract owners’ equity for the year ended December 31, 2019 and for the period from June 19, 2018 (inception) to December 31, 2018.

VAN ECK ASSOCIATES CORPORATION
VanEck VIP Trust - Emerging Markets Fund: Class S (VEEMS)

Statement of changes in contract owners’ equity for the period from January 1, 2018 to April 27, 2018 (liquidation).

GOLDMAN SACHS ASSET MANAGEMENT GROUP
Goldman Sachs Variable Insurance Trust - Goldman Sachs Strategic Income Fund: Advisor Shares (GVSIA)

(1)	See Note 1 to the financial statements for the former name of the sub-account.

9

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF ASSETS, LIABILITIES AND CONTRACT OWNERS' EQUITY

DECEMBER 31, 2019

Subaccount *,**	Shares	Cost	Investments, at fair value	Accounts Receivable	Total Assets	Accounts Payable	Contract Owners' Equity	Accumulation Units	Contracts in Payout	Contract Owners' Equity
ALVBWB	68,562	$746,599	$692,473	$-	$692,473	$54	$692,419	$692,419	$-	$692,419
ALVIVB	19,809	266,024	282,076	-	282,076	17	282,059	282,059	-	282,059
ARLPE3	229,659	3,182,206	3,516,075	-	3,516,075	45	3,516,030	3,516,030	-	3,516,030
AAEIP3	285,042	2,555,878	2,553,974	-	2,553,974	113	2,553,861	2,553,861	-	2,553,861
ACVIG	1,209,785	12,023,283	12,122,050	-	12,122,050	120	12,121,930	12,121,930	-	12,121,930
ACVIP2	1,011,481	10,235,728	10,377,793	-	10,377,793	164	10,377,629	10,377,629	-	10,377,629
ACVU1	80,156	1,486,245	1,677,662	-	1,677,662	72	1,677,590	1,677,590	-	1,677,590
ACVV	1,070,751	11,930,128	12,549,202	-	12,549,202	132	12,549,070	12,549,070	-	12,549,070
AMVCB4	1,792,163	17,913,266	19,194,071	-	19,194,071	111	19,193,960	19,193,960	-	19,193,960
AMVBC4	1,913,817	25,984,892	25,472,908	-	25,472,908	90	25,472,818	25,472,818	-	25,472,818
AMVI4	453,404	9,231,544	9,312,926	-	9,312,926	40	9,312,886	9,312,886	-	9,312,886
AMVNW4	522,726	12,381,327	13,313,843	-	13,313,843	41	13,313,802	13,313,802	-	13,313,802
AMVGS4	239,175	5,811,294	6,256,820	-	6,256,820	155	6,256,665	6,256,665	-	6,256,665
PIHYB2	17,054	164,203	161,503	-	161,503	68	161,435	161,435	-	161,435
BRVDA3	171,158	2,028,394	2,074,437	-	2,074,437	45	2,074,392	2,074,392	-	2,074,392
BRVED3	601,721	7,031,921	7,148,447	-	7,148,447	62	7,148,385	7,148,385	-	7,148,385
BRVHY3	2,174,929	15,616,278	16,137,970	61,888	16,199,858	-	16,199,858	16,199,858	-	16,199,858
BRVTR3	610,573	7,226,609	7,369,612	13,969	7,383,581	-	7,383,581	7,383,581	-	7,383,581
MLVGA3	1,798,161	25,193,447	26,037,365	-	26,037,365	215	26,037,150	26,037,150	-	26,037,150
DVMCSS	461,056	9,127,829	8,543,367	-	8,543,367	158	8,543,209	8,543,209	-	8,543,209
CLVHY2	627,496	4,154,327	4,241,876	-	4,241,876	37	4,241,839	4,241,839	-	4,241,839
CLVQF2	589,907	4,344,915	4,229,636	-	4,229,636	46	4,229,590	4,229,590	-	4,229,590
CSCRS	142,824	532,251	524,163	-	524,163	61	524,102	524,102	-	524,102
DWVSVS	160,310	6,151,174	6,101,384	-	6,101,384	54	6,101,330	6,101,330	-	6,101,330
ETVFR	2,133,554	19,638,740	19,522,020	-	19,522,020	507	19,521,513	19,503,429	18,084	19,521,513
FVUS2	9,909	107,694	107,706	-	107,706	-	107,706	107,706	-	107,706
FQB	505	5,548	5,714	3	5,717	-	5,717	5,717	-	5,717
FVSIS2	1,138,920	12,926,051	12,915,349	-	12,915,349	136	12,915,213	12,915,213	-	12,915,213
FEMS2	233,779	2,725,351	2,966,661	-	2,966,661	71	2,966,590	2,966,590	-	2,966,590
FC2	222,704	7,297,190	8,039,628	-	8,039,628	10	8,039,618	8,039,618	-	8,039,618
FAM2	30,857	449,662	457,297	-	457,297	5	457,292	457,292	-	457,292
FB2	1,803,956	32,155,134	34,311,235	-	34,311,235	155	34,311,080	34,311,080	-	34,311,080
FEI2	436,548	9,437,883	10,084,253	-	10,084,253	112	10,084,141	10,084,141	-	10,084,141
FGI2	517,190	10,452,381	11,160,952	-	11,160,952	95	11,160,857	11,160,857	-	11,160,857
FG2	830,954	57,980,696	64,340,764	-	64,340,764	250	64,340,514	64,340,514	-	64,340,514
FHI2	492,567	2,518,985	2,571,199	-	2,571,199	41	2,571,158	2,571,158	-	2,571,158
FIGBP2	1,092,256	13,800,001	14,013,638	-	14,013,638	152	14,013,486	14,013,486	-	14,013,486
FRESS2	331,734	6,244,398	6,452,224	-	6,452,224	72	6,452,152	6,452,152	-	6,452,152

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF ASSETS, LIABILITIES AND CONTRACT OWNERS' EQUITY

DECEMBER 31, 2019

Subaccount *,**	Shares	Cost	Investments, at fair value	Accounts Receivable	Total Assets	Accounts Payable	Contract Owners' Equity	Accumulation Units	Contracts in Payout	Contract Owners' Equity
FTVIS2	1,399,695	22,080,514	22,269,152	-	22,269,152	170	22,268,982	22,268,982	-	22,268,982
FTVMD2	412,615	7,992,104	7,649,888	-	7,649,888	145	7,649,743	7,649,743	-	7,649,743
FTVGI2	1,123,997	18,699,279	17,950,230	9	17,950,239	-	17,950,239	17,904,545	45,694	17,950,239
FTVFA2	645,345	4,525,043	4,394,799	-	4,394,799	92	4,394,707	4,394,707	-	4,394,707
GVHQFA	610,271	6,350,274	6,322,411	-	6,322,411	79	6,322,332	6,322,332	-	6,322,332
GVMSAS	101,160	926,349	912,461	-	912,461	1	912,460	912,460	-	912,460
GVGMNS	79,151	946,684	973,555	-	973,555	38	973,517	973,517	-	973,517
RHYS	31,283	2,674,981	2,709,415	-	2,709,415	80	2,709,335	2,709,335	-	2,709,335
GVFRB	346,991	9,038,465	9,007,882	-	9,007,882	145	9,007,737	9,007,737	-	9,007,737
RVMFU	257,187	4,265,882	4,277,026	-	4,277,026	79	4,276,947	4,261,161	15,786	4,276,947
RSRF	392,521	5,823,624	5,432,485	-	5,432,485	145	5,432,340	5,432,340	-	5,432,340
RBKF	21,681	1,910,607	2,107,376	-	2,107,376	73	2,107,303	2,107,303	-	2,107,303
RBMF	32,292	2,376,967	2,453,846	-	2,453,846	95	2,453,751	2,453,751	-	2,453,751
RBF	71,974	6,221,992	6,826,018	-	6,826,018	323	6,825,695	6,825,695	-	6,825,695
RVCMD	11,333	1,011,143	922,283	-	922,283	76	922,207	922,207	-	922,207
RCPF	95,365	6,051,320	6,430,433	-	6,430,433	239	6,430,194	6,430,194	-	6,430,194
RVLDD	54,455	7,915,077	8,895,799	-	8,895,799	190	8,895,609	8,895,609	-	8,895,609
RELF	49,200	4,326,806	5,207,366	-	5,207,366	125	5,207,241	5,207,241	-	5,207,241
RENF	67,395	4,130,222	3,973,607	-	3,973,607	45	3,973,562	3,965,048	8,514	3,973,562
RESF	51,456	1,484,646	1,558,594	-	1,558,594	96	1,558,498	1,558,498	-	1,558,498
RLCE	12,021	1,191,795	1,290,331	-	1,290,331	33	1,290,298	1,290,298	-	1,290,298
RFSF	66,170	5,471,087	5,941,390	-	5,941,390	131	5,941,259	5,941,259	-	5,941,259
RUGB	112,179	3,991,633	3,830,923	-	3,830,923	166	3,830,757	3,830,757	-	3,830,757
RHCF	149,788	10,338,808	11,214,647	-	11,214,647	140	11,214,507	11,194,701	19,806	11,214,507
RINF	37,161	3,789,545	3,865,096	-	3,865,096	163	3,864,933	3,864,933	-	3,864,933
RVIDD	114,443	3,345,505	2,998,406	-	2,998,406	84	2,998,322	2,998,322	-	2,998,322
RJNF	5,740	483,833	489,380	-	489,380	97	489,283	489,283	-	489,283
RVIMC	2,870	175,215	172,366	-	172,366	31	172,335	172,335	-	172,335
RAF	4,605	201,688	189,804	-	189,804	24	189,780	189,780	-	189,780
RVISC	6,699	366,371	360,547	-	360,547	45	360,502	360,502	-	360,502
RUF	11,462	657,045	633,707	-	633,707	44	633,663	633,663	-	633,663
RLCJ	9,351	744,072	798,107	-	798,107	99	798,008	798,008	-	798,008
RLF	26,412	2,584,283	2,800,447	-	2,800,447	35	2,800,412	2,800,412	-	2,800,412
RMED	130,903	2,275,777	2,540,823	-	2,540,823	95	2,540,728	2,540,728	-	2,540,728
RVARS	149,554	3,595,070	3,613,225	-	3,613,225	112	3,613,113	3,613,113	-	3,613,113
RVF	401,978	27,554,666	36,712,683	1,103	36,713,786	-	36,713,786	34,771,136	1,942,650	36,713,786
ROF	392,930	17,361,614	19,198,557	-	19,198,557	90	19,198,467	19,198,467	-	19,198,467
RNF	88,658	10,868,158	12,029,126	-	12,029,126	46	12,029,080	12,029,080	-	12,029,080

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF ASSETS, LIABILITIES AND CONTRACT OWNERS' EQUITY

DECEMBER 31, 2019

Subaccount *,**	Shares	Cost	Investments, at fair value	Accounts Receivable	Total Assets	Accounts Payable	Contract Owners' Equity	Accumulation Units	Contracts in Payout	Contract Owners' Equity
RPMF	255,545	8,115,789	9,388,717	-	9,388,717	56	9,388,661	9,382,256	6,405	9,388,661
RREF	121,276	5,186,120	5,270,658	-	5,270,658	202	5,270,456	5,270,456	-	5,270,456
RRF	21,125	1,744,340	1,891,972	-	1,891,972	99	1,891,873	1,891,873	-	1,891,873
RMEK	27,687	1,899,378	2,157,668	-	2,157,668	118	2,157,550	2,145,374	12,176	2,157,550
RTF	91,708	24,031,714	28,723,086	895	28,723,981	-	28,723,981	27,169,397	1,554,584	28,723,981
RVLCG	413,581	20,601,881	22,536,042	-	22,536,042	176	22,535,866	22,535,866	-	22,535,866
RVLCV	309,762	16,572,859	17,969,293	-	17,969,293	138	17,969,155	17,969,155	-	17,969,155
RVMCG	176,075	6,162,569	6,368,631	-	6,368,631	124	6,368,507	6,368,507	-	6,368,507
RVMCV	147,759	6,339,081	6,228,034	-	6,228,034	126	6,227,908	6,227,908	-	6,227,908
RVSCG	105,969	5,497,201	5,853,726	-	5,853,726	92	5,853,634	5,853,634	-	5,853,634
RVSCV	61,593	3,815,261	3,911,140	-	3,911,140	104	3,911,036	3,911,036	-	3,911,036
RVSDL	13,935	592,227	574,249	-	574,249	51	574,198	574,198	-	574,198
RTEC	78,331	9,112,959	9,859,534	-	9,859,534	136	9,859,398	9,859,398	-	9,859,398
RTEL	10,329	622,558	628,437	-	628,437	48	628,389	628,389	-	628,389
RTRF	32,835	2,504,997	2,648,499	-	2,648,499	54	2,648,445	2,648,445	-	2,648,445
RUTL	136,594	4,490,497	4,611,415	-	4,611,415	196	4,611,219	4,611,219	-	4,611,219
RVWDL	4,459	245,538	250,470	-	250,470	43	250,427	250,427	-	250,427
IVBRA2	473,926	5,091,242	5,085,230	-	5,085,230	104	5,085,126	5,085,126	-	5,085,126
AVIE2	43,238	1,605,593	1,663,791	-	1,663,791	49	1,663,742	1,663,742	-	1,663,742
IVEW52	568,458	10,748,403	12,199,100	-	12,199,100	74	12,199,026	12,199,026	-	12,199,026
OVIGS	1,381,466	3,367,622	3,536,554	-	3,536,554	38	3,536,516	3,536,516	-	3,536,516
OVGSS	342,398	14,890,919	14,363,614	-	14,363,614	178	14,363,436	14,363,436	-	14,363,436
OVSCS	255,409	6,044,777	5,846,301	-	5,846,301	51	5,846,250	5,846,250	-	5,846,250
WRASP	1,443,792	12,738,712	13,716,170	-	13,716,170	162	13,716,008	13,716,008	-	13,716,008
WRENG	383,505	1,798,539	1,533,944	-	1,533,944	32	1,533,912	1,533,912	-	1,533,912
JPIGA2	107,203	1,746,688	1,884,631	-	1,884,631	56	1,884,575	1,884,575	-	1,884,575
JPIIB2	89,663	943,287	997,056	-	997,056	30	997,026	997,026	-	997,026
JABS	428,467	16,385,364	17,867,061	-	17,867,061	32	17,867,029	17,867,029	-	17,867,029
JAMGS	151,102	10,627,089	12,077,599	-	12,077,599	61	12,077,538	12,077,538	-	12,077,538
JAFBS	253,325	3,215,001	3,290,687	-	3,290,687	53	3,290,634	3,290,634	-	3,290,634
JAGTS	1,062,029	14,111,616	15,962,297	-	15,962,297	81	15,962,216	15,962,216	-	15,962,216
LZREMS	837,772	17,423,062	18,430,984	-	18,430,984	190	18,430,794	18,430,794	-	18,430,794
LPWHY2	885,852	6,590,862	6,581,882	-	6,581,882	122	6,581,760	6,573,798	7,962	6,581,760
LPVCA2	156,721	4,156,973	4,331,758	-	4,331,758	38	4,331,720	4,331,720	-	4,331,720
SBVI	88,355	1,506,169	1,878,434	-	1,878,434	5	1,878,429	1,878,429	-	1,878,429
SBVSG2	195,359	5,445,257	5,100,812	-	5,100,812	68	5,100,744	5,100,744	-	5,100,744
LOVTRC	326,459	5,472,695	5,500,841	-	5,500,841	63	5,500,778	5,500,778	-	5,500,778
LOVSDC	869,379	12,558,146	12,406,044	-	12,406,044	54	12,405,990	12,405,990	-	12,405,990

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF ASSETS, LIABILITIES AND CONTRACT OWNERS' EQUITY

DECEMBER 31, 2019

Subaccount *,**	Shares	Cost	Investments, at fair value	Accounts Receivable	Total Assets	Accounts Payable	Contract Owners' Equity	Accumulation Units	Contracts in Payout	Contract Owners' Equity
MNCPS2	480,280	6,550,592	6,469,234	-	6,469,234	106	6,469,128	6,469,128	-	6,469,128
MV3MVS	661,677	5,562,404	5,723,504	-	5,723,504	77	5,723,427	5,723,427	-	5,723,427
MVBRES	66,938	3,309,200	3,516,946	-	3,516,946	29	3,516,917	3,516,917	-	3,516,917
MVGTAS	100,842	1,542,214	1,570,109	-	1,570,109	33	1,570,076	1,570,076	-	1,570,076
MVUSC	105,801	3,350,059	3,656,488	-	3,656,488	40	3,656,448	3,656,448	-	3,656,448
MVIGSC	30,178	420,385	425,809	-	425,809	7	425,802	425,802	-	425,802
MVIVSC	858,246	22,750,792	25,292,516	-	25,292,516	76	25,292,440	25,292,440	-	25,292,440
MGRFV	399,842	4,500,963	4,558,201	-	4,558,201	85	4,558,116	4,539,670	18,446	4,558,116
MSVEG2	58,778	1,886,652	1,969,644	-	1,969,644	14	1,969,630	1,969,630	-	1,969,630
MSGI2	868,179	6,601,356	6,997,526	-	6,997,526	187	6,997,339	6,997,339	-	6,997,339
MSEMB	1,637,104	12,571,005	12,458,363	-	12,458,363	162	12,458,201	12,443,344	14,857	12,458,201
MSVGT2	132,688	1,369,976	1,439,668	-	1,439,668	48	1,439,620	1,439,620	-	1,439,620
VKVGR2	1,548,247	16,397,485	16,721,072	-	16,721,072	111	16,720,961	16,699,162	21,799	16,720,961
NVFIII	62,220	669,205	665,130	4	665,134	-	665,134	665,134	-	665,134
GBF	454,114	5,049,690	4,936,219	-	4,936,219	103	4,936,116	4,936,116	-	4,936,116
GBF2	973,667	10,528,897	10,535,080	-	10,535,080	57	10,535,023	10,535,023	-	10,535,023
MSBF	1,307,200	11,745,965	11,947,808	-	11,947,808	129	11,947,679	11,947,679	-	11,947,679
HIBF	660,105	4,333,661	4,297,284	-	4,297,284	54	4,297,230	4,297,230	-	4,297,230
GVABD2	610,681	6,950,672	7,212,146	-	7,212,146	40	7,212,106	7,212,106	-	7,212,106
NVLCP2	747,741	8,620,276	8,606,493	-	8,606,493	50	8,606,443	8,606,443	-	8,606,443
NVCBD2	403,132	4,380,238	4,422,361	-	4,422,361	24	4,422,337	4,422,337	-	4,422,337
NVSTB2	1,482,087	15,245,003	15,221,036	-	15,221,036	109	15,220,927	15,220,927	-	15,220,927
NVBX	3,726,485	39,001,528	39,724,332	-	39,724,332	124	39,724,208	39,724,208	-	39,724,208
SAM	32,102	32,102	32,102	-	32,102	3	32,099	32,099	-	32,099
NVMM2	127,287,230	127,287,230	127,287,230	160	127,287,390	-	127,287,390	127,246,368	41,022	127,287,390
NVGEII	20,659	237,299	243,978	4	243,982	-	243,982	243,982	-	243,982
NJMMA2	4,292	42,306	42,496	-	42,496	5	42,491	42,491	-	42,491
NVMGA2	184,195	1,912,386	1,994,827	-	1,994,827	44	1,994,783	1,994,783	-	1,994,783
NAMGI2	343,383	3,855,749	4,075,954	-	4,075,954	39	4,075,915	4,075,915	-	4,075,915
NVMLG2	643,254	8,208,704	7,873,423	-	7,873,423	161	7,873,262	7,873,262	-	7,873,262
NVMLV2	1,440,594	13,573,847	11,135,793	-	11,135,793	187	11,135,606	11,135,606	-	11,135,606
NVMMG1	11,778	129,325	116,716	-	116,716	8	116,708	116,708	-	116,708
NVMMG2	1,254,135	12,736,288	11,575,662	-	11,575,662	28	11,575,634	11,575,634	-	11,575,634
NVMIG6	524,638	5,767,672	5,875,942	-	5,875,942	140	5,875,802	5,875,802	-	5,875,802
NVRE2	910,597	6,387,040	7,048,018	-	7,048,018	89	7,047,929	7,047,929	-	7,047,929
NVMMV2	1,012,706	9,287,048	8,142,153	-	8,142,153	199	8,141,954	8,141,954	-	8,141,954
NVNMO2	354,295	4,003,524	4,109,819	-	4,109,819	38	4,109,781	4,109,781	-	4,109,781
NVNSR2	98,044	1,263,303	1,308,889	-	1,308,889	26	1,308,863	1,308,863	-	1,308,863

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF ASSETS, LIABILITIES AND CONTRACT OWNERS' EQUITY

DECEMBER 31, 2019

Subaccount *,**	Shares	Cost	Investments, at fair value	Accounts Receivable	Total Assets	Accounts Payable	Contract Owners' Equity	Accumulation Units	Contracts in Payout	Contract Owners' Equity
NVAMV2	243,950	3,638,614	3,712,919	-	3,712,919	10	3,712,909	3,712,909	-	3,712,909
NVOLG2	695,726	12,660,775	12,237,824	-	12,237,824	113	12,237,711	12,237,711	-	12,237,711
NVTIV3	132,771	1,506,257	1,376,831	-	1,376,831	55	1,376,776	1,376,776	-	1,376,776
DTRTFB	322,427	3,196,853	3,237,166	-	3,237,166	28	3,237,138	3,237,138	-	3,237,138
TRF	146,455	3,201,511	3,393,359	-	3,393,359	99	3,393,260	3,393,260	-	3,393,260
TRF2	59,129	1,256,740	1,364,700	-	1,364,700	20	1,364,680	1,364,680	-	1,364,680
EIF2	295,177	5,645,102	5,826,797	-	5,826,797	63	5,826,734	5,826,734	-	5,826,734
SCGF	398,264	6,643,118	6,364,256	-	6,364,256	77	6,364,179	6,364,179	-	6,364,179
SCGF2	273,694	3,804,333	3,919,304	-	3,919,304	37	3,919,267	3,919,267	-	3,919,267
SCF	394,599	6,878,695	6,716,067	-	6,716,067	53	6,716,014	6,716,014	-	6,716,014
SCF2	169,109	2,882,028	2,648,242	-	2,648,242	29	2,648,213	2,648,213	-	2,648,213
GEM	238,548	3,029,526	3,208,467	-	3,208,467	98	3,208,369	3,208,369	-	3,208,369
GEM2	310,861	3,945,737	4,128,232	-	4,128,232	51	4,128,181	4,128,181	-	4,128,181
NVIE6	300,895	3,281,274	3,243,652	-	3,243,652	43	3,243,609	3,243,609	-	3,243,609
SCVF	368,870	4,077,317	3,094,823	-	3,094,823	122	3,094,701	3,094,701	-	3,094,701
SCVF2	336,021	3,682,377	2,691,527	-	2,691,527	42	2,691,485	2,691,485	-	2,691,485
GVAGG2	806,833	25,297,716	26,819,131	-	26,819,131	70	26,819,061	26,819,061	-	26,819,061
GVAGR2	425,799	36,882,233	37,287,177	-	37,287,177	66	37,287,111	37,287,111	-	37,287,111
GVAGI2	594,049	32,845,844	33,385,568	-	33,385,568	86	33,385,482	33,385,482	-	33,385,482
GVDIV2	600,173	5,732,096	4,693,355	-	4,693,355	113	4,693,242	4,693,242	-	4,693,242
NVSIX2	4,342,086	45,914,894	35,040,637	-	35,040,637	228	35,040,409	35,040,409	-	35,040,409
NVIX	4,141,754	41,050,986	42,287,304	-	42,287,304	166	42,287,138	42,287,138	-	42,287,138
MCIF	2,405,389	56,967,089	51,908,300	-	51,908,300	150	51,908,150	51,908,150	-	51,908,150
GVEX1	12,692,512	223,568,201	249,154,003	-	249,154,003	273	249,153,730	249,153,730	-	249,153,730
GVIDA	487,807	6,248,811	6,048,802	-	6,048,802	33	6,048,769	6,048,769	-	6,048,769
NAMAA2	396,672	4,405,979	4,680,729	-	4,680,729	41	4,680,688	4,680,688	-	4,680,688
GVDMA	2,151,154	28,507,577	26,910,937	-	26,910,937	26	26,910,911	26,898,238	12,673	26,910,911
GVIDM	6,396,951	78,573,654	74,204,632	-	74,204,632	181	74,204,451	74,204,451	-	74,204,451
GVDMC	2,350,686	25,990,928	25,105,325	84	25,105,409	-	25,105,409	24,875,683	229,726	25,105,409
GVIDC	2,000,649	19,888,475	19,966,473	-	19,966,473	116	19,966,357	19,966,357	-	19,966,357
GVAAA2	3,047,523	77,046,322	79,692,737	-	79,692,737	248	79,692,489	79,692,489	-	79,692,489
NVCRA2	1,017,295	10,275,913	9,898,278	-	9,898,278	96	9,898,182	9,898,182	-	9,898,182
NVCMA2	966,105	9,030,691	8,453,417	15	8,453,432	-	8,453,432	8,441,023	12,409	8,453,432
NVCCA2	1,665,286	17,849,927	16,619,559	-	16,619,559	101	16,619,458	16,619,458	-	16,619,458
NVCMD2	1,868,845	19,767,396	18,987,465	-	18,987,465	93	18,987,372	18,987,372	-	18,987,372
NVCRB2	1,171,042	12,688,108	12,190,546	-	12,190,546	137	12,190,409	12,190,409	-	12,190,409
NVCMC2	969,613	10,213,321	9,967,619	-	9,967,619	76	9,967,543	9,967,543	-	9,967,543
NVCCN2	1,431,475	14,586,756	14,572,418	-	14,572,418	18	14,572,400	14,572,400	-	14,572,400

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF ASSETS, LIABILITIES AND CONTRACT OWNERS' EQUITY

DECEMBER 31, 2019

Subaccount *,**	Shares	Cost	Investments, at fair value	Accounts Receivable	Total Assets	Accounts Payable	Contract Owners' Equity	Accumulation Units	Contracts in Payout	Contract Owners' Equity
NVDBL2	832,724	12,856,326	12,707,368	-	12,707,368	60	12,707,308	12,707,308	-	12,707,308
NVDCA2	535,043	9,551,081	9,336,508	-	9,336,508	57	9,336,451	9,336,451	-	9,336,451
NVLM2	513,874	6,245,663	6,562,167	-	6,562,167	106	6,562,061	6,562,061	-	6,562,061
NVLCA2	411,161	5,358,669	5,402,657	16	5,402,673	-	5,402,673	5,402,673	-	5,402,673
NCPG2	126,775	1,364,893	1,342,550	-	1,342,550	65	1,342,485	1,342,485	-	1,342,485
NCPGI2	120,490	1,283,497	1,268,758	-	1,268,758	35	1,268,723	1,268,723	-	1,268,723
IDPG2	193,594	2,265,440	2,224,399	-	2,224,399	32	2,224,367	2,224,367	-	2,224,367
IDPGI2	295,286	3,241,995	3,262,906	-	3,262,906	19	3,262,887	3,262,887	-	3,262,887
NBARMS	130,157	1,254,415	1,340,620	-	1,340,620	42	1,340,578	1,340,578	-	1,340,578
NO7TB	68,553	795,507	863,767	-	863,767	46	863,721	863,721	-	863,721
NOVPI2	381,790	3,725,360	3,760,632	-	3,760,632	87	3,760,545	3,760,545	-	3,760,545
NOTBBA	1,779,596	18,012,673	16,229,912	-	16,229,912	86	16,229,826	16,229,826	-	16,229,826
PMVSTA	616,697	6,371,050	6,364,318	-	6,364,318	352	6,363,966	6,363,966	-	6,363,966
PMVIV	1,651,275	17,465,270	17,949,356	-	17,949,356	1,541	17,947,815	17,947,815	-	17,947,815
PMVFHV	386,852	4,277,763	4,379,170	-	4,379,170	249	4,378,921	4,378,921	-	4,378,921
PMUBA	378,060	3,964,525	3,928,043	-	3,928,043	300	3,927,743	3,927,743	-	3,927,743
PMVAAD	626,571	6,673,556	6,842,156	-	6,842,156	133	6,842,023	6,842,023	-	6,842,023
PMVFAD	210,679	2,123,367	2,117,327	-	2,117,327	204	2,117,123	2,117,123	-	2,117,123
PMVLAD	1,567,616	15,910,291	15,989,686	-	15,989,686	610	15,989,076	15,989,076	-	15,989,076
PMVTRD	2,416,941	26,124,106	26,634,691	-	26,634,691	2,346	26,632,345	26,632,345	-	26,632,345
PMVRSD	355,547	2,477,950	2,307,500	-	2,307,500	69	2,307,431	2,307,431	-	2,307,431
PMVEBD	457,684	5,856,236	6,036,852	-	6,036,852	866	6,035,986	6,035,986	-	6,035,986
PMVGBD	297,957	3,583,777	3,381,808	-	3,381,808	273	3,381,535	3,381,535	-	3,381,535
PMVHYD	2,754,672	21,652,205	21,899,640	-	21,899,640	2,496	21,897,144	21,897,144	-	21,897,144
PROUSN	7,527	151,837	143,170	-	143,170	20	143,150	143,150	-	143,150
PROAHY	536,805	15,320,025	15,411,670	-	15,411,670	88	15,411,582	15,411,582	-	15,411,582
PROA30	16,606	975,294	1,032,089	-	1,032,089	70	1,032,019	1,032,019	-	1,032,019
PROBNK	61,094	1,626,941	1,755,834	-	1,755,834	80	1,755,754	1,755,754	-	1,755,754
PROBM	20,586	1,286,133	1,332,150	-	1,332,150	72	1,332,078	1,332,078	-	1,332,078
PROBR	8,294	227,563	219,621	-	219,621	29	219,592	219,592	-	219,592
PROBIO	66,118	4,482,032	5,033,527	-	5,033,527	103	5,033,424	5,033,424	-	5,033,424
PROBL	130,497	6,800,281	6,997,272	-	6,997,272	85	6,997,187	6,997,187	-	6,997,187
PROCG	46,849	2,113,733	2,258,581	-	2,258,581	95	2,258,486	2,258,486	-	2,258,486
PROCS	48,296	3,864,981	4,007,132	-	4,007,132	113	4,007,019	4,007,019	-	4,007,019
PROEM	97,480	2,705,151	2,834,719	-	2,834,719	94	2,834,625	2,834,625	-	2,834,625
PROE30	92,019	2,048,100	2,162,453	-	2,162,453	83	2,162,370	2,162,370	-	2,162,370
PROFIN	97,862	4,220,496	4,507,503	-	4,507,503	71	4,507,432	4,507,432	-	4,507,432
PROHC	104,251	7,644,637	7,809,468	-	7,809,468	134	7,809,334	7,809,334	-	7,809,334

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTS OF ASSETS, LIABILITIES AND CONTRACT OWNERS' EQUITY

DECEMBER 31, 2019

Subaccount *,**	Shares	Cost	Investments, at fair value	Accounts Receivable	Total Assets	Accounts Payable	Contract Owners' Equity	Accumulation Units	Contracts in Payout	Contract Owners' Equity
PROIND	56,201	4,297,585	4,453,915	-	4,453,915	41	4,453,874	4,453,874	-	4,453,874
PROINT	53,112	1,028,499	1,044,175	-	1,044,175	48	1,044,127	1,044,127	-	1,044,127
PRONET	132,501	5,709,050	5,710,793	-	5,710,793	103	5,710,690	5,710,690	-	5,710,690
PROJP	16,848	914,578	927,640	-	927,640	49	927,591	927,591	-	927,591
PRON	200,236	9,291,890	10,348,207	-	10,348,207	14	10,348,193	10,348,193	-	10,348,193
PROOG	140,101	4,616,381	4,183,426	-	4,183,426	98	4,183,328	4,183,328	-	4,183,328
PROPHR	39,922	1,303,748	1,368,915	-	1,368,915	82	1,368,833	1,368,833	-	1,368,833
PROPM	124,109	2,820,615	3,095,289	-	3,095,289	116	3,095,173	3,095,173	-	3,095,173
PRORE	47,246	3,033,531	3,073,375	-	3,073,375	119	3,073,256	3,073,256	-	3,073,256
PRORRO	6,355	235,209	242,833	-	242,833	26	242,807	242,807	-	242,807
PROSCN	61,316	3,609,878	3,716,389	-	3,716,389	77	3,716,312	3,716,312	-	3,716,312
PROSEM	3,123	106,587	107,267	-	107,267	14	107,253	107,253	-	107,253
PROSIN	3,364	126,256	118,311	-	118,311	32	118,279	118,279	-	118,279
PROSN	1,494	48,541	47,645	-	47,645	17	47,628	47,628	-	47,628
PROTEC	169,218	8,606,530	9,623,422	-	9,623,422	145	9,623,277	9,623,277	-	9,623,277
PROTEL	14,546	450,962	458,633	-	458,633	33	458,600	458,600	-	458,600
PROGVP	36,500	1,005,633	990,978	494	991,472	-	991,472	991,472	-	991,472
PROUN	48,999	4,855,376	5,987,176	-	5,987,176	90	5,987,086	5,987,086	-	5,987,086
PROUTL	130,862	6,415,074	6,600,701	-	6,600,701	56	6,600,645	6,600,645	-	6,600,645
PVEIB	265,823	6,449,145	7,145,313	-	7,145,313	48	7,145,265	7,145,265	-	7,145,265
TRHS2	348,961	14,729,358	16,568,679	-	16,568,679	81	16,568,598	16,568,598	-	16,568,598
VVGGS	333,265	2,774,946	2,876,079	-	2,876,079	44	2,876,035	2,876,035	-	2,876,035
VEEMS	15,663	210,530	234,162	-	234,162	6	234,156	234,156	-	234,156
VWHAS	397,253	7,791,174	7,253,833	-	7,253,833	94	7,253,739	7,253,739	-	7,253,739
VWHA	123,310	2,803,490	2,347,819	-	2,347,819	109	2,347,710	2,347,710	-	2,347,710
VRVDRA	176,626	3,435,920	3,274,640	-	3,274,640	3	3,274,637	3,274,637	-	3,274,637
Total (unaudited)			$2,512,626,969	$78,644	$2,512,705,613	$29,127	$2,512,676,486	$2,508,693,893	$3,982,593	$2,512,676,486

* Represents abbreviation of investment name. For full investment name and related abbreviation, see note 1(b).

** For all subaccounts not included herein but listed as an investment option in note 1(b), Total Assets and Contract Owners’ Equity at the end of the period are $0. See note 1(b) for all investments available for which no contract owners were invested at December 31, 2019, if applicable.

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	Total (unaudited)	ALVBWB	ALVIVB	ARLPE3	AAEIP3	ACVIG	ACVIP2	ACVU1
Reinvested dividends	$46,296,065	17,374	2,344	-	42,116	242,951	235,909	-
Mortality and expense risk charges (note 2)	(30,285,832)	(10,131)	(3,053)	(29,386)	(41,774)	(178,345)	(138,202)	(18,953)
Net investment income (loss)	16,010,233	7,243	(709)	(29,386)	342	64,606	97,707	(18,953)
Realized gain (loss) on investments	4,422,905	(17,136)	(7,437)	1,735	(190,293)	263,694	(32,933)	6,961
Change in unrealized gain (loss) on investments	264,839,115	34,447	41,353	672,942	643,615	1,012,202	680,492	261,946
Net gain (loss) on investments	269,262,020	17,311	33,916	674,677	453,322	1,275,896	647,559	268,907
Reinvested capital gains	107,609,011	90,130	-	36,794	-	974,451	-	153,913
Net increase (decrease) in contract owners’ equity resulting from operations	$392,881,264	114,684	33,207	682,085	453,664	2,314,953	745,266	403,867

Investment Activity:	ACVV	AMVCB4	AMVBC4	AMVI4	AMVNW4	AMVGS4	PIHYB2	BRVDA3
Reinvested dividends	$243,616	468,982	451,828	109,900	91,077	558	11,407	37,035
Mortality and expense risk charges (note 2)	(169,847)	(215,258)	(256,213)	(93,509)	(117,390)	(78,648)	(3,474)	(14,335)
Net investment income (loss)	73,769	253,724	195,615	16,391	(26,313)	(78,090)	7,933	22,700
Realized gain (loss) on investments	37,095	106,169	(14,938)	72,271	111,125	316,801	(12,993)	23,950
Change in unrealized gain (loss) on investments	1,823,460	2,104,530	2,018,564	1,195,875	2,127,164	849,563	34,901	121,613
Net gain (loss) on investments	1,860,555	2,210,699	2,003,626	1,268,146	2,238,289	1,166,364	21,908	145,563
Reinvested capital gains	676,700	-	1,843,506	222,200	427,577	419,448	-	18,772
Net increase (decrease) in contract owners’ equity resulting from operations	$2,611,024	2,464,423	4,042,747	1,506,737	2,639,553	1,507,722	29,841	187,035

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	BRVED3	BRVHY3	BRVTR3	MLVGA3	DVMCSS	CLVHY2	CLVQF2	CSCRS
Reinvested dividends	$125,420	689,312	139,675	319,275	31,482	120,644	-	6,248
Mortality and expense risk charges (note 2)	(89,798)	(153,976)	(67,380)	(358,793)	(100,149)	(31,952)	(42,124)	(8,611)
Net investment income (loss)	35,622	535,336	72,295	(39,518)	(68,667)	88,692	(42,124)	(2,363)
Realized gain (loss) on investments	(36,454)	(177,625)	91,380	(228,332)	(27,655)	56,275	(41,859)	(49,588)
Change in unrealized gain (loss) on investments	1,080,595	1,147,280	186,362	3,072,518	847,113	142,329	28,576	71,868
Net gain (loss) on investments	1,044,141	969,655	277,742	2,844,186	819,458	198,604	(13,283)	22,280
Reinvested capital gains	459,501	-	25,234	1,001,198	570,905	-	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	$1,539,264	1,504,991	375,271	3,805,866	1,321,696	287,296	(55,407)	19,917

Investment Activity:	DWVSVS	ETVFR	FVUS2	FQB	FVSIS2	FEMS2	FC2	FAM2
Reinvested dividends	$36,604	837,259	-	161	384,882	37,020	15,140	7,010
Mortality and expense risk charges (note 2)	(56,878)	(261,457)	(251)	(72)	(152,123)	(18,655)	(86,962)	(5,589)
Net investment income (loss)	(20,274)	575,802	(251)	89	232,759	18,365	(71,822)	1,421
Realized gain (loss) on investments	(82,119)	(179,216)	398	-	(30,013)	23,667	(36,376)	(3,453)
Change in unrealized gain (loss) on investments	810,149	643,273	12	336	698,671	274,258	1,049,847	51,697
Net gain (loss) on investments	728,030	464,057	410	336	668,658	297,925	1,013,471	48,244
Reinvested capital gains	377,441	-	-	-	91,128	-	695,732	18,754
Net increase (decrease) in contract owners’ equity resulting from operations	$1,085,197	1,039,859	159	425	992,545	316,290	1,637,381	68,419

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	FB2	FEI2	FGI2	FG2	FHI2	FIGBP2	FRESS2	FTVIS2
Reinvested dividends	$469,687	177,324	323,388	27,411	135,016	318,772	80,452	1,145,172
Mortality and expense risk charges (note 2)	(349,045)	(155,681)	(116,332)	(700,012)	(41,783)	(137,113)	(63,507)	(294,181)
Net investment income (loss)	120,642	21,643	207,056	(672,601)	93,233	181,659	16,945	850,991
Realized gain (loss) on investments	152,714	(338,046)	(260,129)	39,904	(38,806)	79,804	141,394	357,358
Change in unrealized gain (loss) on investments	3,909,200	1,792,566	1,476,082	12,150,777	294,245	428,497	565,024	1,006,452
Net gain (loss) on investments	4,061,914	1,454,520	1,215,953	12,190,681	255,439	508,301	706,418	1,363,810
Reinvested capital gains	1,017,046	773,188	758,364	3,122,780	-	-	90,612	346,113
Net increase (decrease) in contract owners’ equity resulting from operations	$5,199,602	2,249,351	2,181,373	14,640,860	348,672	689,960	813,975	2,560,914

Investment Activity:	FTVMD2	FTVGI2	FTVFA2	GVHQFA	GVMSAS	GVGMNS	RHYS	GVFRB
Reinvested dividends	$121,499	1,329,230	150,823	126,809	24,764	13,849	33,298	562,148
Mortality and expense risk charges (note 2)	(101,129)	(223,120)	(52,088)	(79,001)	(4,399)	(13,120)	(19,761)	(177,336)
Net investment income (loss)	20,370	1,106,110	98,735	47,808	20,365	729	13,537	384,812
Realized gain (loss) on investments	(43,336)	167,888	(60,732)	(10,022)	1,258	741	64,227	(117,593)
Change in unrealized gain (loss) on investments	743,357	(1,141,061)	361,151	4,029	(9,407)	39,048	55,282	381,142
Net gain (loss) on investments	700,021	(973,173)	300,419	(5,993)	(8,149)	39,789	119,509	263,549
Reinvested capital gains	763,230	-	278,052	-	-	40,503	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	$1,483,621	132,937	677,206	41,815	12,216	81,021	133,046	648,361

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	RVMFU	RSRF	RBKF	RBMF	RBF	RVCMD	RCPF	RVLDD
Reinvested dividends	$42,420	35,870	18,457	-	-	13,162	56,122	56,474
Mortality and expense risk charges (note 2)	(60,985)	(81,816)	(29,113)	(38,312)	(98,855)	(12,944)	(82,425)	(137,205)
Net investment income (loss)	(18,565)	(45,946)	(10,656)	(38,312)	(98,855)	218	(26,303)	(80,731)
Realized gain (loss) on investments	(203,676)	(295,772)	(68,940)	(323,061)	(480,547)	(59,113)	341,451	2,055,639
Change in unrealized gain (loss) on investments	533,064	521,315	548,973	655,397	1,771,222	177,188	757,641	1,727,698
Net gain (loss) on investments	329,388	225,543	480,033	332,336	1,290,675	118,075	1,099,092	3,783,337
Reinvested capital gains	-	-	-	132,053	167,101	-	13,557	-
Net increase (decrease) in contract owners’ equity resulting from operations	$310,823	179,597	469,377	426,077	1,358,921	118,293	1,086,346	3,702,606

Investment Activity:	RELF	RENF	RESF	RLCE	RFSF	RUGB	RHCF	RINF
Reinvested dividends	$-	9,631	-	11,565	45,307	75,188	-	-
Mortality and expense risk charges (note 2)	(61,303)	(72,406)	(31,420)	(16,381)	(73,812)	(80,851)	(153,756)	(62,900)
Net investment income (loss)	(61,303)	(62,775)	(31,420)	(4,816)	(28,505)	(5,663)	(153,756)	(62,900)
Realized gain (loss) on investments	345,691	(1,877,943)	(792,832)	117,353	87,674	1,471,910	(80,701)	67,609
Change in unrealized gain (loss) on investments	1,496,948	2,298,765	863,404	194,242	942,578	(526,347)	2,011,179	885,277
Net gain (loss) on investments	1,842,639	420,822	70,572	311,595	1,030,252	945,563	1,930,478	952,886
Reinvested capital gains	55,958	-	-	-	211,738	-	209,973	-
Net increase (decrease) in contract owners’ equity resulting from operations	$1,837,294	358,047	39,152	306,779	1,213,485	939,900	1,986,695	889,986

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	RVIDD	RJNF	RVIMC	RAF	RVISC	RUF	RLCJ	RLF
Reinvested dividends	$-	-	983	3,285	3,931	8,625	9,201	7,717
Mortality and expense risk charges (note 2)	(45,256)	(8,546)	(3,442)	(6,917)	(10,393)	(12,412)	(10,245)	(42,835)
Net investment income (loss)	(45,256)	(8,546)	(2,459)	(3,632)	(6,462)	(3,787)	(1,044)	(35,118)
Realized gain (loss) on investments	(429,473)	(139,144)	(47,010)	(222,325)	(114,763)	(237,073)	132,299	34,981
Change in unrealized gain (loss) on investments	(351,885)	45,301	(6,955)	(37,336)	(52,634)	(39,964)	63,827	663,486
Net gain (loss) on investments	(781,358)	(93,843)	(53,965)	(259,661)	(167,397)	(277,037)	196,126	698,467
Reinvested capital gains	-	-	-	-	-	-	-	30,898
Net increase (decrease) in contract owners’ equity resulting from operations	$(826,614)	(102,389)	(56,424)	(263,293)	(173,859)	(280,824)	195,082	694,247

Investment Activity:	RMED	RVARS	RVF	ROF	RNF	RPMF	RREF	RRF
Reinvested dividends	$28,221	121,789	48,399	24,943	91,152	-	95,304	-
Mortality and expense risk charges (note 2)	(37,969)	(63,192)	(387,630)	(276,334)	(128,198)	(98,670)	(78,825)	(32,731)
Net investment income (loss)	(9,748)	58,597	(339,231)	(251,391)	(37,046)	(98,670)	16,479	(32,731)
Realized gain (loss) on investments	(439,189)	24,496	(1,042,622)	974,875	1,172,542	2,091,236	538,746	(72,305)
Change in unrealized gain (loss) on investments	1,211,316	111,142	17,534,111	4,453,740	2,473,005	758,781	484,081	582,557
Net gain (loss) on investments	772,127	135,638	16,491,489	5,428,615	3,645,547	2,850,017	1,022,827	510,252
Reinvested capital gains	-	-	-	451,002	-	-	47,023	-
Net increase (decrease) in contract owners’ equity resulting from operations	$762,379	194,235	16,152,258	5,628,226	3,608,501	2,751,347	1,086,329	477,521

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	RMEK	RTF	RVLCG	RVLCV	RVMCG	RVMCV	RVSCG	RVSCV
Reinvested dividends	$-	-	-	150,427	-	-	-	12,113
Mortality and expense risk charges (note 2)	(37,426)	(328,747)	(324,882)	(274,417)	(98,405)	(99,058)	(94,542)	(57,532)
Net investment income (loss)	(37,426)	(328,747)	(324,882)	(123,990)	(98,405)	(99,058)	(94,542)	(45,419)
Realized gain (loss) on investments	176,895	1,443,865	(1,545,449)	(1,751,229)	(1,066,346)	(637,018)	(2,038,423)	(915,443)
Change in unrealized gain (loss) on investments	618,339	10,391,372	6,615,975	5,499,122	2,085,740	1,920,960	3,004,580	1,701,119
Net gain (loss) on investments	795,234	11,835,237	5,070,526	3,747,893	1,019,394	1,283,942	966,157	785,676
Reinvested capital gains	-	-	502,787	225,490	-	-	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	$757,808	11,506,490	5,248,431	3,849,393	920,989	1,184,884	871,615	740,257

Investment Activity:	RVSDL	RTEC	RTEL	RTRF	RUTL	RVWDL	IVBRA2	AVIE2
Reinvested dividends	$8,439	-	-	-	10,171	2,236	-	19,382
Mortality and expense risk charges (note 2)	(15,036)	(156,762)	(10,485)	(40,582)	(74,771)	(3,495)	(67,682)	(15,981)
Net investment income (loss)	(6,597)	(156,762)	(10,485)	(40,582)	(64,600)	(1,259)	(67,682)	3,401
Realized gain (loss) on investments	36,449	659,514	(52,650)	(244,724)	649,030	(25,034)	(72,513)	13,288
Change in unrealized gain (loss) on investments	(3,295)	2,055,627	134,050	831,711	205,967	2,981	746,445	213,802
Net gain (loss) on investments	33,154	2,715,141	81,400	586,987	854,997	(22,053)	673,932	227,090
Reinvested capital gains	-	371,561	-	1,387	-	-	-	97,419
Net increase (decrease) in contract owners’ equity resulting from operations	$26,557	2,929,940	70,915	547,792	790,397	(23,312)	606,250	327,910

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	IVEW52	OVIGS	OVGSS	OVSCS	WRASP	WRENG	JPIGA2	JPIIB2
Reinvested dividends	$169,820	21,547	76,975	-	280,344	-	29,965	24,450
Mortality and expense risk charges (note 2)	(125,423)	(35,198)	(151,401)	(61,640)	(196,975)	(14,815)	(19,507)	(9,690)
Net investment income (loss)	44,397	(13,651)	(74,426)	(61,640)	83,369	(14,815)	10,458	14,760
Realized gain (loss) on investments	270,946	12,267	(97,481)	12,574	(393,248)	(205,758)	55,494	6,907
Change in unrealized gain (loss) on investments	1,860,112	550,840	1,525,706	703,877	2,283,783	269,364	180,033	74,019
Net gain (loss) on investments	2,131,058	563,107	1,428,225	716,451	1,890,535	63,606	235,527	80,926
Reinvested capital gains	208,717	148,971	1,738,370	492,204	535,431	-	-	2,058
Net increase (decrease) in contract owners’ equity resulting from operations	$2,384,172	698,427	3,092,169	1,147,015	2,509,335	48,791	245,985	97,744

Investment Activity:	JABS	JAMGS	JAFBS	JAGTS	LZREMS	LPWHY2	LPVCA2	SBVI
Reinvested dividends	$220,161	5,356	90,134	48,729	149,793	237,302	29,922	31,228
Mortality and expense risk charges (note 2)	(139,098)	(112,833)	(39,525)	(140,624)	(216,676)	(64,128)	(39,279)	(23,719)
Net investment income (loss)	81,063	(107,477)	50,609	(91,895)	(66,883)	173,174	(9,357)	7,509
Realized gain (loss) on investments	349,989	402,338	(54,503)	838,677	175,053	(21,285)	21,952	29,899
Change in unrealized gain (loss) on investments	1,450,043	1,778,664	267,663	2,388,315	2,444,963	411,109	735,777	275,538
Net gain (loss) on investments	1,800,032	2,181,002	213,160	3,226,992	2,620,016	389,824	757,729	305,437
Reinvested capital gains	278,417	587,796	-	809,007	-	-	74,283	113,326
Net increase (decrease) in contract owners’ equity resulting from operations	$2,159,512	2,661,321	263,769	3,944,104	2,553,133	562,998	822,655	426,272

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	SBVSG2	LOVTRC	LOVSDC	MNCPS2	MV3MVS	MVBRES	MVGTAS	MVUSC
Reinvested dividends	$-	143,189	411,166	58,913	47,274	38,658	43,219	106,586
Mortality and expense risk charges (note 2)	(50,078)	(58,851)	(119,375)	(64,255)	(53,524)	(33,546)	(23,848)	(29,833)
Net investment income (loss)	(50,078)	84,338	291,791	(5,342)	(6,250)	5,112	19,371	76,753
Realized gain (loss) on investments	17,132	8,817	(50,816)	74,830	41,059	15,991	(14,346)	131,020
Change in unrealized gain (loss) on investments	448,639	228,329	115,348	173,060	645,350	428,303	162,095	283,196
Net gain (loss) on investments	465,771	237,146	64,532	247,890	686,409	444,294	147,749	414,216
Reinvested capital gains	476,047	-	-	541,299	408,595	234,869	38,992	8,442
Net increase (decrease) in contract owners’ equity resulting from operations	$891,740	321,484	356,323	783,847	1,088,754	684,275	206,112	499,411

Investment Activity:	MVIGSC	MVIVSC	MGRFV	MSVEG2	MSGI2	MSEMB	MSVGT2	VKVGR2
Reinvested dividends	$1,594	325,552	46,050	-	162,784	644,114	24,623	425,326
Mortality and expense risk charges (note 2)	(1,177)	(224,071)	(61,149)	(4,097)	(82,897)	(154,614)	(20,216)	(207,046)
Net investment income (loss)	417	101,481	(15,099)	(4,097)	79,887	489,500	4,407	218,280
Realized gain (loss) on investments	(155)	227,299	104,170	(8,975)	3,993	(14,909)	28,820	143,983
Change in unrealized gain (loss) on investments	5,423	3,569,915	(72,906)	82,991	1,118,855	930,390	117,817	1,298,185
Net gain (loss) on investments	5,268	3,797,214	31,264	74,016	1,122,848	915,481	146,637	1,442,168
Reinvested capital gains	17,662	682,443	203,692	2,782	289,974	-	59,874	795,872
Net increase (decrease) in contract owners’ equity resulting from operations	$23,347	4,581,138	219,857	72,701	1,492,709	1,404,981	210,918	2,456,320

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	NVFIII	GBF	GBF2	MSBF	HIBF	GVABD2	NVLCP2	NVCBD2
Reinvested dividends	$6,158	142,848	244,534	591,902	235,882	132,562	152,236	117,971
Mortality and expense risk charges (note 2)	(3,006)	(101,322)	(89,727)	(173,031)	(51,475)	(77,708)	(74,103)	(40,820)
Net investment income (loss)	3,152	41,526	154,807	418,871	184,407	54,854	78,133	77,151
Realized gain (loss) on investments	9,373	241,258	263,711	(182,950)	29,613	33,007	141,812	9,813
Change in unrealized gain (loss) on investments	(4,075)	20,933	21,624	745,354	222,316	406,655	154,751	134,379
Net gain (loss) on investments	5,298	262,191	285,335	562,404	251,929	439,662	296,563	144,192
Reinvested capital gains	3,339	-	-	-	-	23,494	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	$11,789	303,717	440,142	981,275	436,336	518,010	374,696	221,343

Investment Activity:	NVSTB2	NVBX	SAM	NVMM2	NVGEII	NJMMA2	NVMGA2	NAMGI2
Reinvested dividends	$352,614	997,288	566	2,202,314	1,122	57	10,121	56,483
Mortality and expense risk charges (note 2)	(207,006)	(418,517)	(418)	(1,972,561)	(561)	(48)	(21,247)	(38,470)
Net investment income (loss)	145,608	578,771	148	229,753	561	9	(11,126)	18,013
Realized gain (loss) on investments	11,586	61,657	-	-	897	1	10,231	20,996
Change in unrealized gain (loss) on investments	267,995	1,481,260	-	-	6,679	190	182,081	496,376
Net gain (loss) on investments	279,581	1,542,917	-	-	7,576	191	192,312	517,372
Reinvested capital gains	-	-	-	-	1,252	-	45,902	157,165
Net increase (decrease) in contract owners’ equity resulting from operations	$425,189	2,121,688	148	229,753	9,389	200	227,088	692,550

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	NVMLG2	NVMLV2	NVMMG1	NVMMG2	NVMIG6	NVRE2	NVMMV2	NVNMO2
Reinvested dividends	$320,048	2,272,286	-	-	45,295	104,198	199,211	21,442
Mortality and expense risk charges (note 2)	(122,589)	(144,613)	(1,517)	(148,029)	(66,456)	(79,168)	(120,588)	(46,538)
Net investment income (loss)	197,459	2,127,673	(1,517)	(148,029)	(21,161)	25,030	78,623	(25,096)
Realized gain (loss) on investments	157,586	(126,687)	(2,372)	(1,667,035)	51,921	434,816	(926,557)	5,304
Change in unrealized gain (loss) on investments	518,738	(691,780)	5,585	1,473,883	942,826	907,467	1,019,257	556,834
Net gain (loss) on investments	676,324	(818,467)	3,213	(193,152)	994,747	1,342,283	92,700	562,138
Reinvested capital gains	1,102,829	752,648	29,359	2,975,713	307,025	-	1,546,447	313,835
Net increase (decrease) in contract owners’ equity resulting from operations	$1,976,612	2,061,854	31,055	2,634,532	1,280,611	1,367,313	1,717,770	850,877

Investment Activity:	NVNSR2	NVAMV2	NVOLG2	NVTIV3	DTRTFB	TRF	TRF2	EIF2
Reinvested dividends	$9,067	83,132	165,579	31,885	99,227	37,626	11,274	85,695
Mortality and expense risk charges (note 2)	(13,669)	(37,448)	(125,921)	(12,758)	(34,482)	(53,909)	(9,037)	(47,824)
Net investment income (loss)	(4,602)	45,684	39,658	19,127	64,745	(16,283)	2,237	37,871
Realized gain (loss) on investments	(112,295)	(228,979)	28,923	3,532	4,414	321,211	50,651	3,242
Change in unrealized gain (loss) on investments	222,192	456,067	201,521	(13,265)	50,202	293,728	93,395	720,966
Net gain (loss) on investments	109,897	227,088	230,444	(9,733)	54,616	614,939	144,046	724,208
Reinvested capital gains	200,018	355,577	2,549,870	114,757	-	133,782	32,635	169,710
Net increase (decrease) in contract owners’ equity resulting from operations	$305,313	628,349	2,819,972	124,151	119,361	732,438	178,918	931,789

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	SCGF	SCGF2	SCF	SCF2	GEM	GEM2	NVIE6	SCVF
Reinvested dividends	$-	-	4,070	-	71,555	61,268	72,818	32,156
Mortality and expense risk charges (note 2)	(84,550)	(28,444)	(84,703)	(23,736)	(50,504)	(33,895)	(32,064)	(46,112)
Net investment income (loss)	(84,550)	(28,444)	(80,633)	(23,736)	21,051	27,373	40,754	(13,956)
Realized gain (loss) on investments	(1,335,405)	(737,235)	(599,715)	(158,144)	(394,071)	(31,703)	27,174	(514,951)
Change in unrealized gain (loss) on investments	1,219,656	487,375	1,174,434	343,128	938,891	437,533	232,691	201,150
Net gain (loss) on investments	(115,749)	(249,860)	574,719	184,984	544,820	405,830	259,865	(313,801)
Reinvested capital gains	1,609,849	868,684	660,180	270,639	-	-	128,591	876,937
Net increase (decrease) in contract owners’ equity resulting from operations	$1,409,550	590,380	1,154,266	431,887	565,871	433,203	429,210	549,180

Investment Activity:	SCVF2	GVAGG2	GVAGR2	GVAGI2	GVDIV2	NVSIX2	NVIX	MCIF
Reinvested dividends	$22,641	160,607	109,867	351,216	1,300,804	306,534	1,341,792	636,993
Mortality and expense risk charges (note 2)	(27,914)	(244,994)	(341,995)	(318,298)	(76,102)	(344,526)	(404,700)	(499,509)
Net investment income (loss)	(5,273)	(84,387)	(232,128)	32,918	1,224,702	(37,992)	937,092	137,484
Realized gain (loss) on investments	(67,872)	234,001	329,244	151,084	(177,706)	(760,776)	309,938	(260,088)
Change in unrealized gain (loss) on investments	(379,223)	4,114,405	2,902,181	2,930,612	(526,842)	(4,354,657)	4,839,681	1,852,139
Net gain (loss) on investments	(447,095)	4,348,406	3,231,425	3,081,696	(704,548)	(5,115,433)	5,149,619	1,592,051
Reinvested capital gains	775,473	2,102,449	4,496,085	2,422,188	218,703	11,038,135	69,895	6,776,321
Net increase (decrease) in contract owners’ equity resulting from operations	$323,105	6,366,468	7,495,382	5,536,802	738,857	5,884,710	6,156,606	8,505,856

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	GVEX1	GVIDA	NAMAA2	GVDMA	GVIDM	GVDMC	GVIDC	GVAAA2
Reinvested dividends	$4,623,463	117,917	75,093	530,072	1,547,571	543,468	424,774	1,195,301
Mortality and expense risk charges (note 2)	(2,556,690)	(86,378)	(44,297)	(308,951)	(855,901)	(327,857)	(242,312)	(988,861)
Net investment income (loss)	2,066,773	31,539	30,796	221,121	691,670	215,611	182,462	206,440
Realized gain (loss) on investments	9,096,931	(159,484)	31,442	(275,803)	(989,631)	(302,046)	(52,560)	1,313,604
Change in unrealized gain (loss) on investments	30,937,989	841,963	432,229	2,222,367	4,412,062	1,479,986	913,985	6,241,259
Net gain (loss) on investments	40,034,920	682,479	463,671	1,946,564	3,422,431	1,177,940	861,425	7,554,863
Reinvested capital gains	8,638,343	513,564	113,835	2,374,889	5,895,146	1,386,078	357,919	4,982,521
Net increase (decrease) in contract owners’ equity resulting from operations	$50,740,036	1,227,582	608,302	4,542,574	10,009,247	2,779,629	1,401,806	12,743,824

Investment Activity:	NVCRA2	NVCMA2	NVCCA2	NVCMD2	NVCRB2	NVCMC2	NVCCN2	NVDBL2
Reinvested dividends	$259,356	229,445	463,808	513,365	316,118	254,547	358,340	262,099
Mortality and expense risk charges (note 2)	(133,903)	(105,907)	(247,895)	(295,927)	(172,095)	(137,504)	(209,762)	(108,906)
Net investment income (loss)	125,453	123,538	215,913	217,438	144,023	117,043	148,578	153,193
Realized gain (loss) on investments	2,468	(60,439)	(387,251)	(238,344)	(374,169)	(16,699)	31,019	42,563
Change in unrealized gain (loss) on investments	990,107	505,520	1,332,280	1,740,749	1,153,990	376,519	649,267	449,705
Net gain (loss) on investments	992,575	445,081	945,029	1,502,405	779,821	359,820	680,286	492,268
Reinvested capital gains	714,373	800,397	1,529,235	1,421,013	782,149	481,411	265,576	451,151
Net increase (decrease) in contract owners’ equity resulting from operations	$1,832,401	1,369,016	2,690,177	3,140,856	1,705,993	958,274	1,094,440	1,096,612

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	NVDCA2	NVLM2	NVLCA2	NCPG2	NCPGI2	IDPG2	IDPGI2	NBARMS
Reinvested dividends	$207,069	100,662	76,901	33,250	30,629	45,515	68,572	2,168
Mortality and expense risk charges (note 2)	(195,512)	(84,557)	(63,768)	(18,603)	(15,614)	(29,214)	(35,022)	(14,568)
Net investment income (loss)	11,557	16,105	13,133	14,647	15,015	16,301	33,550	(12,400)
Realized gain (loss) on investments	(686,018)	49,173	(56,111)	9,786	3,227	(33,074)	2,910	16,492
Change in unrealized gain (loss) on investments	1,825,487	726,384	694,088	97,505	98,537	258,868	212,820	151,947
Net gain (loss) on investments	1,139,469	775,557	637,977	107,291	101,764	225,794	215,730	168,439
Reinvested capital gains	1,257,194	121,481	92,774	47,966	23,274	50,648	60,519	-
Net increase (decrease) in contract owners’ equity resulting from operations	$2,408,220	913,143	743,884	169,904	140,053	292,743	309,799	156,039

Investment Activity:	NO7TB	NOVPI2	NOTBBA	PMVSTA	PMVIV	PMVFHV	PMUBA	PMVAAD
Reinvested dividends	$12,708	95,194	708,109	125,156	530,892	59,908	170,143	190,699
Mortality and expense risk charges (note 2)	(15,851)	(66,529)	(269,965)	(60,334)	(186,587)	(43,836)	(55,625)	(100,381)
Net investment income (loss)	(3,143)	28,665	438,144	64,822	344,305	16,072	114,518	90,318
Realized gain (loss) on investments	47,143	(69,441)	(1,165,516)	(17,639)	(8,464)	23,526	(4,792)	40,985
Change in unrealized gain (loss) on investments	58,137	287,109	992,052	32,308	679,574	120,504	26,671	526,113
Net gain (loss) on investments	105,280	217,668	(173,464)	14,669	671,110	144,030	21,879	567,098
Reinvested capital gains	22,740	-	-	-	-	23,792	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	$124,877	246,333	264,680	79,491	1,015,415	183,894	136,397	657,416

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	PMVFAD	PMVLAD	PMVTRD	PMVRSD	PMVEBD	PMVGBD	PMVHYD	PROUSN
Reinvested dividends	$34,940	488,205	766,928	96,189	212,322	80,051	1,024,314	1,637
Mortality and expense risk charges (note 2)	(23,948)	(275,482)	(337,689)	(33,869)	(62,680)	(51,658)	(286,587)	(4,707)
Net investment income (loss)	10,992	212,723	429,239	62,320	149,642	28,393	737,727	(3,070)
Realized gain (loss) on investments	(74,759)	(64,653)	34,117	(114,246)	(25,204)	(66,307)	573,559	(244,229)
Change in unrealized gain (loss) on investments	165,530	255,537	1,241,083	245,771	448,794	188,165	700,394	(45,055)
Net gain (loss) on investments	90,771	190,884	1,275,200	131,525	423,590	121,858	1,273,953	(289,284)
Reinvested capital gains	-	-	-	-	-	-	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	$101,763	403,607	1,704,439	193,845	573,232	150,251	2,011,680	(292,354)

Investment Activity:	PROAHY	PROA30	PROBNK	PROBM	PROBR	PROBIO	PROBL	PROCG
Reinvested dividends	$981,437	2,544	14,974	5,173	364	-	14,516	27,392
Mortality and expense risk charges (note 2)	(210,614)	(18,260)	(27,949)	(24,371)	(7,005)	(74,568)	(101,075)	(29,839)
Net investment income (loss)	770,823	(15,716)	(12,975)	(19,198)	(6,641)	(74,568)	(86,559)	(2,447)
Realized gain (loss) on investments	74,483	10,323	107,424	(120,801)	(172,637)	(199,875)	844,894	(240,883)
Change in unrealized gain (loss) on investments	118,954	125,664	458,945	332,077	(26,898)	939,361	612,376	389,762
Net gain (loss) on investments	193,437	135,987	566,369	211,276	(199,535)	739,486	1,457,270	148,879
Reinvested capital gains	-	-	-	45,205	-	18,413	94,281	289,762
Net increase (decrease) in contract owners’ equity resulting from operations	$964,260	120,271	553,394	237,283	(206,176)	683,331	1,464,992	436,194

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	PROCS	PROEM	PROE30	PROFIN	PROHC	PROIND	PROINT	PRONET
Reinvested dividends	$-	11,866	67,322	24,371	-	-	4,395	-
Mortality and expense risk charges (note 2)	(71,026)	(41,322)	(41,448)	(66,495)	(132,720)	(64,754)	(20,083)	(99,281)
Net investment income (loss)	(71,026)	(29,456)	25,874	(42,124)	(132,720)	(64,754)	(15,688)	(99,281)
Realized gain (loss) on investments	79,005	331,022	(262,983)	192,981	(343,501)	(261,223)	10,484	(205,785)
Change in unrealized gain (loss) on investments	743,791	283,678	684,987	696,484	685,656	627,006	208,503	1,217,330
Net gain (loss) on investments	822,796	614,700	422,004	889,465	342,155	365,783	218,987	1,011,545
Reinvested capital gains	226,964	-	-	228,954	1,023,010	627,552	-	151,055
Net increase (decrease) in contract owners’ equity resulting from operations	$978,734	585,244	447,878	1,076,295	1,232,445	928,581	203,299	1,063,319

Investment Activity:	PROJP	PRON	PROOG	PROPHR	PROPM	PRORE	PRORRO	PROSCN
Reinvested dividends	$1,160	-	64,905	12,440	902	69,852	946	10,224
Mortality and expense risk charges (note 2)	(13,916)	(153,089)	(79,204)	(24,883)	(38,515)	(64,089)	(5,869)	(51,094)
Net investment income (loss)	(12,756)	(153,089)	(14,299)	(12,443)	(37,613)	5,763	(4,923)	(40,870)
Realized gain (loss) on investments	58,626	992,177	(924,039)	(368,879)	550,524	453,930	(121,094)	469,753
Change in unrealized gain (loss) on investments	114,546	2,219,564	1,196,843	374,637	252,117	212,204	17,821	561,950
Net gain (loss) on investments	173,172	3,211,741	272,804	5,758	802,641	666,134	(103,273)	1,031,703
Reinvested capital gains	-	77,088	153,877	181,297	-	174,698	22,663	297,862
Net increase (decrease) in contract owners’ equity resulting from operations	$160,416	3,135,740	412,382	174,612	765,028	846,595	(85,533)	1,288,695

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

Investment Activity:	PROSEM	PROSIN	PROSN	PROTEC	PROTEL	PROGVP	PROUN	PROUTL
Reinvested dividends	$573	979	159	-	14,635	10,518	-	89,755
Mortality and expense risk charges (note 2)	(1,942)	(2,822)	(1,358)	(133,097)	(12,731)	(20,065)	(73,218)	(111,183)
Net investment income (loss)	(1,369)	(1,843)	(1,199)	(133,097)	1,904	(9,547)	(73,218)	(21,428)
Realized gain (loss) on investments	(57,882)	(37,189)	(68,691)	760,086	738	197,447	1,293,040	695,118
Change in unrealized gain (loss) on investments	(1,949)	(18,513)	218	2,180,455	33,402	(72,068)	1,567,944	298,364
Net gain (loss) on investments	(59,831)	(55,702)	(68,473)	2,940,541	34,140	125,379	2,860,984	993,482
Reinvested capital gains	9,436	4,779	-	190,311	-	-	-	337,007
Net increase (decrease) in contract owners’ equity resulting from operations	$(51,764)	(52,766)	(69,672)	2,997,755	36,044	115,832	2,787,766	1,309,061

Investment Activity:	PVEIB	TRHS2	VVGGS	VEEMS	VWHAS	VWHA	VRVDRA
Reinvested dividends	$105,087	-	-	420	-	-	29,155
Mortality and expense risk charges (note 2)	(68,220)	(153,663)	(47,886)	(2,042)	(70,394)	(38,794)	(6,718)
Net investment income (loss)	36,867	(153,663)	(47,886)	(1,622)	(70,394)	(38,794)	22,437
Realized gain (loss) on investments	79,543	366,671	826,129	(1,594)	(269,158)	(153,964)	(7,520)
Change in unrealized gain (loss) on investments	894,675	2,203,405	176,176	36,438	958,452	426,107	(161,280)
Net gain (loss) on investments	974,218	2,570,076	1,002,305	34,844	689,294	272,143	(168,800)
Reinvested capital gains	449,097	724,366	-	2,945	-	-	180,573
Net increase (decrease) in contract owners’ equity resulting from operations	$1,460,182	3,140,779	954,419	36,167	618,900	233,349	34,210

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	Total (unaudited)		ALVBWB		ALVIVB		ARLPE3
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$16,010,233	2,306,036	7,243	2,646	(709)	505	(29,386)	70,968
Realized gain (loss) on investments	4,422,905	20,977,523	(17,136)	14,210	(7,437)	(319)	1,735	209,967
Change in unrealized gain (loss) on investments	264,839,115	(302,486,050)	34,447	(153,101)	41,353	(25,301)	672,942	(565,847)
Reinvested capital gains	107,609,011	98,331,179	90,130	72,902	-	-	36,794	5,051
Net increase (decrease) in contract owners’ equity resulting from operations	392,881,264	(180,871,312)	114,684	(63,343)	33,207	(25,115)	682,085	(279,861)
Equity transactions:
Purchase payments received from contract owners (note 4)	349,075,234	375,245,699	8,107	4,689	123,297	120,441	215,180	222,275
Transfers between funds	-	-	(122,603)	(73,838)	(15,307)	54,228	1,209,372	(311,190)
Redemptions (notes 2, 3 and 4)	(277,775,759)	(269,339,455)	(42,116)	(124,398)	(7,697)	(977)	(199,684)	(190,097)
Adjustments to maintain reserves	(8,420)	2,592	(47)	(5)	(7)	(11)	(45)	11
Net equity transactions	71,291,055	105,908,836	(156,659)	(193,552)	100,286	173,681	1,224,823	(279,001)
Net change in contract owners’ equity	464,172,319	(74,962,476)	(41,975)	(256,895)	133,493	148,566	1,906,908	(558,862)
Contract owners’ equity beginning of period	2,048,504,167	2,123,466,643	734,394	991,289	148,566	-	1,609,122	2,167,984
Contract owners’ equity end of period	$2,512,676,486	2,048,504,167	692,419	734,394	282,059	148,566	3,516,030	1,609,122
CHANGES IN UNITS:		-
Beginning units	182,197,897	173,787,091	55,028	68,932	19,391	-	142,430	165,617
Units purchased	351,897,523	457,960,578	1,183	16,126	30,022	19,650	181,964	89,017
Units redeemed	(339,007,080)	(449,549,772)	(11,668)	(30,030)	(17,539)	(259)	(98,740)	(112,204)
Ending units	195,088,340	182,197,897	44,543	55,028	31,874	19,391	225,654	142,430

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	AAEIP3		ACVIG		ACVIP2		ACVU1
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$342	9,821	64,606	52,626	97,707	157,977	(18,953)	(13,849)
Realized gain (loss) on investments	(190,293)	47,712	263,694	516,327	(32,933)	(121,615)	6,961	178,302
Change in unrealized gain (loss) on investments	643,615	(759,833)	1,012,202	(2,574,487)	680,492	(548,443)	261,946	(282,955)
Reinvested capital gains	-	-	974,451	930,684	-	-	153,913	121,886
Net increase (decrease) in contract owners’ equity resulting from operations	453,664	(702,300)	2,314,953	(1,074,850)	745,266	(512,081)	403,867	3,384
Equity transactions:
Purchase payments received from contract owners (note 4)	131,016	257,835	99,986	81,673	482,014	1,167,428	-	-
Transfers between funds	(128,790)	(20,345)	(568,915)	2,666,121	(7,838)	(1,453,081)	150,128	67,876
Redemptions (notes 2, 3 and 4)	(464,934)	(251,790)	(1,216,699)	(837,186)	(941,767)	(1,510,155)	(59,612)	(69,376)
Adjustments to maintain reserves	(81)	(13)	(99)	(16)	(161)	43	(63)	1
Net equity transactions	(462,789)	(14,313)	(1,685,727)	1,910,592	(467,752)	(1,795,765)	90,453	(1,499)
Net change in contract owners’ equity	(9,125)	(716,613)	629,226	835,742	277,514	(2,307,846)	494,320	1,885
Contract owners’ equity beginning of period	2,562,986	3,279,599	11,492,704	10,656,962	10,100,115	12,407,961	1,183,270	1,181,385
Contract owners’ equity end of period	$2,553,861	2,562,986	12,121,930	11,492,704	10,377,629	10,100,115	1,677,590	1,183,270
CHANGES IN UNITS:
Beginning units	337,413	345,432	1,022,898	870,056	1,003,523	1,186,025	88,470	87,915
Units purchased	179,228	173,823	193,808	482,375	336,567	289,229	44,788	67,376
Units redeemed	(233,602)	(181,842)	(335,010)	(329,533)	(385,278)	(471,731)	(38,841)	(66,821)
Ending units	283,039	337,413	881,696	1,022,898	954,812	1,003,523	94,417	88,470

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	ACVV		AMVCB4		AMVBC4		AMVI4
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$73,769	5,620	253,724	189,108	195,615	184,226	16,391	40,819
Realized gain (loss) on investments	37,095	981,787	106,169	189,410	(14,938)	28,994	72,271	112,083
Change in unrealized gain (loss) on investments	1,823,460	(2,877,202)	2,104,530	(1,579,370)	2,018,564	(3,613,313)	1,195,875	(1,608,144)
Reinvested capital gains	676,700	864	-	27,465	1,843,506	1,236,515	222,200	324,954
Net increase (decrease) in contract owners’ equity resulting from operations	2,611,024	(1,888,931)	2,464,423	(1,173,387)	4,042,747	(2,163,578)	1,506,737	(1,130,288)
Equity transactions:
Purchase payments received from contract owners (note 4)	38,395	240,378	1,678,376	3,833,508	3,503,442	9,380,990	1,352,765	3,738,194
Transfers between funds	176,352	(4,321,955)	2,182,557	1,092,673	(907,846)	631,647	10,194	26,412
Redemptions (notes 2, 3 and 4)	(1,304,739)	(1,928,751)	(1,170,260)	(1,286,327)	(721,175)	(640,739)	(276,781)	(122,093)
Adjustments to maintain reserves	(89)	(34)	(97)	22	(90)	7	(62)	28
Net equity transactions	(1,090,081)	(6,010,362)	2,690,576	3,639,876	1,874,331	9,371,905	1,086,116	3,642,541
Net change in contract owners’ equity	1,520,943	(7,899,293)	5,154,999	2,466,489	5,917,078	7,208,327	2,592,853	2,512,253
Contract owners’ equity beginning of period	11,028,127	18,927,420	14,038,961	11,572,472	19,555,740	12,347,413	6,720,033	4,207,780
Contract owners’ equity end of period	$12,549,070	11,028,127	19,193,960	14,038,961	25,472,818	19,555,740	9,312,886	6,720,033
CHANGES IN UNITS:
Beginning units	1,033,715	1,589,424	1,408,732	1,066,106	1,673,355	951,787	660,568	354,380
Units purchased	211,379	656,079	602,899	840,523	510,072	1,191,802	288,305	609,986
Units redeemed	(305,533)	(1,211,788)	(353,935)	(497,897)	(361,991)	(470,234)	(194,835)	(303,798)
Ending units	939,561	1,033,715	1,657,696	1,408,732	1,821,436	1,673,355	754,038	660,568

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	AMVNW4		AMVGS4		PIHYB2		BRVDA3
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(26,313)	(16,141)	(78,090)	(77,495)	7,933	8,977	22,700	(4,480)
Realized gain (loss) on investments	111,125	66,154	316,801	67,533	(12,993)	(11,277)	23,950	92,916
Change in unrealized gain (loss) on investments	2,127,164	(1,690,099)	849,563	(987,566)	34,901	(14,009)	121,613	(164,744)
Reinvested capital gains	427,577	203,302	419,448	258,354	-	-	18,772	12,154
Net increase (decrease) in contract owners’ equity resulting from operations	2,639,553	(1,436,784)	1,507,722	(739,174)	29,841	(16,309)	187,035	(64,154)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,485,085	6,315,625	504,546	1,100,644	-	-	155	-
Transfers between funds	381,070	430,947	(636,542)	531,086	(131,719)	(72,455)	1,082,221	28,916
Redemptions (notes 2, 3 and 4)	(408,202)	(171,820)	(588,449)	(423,987)	(4,693)	(2,659)	(46,107)	(55,080)
Adjustments to maintain reserves	(33)	(16)	(167)	4	(55)	(81)	(50)	13
Net equity transactions	1,457,920	6,574,736	(720,612)	1,207,747	(136,467)	(75,195)	1,036,219	(26,151)
Net change in contract owners’ equity	4,097,473	5,137,952	787,110	468,573	(106,626)	(91,504)	1,223,254	(90,305)
Contract owners’ equity beginning of period	9,216,329	4,078,377	5,469,555	5,000,982	268,061	359,565	851,138	941,443
Contract owners’ equity end of period	$13,313,802	9,216,329	6,256,665	5,469,555	161,435	268,061	2,074,392	851,138
CHANGES IN UNITS:
Beginning units	881,581	331,584	438,172	353,136	19,427	24,669	81,180	84,130
Units purchased	258,333	761,958	253,493	244,018	-	-	137,152	55,900
Units redeemed	(141,437)	(211,961)	(305,881)	(158,982)	(9,247)	(5,242)	(51,095)	(58,850)
Ending units	998,477	881,581	385,784	438,172	10,180	19,427	167,237	81,180

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	BRVED3		BRVHY3		BRVTR3		MLVGA3
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$35,622	31,171	535,336	320,705	72,295	25,064	(39,518)	(177,701)
Realized gain (loss) on investments	(36,454)	118,967	(177,625)	(99,986)	91,380	(12,014)	(228,332)	(377,823)
Change in unrealized gain (loss) on investments	1,080,595	(1,309,055)	1,147,280	(622,840)	186,362	(38,616)	3,072,518	(3,159,396)
Reinvested capital gains	459,501	516,734	-	-	25,234	-	1,001,198	1,201,902
Net increase (decrease) in contract owners’ equity resulting from operations	1,539,264	(642,183)	1,504,991	(402,121)	375,271	(25,566)	3,805,866	(2,513,018)
Equity transactions:
Purchase payments received from contract owners (note 4)	19,982	44,189	2,039,704	3,527,748	2,288,300	1,138,342	432,986	940,717
Transfers between funds	(140,638)	653,931	4,813,703	(3,507,880)	2,142,496	114,979	(399,430)	(1,784,261)
Redemptions (notes 2, 3 and 4)	(685,994)	(297,512)	(797,888)	(192,938)	(624,041)	(147,043)	(2,820,345)	(2,346,176)
Adjustments to maintain reserves	(68)	(14)	(201)	22	(61)	6	(170)	(30)
Net equity transactions	(806,718)	400,594	6,055,318	(173,048)	3,806,694	1,106,284	(2,786,959)	(3,189,750)
Net change in contract owners’ equity	732,546	(241,589)	7,560,309	(575,169)	4,181,965	1,080,718	1,018,907	(5,702,768)
Contract owners’ equity beginning of period	6,415,839	6,657,428	8,639,549	9,214,718	3,201,616	2,120,898	25,018,243	30,721,011
Contract owners’ equity end of period	$7,148,385	6,415,839	16,199,858	8,639,549	7,383,581	3,201,616	26,037,150	25,018,243
CHANGES IN UNITS:
Beginning units	548,146	520,013	817,280	835,402	324,033	210,802	1,980,641	2,218,348
Units purchased	158,774	193,840	1,262,171	644,592	786,235	217,692	167,844	231,631
Units redeemed	(221,919)	(165,707)	(732,683)	(662,714)	(416,878)	(104,461)	(379,348)	(469,338)
Ending units	485,001	548,146	1,346,768	817,280	693,390	324,033	1,769,137	1,980,641

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	DVMCSS		CLVHY2		CLVQF2		CSCRS
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(68,667)	(73,784)	88,692	63,053	(42,124)	(27,038)	(2,363)	8,768
Realized gain (loss) on investments	(27,655)	135,312	56,275	(72,466)	(41,859)	(4,821)	(49,588)	(44,491)
Change in unrealized gain (loss) on investments	847,113	(2,512,416)	142,329	(48,882)	28,576	(179,613)	71,868	(55,596)
Reinvested capital gains	570,905	1,016,668	-	-	-	-	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	1,321,696	(1,434,220)	287,296	(58,295)	(55,407)	(211,472)	19,917	(91,319)
Equity transactions:
Purchase payments received from contract owners (note 4)	288,302	1,095,238	431,575	205,326	1,834,305	1,674,728	8,628	2,178
Transfers between funds	108,347	269,716	2,607,546	386,127	(238,401)	(14,553)	123,314	(128,660)
Redemptions (notes 2, 3 and 4)	(350,698)	(310,071)	(123,424)	(23,309)	(162,520)	(68,805)	(144,341)	(42,791)
Adjustments to maintain reserves	(106)	(36)	(47)	11	(19)	(25)	(48)	(14)
Net equity transactions	45,845	1,054,847	2,915,650	568,155	1,433,365	1,591,345	(12,447)	(169,287)
Net change in contract owners’ equity	1,367,541	(379,373)	3,202,946	509,860	1,377,958	1,379,873	7,470	(260,606)
Contract owners’ equity beginning of period	7,175,668	7,555,041	1,038,893	529,033	2,851,632	1,471,759	516,632	777,238
Contract owners’ equity end of period	$8,543,209	7,175,668	4,241,839	1,038,893	4,229,590	2,851,632	524,102	516,632
CHANGES IN UNITS:
Beginning units	636,001	558,036	107,436	51,790	309,084	145,404	101,186	132,501
Units purchased	75,678	225,704	547,407	216,083	334,800	257,072	76,429	93,779
Units redeemed	(72,593)	(147,739)	(272,202)	(160,437)	(182,069)	(93,392)	(80,363)	(125,094)
Ending units	639,086	636,001	382,641	107,436	461,815	309,084	97,252	101,186

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	DWVSVS		ETVFR		FVUS2		FQB
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(20,274)	(22,904)	575,802	406,466	(251)	-	89	93
Realized gain (loss) on investments	(82,119)	35,860	(179,216)	(12,514)	398	-	-	(3)
Change in unrealized gain (loss) on investments	810,149	(1,093,671)	643,273	(734,786)	12	-	336	(191)
Reinvested capital gains	377,441	233,671	-	-	-	-	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	1,085,197	(847,044)	1,039,859	(340,834)	159	-	425	(101)
Equity transactions:
Purchase payments received from contract owners (note 4)	986,168	1,809,712	2,527,639	4,530,108	479,157	-	-	-
Transfers between funds	321,712	171,408	2,054,745	3,958,245	(371,610)	-	-	-
Redemptions (notes 2, 3 and 4)	(73,177)	(89,690)	(3,801,765)	(1,611,008)	-	-	(7)	(7)
Adjustments to maintain reserves	(33)	7	1,787	(2,275)	-	-	6	(12)
Net equity transactions	1,234,670	1,891,437	782,406	6,875,070	107,547	-	(1)	(19)
Net change in contract owners’ equity	2,319,867	1,044,393	1,822,265	6,534,236	107,706	-	424	(120)
Contract owners’ equity beginning of period	3,781,463	2,737,070	17,699,248	11,165,012	-	-	5,293	5,413
Contract owners’ equity end of period	$6,101,330	3,781,463	19,521,513	17,699,248	107,706	-	5,717	5,293
CHANGES IN UNITS:
Beginning units	352,074	209,290	1,706,626	1,064,001	-	-	299	300
Units purchased	195,404	260,975	1,086,371	2,216,320	55,949	-	-	-
Units redeemed	(97,884)	(118,191)	(1,014,270)	(1,573,695)	(45,512)	-	-	(1)
Ending units	449,594	352,074	1,778,727	1,706,626	10,437	-	299	299

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	FVSIS2		FEMS2		FC2		FAM2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$232,759	235,715	18,365	213	(71,822)	(58,961)	1,421	(485)
Realized gain (loss) on investments	(30,013)	(323,015)	23,667	(6,454)	(36,376)	22,413	(3,453)	(30,685)
Change in unrealized gain (loss) on investments	698,671	(461,558)	274,258	(32,948)	1,049,847	(979,227)	51,697	(29,958)
Reinvested capital gains	91,128	21,245	-	-	695,732	580,377	18,754	16,810
Net increase (decrease) in contract owners’ equity resulting from operations	992,545	(527,613)	316,290	(39,189)	1,637,381	(435,398)	68,419	(44,318)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,254,294	1,054,003	1,249,931	104,397	1,179,964	1,360	6,313	991
Transfers between funds	1,271,088	506,500	1,222,530	238,021	192,416	(360,203)	(33,359)	11,898
Redemptions (notes 2, 3 and 4)	(1,435,488)	(1,759,552)	(121,901)	(3,416)	(362,640)	(302,137)	(26,512)	(44,029)
Adjustments to maintain reserves	(150)	49	(40)	(33)	2	(34)	(22)	(11)
Net equity transactions	1,089,744	(199,000)	2,350,520	338,969	1,009,742	(661,014)	(53,580)	(31,151)
Net change in contract owners’ equity	2,082,289	(726,613)	2,666,810	299,780	2,647,123	(1,096,412)	14,839	(75,469)
Contract owners’ equity beginning of period	10,832,924	11,559,537	299,780	-	5,392,495	6,488,907	442,453	517,922
Contract owners’ equity end of period	$12,915,213	10,832,924	2,966,590	299,780	8,039,618	5,392,495	457,292	442,453
CHANGES IN UNITS:
Beginning units	1,046,245	1,071,626	36,396	-	474,009	525,400	35,392	38,626
Units purchased	518,527	1,134,714	357,110	60,064	218,777	13,935	3,537	23,760
Units redeemed	(425,320)	(1,160,095)	(111,738)	(23,668)	(124,933)	(65,326)	(7,692)	(26,994)
Ending units	1,139,452	1,046,245	281,768	36,396	567,853	474,009	31,237	35,392

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	FB2		FEI2		FGI2		FG2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$120,642	31,926	21,643	62,864	207,056	(79,823)	(672,601)	(650,422)
Realized gain (loss) on investments	152,714	214,507	(338,046)	94,231	(260,129)	172,462	39,904	(227,752)
Change in unrealized gain (loss) on investments	3,909,200	(2,384,730)	1,792,566	(1,738,635)	1,476,082	(1,255,660)	12,150,777	(11,388,628)
Reinvested capital gains	1,017,046	720,187	773,188	524,904	758,364	374,444	3,122,780	7,856,097
Net increase (decrease) in contract owners’ equity resulting from operations	5,199,602	(1,418,110)	2,249,351	(1,056,636)	2,181,373	(788,577)	14,640,860	(4,410,705)
Equity transactions:
Purchase payments received from contract owners (note 4)	8,378,634	3,224,114	108,276	222,265	1,535,795	1,478,586	6,576,923	13,890,730
Transfers between funds	4,236,045	7,660,523	169,040	536,229	1,098,909	(344,975)	3,655,161	(17,057,463)
Redemptions (notes 2, 3 and 4)	(2,360,329)	(1,142,393)	(1,880,197)	(1,526,518)	(414,841)	(660,693)	(5,671,920)	(5,173,653)
Adjustments to maintain reserves	(175)	35	(123)	22	(68)	(5)	(274)	104
Net equity transactions	10,254,175	9,742,279	(1,603,004)	(768,002)	2,219,795	472,913	4,559,890	(8,340,282)
Net change in contract owners’ equity	15,453,777	8,324,169	646,347	(1,824,638)	4,401,168	(315,664)	19,200,750	(12,750,987)
Contract owners’ equity beginning of period	18,857,303	10,533,134	9,437,794	11,262,432	6,759,689	7,075,353	45,139,764	57,890,751
Contract owners’ equity end of period	$34,311,080	18,857,303	10,084,141	9,437,794	11,160,857	6,759,689	64,340,514	45,139,764
CHANGES IN UNITS:
Beginning units	1,701,806	895,955	877,571	943,635	581,341	545,942	3,389,539	4,287,653
Units purchased	1,583,912	1,140,441	433,380	203,379	438,807	345,296	1,992,568	4,653,751
Units redeemed	(758,718)	(334,590)	(560,941)	(269,443)	(270,415)	(309,897)	(1,734,669)	(5,551,865)
Ending units	2,527,000	1,701,806	750,010	877,571	749,733	581,341	3,647,438	3,389,539

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	FHI2		FIGBP2		FRESS2		FTVIS2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$93,233	131,987	181,659	77,984	16,945	69,657	850,991	634,004
Realized gain (loss) on investments	(38,806)	(285,023)	79,804	(43,989)	141,394	(285,185)	357,358	237,661
Change in unrealized gain (loss) on investments	294,245	(115,949)	428,497	(150,943)	565,024	(314,301)	1,006,452	(1,967,436)
Reinvested capital gains	-	-	-	31,433	90,612	174,655	346,113	-
Net increase (decrease) in contract owners’ equity resulting from operations	348,672	(268,985)	689,960	(85,515)	813,975	(355,174)	2,560,914	(1,095,771)
Equity transactions:
Purchase payments received from contract owners (note 4)	39,659	97,075	2,336,715	2,003,117	1,073,438	1,081,264	3,317,521	1,002,736
Transfers between funds	2,763	(2,567,947)	6,087,885	305,276	1,146,726	36,278	2,994,481	1,168,790
Redemptions (notes 2, 3 and 4)	(267,799)	(266,774)	(1,511,120)	(450,613)	(240,640)	(138,396)	(3,935,158)	(2,421,533)
Adjustments to maintain reserves	(64)	45	(143)	(17)	(56)	(24)	(161)	6
Net equity transactions	(225,441)	(2,737,601)	6,913,337	1,857,763	1,979,468	979,122	2,376,683	(250,001)
Net change in contract owners’ equity	123,231	(3,006,586)	7,603,297	1,772,248	2,793,443	623,948	4,937,597	(1,345,772)
Contract owners’ equity beginning of period	2,447,927	5,454,513	6,410,189	4,637,941	3,658,709	3,034,761	17,331,385	18,677,157
Contract owners’ equity end of period	$2,571,158	2,447,927	14,013,486	6,410,189	6,452,152	3,658,709	22,268,982	17,331,385
CHANGES IN UNITS:
Beginning units	238,786	502,854	637,609	452,149	356,056	272,613	1,519,867	1,547,679
Units purchased	121,340	983,453	1,241,347	409,165	423,599	294,145	905,607	464,298
Units redeemed	(138,355)	(1,247,521)	(581,708)	(223,705)	(261,281)	(210,702)	(725,450)	(492,110)
Ending units	221,771	238,786	1,297,248	637,609	518,374	356,056	1,700,024	1,519,867

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	FTVMD2		FTVGI2		FTVFA2		GVHQFA
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$20,370	70,519	1,106,110	(205,570)	98,735	72,036	47,808	31,544
Realized gain (loss) on investments	(43,336)	(138,283)	167,888	134,664	(60,732)	(44,806)	(10,022)	(1,024)
Change in unrealized gain (loss) on investments	743,357	(990,859)	(1,141,061)	198,156	361,151	(558,078)	4,029	(27,021)
Reinvested capital gains	763,230	97,071	-	-	278,052	96,859	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	1,483,621	(961,552)	132,937	127,250	677,206	(433,989)	41,815	3,499
Equity transactions:
Purchase payments received from contract owners (note 4)	278,801	786,002	1,801,795	5,033,933	58,729	185,705	442,399	1,821,913
Transfers between funds	(104,243)	(949,516)	(997,344)	214,008	256,850	(81,813)	(730,972)	675,157
Redemptions (notes 2, 3 and 4)	(805,243)	(557,176)	(1,297,671)	(1,295,930)	(240,263)	(367,097)	(246,225)	(231,570)
Adjustments to maintain reserves	(150)	40	3	48	(51)	(73)	(92)	18
Net equity transactions	(630,835)	(720,650)	(493,217)	3,952,059	75,265	(263,278)	(534,890)	2,265,518
Net change in contract owners’ equity	852,786	(1,682,202)	(360,280)	4,079,309	752,471	(697,267)	(493,075)	2,269,017
Contract owners’ equity beginning of period	6,796,957	8,479,159	18,310,519	14,231,210	3,642,236	4,339,503	6,815,407	4,546,390
Contract owners’ equity end of period	$7,649,743	6,796,957	17,950,239	18,310,519	4,394,707	3,642,236	6,322,332	6,815,407
CHANGES IN UNITS:
Beginning units	578,609	634,363	1,881,017	1,476,886	248,319	264,369	695,845	466,312
Units purchased	88,323	122,168	438,129	966,494	30,921	27,569	261,664	579,762
Units redeemed	(136,724)	(177,922)	(490,410)	(562,363)	(26,335)	(43,619)	(316,969)	(350,229)
Ending units	530,208	578,609	1,828,736	1,881,017	252,905	248,319	640,540	695,845

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	GVMSAS		GVGMNS		RHYS		GVFRB
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$20,365	1,984	729	(6,559)	13,537	60,176	384,812	165,517
Realized gain (loss) on investments	1,258	(8)	741	12,572	64,227	(71,583)	(117,593)	(108,423)
Change in unrealized gain (loss) on investments	(9,407)	(4,482)	39,048	(70,816)	55,282	(43,040)	381,142	(404,389)
Reinvested capital gains	-	-	40,503	12,202	-	-	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	12,216	(2,506)	81,021	(52,601)	133,046	(54,447)	648,361	(347,295)
Equity transactions:
Purchase payments received from contract owners (note 4)	141,245	84,029	600	30,523	9,357	17,908	166,526	147,300
Transfers between funds	679,509	-	172,068	(14,152)	1,833,985	(271,028)	(2,480,364)	1,143,345
Redemptions (notes 2, 3 and 4)	(2,034)	-	(31,327)	(43,855)	(421,411)	(205,990)	(1,167,061)	(768,202)
Adjustments to maintain reserves	(5)	6	(16)	(15)	(82)	38	(132)	24
Net equity transactions	818,715	84,035	141,325	(27,499)	1,421,849	(459,072)	(3,481,031)	522,467
Net change in contract owners’ equity	830,931	81,529	222,346	(80,100)	1,554,895	(513,519)	(2,832,670)	175,172
Contract owners’ equity beginning of period	81,529	-	751,171	831,271	1,154,440	1,667,959	11,840,407	11,665,235
Contract owners’ equity end of period	$912,460	81,529	973,517	751,171	2,709,335	1,154,440	9,007,737	11,840,407
CHANGES IN UNITS:
Beginning units	8,652	-	71,712	74,446	105,131	148,622	1,099,175	1,057,242
Units purchased	92,292	8,652	16,605	20,867	274,186	207,363	343,094	805,567
Units redeemed	(10,798)	-	(4,101)	(23,601)	(161,211)	(250,854)	(652,694)	(763,634)
Ending units	90,146	8,652	84,216	71,712	218,106	105,131	789,575	1,099,175

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	RVMFU		RSRF		RBKF		RBMF
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(18,565)	(70,783)	(45,946)	(100,807)	(10,656)	(24,982)	(38,312)	(39,030)
Realized gain (loss) on investments	(203,676)	(139,743)	(295,772)	7,919	(68,940)	91,227	(323,061)	170,441
Change in unrealized gain (loss) on investments	533,064	(326,157)	521,315	(1,892,460)	548,973	(555,054)	655,397	(960,018)
Reinvested capital gains	-	-	-	962,472	-	679	132,053	69,784
Net increase (decrease) in contract owners’ equity resulting from operations	310,823	(536,683)	179,597	(1,022,876)	469,377	(488,130)	426,077	(758,823)
Equity transactions:
Purchase payments received from contract owners (note 4)	77,457	74,280	36,311	102,693	15,176	72,991	43,760	38,794
Transfers between funds	(127,935)	(243,850)	(297,394)	(208,996)	86,176	(870,594)	(399,385)	(1,995,859)
Redemptions (notes 2, 3 and 4)	(555,192)	(411,546)	(431,044)	(763,368)	(263,053)	(264,187)	(278,480)	(293,468)
Adjustments to maintain reserves	(42)	31	(163)	13	(54)	(47)	(107)	(6)
Net equity transactions	(605,712)	(581,085)	(692,290)	(869,658)	(161,755)	(1,061,837)	(634,212)	(2,250,539)
Net change in contract owners’ equity	(294,889)	(1,117,768)	(512,693)	(1,892,534)	307,622	(1,549,967)	(208,135)	(3,009,362)
Contract owners’ equity beginning of period	4,571,836	5,689,604	5,945,033	7,837,567	1,799,681	3,349,648	2,661,886	5,671,248
Contract owners’ equity end of period	$4,276,947	4,571,836	5,432,340	5,945,033	2,107,303	1,799,681	2,453,751	2,661,886
CHANGES IN UNITS:
Beginning units	749,469	840,325	438,274	495,742	210,412	315,722	122,448	219,709
Units purchased	139,558	71,602	88,788	39,495	404,108	872,772	66,648	191,558
Units redeemed	(234,852)	(162,458)	(134,721)	(96,963)	(417,716)	(978,082)	(96,283)	(288,819)
Ending units	654,175	749,469	392,341	438,274	196,804	210,412	92,813	122,448

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	RBF		RVCMD		RCPF		RVLDD
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(98,855)	(135,197)	218	26,619	(26,303)	(43,445)	(80,731)	(110,980)
Realized gain (loss) on investments	(480,547)	764,414	(59,113)	155,650	341,451	(445,566)	2,055,639	(1,626,046)
Change in unrealized gain (loss) on investments	1,771,222	(1,640,268)	177,188	(358,291)	757,641	(551,068)	1,727,698	(1,383,067)
Reinvested capital gains	167,101	24,426	-	-	13,557	202,657	-	2,086,914
Net increase (decrease) in contract owners’ equity resulting from operations	1,358,921	(986,625)	118,293	(176,022)	1,086,346	(837,422)	3,702,606	(1,033,179)
Equity transactions:
Purchase payments received from contract owners (note 4)	264,024	111,339	45,839	29,259	454,372	76,827	35,730	331,119
Transfers between funds	(1,022,403)	(650,978)	(78,000)	(74,012)	501,587	(785,520)	(2,539,987)	708,983
Redemptions (notes 2, 3 and 4)	(1,036,920)	(1,199,293)	(110,954)	(270,262)	(533,978)	(560,862)	(620,978)	(477,610)
Adjustments to maintain reserves	(290)	(4)	(74)	8	(255)	121	(163)	(104)
Net equity transactions	(1,795,589)	(1,738,936)	(143,189)	(315,007)	421,726	(1,269,434)	(3,125,398)	562,388
Net change in contract owners’ equity	(436,668)	(2,725,561)	(24,896)	(491,029)	1,508,072	(2,106,856)	577,208	(470,791)
Contract owners’ equity beginning of period	7,262,363	9,987,924	947,103	1,438,132	4,922,122	7,028,978	8,318,401	8,789,192
Contract owners’ equity end of period	$6,825,695	7,262,363	922,207	947,103	6,430,194	4,922,122	8,895,609	8,318,401
CHANGES IN UNITS:
Beginning units	252,782	310,675	511,807	652,197	167,554	207,014	266,698	236,677
Units purchased	322,518	481,304	118,725	4,487,767	234,097	237,697	807,146	1,495,554
Units redeemed	(383,141)	(539,197)	(200,218)	(4,628,157)	(213,541)	(277,157)	(880,823)	(1,465,533)
Ending units	192,159	252,782	430,314	511,807	188,110	167,554	193,021	266,698

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	RELF		RENF		RESF		RLCE
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(61,303)	(65,985)	(62,775)	(92,235)	(31,420)	60,403	(4,816)	(20,335)
Realized gain (loss) on investments	345,691	(119,539)	(1,877,943)	602,047	(792,832)	(665,386)	117,353	(263,018)
Change in unrealized gain (loss) on investments	1,496,948	(446,905)	2,298,765	(3,269,670)	863,404	(1,342,831)	194,242	(147,213)
Reinvested capital gains	55,958	152,365	-	-	-	-	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	1,837,294	(480,064)	358,047	(2,759,858)	39,152	(1,947,814)	306,779	(430,566)
Equity transactions:
Purchase payments received from contract owners (note 4)	34,635	2,408	19,033	233,042	58,464	71,603	26,729	20,167
Transfers between funds	930,943	(2,180,221)	(1,396,418)	(1,905,127)	(177,523)	(1,474,488)	(167,190)	(552,470)
Redemptions (notes 2, 3 and 4)	(662,678)	(578,080)	(553,729)	(899,746)	(252,708)	(422,663)	(132,469)	(274,793)
Adjustments to maintain reserves	(121)	60	35	(9)	(97)	14	(26)	34
Net equity transactions	302,779	(2,755,833)	(1,931,079)	(2,571,840)	(371,864)	(1,825,534)	(272,956)	(807,062)
Net change in contract owners’ equity	2,140,073	(3,235,897)	(1,573,032)	(5,331,698)	(332,712)	(3,773,348)	33,823	(1,237,628)
Contract owners’ equity beginning of period	3,067,168	6,303,065	5,546,594	10,878,292	1,891,210	5,664,558	1,256,475	2,494,103
Contract owners’ equity end of period	$5,207,241	3,067,168	3,973,562	5,546,594	1,558,498	1,891,210	1,290,298	1,256,475
CHANGES IN UNITS:
Beginning units	202,302	359,692	439,176	633,358	266,163	428,056	140,914	231,471
Units purchased	309,519	603,129	286,847	1,168,879	1,513,014	1,291,693	243,393	710,193
Units redeemed	(292,266)	(760,519)	(426,363)	(1,363,061)	(1,556,007)	(1,453,586)	(271,681)	(800,750)
Ending units	219,555	202,302	299,660	439,176	223,170	266,163	112,626	140,914

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	RFSF		RUGB		RHCF		RINF
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(28,505)	(40,399)	(5,663)	14,046	(153,756)	(183,136)	(62,900)	(84,021)
Realized gain (loss) on investments	87,674	313,195	1,471,910	(533,003)	(80,701)	1,211,402	67,609	814,434
Change in unrealized gain (loss) on investments	942,578	(1,024,667)	(526,347)	318,705	2,011,179	(1,370,018)	885,277	(975,689)
Reinvested capital gains	211,738	-	-	4,744	209,973	167,618	-	104,861
Net increase (decrease) in contract owners’ equity resulting from operations	1,213,485	(751,871)	939,900	(195,508)	1,986,695	(174,134)	889,986	(140,415)
Equity transactions:
Purchase payments received from contract owners (note 4)	147,143	305,268	50,252	58,154	70,071	129,780	4,295	39,424
Transfers between funds	720,567	(1,545,290)	(1,603,686)	1,456,520	(858,253)	996,465	(697,832)	(349,298)
Redemptions (notes 2, 3 and 4)	(629,245)	(618,445)	(1,345,198)	(644,979)	(1,769,609)	(1,739,541)	(524,483)	(560,810)
Adjustments to maintain reserves	(114)	(33)	7,016	(7,150)	(57)	(4)	(133)	(137)
Net equity transactions	238,351	(1,858,500)	(2,891,616)	862,545	(2,557,848)	(613,300)	(1,218,153)	(870,821)
Net change in contract owners’ equity	1,451,836	(2,610,371)	(1,951,716)	667,037	(571,153)	(787,434)	(328,167)	(1,011,236)
Contract owners’ equity beginning of period	4,489,423	7,099,794	5,782,473	5,115,436	11,785,660	12,573,094	4,193,100	5,204,336
Contract owners’ equity end of period	$5,941,259	4,489,423	3,830,757	5,782,473	11,214,507	11,785,660	3,864,933	4,193,100
CHANGES IN UNITS:
Beginning units	368,885	502,360	312,611	255,028	450,556	479,809	113,408	136,439
Units purchased	324,603	658,213	3,281,811	2,189,381	253,195	561,974	152,066	303,841
Units redeemed	(306,078)	(791,688)	(3,417,546)	(2,131,798)	(348,600)	(591,227)	(181,410)	(326,872)
Ending units	387,410	368,885	176,876	312,611	355,151	450,556	84,064	113,408

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	RVIDD		RJNF		RVIMC		RAF
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(45,256)	(42,534)	(8,546)	(12,701)	(2,459)	(2,423)	(3,632)	(5,044)
Realized gain (loss) on investments	(429,473)	188,074	(139,144)	51,572	(47,010)	12,717	(222,325)	(29,082)
Change in unrealized gain (loss) on investments	(351,885)	76,254	45,301	(31,197)	(6,955)	5,489	(37,336)	27,356
Reinvested capital gains	-	-	-	-	-	-	-	-
Net increase (decrease) in contract owners’ equity resulting from operations	(826,614)	221,794	(102,389)	7,674	(56,424)	15,783	(263,293)	(6,770)
Equity transactions:
Purchase payments received from contract owners (note 4)	938	(110)	22,897	84,048	(1)	3	7,375	17,939
Transfers between funds	2,723,914	(1,930,934)	(271,701)	(240,794)	(67,664)	169,050	(1,821,902)	2,206,523
Redemptions (notes 2, 3 and 4)	(297,346)	(272,658)	(49,879)	(177,052)	(12,573)	(4,786)	(59,677)	(59,637)
Adjustments to maintain reserves	(72)	(18)	(102)	8	(28)	2	(20)	(1)
Net equity transactions	2,427,434	(2,203,720)	(298,785)	(333,790)	(80,266)	164,269	(1,874,224)	2,164,824
Net change in contract owners’ equity	1,600,820	(1,981,926)	(401,174)	(326,116)	(136,690)	180,052	(2,137,517)	2,158,054
Contract owners’ equity beginning of period	1,397,502	3,379,428	890,457	1,216,573	309,025	128,973	2,327,297	169,243
Contract owners’ equity end of period	$2,998,322	1,397,502	489,283	890,457	172,335	309,025	189,780	2,327,297
CHANGES IN UNITS:
Beginning units	4,461,941	10,883,858	340,931	464,625	207,501	95,769	2,906,311	247,552
Units purchased	77,172,104	119,118,338	2,355,433	4,088,541	1,682,997	1,882,251	7,986,588	14,681,433
Units redeemed	(65,981,020)	(125,540,255)	(2,479,077)	(4,212,235)	(1,741,381)	(1,770,519)	(10,434,677)	(12,022,674)
Ending units	15,653,025	4,461,941	217,287	340,931	149,117	207,501	458,222	2,906,311

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	RVISC		RUF		RLCJ		RLF
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(6,462)	(10,260)	(3,787)	(13,455)	(1,044)	(14,967)	(35,118)	(38,968)
Realized gain (loss) on investments	(114,763)	36,022	(237,073)	(26,291)	132,299	(358,465)	34,981	55,195
Change in unrealized gain (loss) on investments	(52,634)	54,775	(39,964)	43,249	63,827	(62,119)	663,486	(588,827)
Reinvested capital gains	-	-	-	-	-	185,109	30,898	82,914
Net increase (decrease) in contract owners’ equity resulting from operations	(173,859)	80,537	(280,824)	3,503	195,082	(250,442)	694,247	(489,686)
Equity transactions:
Purchase payments received from contract owners (note 4)	957	14,220	7,725	21,152	14,480	17,265	5,232	3,035
Transfers between funds	(686,814)	657,339	(563,972)	689,842	(405,362)	130,755	(10,383)	(225,736)
Redemptions (notes 2, 3 and 4)	(58,852)	(42,916)	(146,944)	(154,712)	(29,544)	(183,029)	(469,113)	(295,664)
Adjustments to maintain reserves	(39)	2	(38)	(3)	(102)	70	(51)	123
Net equity transactions	(744,748)	628,645	(703,229)	556,279	(420,528)	(34,939)	(474,315)	(518,242)
Net change in contract owners’ equity	(918,607)	709,182	(984,053)	559,782	(225,446)	(285,381)	219,932	(1,007,928)
Contract owners’ equity beginning of period	1,279,109	569,927	1,617,716	1,057,934	1,023,454	1,308,835	2,580,480	3,588,408
Contract owners’ equity end of period	$360,502	1,279,109	633,663	1,617,716	798,008	1,023,454	2,800,412	2,580,480
CHANGES IN UNITS:
Beginning units	910,480	450,457	997,668	672,999	68,954	68,202	87,236	103,637
Units purchased	11,877,515	13,073,533	4,922,693	6,765,469	463,317	851,014	44,052	124,570
Units redeemed	(12,443,819)	(12,613,510)	(5,399,525)	(6,440,800)	(492,775)	(850,262)	(57,060)	(140,971)
Ending units	344,176	910,480	520,836	997,668	39,496	68,954	74,228	87,236

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	RMED		RVARS		RVF		ROF
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(9,748)	(41,138)	58,597	(76,304)	(339,231)	(389,827)	(251,391)	(352,439)
Realized gain (loss) on investments	(439,189)	(205,579)	24,496	8,176	(1,042,622)	5,617,711	974,875	2,383,484
Change in unrealized gain (loss) on investments	1,211,316	(1,240,931)	111,142	(281,617)	17,534,111	(12,515,629)	4,453,740	(3,810,553)
Reinvested capital gains	-	833,975	-	-	-	4,791,185	451,002	967,148
Net increase (decrease) in contract owners’ equity resulting from operations	762,379	(653,673)	194,235	(349,745)	16,152,258	(2,496,560)	5,628,226	(812,360)
Equity transactions:
Purchase payments received from contract owners (note 4)	33,998	238,820	66,099	253,328	61,936	2,147,694	176,926	268,136
Transfers between funds	(331,254)	(514,523)	(1,214,715)	(216,510)	1,612,291	(2,161,020)	(918,517)	261,970
Redemptions (notes 2, 3 and 4)	(342,981)	(226,752)	(346,527)	(665,688)	(3,105,936)	(3,244,796)	(2,575,954)	(2,999,828)
Adjustments to maintain reserves	(66)	(84)	(148)	58	656	(3,424)	43	(272)
Net equity transactions	(640,303)	(502,539)	(1,495,291)	(628,812)	(1,431,053)	(3,261,546)	(3,317,502)	(2,469,994)
Net change in contract owners' equity	122,076	(1,156,212)	(1,301,056)	(978,557)	14,721,205	(5,758,106)	2,310,724	(3,282,354)
Contract owners' equity beginning of period	2,418,652	3,574,864	4,914,169	5,892,726	21,992,581	27,750,687	16,887,743	20,170,097
Contract owners' equity end of period	$2,540,728	2,418,652	3,613,113	4,914,169	36,713,786	21,992,581	19,198,467	16,887,743
CHANGES IN UNITS:
Beginning units	63,196	73,684	569,165	638,005	362,509	433,381	457,417	530,654
Units purchased	58,912	81,810	97,987	67,191	420,967	628,460	1,106,141	1,664,672
Units redeemed	(73,681)	(92,298)	(264,299)	(136,031)	(443,928)	(699,332)	(1,180,816)	(1,737,909)
Ending units	48,427	63,196	402,853	569,165	339,548	362,509	382,742	457,417

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	RNF		RPMF		RREF		RRF
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(37,046)	(132,689)	(98,670)	226,936	16,479	(13,876)	(32,731)	(54,435)
Realized gain (loss) on investments	1,172,542	(84,625)	2,091,236	(2,236,604)	538,746	(6,971)	(72,305)	209,124
Change in unrealized gain (loss) on investments	2,473,005	(1,653,282)	758,781	412,027	484,081	(467,311)	582,557	(504,405)
Reinvested capital gains	-	642,869	-	-	47,023	-	-	-
Net increase (decrease) in contract owners' equity resulting from operations	3,608,501	(1,227,727)	2,751,347	(1,597,641)	1,086,329	(488,158)	477,521	(349,716)
Equity transactions:
Purchase payments received from contract owners (note 4)	89,217	51,840	213,230	93,744	6,813	12,876	1,563	15,703
Transfers between funds	(655,509)	(452,757)	395,180	(263,639)	385,271	702,981	(1,248,340)	1,393,944
Redemptions (notes 2, 3 and 4)	(934,790)	(2,056,523)	(813,761)	(1,320,935)	(635,816)	(665,167)	(411,661)	(498,488)
Adjustments to maintain reserves	4	(120)	11	(2)	(199)	15	(37)	(24)
Net equity transactions	(1,501,078)	(2,457,560)	(205,340)	(1,490,832)	(243,931)	50,705	(1,658,475)	911,135
Net change in contract owners' equity	2,107,423	(3,685,287)	2,546,007	(3,088,473)	842,398	(437,453)	(1,180,954)	561,419
Contract owners' equity beginning of period	9,921,657	13,606,944	6,842,654	9,931,127	4,428,058	4,865,511	3,072,827	2,511,408
Contract owners' equity end of period	$12,029,080	9,921,657	9,388,661	6,842,654	5,270,456	4,428,058	1,891,873	3,072,827
CHANGES IN UNITS:
Beginning units	407,699	489,051	737,847	855,739	199,001	197,693	118,827	91,769
Units purchased	744,584	2,140,983	1,913,720	2,388,402	768,195	681,430	32,496	438,032
Units redeemed	(810,857)	(2,222,335)	(1,990,048)	(2,506,294)	(770,804)	(680,122)	(92,295)	(410,974)
Ending units	341,426	407,699	661,519	737,847	196,392	199,001	59,028	118,827

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	RMEK		RTF		RVLCG		RVLCV
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(37,426)	(56,453)	(328,747)	(353,217)	(324,882)	(474,230)	(123,990)	(202,567)
Realized gain (loss) on investments	176,895	(487,692)	1,443,865	2,013,788	(1,545,449)	1,745,534	(1,751,229)	606,104
Change in unrealized gain (loss) on investments	618,339	(472,517)	10,391,372	(8,366,748)	6,615,975	(6,265,555)	5,499,122	(6,623,721)
Reinvested capital gains	-	193,475	-	2,460,653	502,787	2,434,375	225,490	2,040,097
Net increase (decrease) in contract owners' equity resulting from operations	757,808	(823,187)	11,506,490	(4,245,524)	5,248,431	(2,559,876)	3,849,393	(4,180,087)
Equity transactions:
Purchase payments received from contract owners (note 4)	49,181	12,494	62,642	2,018,952	61,092	282,358	78,746	71,376
Transfers between funds	(920,564)	(478,449)	1,689,141	779,028	(4,102,777)	(5,635,871)	(4,250,962)	(1,647,267)
Redemptions (notes 2, 3 and 4)	(251,196)	(265,768)	(4,045,171)	(2,395,031)	(2,814,363)	(2,888,309)	(2,656,032)	(2,328,907)
Adjustments to maintain reserves	(104)	113	520	7,894	(140)	21	(186)	(24)
Net equity transactions	(1,122,683)	(731,610)	(2,292,868)	410,843	(6,856,188)	(8,241,801)	(6,828,434)	(3,904,822)
Net change in contract owners' equity	(364,875)	(1,554,797)	9,213,622	(3,834,681)	(1,607,757)	(10,801,677)	(2,979,041)	(8,084,909)
Contract owners' equity beginning of period	2,522,425	4,077,222	19,510,359	23,345,040	24,143,623	34,945,300	20,948,196	29,033,105
Contract owners' equity end of period	$2,157,550	2,522,425	28,723,981	19,510,359	22,535,866	24,143,623	17,969,155	20,948,196
CHANGES IN UNITS:
Beginning units	90,508	115,272	715,384	753,349	1,066,315	1,435,023	1,060,163	1,254,394
Units purchased	434,477	703,430	2,089,995	2,193,853	1,009,502	1,846,668	765,943	1,389,053
Units redeemed	(466,541)	(728,194)	(2,154,025)	(2,231,818)	(1,284,370)	(2,215,376)	(1,079,512)	(1,583,284)
Ending units	58,444	90,508	651,354	715,384	791,447	1,066,315	746,594	1,060,163

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	RVMCG		RVMCV		RVSCG		RVSCV
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(98,405)	(167,414)	(99,058)	(126,136)	(94,542)	(178,260)	(45,419)	(119,548)
Realized gain (loss) on investments	(1,066,346)	630,997	(637,018)	(1,058,380)	(2,038,423)	451,030	(915,443)	161,348
Change in unrealized gain (loss) on investments	2,085,740	(2,648,451)	1,920,960	(1,711,133)	3,004,580	(3,015,852)	1,701,119	(1,934,233)
Reinvested capital gains	-	740,757	-	1,229,363	-	240,897	-	-
Net increase (decrease) in contract owners' equity resulting from operations	920,989	(1,444,111)	1,184,884	(1,666,286)	871,615	(2,502,185)	740,257	(1,892,433)
Equity transactions:
Purchase payments received from contract owners (note 4)	20,445	50,146	22,271	41,540	45,002	46,592	20,493	29,328
Transfers between funds	(842,242)	(467,631)	(533,777)	(1,207,456)	(4,868,339)	1,465,938	(807,432)	(2,797,305)
Redemptions (notes 2, 3 and 4)	(982,311)	(1,359,823)	(702,821)	(493,409)	(796,918)	(1,317,537)	(783,467)	(748,409)
Adjustments to maintain reserves	(130)	52	(159)	44	(120)	54	(74)	(1)
Net equity transactions	(1,804,238)	(1,777,256)	(1,214,486)	(1,659,281)	(5,620,375)	195,047	(1,570,480)	(3,516,387)
Net change in contract owners' equity	(883,249)	(3,221,367)	(29,602)	(3,325,567)	(4,748,760)	(2,307,138)	(830,223)	(5,408,820)
Contract owners' equity beginning of period	7,251,756	10,473,123	6,257,510	9,583,077	10,602,394	12,909,532	4,741,259	10,150,079
Contract owners' equity end of period	$6,368,507	7,251,756	6,227,908	6,257,510	5,853,634	10,602,394	3,911,036	4,741,259
CHANGES IN UNITS:
Beginning units	313,364	380,793	329,823	404,813	457,942	496,353	315,134	528,975
Units purchased	329,547	522,724	122,480	226,079	401,392	1,126,634	185,673	742,787
Units redeemed	(401,567)	(590,153)	(179,574)	(301,069)	(635,948)	(1,165,045)	(282,883)	(956,628)
Ending units	241,344	313,364	272,729	329,823	223,386	457,942	217,924	315,134

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	RVSDL		RTEC		RTEL		RTRF
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(6,597)	(17,801)	(156,762)	(175,976)	(10,485)	(6,062)	(40,582)	(63,705)
Realized gain (loss) on investments	36,449	110,848	659,514	1,546,491	(52,650)	20,212	(244,724)	(30)
Change in unrealized gain (loss) on investments	(3,295)	6,190	2,055,627	(1,897,895)	134,050	(157,020)	831,711	(1,086,786)
Reinvested capital gains	-	-	371,561	301,621	-	16,025	1,387	174,235
Net increase (decrease) in contract owners' equity resulting from operations	26,557	99,237	2,929,940	(225,759)	70,915	(126,845)	547,792	(976,286)
Equity transactions:
Purchase payments received from contract owners (note 4)	22,873	222	17,292	263,062	16	4,006	2,246	133,892
Transfers between funds	(125,472)	(2,689)	(511,550)	(1,579,585)	(460,390)	749,934	(366,234)	(1,798,411)
Redemptions (notes 2, 3 and 4)	(311,708)	(165,521)	(1,231,024)	(1,010,594)	(159,506)	(32,031)	(659,986)	(292,074)
Adjustments to maintain reserves	(32)	15	(165)	56	(61)	16	30	(76)
Net equity transactions	(414,339)	(167,973)	(1,725,447)	(2,327,061)	(619,941)	721,925	(1,023,944)	(1,956,669)
Net change in contract owners' equity	(387,782)	(68,736)	1,204,493	(2,552,820)	(549,026)	595,080	(476,152)	(2,932,955)
Contract owners' equity beginning of period	961,980	1,030,716	8,654,905	11,207,725	1,177,415	582,335	3,124,597	6,057,552
Contract owners' equity end of period	$574,198	961,980	9,859,398	8,654,905	628,389	1,177,415	2,648,445	3,124,597
CHANGES IN UNITS:
Beginning units	139,467	167,540	333,860	419,506	126,955	58,362	116,508	183,274
Units purchased	487,779	1,213,287	411,983	690,688	135,625	406,466	101,988	289,445
Units redeemed	(546,688)	(1,241,360)	(471,207)	(776,334)	(202,564)	(337,873)	(136,770)	(356,211)
Ending units	80,558	139,467	274,636	333,860	60,016	126,955	81,726	116,508

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	RUTL		RVWDL		IVBRA2		AVIE2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(64,600)	17,943	(1,259)	(4,861)	(67,682)	(1,765)	3,401	12,736
Realized gain (loss) on investments	649,030	109,768	(25,034)	(59,250)	(72,513)	(8,020)	13,288	12,883
Change in unrealized gain (loss) on investments	205,967	(5,829)	2,981	(4,511)	746,445	(830,539)	213,802	(230,043)
Reinvested capital gains	-	22,175	-	-	-	447,699	97,419	9,239
Net increase (decrease) in contract owners' equity resulting from operations	790,397	144,057	(23,312)	(68,622)	606,250	(392,625)	327,910	(195,185)
Equity transactions:
Purchase payments received from contract owners (note 4)	27,676	38,502	922	18,770	193,910	451,755	93,908	657,370
Transfers between funds	(98,562)	1,156,128	32,559	(24,292)	85,721	182,158	81,259	46,999
Redemptions (notes 2, 3 and 4)	(606,914)	(580,826)	(2,762)	(19,383)	(301,477)	(286,051)	(27,896)	(18,055)
Adjustments to maintain reserves	(189)	(31)	(32)	(12)	(192)	98	(48)	3
Net equity transactions	(677,989)	613,773	30,687	(24,917)	(22,038)	347,960	147,223	686,317
Net change in contract owners' equity	112,408	757,830	7,375	(93,539)	584,212	(44,665)	475,133	491,132
Contract owners' equity beginning of period	4,498,811	3,740,981	243,052	336,591	4,500,914	4,545,579	1,188,609	697,477
Contract owners' equity end of period	$4,611,219	4,498,811	250,427	243,052	5,085,126	4,500,914	1,663,742	1,188,609
CHANGES IN UNITS:
Beginning units	235,136	199,593	41,323	50,443	417,499	388,060	128,227	62,932
Units purchased	522,343	1,100,727	364,129	309,698	67,766	114,734	25,237	71,808
Units redeemed	(551,288)	(1,065,184)	(359,594)	(318,818)	(69,477)	(85,295)	(12,034)	(6,513)
Ending units	206,191	235,136	45,858	41,323	415,788	417,499	141,430	128,227

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	IVEW52		OVIGS		OVGSS		OVSCS
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$44,397	(3,490)	(13,651)	(13,203)	(74,426)	(64,173)	(61,640)	(51,489)
Realized gain (loss) on investments	270,946	153,564	12,267	98,868	(97,481)	859,008	12,574	59,043
Change in unrealized gain (loss) on investments	1,860,112	(1,203,894)	550,840	(670,483)	1,525,706	(3,226,384)	703,877	(1,215,541)
Reinvested capital gains	208,717	163,488	148,971	44,170	1,738,370	733,306	492,204	581,293
Net increase (decrease) in contract owners' equity resulting from operations	2,384,172	(890,332)	698,427	(540,648)	3,092,169	(1,698,243)	1,147,015	(626,694)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,965,553	1,842,930	523,634	1,003,503	800,647	4,866,919	472,565	1,278,386
Transfers between funds	7,449	165,332	7,351	(47,079)	1,179,950	(1,814,042)	(232,793)	138,454
Redemptions (notes 2, 3 and 4)	(409,845)	(209,718)	(53,566)	(60,215)	(705,859)	(984,006)	(144,511)	(101,080)
Adjustments to maintain reserves	(75)	7	(23)	(18)	(101)	(105)	(22)	(24)
Net equity transactions	1,563,082	1,798,551	477,396	896,191	1,274,637	2,068,766	95,239	1,315,736
Net change in contract owners' equity	3,947,254	908,219	1,175,823	355,543	4,366,806	370,523	1,242,254	689,042
Contract owners' equity beginning of period	8,251,772	7,343,553	2,360,693	2,005,150	9,996,630	9,626,107	4,603,996	3,914,954
Contract owners' equity end of period	$12,199,026	8,251,772	3,536,516	2,360,693	14,363,436	9,996,630	5,846,250	4,603,996
CHANGES IN UNITS:
Beginning units	727,172	587,646	259,112	175,012	745,410	621,009	444,099	334,053
Units purchased	296,555	313,828	80,210	140,161	296,746	621,984	96,036	183,328
Units redeemed	(176,852)	(174,302)	(32,286)	(56,061)	(216,484)	(497,583)	(88,024)	(73,282)
Ending units	846,875	727,172	307,036	259,112	825,672	745,410	452,111	444,099

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	WRASP		WRENG		JPIGA2		JPIIB2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$83,369	49,986	(14,815)	(15,773)	10,458	(16,978)	14,760	(7,569)
Realized gain (loss) on investments	(393,248)	(445,993)	(205,758)	(59,831)	55,494	3,039	6,907	2,355
Change in unrealized gain (loss) on investments	2,283,783	(1,137,581)	269,364	(503,756)	180,033	(117,562)	74,019	(39,584)
Reinvested capital gains	535,431	592,764	-	-	-	7,905	2,058	1,004
Net increase (decrease) in contract owners' equity resulting from operations	2,509,335	(940,824)	48,791	(579,360)	245,985	(123,596)	97,744	(43,794)
Equity transactions:
Purchase payments received from contract owners (note 4)	102,831	173,471	85,574	332,386	421,892	769,673	265,607	429,661
Transfers between funds	(671,394)	(962,789)	369,007	251,354	(456,524)	12,973	(20,472)	(65,142)
Redemptions (notes 2, 3 and 4)	(1,577,758)	(1,160,074)	(33,432)	(38,315)	(19,611)	(15,020)	(189,809)	(2,592)
Adjustments to maintain reserves	(114)	24	(43)	25	(38)	(10)	(12)	(14)
Net equity transactions	(2,146,435)	(1,949,368)	421,106	545,450	(54,281)	767,616	55,314	361,913
Net change in contract owners' equity	362,900	(2,890,192)	469,897	(33,910)	191,704	644,020	153,058	318,119
Contract owners' equity beginning of period	13,353,108	16,243,300	1,064,015	1,097,925	1,692,871	1,048,851	843,968	525,849
Contract owners' equity end of period	$13,716,008	13,353,108	1,533,912	1,064,015	1,884,575	1,692,871	997,026	843,968
CHANGES IN UNITS:
Beginning units	1,097,000	1,246,020	180,863	121,565	159,663	91,508	80,274	47,073
Units purchased	48,485	95,752	160,818	123,994	37,801	83,939	36,493	81,226
Units redeemed	(207,859)	(244,772)	(86,543)	(64,696)	(42,998)	(15,784)	(32,631)	(48,025)
Ending units	937,626	1,097,000	255,138	180,863	154,466	159,663	84,136	80,274

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	JABS		JAMGS		JAFBS		JAGTS
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$81,063	37,064	(107,477)	(70,957)	50,609	63,058	(91,895)	(9,662)
Realized gain (loss) on investments	349,989	166,652	402,338	283,889	(54,503)	(33,158)	838,677	592,455
Change in unrealized gain (loss) on investments	1,450,043	(501,628)	1,778,664	(930,931)	267,663	(127,840)	2,388,315	(1,300,693)
Reinvested capital gains	278,417	151,221	587,796	308,404	-	-	809,007	226,424
Net increase (decrease) in contract owners' equity resulting from operations	2,159,512	(146,691)	2,661,321	(409,595)	263,769	(97,940)	3,944,104	(491,476)
Equity transactions:
Purchase payments received from contract owners (note 4)	4,000,291	1,995,275	2,396,795	2,393,478	246,292	219,874	2,970,398	3,076,197
Transfers between funds	5,372,019	499,432	40,202	288,176	(1,043,955)	139,756	995,847	1,417,795
Redemptions (notes 2, 3 and 4)	(928,612)	(139,487)	(313,057)	(185,662)	(239,208)	(91,880)	(260,978)	(142,702)
Adjustments to maintain reserves	(32)	20	(54)	(33)	(60)	(5)	(81)	9
Net equity transactions	8,443,666	2,355,240	2,123,886	2,495,959	(1,036,931)	267,745	3,705,186	4,351,299
Net change in contract owners' equity	10,603,178	2,208,549	4,785,207	2,086,364	(773,162)	169,805	7,649,290	3,859,823
Contract owners' equity beginning of period	7,263,851	5,055,302	7,292,331	5,205,967	4,063,796	3,893,991	8,312,926	4,453,103
Contract owners' equity end of period	$17,867,029	7,263,851	12,077,538	7,292,331	3,290,634	4,063,796	15,962,216	8,312,926
CHANGES IN UNITS:
Beginning units	618,182	426,456	551,182	386,442	405,797	379,665	514,740	274,974
Units purchased	883,397	304,694	339,334	383,022	113,044	108,970	575,089	436,510
Units redeemed	(242,398)	(112,968)	(207,525)	(218,282)	(214,835)	(82,838)	(399,845)	(196,744)
Ending units	1,259,181	618,182	682,991	551,182	304,006	405,797	689,984	514,740

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	LZREMS		LPWHY2		LPVCA2		SBVI
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(66,883)	124,256	173,174	158,025	(9,357)	(19,091)	7,509	3,898
Realized gain (loss) on investments	175,053	720,593	(21,285)	(42,268)	21,952	441	29,899	17,664
Change in unrealized gain (loss) on investments	2,444,963	(3,992,580)	411,109	(384,856)	735,777	(597,620)	275,538	(316,872)
Reinvested capital gains	-	-	-	-	74,283	245,369	113,326	114,138
Net increase (decrease) in contract owners' equity resulting from operations	2,553,133	(3,147,731)	562,998	(269,099)	822,655	(370,901)	426,272	(181,172)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,307,519	2,601,393	564,950	1,001,187	323,663	780,442	-	-
Transfers between funds	1,052,268	1,960,959	1,534,280	(892,217)	(223,295)	27,862	-	27,206
Redemptions (notes 2, 3 and 4)	(1,561,833)	(1,319,283)	(349,724)	(443,834)	(78,143)	(16,186)	(139,816)	(82,649)
Adjustments to maintain reserves	(150)	23	(111)	46	(30)	4	5	(3)
Net equity transactions	797,804	3,243,092	1,749,395	(334,818)	22,195	792,122	(139,811)	(55,446)
Net change in contract owners' equity	3,350,937	95,361	2,312,393	(603,917)	844,850	421,221	286,461	(236,618)
Contract owners' equity beginning of period	15,079,857	14,984,496	4,269,367	4,873,284	3,486,870	3,065,649	1,591,968	1,828,586
Contract owners' equity end of period	$18,430,794	15,079,857	6,581,760	4,269,367	4,331,720	3,486,870	1,878,429	1,591,968
CHANGES IN UNITS:
Beginning units	1,707,119	1,365,738	409,609	444,473	362,371	288,030	103,468	106,884
Units purchased	472,485	858,227	325,633	210,962	36,452	128,864	-	1,561
Units redeemed	(393,908)	(516,846)	(174,521)	(245,826)	(34,291)	(54,523)	(7,494)	(4,977)
Ending units	1,785,696	1,707,119	560,721	409,609	364,532	362,371	95,974	103,468

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	SBVSG2		LOVTRC		LOVSDC		MNCPS2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(50,078)	(34,171)	84,338	94,077	291,791	163,938	(5,342)	1,452
Realized gain (loss) on investments	17,132	292,061	8,817	(15,351)	(50,816)	(36,593)	74,830	45,088
Change in unrealized gain (loss) on investments	448,639	(1,024,454)	228,329	(157,928)	115,348	(122,265)	173,060	(340,144)
Reinvested capital gains	476,047	428,979	-	-	-	-	541,299	122,586
Net increase (decrease) in contract owners' equity resulting from operations	891,740	(337,585)	321,484	(79,202)	356,323	5,080	783,847	(171,018)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,131,834	1,407,004	701,691	795,092	5,196,745	2,630,267	709,508	1,017,856
Transfers between funds	(465,727)	1,221,364	409,434	122,548	413,682	(238,743)	2,595,275	89,390
Redemptions (notes 2, 3 and 4)	(82,124)	(69,933)	(384,714)	(144,744)	(294,397)	(883,884)	(593,742)	(140,912)
Adjustments to maintain reserves	(85)	28	(39)	-	(50)	12	(110)	(21)
Net equity transactions	583,898	2,558,463	726,372	772,896	5,315,980	1,507,652	2,710,931	966,313
Net change in contract owners' equity	1,475,638	2,220,878	1,047,856	693,694	5,672,303	1,512,732	3,494,778	795,295
Contract owners' equity beginning of period	3,625,106	1,404,228	4,452,922	3,759,228	6,733,687	5,220,955	2,974,350	2,179,055
Contract owners' equity end of period	$5,100,744	3,625,106	5,500,778	4,452,922	12,405,990	6,733,687	6,469,128	2,974,350
CHANGES IN UNITS:
Beginning units	296,605	117,267	435,433	359,520	659,392	511,301	256,424	180,730
Units purchased	175,687	279,872	152,184	113,246	842,413	362,960	300,491	149,855
Units redeemed	(138,632)	(100,534)	(84,988)	(37,333)	(330,177)	(214,869)	(93,689)	(74,161)
Ending units	333,660	296,605	502,629	435,433	1,171,628	659,392	463,226	256,424

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	MV3MVS		MVBRES		MVGTAS		MVUSC
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(6,250)	(12,991)	5,112	380	19,371	(22,029)	76,753	(4,107)
Realized gain (loss) on investments	41,059	27,755	15,991	27,726	(14,346)	(7,330)	131,020	12,123
Change in unrealized gain (loss) on investments	645,350	(682,494)	428,303	(463,178)	162,095	(200,701)	283,196	(28,439)
Reinvested capital gains	408,595	208,371	234,869	199,556	38,992	94,189	8,442	6,557
Net increase (decrease) in contract owners' equity resulting from operations	1,088,754	(459,359)	684,275	(235,516)	206,112	(135,871)	499,411	(13,866)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,737,758	1,265,841	697,591	381,668	75,748	154,916	1,072,494	407,645
Transfers between funds	(282,698)	124,190	(52,350)	162,689	(139,498)	(697,601)	380,027	(40,047)
Redemptions (notes 2, 3 and 4)	(132,029)	(37,835)	(100,488)	(96,748)	(339,219)	(202,025)	(41,431)	(63,573)
Adjustments to maintain reserves	(87)	12	(35)	(1)	(1)	(30)	(38)	1
Net equity transactions	1,322,944	1,352,208	544,718	447,608	(402,970)	(744,740)	1,411,052	304,026
Net change in contract owners' equity	2,411,698	892,849	1,228,993	212,092	(196,858)	(880,611)	1,910,463	290,160
Contract owners' equity beginning of period	3,311,729	2,418,880	2,287,924	2,075,832	1,766,934	2,647,545	1,745,985	1,455,825
Contract owners' equity end of period	$5,723,427	3,311,729	3,516,917	2,287,924	1,570,076	1,766,934	3,656,448	1,745,985
CHANGES IN UNITS:
Beginning units	317,050	202,203	206,082	169,998	153,383	216,134	167,177	139,076
Units purchased	171,070	146,541	62,945	52,094	18,627	37,643	192,211	83,654
Units redeemed	(63,792)	(31,694)	(19,988)	(16,010)	(51,080)	(100,394)	(75,450)	(55,553)
Ending units	424,328	317,050	249,039	206,082	120,930	153,383	283,938	167,177

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	MVIGSC		MVIVSC		MGRFV		MSVEG2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$417	-	101,481	(8,287)	(15,099)	(30,241)	(4,097)	-
Realized gain (loss) on investments	(155)	-	227,299	222,712	104,170	195,985	(8,975)	-
Change in unrealized gain (loss) on investments	5,423	-	3,569,915	(2,250,902)	(72,906)	80,335	82,991	-
Reinvested capital gains	17,662	-	682,443	180,209	203,692	45,526	2,782	-
Net increase (decrease) in contract owners' equity resulting from operations	23,347	-	4,581,138	(1,856,268)	219,857	291,605	72,701	-
Equity transactions:
Purchase payments received from contract owners (note 4)	263,827	-	3,776,451	10,987,361	528,950	507,798	1,706,332	-
Transfers between funds	140,068	-	(533,537)	58,340	251,251	60,840	195,859	-
Redemptions (notes 2, 3 and 4)	(1,434)	-	(477,924)	(217,261)	(606,826)	(366,355)	(5,248)	-
Adjustments to maintain reserves	(6)	-	(76)	10	(58)	-	(14)	-
Net equity transactions	402,455	-	2,764,914	10,828,450	173,317	202,283	1,896,929	-
Net change in contract owners' equity	425,802	-	7,346,052	8,972,182	393,174	493,888	1,969,630	-
Contract owners' equity beginning of period	-	-	17,946,388	8,974,206	4,164,942	3,671,054	-	-
Contract owners' equity end of period	$425,802	-	25,292,440	17,946,388	4,558,116	4,164,942	1,969,630	-
CHANGES IN UNITS:
Beginning units	-	-	1,593,035	713,454	389,618	364,743	-	-
Units purchased	39,313	-	470,457	1,339,192	198,370	352,029	303,265	-
Units redeemed	(154)	-	(258,055)	(459,611)	(181,640)	(327,154)	(118,004)	-
Ending units	39,159	-	1,805,437	1,593,035	406,348	389,618	185,261	-

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	MSGI2		MSEMB		MSVGT2		VKVGR2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$79,887	107,554	489,500	458,750	4,407	(6,673)	218,280	276,283
Realized gain (loss) on investments	3,993	(122,949)	(14,909)	(32,393)	28,820	26,941	143,983	(30,301)
Change in unrealized gain (loss) on investments	1,118,855	(805,654)	930,390	(1,314,863)	117,817	(216,024)	1,298,185	(1,717,665)
Reinvested capital gains	289,974	258,752	-	-	59,874	73,670	795,872	-
Net increase (decrease) in contract owners' equity resulting from operations	1,492,709	(562,297)	1,404,981	(888,506)	210,918	(122,086)	2,456,320	(1,471,683)
Equity transactions:
Purchase payments received from contract owners (note 4)	872,603	1,429,133	1,666,542	2,626,178	11,460	164,247	1,966,844	3,856,708
Transfers between funds	(631,405)	(1,471,175)	(535,439)	(832,479)	57,769	(323,396)	(1,291,673)	(980,176)
Redemptions (notes 2, 3 and 4)	(418,292)	(439,239)	(879,764)	(652,874)	(196,621)	(130,562)	(1,158,495)	(679,403)
Adjustments to maintain reserves	(190)	11	(156)	32	(23)	(26)	(108)	34
Net equity transactions	(177,284)	(481,270)	251,183	1,140,857	(127,415)	(289,737)	(483,432)	2,197,163
Net change in contract owners' equity	1,315,425	(1,043,567)	1,656,164	252,351	83,503	(411,823)	1,972,888	725,480
Contract owners' equity beginning of period	5,681,914	6,725,481	10,802,037	10,549,686	1,356,117	1,767,940	14,748,073	14,022,593
Contract owners' equity end of period	$6,997,339	5,681,914	12,458,201	10,802,037	1,439,620	1,356,117	16,720,961	14,748,073
CHANGES IN UNITS:
Beginning units	548,936	592,022	929,384	836,569	118,156	141,790	1,249,254	1,081,412
Units purchased	148,129	207,091	295,346	347,471	14,163	22,281	277,370	494,407
Units redeemed	(161,687)	(250,177)	(274,789)	(254,656)	(24,650)	(45,915)	(313,560)	(326,565)
Ending units	535,378	548,936	949,941	929,384	107,669	118,156	1,213,064	1,249,254

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NVFIII		GBF		GBF2		MSBF
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$3,152	-	41,526	35,057	154,807	52,834	418,871	185,738
Realized gain (loss) on investments	9,373	-	241,258	(188,617)	263,711	(26,472)	(182,950)	(303,488)
Change in unrealized gain (loss) on investments	(4,075)	-	20,933	42,339	21,624	13,235	745,354	(380,334)
Reinvested capital gains	3,339	-	-	-	-	-	-	-
Net increase (decrease) in contract owners' equity resulting from operations	11,789	-	303,717	(111,221)	440,142	39,597	981,275	(498,084)
Equity transactions:
Purchase payments received from contract owners (note 4)	559,226	-	455,185	15,274	14,275,044	466,106	1,347,662	3,045,196
Transfers between funds	109,207	-	3,674	(348,975)	(8,350,385)	2,541,261	(3,737,251)	2,027,877
Redemptions (notes 2, 3 and 4)	(15,092)	-	(1,176,257)	(956,548)	(64,199)	(15,440)	(1,251,961)	(1,325,757)
Adjustments to maintain reserves	4	-	(73)	(27)	(46)	1	(86)	6
Net equity transactions	653,345	-	(717,471)	(1,290,276)	5,860,414	2,991,928	(3,641,636)	3,747,322
Net change in contract owners' equity	665,134	-	(413,754)	(1,401,497)	6,300,556	3,031,525	(2,660,361)	3,249,238
Contract owners' equity beginning of period	-	-	5,349,870	6,751,367	4,234,467	1,202,942	14,608,040	11,358,802
Contract owners' equity end of period	$665,134	-	4,936,116	5,349,870	10,535,023	4,234,467	11,947,679	14,608,040
CHANGES IN UNITS:
Beginning units	-	-	543,182	675,408	430,565	120,964	1,434,532	1,077,375
Units purchased	117,289	-	1,701,594	296,412	3,107,297	339,114	879,787	1,186,040
Units redeemed	(53,864)	-	(1,765,690)	(428,638)	(2,523,205)	(29,513)	(1,225,999)	(828,883)
Ending units	63,425	-	479,086	543,182	1,014,657	430,565	1,088,320	1,434,532

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	HIBF		GVABD2		NVLCP2		NVCBD2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$184,407	138,826	54,854	81,855	78,133	49,266	77,151	56,197
Realized gain (loss) on investments	29,613	(159,747)	33,007	(64,470)	141,812	(105,609)	9,813	(29,563)
Change in unrealized gain (loss) on investments	222,316	(91,013)	406,655	(126,871)	154,751	(98,505)	134,379	(76,078)
Reinvested capital gains	-	-	23,494	22,274	-	-	-	-
Net increase (decrease) in contract owners' equity resulting from operations	436,336	(111,934)	518,010	(87,212)	374,696	(154,848)	221,343	(49,444)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,214,004	464,409	1,859,124	3,109,448	173,944	313,822	1,636,300	836,962
Transfers between funds	56,987	(489,620)	(201,692)	(862,520)	4,367,833	(424,304)	(132,376)	(212,034)
Redemptions (notes 2, 3 and 4)	(376,867)	(441,321)	(859,405)	(142,323)	(629,974)	(1,119,761)	(290,292)	(296,953)
Adjustments to maintain reserves	(63)	10	(41)	(7)	(22)	(10)	(29)	7
Net equity transactions	894,061	(466,522)	797,986	2,104,598	3,911,781	(1,230,253)	1,213,603	327,982
Net change in contract owners' equity	1,330,397	(578,456)	1,315,996	2,017,386	4,286,477	(1,385,101)	1,434,946	278,538
Contract owners' equity beginning of period	2,966,833	3,545,289	5,896,110	3,878,724	4,319,966	5,705,067	2,987,391	2,708,853
Contract owners' equity end of period	$4,297,230	2,966,833	7,212,106	5,896,110	8,606,443	4,319,966	4,422,337	2,987,391
CHANGES IN UNITS:
Beginning units	274,586	315,001	581,454	374,678	402,069	518,627	289,095	256,980
Units purchased	537,535	443,255	353,774	414,470	867,018	186,081	228,018	106,967
Units redeemed	(461,602)	(483,670)	(275,482)	(207,694)	(527,857)	(302,639)	(119,223)	(74,852)
Ending units	350,519	274,586	659,746	581,454	741,230	402,069	397,890	289,095

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NVSTB2		NVBX		SAM		NVMM2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$145,608	161,158	578,771	314,038	148	5	229,753	(450,688)
Realized gain (loss) on investments	11,586	(134,579)	61,657	(456,914)	-	-	-	-
Change in unrealized gain (loss) on investments	267,995	(96,061)	1,481,260	(232,085)	-	-	-	-
Reinvested capital gains	-	-	-	11,503	-	1	-	1,371
Net increase (decrease) in contract owners' equity resulting from operations	425,189	(69,482)	2,121,688	(363,458)	148	6	229,753	(449,317)
Equity transactions:
Purchase payments received from contract owners (note 4)	4,105,716	2,813,483	9,947,459	5,548,613	-	-	28,182,354	29,636,647
Transfers between funds	(4,185,025)	2,428,395	5,873,539	(3,552,276)	-	(27,206)	(46,653,768)	99,484,189
Redemptions (notes 2, 3 and 4)	(1,949,195)	(1,726,693)	(1,750,466)	(948,754)	(19)	(24)	(56,517,634)	(84,298,307)
Adjustments to maintain reserves	(91)	27	(122)	(8)	(1)	1	112	100
Net equity transactions	(2,028,595)	3,515,212	14,070,410	1,047,575	(20)	(27,229)	(74,988,936)	44,822,629
Net change in contract owners' equity	(1,603,406)	3,445,730	16,192,098	684,117	128	(27,223)	(74,759,183)	44,373,312
Contract owners' equity beginning of period	16,824,333	13,378,603	23,532,110	22,847,993	31,971	59,194	202,046,573	157,673,261
Contract owners' equity end of period	$15,220,927	16,824,333	39,724,208	23,532,110	32,099	31,971	127,287,390	202,046,573
CHANGES IN UNITS:
Beginning units	1,703,929	1,349,905	2,330,143	2,234,188	3,517	6,516	22,580,846	17,578,319
Units purchased	1,160,501	1,187,475	3,309,493	1,011,966	-	-	70,686,566	108,215,197
Units redeemed	(1,362,776)	(833,451)	(1,971,011)	(916,011)	(2)	(2,999)	(79,084,865)	(103,212,670)
Ending units	1,501,654	1,703,929	3,668,625	2,330,143	3,515	3,517	14,182,547	22,580,846

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NVGEII		NJMMA2		NVMGA2		NAMGI2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$561	-	9	-	(11,126)	(4,152)	18,013	790
Realized gain (loss) on investments	897	-	1	-	10,231	21,338	20,996	284,862
Change in unrealized gain (loss) on investments	6,679	-	190	-	182,081	(242,035)	496,376	(555,566)
Reinvested capital gains	1,252	-	-	-	45,902	62,192	157,165	141,825
Net increase (decrease) in contract owners' equity resulting from operations	9,389	-	200	-	227,088	(162,657)	692,550	(128,089)
Equity transactions:
Purchase payments received from contract owners (note 4)	240,821	-	42,296	-	217,438	295,014	125,806	1,885,443
Transfers between funds	(83)	-	-	-	114	237,865	15,627	(791,824)
Redemptions (notes 2, 3 and 4)	(6,149)	-	-	-	(50,591)	(47,925)	(72,062)	(68,178)
Adjustments to maintain reserves	4	-	(5)	-	(78)	54	(56)	8
Net equity transactions	234,593	-	42,291	-	166,883	485,008	69,315	1,025,449
Net change in contract owners' equity	243,982	-	42,491	-	393,971	322,351	761,865	897,360
Contract owners' equity beginning of period	-	-	-	-	1,600,812	1,278,461	3,314,050	2,416,690
Contract owners' equity end of period	$243,982	-	42,491	-	1,994,783	1,600,812	4,075,915	3,314,050
CHANGES IN UNITS:
Beginning units	-	-	-	-	159,570	114,668	273,095	192,241
Units purchased	24,702	-	4,211	-	30,930	63,004	18,628	164,217
Units redeemed	(2,103)	-	-	-	(15,284)	(18,102)	(13,522)	(83,363)
Ending units	22,599	-	4,211	-	175,216	159,570	278,201	273,095

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NVMLG2		NVMLV2		NVMMG1		NVMMG2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$197,459	(126,975)	2,127,673	(27,569)	(1,517)	(1,460)	(148,029)	(140,205)
Realized gain (loss) on investments	157,586	462,336	(126,687)	57,342	(2,372)	(1,358)	(1,667,035)	726,451
Change in unrealized gain (loss) on investments	518,738	(2,067,224)	(691,780)	(2,590,464)	5,585	(24,472)	1,473,883	(3,210,213)
Reinvested capital gains	1,102,829	1,221,591	752,648	1,086,883	29,359	19,294	2,975,713	1,735,696
Net increase (decrease) in contract owners' equity resulting from operations	1,976,612	(510,272)	2,061,854	(1,473,808)	31,055	(7,996)	2,634,532	(888,271)
Equity transactions:
Purchase payments received from contract owners (note 4)	763,414	370,259	470,885	126,101	14,354	-	741,685	1,193,749
Transfers between funds	(1,363,379)	(90,450)	495,052	165,076	(2,571)	-	1,435,272	344,794
Redemptions (notes 2, 3 and 4)	(560,217)	(914,442)	(803,440)	(1,245,228)	(14,655)	(5,938)	(1,009,018)	(840,491)
Adjustments to maintain reserves	(103)	(17)	(159)	(62)	(21)	22	(66)	25
Net equity transactions	(1,160,285)	(634,650)	162,338	(954,113)	(2,893)	(5,916)	1,167,873	698,077
Net change in contract owners' equity	816,327	(1,144,922)	2,224,192	(2,427,921)	28,162	(13,912)	3,802,405	(190,194)
Contract owners' equity beginning of period	7,056,935	8,201,857	8,911,414	11,339,335	88,546	102,458	7,773,229	7,963,423
Contract owners' equity end of period	$7,873,262	7,056,935	11,135,606	8,911,414	116,708	88,546	11,575,634	7,773,229
CHANGES IN UNITS:
Beginning units	337,722	373,917	525,999	582,611	3,191	3,395	396,280	373,996
Units purchased	142,336	157,111	160,375	120,850	402	-	542,235	611,318
Units redeemed	(187,892)	(193,306)	(156,209)	(177,462)	(488)	(204)	(504,411)	(589,034)
Ending units	292,166	337,722	530,165	525,999	3,105	3,191	434,104	396,280

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NVMIG6		NVRE2		NVMMV2		NVNMO2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(21,161)	(24,592)	25,030	27,734	78,623	(28,454)	(25,096)	(30,293)
Realized gain (loss) on investments	51,921	28,920	434,816	(32,040)	(926,557)	57,842	5,304	153,931
Change in unrealized gain (loss) on investments	942,826	(1,659,370)	907,467	(210,755)	1,019,257	(2,690,762)	556,834	(704,034)
Reinvested capital gains	307,025	464,965	-	-	1,546,447	1,404,107	313,835	380,135
Net increase (decrease) in contract owners' equity resulting from operations	1,280,611	(1,190,077)	1,367,313	(215,061)	1,717,770	(1,257,267)	850,877	(200,261)
Equity transactions:
Purchase payments received from contract owners (note 4)	114,221	210,447	812,747	1,008,005	420,575	355,784	800,286	534,081
Transfers between funds	773,499	(834,813)	1,468,690	568,607	(1,078,064)	(362,038)	(491,415)	(25,781)
Redemptions (notes 2, 3 and 4)	(358,797)	(627,049)	(435,961)	(163,984)	(837,115)	(909,309)	(110,367)	(261,607)
Adjustments to maintain reserves	(123)	(43)	(64)	18	(234)	120	(58)	(14)
Net equity transactions	528,800	(1,251,458)	1,845,412	1,412,646	(1,494,838)	(915,443)	198,446	246,679
Net change in contract owners' equity	1,809,411	(2,441,535)	3,212,725	1,197,585	222,932	(2,172,710)	1,049,323	46,418
Contract owners' equity beginning of period	4,066,391	6,507,926	3,835,204	2,637,619	7,919,022	10,091,732	3,060,458	3,014,040
Contract owners' equity end of period	$5,875,802	4,066,391	7,047,929	3,835,204	8,141,954	7,919,022	4,109,781	3,060,458
CHANGES IN UNITS:
Beginning units	323,038	426,714	331,079	216,204	403,068	441,461	240,496	222,396
Units purchased	164,147	82,877	458,606	286,703	100,341	153,334	141,279	177,249
Units redeemed	(131,784)	(186,553)	(316,924)	(171,828)	(164,999)	(191,727)	(126,934)	(159,149)
Ending units	355,401	323,038	472,761	331,079	338,410	403,068	254,841	240,496

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NVNSR2		NVAMV2		NVOLG2		NVTIV3
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(4,602)	(4,257)	45,684	2,858	39,658	(62,489)	19,127	10,692
Realized gain (loss) on investments	(112,295)	262	(228,979)	33,448	28,923	51,034	3,532	3,022
Change in unrealized gain (loss) on investments	222,192	(193,221)	456,067	(504,257)	201,521	(1,122,390)	(13,265)	(218,575)
Reinvested capital gains	200,018	113,113	355,577	180,774	2,549,870	761,596	114,757	11,234
Net increase (decrease) in contract owners' equity resulting from operations	305,313	(84,103)	628,349	(287,177)	2,819,972	(372,249)	124,151	(193,627)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,505	99,595	243,930	266,833	2,252,700	1,443,247	310,924	204,545
Transfers between funds	11,766	229,433	492,241	(578,381)	327,697	808,709	41,165	41,283
Redemptions (notes 2, 3 and 4)	(51,398)	(15,430)	(93,100)	(53,456)	(883,358)	(604,800)	(15,697)	(18,409)
Adjustments to maintain reserves	(21)	(24)	10	(10)	(102)	(1)	(48)	(3)
Net equity transactions	(38,148)	313,574	643,081	(365,014)	1,696,937	1,647,155	336,344	227,416
Net change in contract owners' equity	267,165	229,471	1,271,430	(652,191)	4,516,909	1,274,906	460,495	33,789
Contract owners' equity beginning of period	1,041,698	812,227	2,441,479	3,093,670	7,720,802	6,445,896	916,281	882,492
Contract owners' equity end of period	$1,308,863	1,041,698	3,712,909	2,441,479	12,237,711	7,720,802	1,376,776	916,281
CHANGES IN UNITS:
Beginning units	90,296	65,533	224,110	254,148	630,993	511,554	101,838	81,789
Units purchased	180,343	27,034	182,507	39,226	645,030	353,002	67,461	40,642
Units redeemed	(179,609)	(2,271)	(134,554)	(69,264)	(539,829)	(233,563)	(31,910)	(20,593)
Ending units	91,030	90,296	272,063	224,110	736,194	630,993	137,389	101,838

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	DTRTFB		TRF		TRF2		EIF2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$64,745	18,623	(16,283)	(7,356)	2,237	(950)	37,871	24,635
Realized gain (loss) on investments	4,414	88	321,211	267,113	50,651	28,612	3,242	59,726
Change in unrealized gain (loss) on investments	50,202	(9,889)	293,728	(375,610)	93,395	(30,357)	720,966	(668,568)
Reinvested capital gains	-	-	133,782	-	32,635	-	169,710	288,327
Net increase (decrease) in contract owners' equity resulting from operations	119,361	8,822	732,438	(115,853)	178,918	(2,695)	931,789	(295,880)
Equity transactions:
Purchase payments received from contract owners (note 4)	259,727	634,890	42,449	15,652	734,340	80,914	1,261,492	2,194,029
Transfers between funds	1,074,087	1,318,710	1,473,013	(1,706,722)	75,129	19,429	632,050	(31,066)
Redemptions (notes 2, 3 and 4)	(153,244)	(25,186)	(730,681)	(225,544)	(18,614)	(70,297)	(96,981)	(56,212)
Adjustments to maintain reserves	(4)	(25)	(101)	(12)	(6)	(21)	(55)	(10)
Net equity transactions	1,180,566	1,928,389	784,680	(1,916,626)	790,849	30,025	1,796,506	2,106,741
Net change in contract owners' equity	1,299,927	1,937,211	1,517,118	(2,032,479)	969,767	27,330	2,728,295	1,810,861
Contract owners' equity beginning of period	1,937,211	-	1,876,142	3,908,621	394,913	367,583	3,098,439	1,287,578
Contract owners' equity end of period	$3,237,138	1,937,211	3,393,260	1,876,142	1,364,680	394,913	5,826,734	3,098,439
CHANGES IN UNITS:
Beginning units	191,942	-	134,325	277,662	32,053	29,423	273,299	103,855
Units purchased	161,623	233,181	285,855	132,472	90,910	11,844	185,324	238,338
Units redeemed	(48,891)	(41,239)	(227,758)	(275,809)	(35,905)	(9,214)	(49,848)	(68,894)
Ending units	304,674	191,942	192,422	134,325	87,058	32,053	408,775	273,299

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	SCGF		SCGF2		SCF		SCF2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(84,550)	(107,902)	(28,444)	(16,038)	(80,633)	(65,062)	(23,736)	(15,585)
Realized gain (loss) on investments	(1,335,405)	628,594	(737,235)	106,934	(599,715)	100,872	(158,144)	6,980
Change in unrealized gain (loss) on investments	1,219,656	(1,852,200)	487,375	(472,235)	1,174,434	(1,709,815)	343,128	(660,512)
Reinvested capital gains	1,609,849	797,011	868,684	190,990	660,180	1,067,482	270,639	410,274
Net increase (decrease) in contract owners' equity resulting from operations	1,409,550	(534,497)	590,380	(190,349)	1,154,266	(606,523)	431,887	(258,843)
Equity transactions:
Purchase payments received from contract owners (note 4)	30,605	84,774	1,101,487	677,425	72,521	40,072	279,140	304,004
Transfers between funds	622,280	510,566	867,852	(64,639)	1,332,948	879,407	366,994	167,433
Redemptions (notes 2, 3 and 4)	(477,614)	(671,013)	(111,005)	(31,274)	(546,404)	(499,776)	(11,159)	(5,571)
Adjustments to maintain reserves	(75)	(1)	(34)	26	(37)	(28)	(38)	20
Net equity transactions	175,196	(75,674)	1,858,300	581,538	859,028	419,675	634,937	465,886
Net change in contract owners' equity	1,584,746	(610,171)	2,448,680	391,189	2,013,294	(186,848)	1,066,824	207,043
Contract owners' equity beginning of period	4,779,433	5,389,604	1,470,587	1,079,398	4,702,720	4,889,568	1,581,389	1,374,346
Contract owners' equity end of period	$6,364,179	4,779,433	3,919,267	1,470,587	6,716,014	4,702,720	2,648,213	1,581,389
CHANGES IN UNITS:
Beginning units	368,271	378,111	137,561	91,578	398,577	356,726	147,374	110,348
Units purchased	407,311	816,645	426,421	124,786	279,431	168,329	110,783	57,841
Units redeemed	(408,970)	(826,485)	(289,915)	(78,803)	(218,725)	(126,478)	(59,208)	(20,815)
Ending units	366,612	368,271	274,067	137,561	459,283	398,577	198,949	147,374

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	GEM		GEM2		NVIE6		SCVF
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$21,051	(62,619)	27,373	(16,285)	40,754	16,640	(13,956)	(33,396)
Realized gain (loss) on investments	(394,071)	295,439	(31,703)	47,476	27,174	27,311	(514,951)	99,789
Change in unrealized gain (loss) on investments	938,891	(1,413,457)	437,533	(451,093)	232,691	(405,196)	201,150	(1,513,526)
Reinvested capital gains	-	-	-	-	128,591	9,524	876,937	691,749
Net increase (decrease) in contract owners' equity resulting from operations	565,871	(1,180,637)	433,203	(419,902)	429,210	(351,721)	549,180	(755,384)
Equity transactions:
Purchase payments received from contract owners (note 4)	26,302	80,739	1,065,458	2,226,037	719,737	1,222,653	47,657	48,667
Transfers between funds	(417,337)	(2,526,814)	1,258,117	(1,972,411)	95,849	(4,238)	(545,896)	(108,564)
Redemptions (notes 2, 3 and 4)	(438,365)	(549,499)	(106,056)	(32,215)	(97,664)	(73,174)	(279,257)	(463,862)
Adjustments to maintain reserves	(96)	25	(44)	(9)	(38)	1	(93)	29
Net equity transactions	(829,496)	(2,995,549)	2,217,475	221,402	717,884	1,145,242	(777,589)	(523,730)
Net change in contract owners' equity	(263,625)	(4,176,186)	2,650,678	(198,500)	1,147,094	793,521	(228,409)	(1,279,114)
Contract owners' equity beginning of period	3,471,994	7,648,180	1,477,503	1,676,003	2,096,515	1,302,994	3,323,110	4,602,224
Contract owners' equity end of period	$3,208,369	3,471,994	4,128,181	1,477,503	3,243,609	2,096,515	3,094,701	3,323,110
CHANGES IN UNITS:
Beginning units	361,158	649,679	144,329	133,227	217,899	114,103	306,459	347,227
Units purchased	181,262	348,713	498,514	237,385	141,508	176,946	69,619	100,353
Units redeemed	(266,724)	(637,234)	(310,285)	(226,283)	(72,809)	(73,150)	(132,634)	(141,121)
Ending units	275,696	361,158	332,558	144,329	286,598	217,899	243,444	306,459

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	SCVF2		GVAGG2		GVAGR2		GVAGI2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(5,273)	(12,294)	(84,387)	(123,638)	(232,128)	(166,738)	32,918	(6,141)
Realized gain (loss) on investments	(67,872)	(5,486)	234,001	159,446	329,244	204,014	151,084	29,036
Change in unrealized gain (loss) on investments	(379,223)	(670,727)	4,114,405	(3,171,578)	2,902,181	(3,479,845)	2,930,612	(2,772,292)
Reinvested capital gains	775,473	319,765	2,102,449	927,139	4,496,085	2,278,587	2,422,188	1,608,217
Net increase (decrease) in contract owners' equity resulting from operations	323,105	(368,742)	6,366,468	(2,208,631)	7,495,382	(1,163,982)	5,536,802	(1,141,180)
Equity transactions:
Purchase payments received from contract owners (note 4)	719,000	722,335	4,322,468	10,863,715	6,231,432	10,819,915	9,248,518	8,273,550
Transfers between funds	141,072	(4,504)	(563,667)	(293,893)	1,456,979	6,695	(65,523)	1,455,062
Redemptions (notes 2, 3 and 4)	(112,253)	(86,611)	(1,137,932)	(358,001)	(1,415,423)	(661,030)	(1,089,726)	(612,746)
Adjustments to maintain reserves	(40)	(9)	(80)	18	(63)	(27)	(65)	(23)
Net equity transactions	747,779	631,211	2,620,789	10,211,839	6,272,925	10,165,553	8,093,204	9,115,843
Net change in contract owners' equity	1,070,884	262,469	8,987,257	8,003,208	13,768,307	9,001,571	13,630,006	7,974,663
Contract owners' equity beginning of period	1,620,601	1,358,132	17,831,804	9,828,596	23,518,804	14,517,233	19,755,476	11,780,813
Contract owners' equity end of period	$2,691,485	1,620,601	26,819,061	17,831,804	37,287,111	23,518,804	33,385,482	19,755,476
CHANGES IN UNITS:
Beginning units	161,242	110,595	1,595,105	789,133	1,777,371	1,078,343	1,596,307	920,117
Units purchased	112,685	118,188	545,518	1,353,687	798,545	1,187,229	1,154,337	998,920
Units redeemed	(45,397)	(67,541)	(340,151)	(547,715)	(388,445)	(488,201)	(578,387)	(322,730)
Ending units	228,530	161,242	1,800,472	1,595,105	2,187,471	1,777,371	2,172,257	1,596,307

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	GVDIV2		NVSIX2		NVIX		MCIF
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$1,224,702	156,783	(37,992)	(6,544)	937,092	427,203	137,484	75,546
Realized gain (loss) on investments	(177,706)	301,792	(760,776)	385,524	309,938	1,068,236	(260,088)	604,719
Change in unrealized gain (loss) on investments	(526,842)	(1,686,529)	(4,354,657)	(7,960,195)	4,839,681	(6,117,577)	1,852,139	(8,378,079)
Reinvested capital gains	218,703	-	11,038,135	3,447,906	69,895	-	6,776,321	2,962,847
Net increase (decrease) in contract owners' equity resulting from operations	738,857	(1,227,954)	5,884,710	(4,133,309)	6,156,606	(4,622,138)	8,505,856	(4,734,967)
Equity transactions:
Purchase payments received from contract owners (note 4)	155,338	367,436	6,723,776	7,088,444	7,895,910	8,002,019	11,902,979	10,088,501
Transfers between funds	(734,413)	(52,448)	588,906	(3,944,759)	3,808,904	(2,527,179)	1,750,107	(1,533,622)
Redemptions (notes 2, 3 and 4)	(452,582)	(1,250,769)	(1,785,241)	(1,224,551)	(2,719,362)	(2,006,814)	(2,735,654)	(1,321,633)
Adjustments to maintain reserves	(98)	34	(260)	85	(186)	90	(117)	14
Net equity transactions	(1,031,755)	(935,747)	5,527,181	1,919,219	8,985,266	3,468,116	10,917,315	7,233,260
Net change in contract owners' equity	(292,898)	(2,163,701)	11,411,891	(2,214,090)	15,141,872	(1,154,022)	19,423,171	2,498,293
Contract owners' equity beginning of period	4,986,140	7,149,841	23,628,518	25,842,608	27,145,266	28,299,288	32,484,979	29,986,686
Contract owners' equity end of period	$4,693,242	4,986,140	35,040,409	23,628,518	42,287,138	27,145,266	51,908,150	32,484,979
CHANGES IN UNITS:
Beginning units	583,226	682,118	2,086,380	2,003,529	2,722,377	2,422,837	2,798,247	2,265,493
Units purchased	138,486	128,318	1,179,506	1,535,120	1,802,687	1,439,069	1,722,572	1,554,144
Units redeemed	(244,262)	(227,210)	(765,957)	(1,452,269)	(1,010,349)	(1,139,529)	(926,878)	(1,021,390)
Ending units	477,450	583,226	2,499,929	2,086,380	3,514,715	2,722,377	3,593,941	2,798,247

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	GVEX1		GVIDA		NAMAA2		GVDMA
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$2,066,773	883,566	31,539	844	30,796	8,163	221,121	116,774
Realized gain (loss) on investments	9,096,931	4,763,733	(159,484)	14,243	31,442	22,506	(275,803)	(39,073)
Change in unrealized gain (loss) on investments	30,937,989	(21,604,484)	841,963	(1,316,096)	432,229	(305,441)	2,222,367	(4,527,181)
Reinvested capital gains	8,638,343	5,175,963	513,564	583,823	113,835	116,578	2,374,889	2,230,064
Net increase (decrease) in contract owners' equity resulting from operations	50,740,036	(10,781,222)	1,227,582	(717,186)	608,302	(158,194)	4,542,574	(2,219,416)
Equity transactions:
Purchase payments received from contract owners (note 4)	50,587,972	39,707,561	250,059	244,281	1,091,905	885,671	2,344,465	5,554,593
Transfers between funds	12,072,355	(4,973,261)	(1,272,331)	(36,862)	565,308	75,718	(952,031)	(552,806)
Redemptions (notes 2, 3 and 4)	(19,431,879)	(8,470,062)	(385,524)	(290,064)	(230,928)	(104,513)	(1,490,373)	(849,463)
Adjustments to maintain reserves	(242)	50	(70)	48	(51)	15	1	9
Net equity transactions	43,228,206	26,264,288	(1,407,866)	(82,597)	1,426,234	856,891	(97,938)	4,152,333
Net change in contract owners' equity	93,968,242	15,483,066	(180,284)	(799,783)	2,034,536	698,697	4,444,636	1,932,917
Contract owners' equity beginning of period	155,185,488	139,702,422	6,229,053	7,028,836	2,646,152	1,947,455	22,466,275	20,533,358
Contract owners' equity end of period	$249,153,730	155,185,488	6,048,769	6,229,053	4,680,688	2,646,152	26,910,911	22,466,275
CHANGES IN UNITS:
Beginning units	12,332,176	10,471,552	546,062	553,230	234,342	162,181	1,972,351	1,644,988
Units purchased	9,758,034	6,122,074	30,811	49,678	147,966	81,639	204,626	708,098
Units redeemed	(6,845,766)	(4,261,450)	(142,265)	(56,846)	(29,735)	(9,478)	(215,216)	(380,735)
Ending units	15,244,444	12,332,176	434,608	546,062	352,573	234,342	1,961,761	1,972,351

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	GVIDM		GVDMC		GVIDC		GVAAA2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$691,670	363,162	215,611	145,413	182,462	109,769	206,440	(123,554)
Realized gain (loss) on investments	(989,631)	(75,891)	(302,046)	(30,298)	(52,560)	(55,520)	1,313,604	725,814
Change in unrealized gain (loss) on investments	4,412,062	(9,818,401)	1,479,986	(2,473,607)	913,985	(817,691)	6,241,259	(8,706,752)
Reinvested capital gains	5,895,146	5,118,747	1,386,078	1,222,381	357,919	297,751	4,982,521	3,541,229
Net increase (decrease) in contract owners' equity resulting from operations	10,009,247	(4,412,383)	2,779,629	(1,136,111)	1,401,806	(465,691)	12,743,824	(4,563,263)
Equity transactions:
Purchase payments received from contract owners (note 4)	15,338,746	16,132,182	4,130,088	2,882,143	6,825,882	4,339,762	11,182,978	12,132,419
Transfers between funds	(4,433,808)	(11,731,350)	(124,461)	537,170	180,629	452,451	(221,908)	(372,098)
Redemptions (notes 2, 3 and 4)	(5,486,247)	(3,177,141)	(4,181,668)	(2,636,357)	(4,208,650)	(3,777,394)	(10,751,753)	(5,134,630)
Adjustments to maintain reserves	(193)	(25)	165	125	(113)	12	(221)	(14)
Net equity transactions	5,418,498	1,223,666	(175,876)	783,081	2,797,748	1,014,831	209,096	6,625,677
Net change in contract owners' equity	15,427,745	(3,188,717)	2,603,753	(353,030)	4,199,554	549,140	12,952,920	2,062,414
Contract owners' equity beginning of period	58,776,706	61,965,423	22,501,656	22,854,686	15,766,803	15,217,663	66,739,569	64,677,155
Contract owners' equity end of period	$74,204,451	58,776,706	25,105,409	22,501,656	19,966,357	15,766,803	79,692,489	66,739,569
CHANGES IN UNITS:
Beginning units	5,265,537	5,176,800	2,062,588	2,012,077	1,508,728	1,415,301	4,337,164	3,953,360
Units purchased	2,390,950	1,945,330	533,871	469,227	1,067,243	818,508	1,164,768	1,460,397
Units redeemed	(1,947,425)	(1,856,593)	(544,318)	(418,716)	(809,097)	(725,081)	(1,161,642)	(1,076,593)
Ending units	5,709,062	5,265,537	2,052,141	2,062,588	1,766,874	1,508,728	4,340,290	4,337,164

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NVCRA2		NVCMA2		NVCCA2		NVCMD2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$125,453	33,847	123,538	10,875	215,913	82,277	217,438	114,387
Realized gain (loss) on investments	2,468	550,859	(60,439)	278,937	(387,251)	(494,371)	(238,344)	(172,271)
Change in unrealized gain (loss) on investments	990,107	(1,974,077)	505,520	(1,530,513)	1,332,280	(1,887,014)	1,740,749	(3,055,499)
Reinvested capital gains	714,373	256,890	800,397	430,359	1,529,235	751,525	1,421,013	1,128,700
Net increase (decrease) in contract owners' equity resulting from operations	1,832,401	(1,132,481)	1,369,016	(810,342)	2,690,177	(1,547,583)	3,140,856	(1,984,683)
Equity transactions:
Purchase payments received from contract owners (note 4)	78,054	258,555	1,289,815	195,191	806,963	2,859,260	1,303,520	1,138,038
Transfers between funds	(174,258)	325,658	185,029	(1,396,001)	(586,502)	(522,059)	(2,939,502)	(815,879)
Redemptions (notes 2, 3 and 4)	(279,454)	(550,543)	(784,296)	(3,152,437)	(1,079,947)	(1,706,318)	(3,620,066)	(3,361,196)
Adjustments to maintain reserves	(68)	(29)	28	(11)	(120)	23	(93)	(38)
Net equity transactions	(375,726)	33,641	690,576	(4,353,258)	(859,606)	630,906	(5,256,141)	(3,039,075)
Net change in contract owners' equity	1,456,675	(1,098,840)	2,059,592	(5,163,600)	1,830,571	(916,677)	(2,115,285)	(5,023,758)
Contract owners' equity beginning of period	8,441,507	9,540,347	6,393,840	11,557,440	14,788,887	15,705,564	21,102,657	26,126,415
Contract owners' equity end of period	$9,898,182	8,441,507	8,453,432	6,393,840	16,619,458	14,788,887	18,987,372	21,102,657
CHANGES IN UNITS:
Beginning units	526,973	524,032	419,024	676,199	1,008,553	972,537	1,497,286	1,700,995
Units purchased	18,671	454,495	99,325	120,400	96,839	371,973	109,415	208,927
Units redeemed	(39,420)	(451,554)	(60,868)	(377,575)	(150,116)	(335,957)	(454,488)	(412,636)
Ending units	506,224	526,973	457,481	419,024	955,276	1,008,553	1,152,213	1,497,286

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NVCRB2		NVCMC2		NVCCN2		NVDBL2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$144,023	101,045	117,043	36,609	148,578	70,420	153,193	46,494
Realized gain (loss) on investments	(374,169)	(176,797)	(16,699)	(167,707)	31,019	(148,745)	42,563	76,847
Change in unrealized gain (loss) on investments	1,153,990	(1,527,458)	376,519	(604,832)	649,267	(517,530)	449,705	(936,607)
Reinvested capital gains	782,149	645,903	481,411	278,105	265,576	73,296	451,151	333,685
Net increase (decrease) in contract owners' equity resulting from operations	1,705,993	(957,307)	958,274	(457,825)	1,094,440	(522,559)	1,096,612	(479,581)
Equity transactions:
Purchase payments received from contract owners (note 4)	894,216	806,837	1,048,464	159,334	1,956,212	596,602	861,649	1,828,210
Transfers between funds	204,114	(368,066)	2,262,183	(9,518)	766,943	(432,509)	4,522,811	308,907
Redemptions (notes 2, 3 and 4)	(2,366,842)	(1,241,672)	(739,641)	(2,610,731)	(967,583)	(1,698,524)	(837,650)	(1,577,272)
Adjustments to maintain reserves	(114)	12	(31)	(42)	(57)	32	(44)	7
Net equity transactions	(1,268,626)	(802,889)	2,570,975	(2,460,957)	1,755,515	(1,534,399)	4,546,766	559,852
Net change in contract owners' equity	437,367	(1,760,196)	3,529,249	(2,918,782)	2,849,955	(2,056,958)	5,643,378	80,271
Contract owners' equity beginning of period	11,753,042	13,513,238	6,438,294	9,357,076	11,722,445	13,779,403	7,063,930	6,983,659
Contract owners' equity end of period	$12,190,409	11,753,042	9,967,543	6,438,294	14,572,400	11,722,445	12,707,308	7,063,930
CHANGES IN UNITS:
Beginning units	872,271	926,263	502,897	687,470	1,020,336	1,150,132	646,794	601,345
Units purchased	150,018	113,419	252,924	59,543	358,040	103,912	528,984	216,197
Units redeemed	(239,328)	(167,411)	(65,430)	(244,116)	(216,907)	(233,708)	(153,488)	(170,748)
Ending units	782,961	872,271	690,391	502,897	1,161,469	1,020,336	1,022,290	646,794

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NVDCA2		NVLM2		NVLCA2		NCPG2
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$11,557	112,042	16,105	(2,509)	13,133	15,131	14,647	(3,380)
Realized gain (loss) on investments	(686,018)	97,017	49,173	145,127	(56,111)	190,650	9,786	72,763
Change in unrealized gain (loss) on investments	1,825,487	(2,414,544)	726,384	(972,493)	694,088	(895,719)	97,505	(306,798)
Reinvested capital gains	1,257,194	896,448	121,481	247,744	92,774	164,053	47,966	98,043
Net increase (decrease) in contract owners' equity resulting from operations	2,408,220	(1,309,037)	913,143	(582,131)	743,884	(525,885)	169,904	(139,372)
Equity transactions:
Purchase payments received from contract owners (note 4)	859,740	1,781,090	501,887	643,306	1,601,930	759,691	13,157	450,627
Transfers between funds	(7,919,987)	6,796,640	(504,632)	(645,409)	(528,932)	883,152	11,043	(145,376)
Redemptions (notes 2, 3 and 4)	(849,578)	(2,019,566)	(158,485)	(253,924)	(376,496)	(234,486)	(108,133)	(1,148,362)
Adjustments to maintain reserves	(39)	27	(88)	(42)	23	(10)	(68)	19
Net equity transactions	(7,909,864)	6,558,191	(161,318)	(256,069)	696,525	1,408,347	(84,001)	(843,092)
Net change in contract owners' equity	(5,501,644)	5,249,154	751,825	(838,200)	1,440,409	882,462	85,903	(982,464)
Contract owners' equity beginning of period	14,838,095	9,588,941	5,810,236	6,648,436	3,962,264	3,079,802	1,256,582	2,239,046
Contract owners' equity end of period	$9,336,451	14,838,095	6,562,061	5,810,236	5,402,673	3,962,264	1,342,485	1,256,582
CHANGES IN UNITS:
Beginning units	1,314,482	789,291	473,770	492,304	306,743	210,763	116,827	190,845
Units purchased	128,887	756,922	69,145	109,239	235,464	228,461	7,526	55,324
Units redeemed	(746,508)	(231,731)	(81,879)	(127,773)	(192,324)	(132,481)	(14,883)	(129,342)
Ending units	696,861	1,314,482	461,036	473,770	349,883	306,743	109,470	116,827

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NCPGI2		IDPG2		IDPGI2		NBARMS
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$15,015	8,482	16,301	14,494	33,550	21,185	(12,400)	(12,283)
Realized gain (loss) on investments	3,227	27,009	(33,074)	121,451	2,910	1,684	16,492	20,447
Change in unrealized gain (loss) on investments	98,537	(186,088)	258,868	(503,294)	212,820	(344,987)	151,947	(115,632)
Reinvested capital gains	23,274	47,365	50,648	180,379	60,519	136,806	-	29,038
Net increase (decrease) in contract owners' equity resulting from operations	140,053	(103,232)	292,743	(186,970)	309,799	(185,312)	156,039	(78,430)
Equity transactions:
Purchase payments received from contract owners (note 4)	106,116	7,307	108,120	1,552,162	417,128	1,063,755	61,749	102,654
Transfers between funds	(1,834)	(39,065)	36,832	87,691	(8,721)	75,741	194,910	(520)
Redemptions (notes 2, 3 and 4)	(78,752)	(169,368)	(819,538)	(658,171)	(41,268)	(41,528)	(34,821)	(23,449)
Adjustments to maintain reserves	(13)	(22)	(29)	(5)	(25)	8	(33)	(19)
Net equity transactions	25,517	(201,148)	(674,615)	981,677	367,114	1,097,976	221,805	78,666
Net change in contract owners' equity	165,570	(304,380)	(381,872)	794,707	676,913	912,664	377,844	236
Contract owners' equity beginning of period	1,103,153	1,407,533	2,606,239	1,811,532	2,585,974	1,673,310	962,734	962,498
Contract owners' equity end of period	$1,268,723	1,103,153	2,224,367	2,606,239	3,262,887	2,585,974	1,340,578	962,734
CHANGES IN UNITS:
Beginning units	104,025	122,015	235,301	151,732	237,993	144,064	107,206	98,826
Units purchased	36,757	33,497	12,081	161,461	119,719	97,815	49,486	42,545
Units redeemed	(34,668)	(51,487)	(71,033)	(77,892)	(89,854)	(3,886)	(25,910)	(34,165)
Ending units	106,114	104,025	176,349	235,301	267,858	237,993	130,782	107,206

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	NO7TB		NOVPI2		NOTBBA		PMVSTA
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(3,143)	(18,625)	28,665	16,942	438,144	256,489	64,822	38,789
Realized gain (loss) on investments	47,143	47,445	(69,441)	(132,383)	(1,165,516)	(25,188)	(17,639)	8,308
Change in unrealized gain (loss) on investments	58,137	(171,784)	287,109	(131,236)	992,052	(2,355,607)	32,308	(48,759)
Reinvested capital gains	22,740	-	-	-	-	325,440	-	6,099
Net increase (decrease) in contract owners' equity resulting from operations	124,877	(142,964)	246,333	(246,677)	264,680	(1,798,866)	79,491	4,437
Equity transactions:
Purchase payments received from contract owners (note 4)	6,485	3,305	32,348	48,535	66,142	923,105	3,989,208	3,003,363
Transfers between funds	(25,812)	(469,796)	(154,451)	(841,976)	(1,805,729)	(966,099)	(2,706,384)	(684,343)
Redemptions (notes 2, 3 and 4)	(283,407)	(237,573)	(743,956)	(500,305)	(3,254,656)	(3,408,798)	(166,508)	(200,715)
Adjustments to maintain reserves	(40)	-	(95)	34	352	(411)	(3)	(248)
Net equity transactions	(302,774)	(704,064)	(866,154)	(1,293,712)	(4,993,891)	(3,452,203)	1,116,313	2,118,057
Net change in contract owners' equity	(177,897)	(847,028)	(619,821)	(1,540,389)	(4,729,211)	(5,251,069)	1,195,804	2,122,494
Contract owners' equity beginning of period	1,041,618	1,888,646	4,380,366	5,920,755	20,959,037	26,210,106	5,168,162	3,045,668
Contract owners' equity end of period	$863,721	1,041,618	3,760,545	4,380,366	16,229,826	20,959,037	6,363,966	5,168,162
CHANGES IN UNITS:
Beginning units	109,073	178,486	455,319	586,180	2,189,379	2,526,208	508,079	300,317
Units purchased	24,034	3,788	14,396	21,078	353,073	904,406	681,268	453,973
Units redeemed	(53,547)	(73,201)	(101,082)	(151,939)	(875,011)	(1,241,235)	(574,558)	(246,211)
Ending units	79,560	109,073	368,633	455,319	1,667,441	2,189,379	614,789	508,079

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PMVIV		PMVFHV		PMUBA		PMVAAD
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$344,305	125,288	16,072	2,201	114,518	48,833	90,318	127,729
Realized gain (loss) on investments	(8,464)	(19,000)	23,526	(85,112)	(4,792)	4,473	40,985	363,239
Change in unrealized gain (loss) on investments	679,574	(205,081)	120,504	65,016	26,671	(75,616)	526,113	(1,126,462)
Reinvested capital gains	-	75,431	23,792	9,388	-	-	-	-
Net increase (decrease) in contract owners' equity resulting from operations	1,015,415	(23,362)	183,894	(8,507)	136,397	(22,310)	657,416	(635,494)
Equity transactions:
Purchase payments received from contract owners (note 4)	6,920,271	6,632,569	1,062,787	153,958	229,805	970,571	121,467	182,946
Transfers between funds	4,981,311	1,166,910	445,572	846,018	(64,086)	67,750	(577,637)	(1,687,037)
Redemptions (notes 2, 3 and 4)	(5,599,444)	(348,601)	(236,233)	(21,000)	(491,010)	(186,812)	(643,946)	(787,480)
Adjustments to maintain reserves	(583)	(685)	(83)	(116)	43	(168)	(86)	(29)
Net equity transactions	6,301,555	7,450,193	1,272,043	978,860	(325,248)	851,341	(1,100,202)	(2,291,600)
Net change in contract owners' equity	7,316,970	7,426,831	1,455,937	970,353	(188,851)	829,031	(442,786)	(2,927,094)
Contract owners' equity beginning of period	10,630,845	3,204,014	2,922,984	1,952,631	4,116,594	3,287,563	7,284,809	10,211,903
Contract owners' equity end of period	$17,947,815	10,630,845	4,378,921	2,922,984	3,927,743	4,116,594	6,842,023	7,284,809
CHANGES IN UNITS:
Beginning units	1,030,680	308,774	287,067	193,168	398,031	317,179	669,750	877,703
Units purchased	1,184,773	1,428,059	229,229	315,045	86,588	169,791	63,910	175,231
Units redeemed	(587,567)	(706,153)	(109,386)	(221,146)	(117,990)	(88,939)	(164,190)	(383,184)
Ending units	1,627,886	1,030,680	406,910	287,067	366,629	398,031	569,470	669,750

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PMVFAD		PMVLAD		PMVTRD		PMVRSD
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$10,992	62,656	212,723	37,640	429,239	264,459	62,320	9,201
Realized gain (loss) on investments	(74,759)	(129,538)	(64,653)	(60,469)	34,117	(83,399)	(114,246)	(111,836)
Change in unrealized gain (loss) on investments	165,530	(208,264)	255,537	(161,941)	1,241,083	(935,957)	245,771	(289,539)
Reinvested capital gains	-	27,544	-	-	-	269,191	-	-
Net increase (decrease) in contract owners' equity resulting from operations	101,763	(247,602)	403,607	(184,770)	1,704,439	(485,706)	193,845	(392,174)
Equity transactions:
Purchase payments received from contract owners (note 4)	518,109	452,446	27,544	239,861	2,871,349	4,945,802	75,948	169,304
Transfers between funds	66,801	(597,379)	3,481,098	1,946,900	651,430	(416,672)	219,603	(424,827)
Redemptions (notes 2, 3 and 4)	(291,257)	(202,129)	(2,551,355)	(2,791,520)	(2,386,048)	(4,307,884)	(223,149)	(139,139)
Adjustments to maintain reserves	(74)	(83)	559	(750)	(430)	(858)	(58)	3
Net equity transactions	293,579	(347,145)	957,846	(605,509)	1,136,301	220,388	72,344	(394,659)
Net change in contract owners' equity	395,342	(594,747)	1,361,453	(790,279)	2,840,740	(265,318)	266,189	(786,833)
Contract owners' equity beginning of period	1,721,781	2,316,528	14,627,623	15,417,902	23,791,605	24,056,923	2,041,242	2,828,075
Contract owners' equity end of period	$2,117,123	1,721,781	15,989,076	14,627,623	26,632,345	23,791,605	2,307,431	2,041,242
CHANGES IN UNITS:
Beginning units	162,516	207,882	1,508,835	1,578,738	2,172,893	2,161,616	375,612	441,128
Units purchased	107,814	581,967	1,647,001	689,785	1,780,625	1,148,981	86,152	141,498
Units redeemed	(82,612)	(627,333)	(1,537,604)	(759,688)	(1,680,427)	(1,137,704)	(77,880)	(207,014)
Ending units	187,718	162,516	1,618,232	1,508,835	2,273,091	2,172,893	383,884	375,612

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PMVEBD		PMVGBD		PMVHYD		PROUSN
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$149,642	109,482	28,393	184,274	737,727	843,975	(3,070)	(4,132)
Realized gain (loss) on investments	(25,204)	(40,107)	(66,307)	(14,159)	573,559	(1,674,860)	(244,229)	(62,197)
Change in unrealized gain (loss) on investments	448,794	(332,060)	188,165	(460,824)	700,394	(306,657)	(45,055)	33,758
Reinvested capital gains	-	-	-	10,473	-	-	-	-
Net increase (decrease) in contract owners' equity resulting from operations	573,232	(262,685)	150,251	(280,236)	2,011,680	(1,137,542)	(292,354)	(32,571)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,900,136	550,753	36,853	43,058	878,772	185,145	2	92
Transfers between funds	223,464	(571,843)	(63,256)	(1,002,184)	11,937,100	(7,818,454)	31,350	229,589
Redemptions (notes 2, 3 and 4)	(379,399)	(237,397)	(329,958)	(549,196)	(3,270,992)	(4,149,087)	(2,837)	(10,317)
Adjustments to maintain reserves	(385)	1	(34)	(80)	(1,239)	1,587	(15)	1,230
Net equity transactions	1,743,816	(258,486)	(356,395)	(1,508,402)	9,543,641	(11,780,809)	28,500	220,594
Net change in contract owners' equity	2,317,048	(521,171)	(206,144)	(1,788,638)	11,555,321	(12,918,351)	(263,854)	188,023
Contract owners' equity beginning of period	3,718,938	4,240,109	3,587,679	5,376,317	10,341,823	23,260,174	407,004	218,981
Contract owners' equity end of period	$6,035,986	3,718,938	3,381,535	3,587,679	21,897,144	10,341,823	143,150	407,004
CHANGES IN UNITS:
Beginning units	285,406	307,657	336,153	474,895	741,588	1,602,379	1,302,919	612,696
Units purchased	326,062	143,578	32,508	107,559	2,971,786	3,175,263	33,138,965	33,638,611
Units redeemed	(203,577)	(165,829)	(65,689)	(246,301)	(2,321,473)	(4,036,054)	(33,502,936)	(32,948,388)
Ending units	407,891	285,406	302,972	336,153	1,391,901	741,588	938,948	1,302,919

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PROAHY		PROA30		PROBNK		PROBM
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$770,823	394,808	(15,716)	(17,486)	(12,975)	(36,014)	(19,198)	(54,552)
Realized gain (loss) on investments	74,483	(1,792,824)	10,323	(238,522)	107,424	(115,281)	(120,801)	162,505
Change in unrealized gain (loss) on investments	118,954	274,136	125,664	(114,515)	458,945	(508,520)	332,077	(738,626)
Reinvested capital gains	-	802,171	-	-	-	-	45,205	-
Net increase (decrease) in contract owners' equity resulting from operations	964,260	(321,709)	120,271	(370,523)	553,394	(659,815)	237,283	(630,673)
Equity transactions:
Purchase payments received from contract owners (note 4)	380,952	88,223	36,935	53,329	8,336	22,254	15,626	21,656
Transfers between funds	14,482,160	(726,412)	60,130	(480,076)	(250,186)	(689,099)	(511,665)	(10,998,250)
Redemptions (notes 2, 3 and 4)	(4,346,989)	(3,940,138)	(173,822)	(158,440)	(218,414)	(541,787)	(246,740)	(458,187)
Adjustments to maintain reserves	(63)	(83)	(54)	(17)	(116)	61	(72)	(37)
Net equity transactions	10,516,060	(4,578,410)	(76,811)	(585,204)	(460,380)	(1,208,571)	(742,851)	(11,434,818)
Net change in contract owners' equity	11,480,320	(4,900,119)	43,460	(955,727)	93,014	(1,868,386)	(505,568)	(12,065,491)
Contract owners' equity beginning of period	3,931,262	8,831,381	988,559	1,944,286	1,662,740	3,531,126	1,837,646	13,903,137
Contract owners' equity end of period	$15,411,582	3,931,262	1,032,019	988,559	1,755,754	1,662,740	1,332,078	1,837,646
CHANGES IN UNITS:
Beginning units	270,651	588,901	105,793	167,785	107,150	183,886	198,553	1,209,541
Units purchased	3,800,047	4,276,482	1,824,387	1,784,011	368,101	476,140	164,152	258,935
Units redeemed	(3,135,128)	(4,594,732)	(1,841,408)	(1,846,003)	(390,945)	(552,876)	(238,958)	(1,269,923)
Ending units	935,570	270,651	88,772	105,793	84,306	107,150	123,747	198,553

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PROBR		PROBIO		PROBL		PROCG
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(6,641)	(6,735)	(74,568)	(89,416)	(86,559)	(120,051)	(2,447)	(12,502)
Realized gain (loss) on investments	(172,637)	(75,701)	(199,875)	120,479	844,894	(1,042,730)	(240,883)	(474,251)
Change in unrealized gain (loss) on investments	(26,898)	24,950	939,361	(494,925)	612,376	(522,762)	389,762	(281,060)
Reinvested capital gains	-	-	18,413	-	94,281	824,456	289,762	332,036
Net increase (decrease) in contract owners' equity resulting from operations	(206,176)	(57,486)	683,331	(463,862)	1,464,992	(861,087)	436,194	(435,777)
Equity transactions:
Purchase payments received from contract owners (note 4)	-	119	194,544	139,677	110,826	80,027	14,425	62,339
Transfers between funds	86,601	87,123	(311,387)	336,330	2,622,279	(3,989,019)	435,350	114,469
Redemptions (notes 2, 3 and 4)	(8,412)	(108,148)	(660,171)	(598,466)	(2,577,883)	(865,614)	(367,533)	(406,931)
Adjustments to maintain reserves	(31)	6	(57)	(77)	(57)	(10)	(95)	31
Net equity transactions	78,158	(20,900)	(777,071)	(122,536)	155,165	(4,774,616)	82,147	(230,092)
Net change in contract owners' equity	(128,018)	(78,386)	(93,740)	(586,398)	1,620,157	(5,635,703)	518,341	(665,869)
Contract owners' equity beginning of period	347,610	425,996	5,127,164	5,713,562	5,377,030	11,012,733	1,740,145	2,406,014
Contract owners' equity end of period	$219,592	347,610	5,033,424	5,127,164	6,997,187	5,377,030	2,258,486	1,740,145
CHANGES IN UNITS:
Beginning units	127,905	161,839	199,497	204,680	288,007	546,147	118,398	137,173
Units purchased	6,321,535	6,139,085	288,329	339,376	2,612,360	5,041,285	250,583	222,171
Units redeemed	(6,343,675)	(6,173,019)	(317,248)	(344,559)	(2,605,210)	(5,299,425)	(246,423)	(240,946)
Ending units	105,765	127,905	170,578	199,497	295,157	288,007	122,558	118,398

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PROCS		PROEM		PROE30		PROFIN
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(71,026)	(108,693)	(29,456)	(63,421)	25,874	33,056	(42,124)	(67,105)
Realized gain (loss) on investments	79,005	622,461	331,022	(400,328)	(262,983)	(361)	192,981	259,787
Change in unrealized gain (loss) on investments	743,791	(905,227)	283,678	(282,329)	684,987	(648,255)	696,484	(719,301)
Reinvested capital gains	226,964	238,722	-	-	-	-	228,954	-
Net increase (decrease) in contract owners' equity resulting from operations	978,734	(152,737)	585,244	(746,078)	447,878	(615,560)	1,076,295	(526,619)
Equity transactions:
Purchase payments received from contract owners (note 4)	21,714	72,769	17,531	12,200	22,316	32,379	47,957	85,857
Transfers between funds	(1,741,750)	(3,659,114)	(568,079)	(4,350,855)	(725,025)	(97,950)	550,148	(2,951,742)
Redemptions (notes 2, 3 and 4)	(764,361)	(1,171,060)	(393,806)	(719,138)	(915,541)	(217,777)	(848,668)	(661,112)
Adjustments to maintain reserves	(53)	(45)	(80)	(16)	(91)	51	(46)	47
Net equity transactions	(2,484,450)	(4,757,450)	(944,434)	(5,057,809)	(1,618,341)	(283,297)	(250,609)	(3,526,950)
Net change in contract owners' equity	(1,505,716)	(4,910,187)	(359,190)	(5,803,887)	(1,170,463)	(898,857)	825,686	(4,053,569)
Contract owners' equity beginning of period	5,512,735	10,422,922	3,193,815	8,997,702	3,332,833	4,231,690	3,681,746	7,735,315
Contract owners' equity end of period	$4,007,019	5,512,735	2,834,625	3,193,815	2,162,370	3,332,833	4,507,432	3,681,746
CHANGES IN UNITS:
Beginning units	255,156	479,056	407,894	961,453	307,262	329,321	222,206	411,042
Units purchased	290,094	747,524	1,754,735	2,271,891	161,796	357,789	491,217	517,110
Units redeemed	(394,149)	(971,424)	(1,869,165)	(2,825,450)	(297,747)	(379,848)	(501,520)	(705,946)
Ending units	151,101	255,156	293,464	407,894	171,311	307,262	211,903	222,206

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PROHC		PROIND		PROINT		PRONET
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(132,720)	(156,438)	(64,754)	(109,189)	(15,688)	(38,236)	(99,281)	(125,431)
Realized gain (loss) on investments	(343,501)	(409,451)	(261,223)	64,127	10,484	(439,039)	(205,785)	1,739,222
Change in unrealized gain (loss) on investments	685,656	(262,342)	627,006	(1,142,507)	208,503	(393,634)	1,217,330	(2,208,166)
Reinvested capital gains	1,023,010	469,756	627,552	-	-	436,691	151,055	383,965
Net increase (decrease) in contract owners' equity resulting from operations	1,232,445	(358,475)	928,581	(1,187,569)	203,299	(434,218)	1,063,319	(210,410)
Equity transactions:
Purchase payments received from contract owners (note 4)	305,390	65,222	25,759	30,788	47,176	1,644	54,053	33,802
Transfers between funds	(3,024,797)	2,862,351	942,462	(9,363,927)	(878,478)	(3,417,820)	(1,427,509)	2,063,341
Redemptions (notes 2, 3 and 4)	(1,128,212)	(1,369,028)	(820,876)	(1,216,064)	(72,556)	(262,672)	(829,434)	(1,138,614)
Adjustments to maintain reserves	(109)	(44)	14	(49)	(58)	4	(117)	34
Net equity transactions	(3,847,728)	1,558,501	147,359	(10,549,252)	(903,916)	(3,678,844)	(2,203,007)	958,563
Net change in contract owners' equity	(2,615,283)	1,200,026	1,075,940	(11,736,821)	(700,617)	(4,113,062)	(1,139,688)	748,153
Contract owners' equity beginning of period	10,424,617	9,224,591	3,377,934	15,114,755	1,744,744	5,857,806	6,850,378	6,102,225
Contract owners' equity end of period	$7,809,334	10,424,617	4,453,874	3,377,934	1,044,127	1,744,744	5,710,690	6,850,378
CHANGES IN UNITS:
Beginning units	468,993	427,976	210,118	809,946	168,183	471,324	270,452	248,719
Units purchased	252,009	989,072	687,514	855,235	538,100	310,930	193,167	525,304
Units redeemed	(421,564)	(948,055)	(682,523)	(1,455,063)	(620,612)	(614,071)	(269,978)	(503,571)
Ending units	299,438	468,993	215,109	210,118	85,671	168,183	193,641	270,452

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PROJP		PRON		PROOG		PROPHR
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(12,756)	(23,880)	(153,089)	(174,258)	(14,299)	(15,360)	(12,443)	(15,860)
Realized gain (loss) on investments	58,626	67,697	992,177	(225,160)	(924,039)	(440,654)	(368,879)	5,764
Change in unrealized gain (loss) on investments	114,546	(274,594)	2,219,564	(1,398,953)	1,196,843	(1,720,265)	374,637	(309,320)
Reinvested capital gains	-	-	77,088	1,079,074	153,877	-	181,297	40,528
Net increase (decrease) in contract owners' equity resulting from operations	160,416	(230,777)	3,135,740	(719,297)	412,382	(2,176,279)	174,612	(278,888)
Equity transactions:
Purchase payments received from contract owners (note 4)	7,370	64,178	78,869	328,187	32,776	223,435	2,669	65,735
Transfers between funds	(514,795)	(64,451)	(2,496,802)	1,407,228	(1,184,705)	(2,068,479)	(489,564)	619,058
Redemptions (notes 2, 3 and 4)	(177,206)	(342,994)	(1,386,437)	(1,037,095)	(618,923)	(1,788,121)	(252,112)	(342,651)
Adjustments to maintain reserves	(83)	70	(53)	80	(80)	19	(68)	32
Net equity transactions	(684,714)	(343,197)	(3,804,423)	698,400	(1,770,932)	(3,633,146)	(739,075)	342,174
Net change in contract owners' equity	(524,298)	(573,974)	(668,683)	(20,897)	(1,358,550)	(5,809,425)	(564,463)	63,286
Contract owners' equity beginning of period	1,451,889	2,025,863	11,016,876	11,037,773	5,541,878	11,351,303	1,933,296	1,870,010
Contract owners' equity end of period	$927,591	1,451,889	10,348,193	11,016,876	4,183,328	5,541,878	1,368,833	1,933,296
CHANGES IN UNITS:
Beginning units	108,051	130,637	430,013	416,081	667,510	1,078,772	114,663	102,623
Units purchased	360,116	407,976	933,542	1,896,219	321,099	1,597,247	160,092	199,310
Units redeemed	(410,036)	(430,562)	(1,065,660)	(1,882,287)	(517,302)	(2,008,509)	(202,594)	(187,270)
Ending units	58,131	108,051	297,895	430,013	471,307	667,510	72,161	114,663

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PROPM		PRORE		PRORRO		PROSCN
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(37,613)	(37,750)	5,763	16,537	(4,923)	(12,135)	(40,870)	(54,219)
Realized gain (loss) on investments	550,524	(497,733)	453,930	(394,492)	(121,094)	(15,843)	469,753	324,083
Change in unrealized gain (loss) on investments	252,117	(14,550)	212,204	(90,664)	17,821	(5,429)	561,950	(713,082)
Reinvested capital gains	-	-	174,698	243,204	22,663	-	297,862	237,030
Net increase (decrease) in contract owners' equity resulting from operations	765,028	(550,033)	846,595	(225,415)	(85,533)	(33,407)	1,288,695	(206,188)
Equity transactions:
Purchase payments received from contract owners (note 4)	9,392	20,151	40,657	31,428	(1,085)	150	52,091	28,997
Transfers between funds	924,315	(964,525)	933,671	331,162	(76,025)	455,511	364,168	(2,738,353)
Redemptions (notes 2, 3 and 4)	(307,439)	(398,137)	(1,115,656)	(583,400)	(42,357)	(223,708)	(389,133)	(483,262)
Adjustments to maintain reserves	(107)	8	(105)	(16)	(24)	1	(67)	12
Net equity transactions	626,161	(1,342,503)	(141,433)	(220,826)	(119,491)	231,954	27,059	(3,192,606)
Net change in contract owners' equity	1,391,189	(1,892,536)	705,162	(446,241)	(205,024)	198,547	1,315,754	(3,398,794)
Contract owners' equity beginning of period	1,703,984	3,596,520	2,368,094	2,814,335	447,831	249,284	2,400,558	5,799,352
Contract owners' equity end of period	$3,095,173	1,703,984	3,073,256	2,368,094	242,807	447,831	3,716,312	2,400,558
CHANGES IN UNITS:
Beginning units	599,884	1,078,639	179,981	198,500	141,625	80,657	117,026	248,980
Units purchased	3,845,036	1,560,981	871,446	437,325	3,491,085	3,849,303	877,444	266,517
Units redeemed	(3,687,977)	(2,039,736)	(865,097)	(455,844)	(3,539,504)	(3,788,335)	(871,593)	(398,471)
Ending units	756,943	599,884	186,330	179,981	93,206	141,625	122,877	117,026

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PROSEM		PROSIN		PROSN		PROTEC
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(1,369)	(9,291)	(1,843)	(4,034)	(1,199)	(2,778)	(133,097)	(157,652)
Realized gain (loss) on investments	(57,882)	96,963	(37,189)	34,451	(68,691)	(52,746)	760,086	1,279,444
Change in unrealized gain (loss) on investments	(1,949)	5,686	(18,513)	12,231	218	(1,114)	2,180,455	(1,822,844)
Reinvested capital gains	9,436	-	4,779	-	-	-	190,311	214,599
Net increase (decrease) in contract owners' equity resulting from operations	(51,764)	93,358	(52,766)	42,648	(69,672)	(56,638)	2,997,755	(486,453)
Equity transactions:
Purchase payments received from contract owners (note 4)	(7)	48	-	(358)	758	587	30,223	76,495
Transfers between funds	85,500	(96,608)	(156,724)	211,367	35,069	91,805	141,322	(3,453,330)
Redemptions (notes 2, 3 and 4)	(15,787)	(44,654)	(9,446)	(3,295)	(32,531)	(34,500)	(1,699,370)	(1,195,559)
Adjustments to maintain reserves	(26)	3,656	(25)	3	(17)	(2)	(110)	(10)
Net equity transactions	69,680	(137,558)	(166,195)	207,717	3,279	57,890	(1,527,935)	(4,572,404)
Net change in contract owners' equity	17,916	(44,200)	(218,961)	250,365	(66,393)	1,252	1,469,820	(5,058,857)
Contract owners' equity beginning of period	89,337	133,537	337,240	86,875	114,021	112,769	8,153,457	13,212,314
Contract owners' equity end of period	$107,253	89,337	118,279	337,240	47,628	114,021	9,623,277	8,153,457
CHANGES IN UNITS:
Beginning units	17,091	27,944	81,124	24,141	62,189	60,228	399,001	619,987
Units purchased	1,075,291	1,315,302	320,491	586,704	4,569,430	2,966,384	571,858	805,356
Units redeemed	(1,065,837)	(1,326,155)	(366,990)	(529,721)	(4,596,513)	(2,964,423)	(642,787)	(1,026,342)
Ending units	26,545	17,091	34,625	81,124	35,106	62,189	328,072	399,001

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PROTEL		PROGVP		PROUN		PROUTL
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$1,904	14,246	(9,547)	(8,006)	(73,218)	(83,557)	(21,428)	(402)
Realized gain (loss) on investments	738	(73,686)	197,447	(100,396)	1,293,040	(1,565,565)	695,118	(315,661)
Change in unrealized gain (loss) on investments	33,402	(60,985)	(72,068)	43,539	1,567,944	(504,015)	298,364	151,615
Reinvested capital gains	-	-	-	-	-	1,729,647	337,007	126,021
Net increase (decrease) in contract owners' equity resulting from operations	36,044	(120,425)	115,832	(64,863)	2,787,766	(423,490)	1,309,061	(38,427)
Equity transactions:
Purchase payments received from contract owners (note 4)	7,844	1,370	5,356	2,185	15,322	72,174	33,246	24,412
Transfers between funds	289,340	(414,748)	(352,583)	580,555	(666,890)	(86,082)	(5,027,456)	7,955,502
Redemptions (notes 2, 3 and 4)	(221,347)	(37,928)	(212,099)	(297,058)	(542,375)	(511,619)	(1,336,683)	(664,650)
Adjustments to maintain reserves	(28)	30	499	(2)	(70)	(11)	(72)	87
Net equity transactions	75,809	(451,276)	(558,827)	285,680	(1,194,013)	(525,538)	(6,330,965)	7,315,351
Net change in contract owners' equity	111,853	(571,701)	(442,995)	220,817	1,593,753	(949,028)	(5,021,904)	7,276,924
Contract owners' equity beginning of period	346,747	918,448	1,434,467	1,213,650	4,393,333	5,342,361	11,622,549	4,345,625
Contract owners' equity end of period	$458,600	346,747	991,472	1,434,467	5,987,086	4,393,333	6,600,645	11,622,549
CHANGES IN UNITS:
Beginning units	30,152	66,977	98,785	78,670	71,560	78,230	685,615	260,362
Units purchased	423,958	184,714	1,519,680	1,177,823	229,450	492,060	839,412	1,128,560
Units redeemed	(418,780)	(221,539)	(1,559,258)	(1,157,708)	(245,739)	(498,730)	(1,204,676)	(703,307)
Ending units	35,330	30,152	59,207	98,785	55,271	71,560	320,351	685,615

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	PVEIB		TRHS2		VVGGS		VEEMS
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$36,867	(24,345)	(153,663)	(109,555)	(47,886)	5,711	(1,622)	(374)
Realized gain (loss) on investments	79,543	57,535	366,671	179,678	826,129	(85,356)	(1,594)	(67)
Change in unrealized gain (loss) on investments	894,675	(706,835)	2,203,405	(1,032,750)	176,176	(76,006)	36,438	(12,806)
Reinvested capital gains	449,097	170,940	724,366	627,924	-	-	2,945	-
Net increase (decrease) in contract owners' equity resulting from operations	1,460,182	(502,705)	3,140,779	(334,703)	954,419	(155,651)	36,167	(13,247)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,150,894	1,539,895	2,801,772	3,587,939	755,409	461,332	85,809	90,972
Transfers between funds	169,137	(54,772)	709,652	(278,428)	(938,035)	1,888,398	3,952	32,611
Redemptions (notes 2, 3 and 4)	(193,905)	(101,564)	(406,027)	(179,955)	(420,433)	(156,364)	(2,104)	-
Adjustments to maintain reserves	(38)	(10)	(43)	(16)	(25)	3,746	5	(9)
Net equity transactions	1,126,088	1,383,549	3,105,354	3,129,540	(603,084)	2,197,112	87,662	123,574
Net change in contract owners' equity	2,586,270	880,844	6,246,133	2,794,837	351,335	2,041,461	123,829	110,327
Contract owners' equity beginning of period	4,558,995	3,678,151	10,322,465	7,527,628	2,524,700	483,239	110,327	-
Contract owners' equity end of period	$7,145,265	4,558,995	16,568,598	10,322,465	2,876,035	2,524,700	234,156	110,327
CHANGES IN UNITS:
Beginning units	406,601	296,870	1,017,768	740,093	284,202	45,104	14,262	-
Units purchased	143,875	156,207	570,805	613,104	496,083	388,425	15,556	14,262
Units redeemed	(56,183)	(46,476)	(304,308)	(335,429)	(544,170)	(149,327)	(6,310)	-
Ending units	494,293	406,601	1,284,265	1,017,768	236,115	284,202	23,508	14,262

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4

STATEMENTs OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2019 and 2018

	VWHAS		VWHA		VRVDRA		GVSIA
	2019	2018	2019	2018	2019	2018	2019	2018
Investment activity:
Net investment income (loss)	$(70,394)	(64,692)	(38,794)	(59,436)	22,437	-	-	(4,376)
Realized gain (loss) on investments	(269,158)	168,636	(153,964)	(4,980)	(7,520)	-	-	(63,056)
Change in unrealized gain (loss) on investments	958,452	(1,992,109)	426,107	(1,076,144)	(161,280)	-	-	66,363
Reinvested capital gains	-	-	-	-	180,573	-	-	-
Net increase (decrease) in contract owners' equity resulting from operations	618,900	(1,888,165)	233,349	(1,140,560)	34,210	-	-	(1,069)
Equity transactions:
Purchase payments received from contract owners (note 4)	1,886,730	1,955,443	48,311	34,913	1,867,301	-	-	15,256
Transfers between funds	53,781	(360,727)	(60,641)	(250,904)	1,464,191	-	-	(1,545,537)
Redemptions (notes 2, 3 and 4)	(272,373)	(122,390)	(274,276)	(420,691)	(91,063)	-	-	(25,280)
Adjustments to maintain reserves	(90)	-	(91)	(7)	(2)	-	-	5
Net equity transactions	1,668,048	1,472,326	(286,697)	(636,689)	3,240,427	-	-	(1,555,556)
Net change in contract owners' equity	2,286,948	(415,839)	(53,348)	(1,777,249)	3,274,637	-	-	(1,556,625)
Contract owners' equity beginning of period	4,966,791	5,382,630	2,401,058	4,178,307	-	-	-	1,556,625
Contract owners' equity end of period	$7,253,739	4,966,791	2,347,710	2,401,058	3,274,637	-	-	-
CHANGES IN UNITS:
Beginning units	737,610	565,610	560,536	688,632	-	-	-	170,315
Units purchased	533,685	403,079	99,523	310,219	355,209	-	-	3,402
Units redeemed	(294,919)	(231,079)	(163,956)	(438,315)	(52,021)	-	-	(173,717)
Ending units	976,376	737,610	496,103	560,536	303,188	-	-	-

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

(1) Background and Summary of Significant Accounting Policies

(a) Organization and Nature of Operations

The Nationwide Variable Account-4 (the Separate Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on October 7, 1987, and commenced operations on July 10, 1989. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. The Separate Account is an Investment Company and follows accounting and reporting guidance under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 946, Financial Services – Investment Companies. The Company offers tax qualified and non-tax qualified Individual Deferred Variable Annuity Contracts through the Separate Account.

(b) The Contracts

The Separate Account offers variable annuity insurance benefits intended to serve the long-term saving needs of investors. Contract features are described in the applicable prospectus.

With certain exceptions, contract owners in either the accumulation or the payout phase may invest in the following:

AB FUNDS
AllianceBernstein Variable Products Series Fund, Inc. - AB VPS Balanced Wealth Strategy Portfolio: Class B (ALVBWB)
AllianceBernstein Variable Products Series Fund, Inc. - AB VPS International Value Portfolio: Class B (ALVIVB)
ALPS FUNDS
ALPS Variable Investment Trust - ALPS/Red Rocks Listed Private Equity Portfolio: Class III (ARLPE3)
ALPS Variable Investment Trust - ALPS/Alerian Energy Infrastructure Portfolio: Class III (AAEIP3)
AMERICAN CENTURY INVESTORS, INC.
American Century Variable Portfolios, Inc. - American Century VP Income & Growth Fund: Class I (ACVIG)
American Century Variable Portfolios II, Inc. - American Century VP Inflation Protection Fund: Class II (ACVIP2)
American Century Variable Portfolios, Inc. - American Century VP Ultra(R) Fund: Class I (ACVU1)
American Century Variable Portfolios, Inc. - American Century VP Value Fund: Class I (ACVV)
AMERICAN FUNDS GROUP (THE)
American Funds Insurance Series(R) - Capital Income Builder(R): Class 4 (AMVCB4)
American Funds Insurance Series(R) - Blue Chip Income and Growth Fund: Class 4 (AMVBC4)
American Funds Insurance Series(R) - International Fund: Class 4 (AMVI4)
American Funds Insurance Series(R) - New World Fund: Class 4 (AMVNW4)
American Funds Insurance Series(R) - Global Small Capitalization Fund: Class 4 (AMVGS4)
AMUNDI PIONEER
Pioneer Variable Contracts Trust - Pioneer High Yield VCT Portfolio: Class II (PIHYB2)
BLACKROCK FUNDS
BlackRock Variable Series Funds, Inc. - BlackRock 60/40 Target Allocation ETF V.I. Fund: Class III (BRVDA3)
BlackRock Variable Series Funds, Inc. - BlackRock Equity Dividend V.I. Fund: Class III (BRVED3)
BlackRock Variable Series Funds II, Inc. - BlackRock High Yield V.I. Fund: Class III (BRVHY3)
BlackRock Variable Series Funds II, Inc. - BlackRock Total Return V.I. Fund: Class III (BRVTR3)
BlackRock Variable Series Funds, Inc. - BlackRock Global Allocation V.I. Fund: Class III (MLVGA3)
BNY MELLON INVESTMENT MANAGEMENT
BNY Mellon Investment Portfolios - MidCap Stock Portfolio: Service Shares (DVMCSS)
COLUMBIA FUNDS MANAGEMENT COMPANY
Columbia Funds Variable Series Trust II - Columbia VP High Yield Bond Fund: Class 2 (CLVHY2)
Columbia Funds Variable Insurance Trust - CTIVP - AQR Managed Futures Strategy Fund: Class 2 (CLVQF2)
CREDIT SUISSE ASSET MANAGEMENT
Credit Suisse Trust - Commodity Return Strategy Portfolio (CSCRS)
DELAWARE FUNDS BY MACQUARIE
Delaware Variable Insurance Product Trust - Delaware VIP Small Cap Value Series: Service Class (DWVSVS)
EATON VANCE FUNDS
Eaton Vance Variable Trust - Eaton Vance VT Floating-Rate Income Fund: Initial Class (ETVFR)
FEDERATED INVESTORS
Federated Insurance Series - Federated Fund for U.S. Government Securities II (FVUS2)
Federated Insurance Series - Federated Quality Bond Fund II: Primary Shares (FQB)
FIDELITY INVESTMENTS
Fidelity Variable Insurance Products Fund - VIP Strategic Income Portfolio: Service Class 2 (FVSIS2)
Fidelity Variable Insurance Products - Emerging Markets Portfolio: Service Class 2 (FEMS2)
Fidelity Variable Insurance Products Fund - VIP Contrafund(R) Portfolio: Service Class 2 (FC2)
Fidelity Variable Insurance Products Fund - VIP Asset Manager Portfolio: Service Class 2 (FAM2)
Fidelity Variable Insurance Products Fund - VIP Balanced Portfolio: Service Class 2 (FB2)
Fidelity Variable Insurance Products Fund - VIP Equity-Income Portfolio: Service Class 2 (FEI2)
Fidelity Variable Insurance Products Fund - VIP Growth & Income Portfolio: Service Class 2 (FGI2)
Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2 (FG2)
Fidelity Variable Insurance Products Fund - VIP High Income Portfolio: Service Class 2 (FHI2)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Fidelity Variable Insurance Products Fund - VIP Investment Grade Bond Portfolio: Service Class 2 (FIGBP2)
Fidelity Variable Insurance Products - VIP Real Estate Portfolio: Service Class 2 (FRESS2)
FRANKLIN TEMPLETON DISTRIBUTORS, INC.
Franklin Templeton Variable Insurance Products Trust - Franklin Income VIP Fund: Class 2 (FTVIS2)
Franklin Templeton Variable Insurance Products Trust - Franklin Mutual Global Discovery VIP Fund: Class 2 (FTVMD2)
Franklin Templeton Variable Insurance Products Trust - Templeton Global Bond VIP Fund: Class 2 (FTVGI2)
Franklin Templeton Variable Insurance Products Trust - Franklin Allocation VIP Fund: Class 2 (FTVFA2)
GOLDMAN SACHS ASSET MANAGEMENT GROUP
Goldman Sachs Variable Insurance Trust - Goldman Sachs High Quality Floating Rate Fund: Advisor Shares (GVHQFA)
Goldman Sachs Variable Insurance Trust - Goldman Sachs Multi-Strategy Alternatives Portfolio: Service Shares (GVMSAS)
Goldman Sachs Variable Insurance Trust - Goldman Sachs Global Trends Allocation Fund: Service Shares (GVGMNS)
GUGGENHEIM INVESTMENTS
Rydex Variable Trust - High Yield Strategy Fund (RHYS)
Guggenheim Variable Funds Trust - Series F (Floating Rate Strategies Series) (GVFRB)
Guggenheim Variable Fund - Global Managed Futures Strategy (RVMFU)
Guggenheim Variable Fund - Long Short Equity Fund (RSRF)
Rydex Variable Trust - Banking Fund (RBKF)
Rydex Variable Trust - Basic Materials Fund (RBMF)
Rydex Variable Trust - Biotechnology Fund (RBF)
Rydex Variable Trust - Commodities Strategy Fund (RVCMD)
Rydex Variable Trust - Consumer Products Fund (RCPF)
Rydex Variable Trust - Dow 2x Strategy Fund (RVLDD)
Rydex Variable Trust - Electronics Fund (RELF)
Rydex Variable Trust - Energy Fund (RENF)
Rydex Variable Trust - Energy Services Fund (RESF)
Rydex Variable Trust - Europe 1.25x Strategy Fund (RLCE)
Rydex Variable Trust - Financial Services Fund (RFSF)
Rydex Variable Trust - Government Long Bond 1.2x Strategy Fund (RUGB)
Rydex Variable Trust - Health Care Fund (RHCF)
Rydex Variable Trust - Internet Fund (RINF)
Rydex Variable Trust - Inverse Dow 2x Strategy Fund (RVIDD)
Rydex Variable Trust - Inverse Government Long Bond Strategy Fund (RJNF)
Rydex Variable Trust - Inverse Mid-Cap Strategy Fund (RVIMC)
Rydex Variable Trust - Inverse NASDAQ-100(R) Strategy Fund (RAF)
Rydex Variable Trust - Inverse Russell 2000(R) Strategy Fund (RVISC)
Rydex Variable Trust - Inverse S&P 500 Strategy Fund (RUF)
Rydex Variable Trust - Japan 2x Strategy Fund (RLCJ)
Rydex Variable Trust - Leisure Fund (RLF)
Rydex Variable Trust - Mid-Cap 1.5x Strategy Fund (RMED)
Guggenheim Variable Fund - Multi-Hedge Strategies (RVARS)
Rydex Variable Trust - NASDAQ-100(R) 2x Strategy Fund (RVF)
Rydex Variable Trust - NASDAQ-100(R) Fund (ROF)
Rydex Variable Trust - Nova Fund (RNF)
Rydex Variable Trust - Precious Metals Fund (RPMF)
Rydex Variable Trust - Real Estate Fund (RREF)
Rydex Variable Trust - Retailing Fund (RRF)
Rydex Variable Trust - Russell 2000(R) 1.5x Strategy Fund (RMEK)
Rydex Variable Trust - S&P 500 2x Strategy Fund (RTF)
Rydex Variable Trust - S&P 500 Pure Growth Fund (RVLCG)
Rydex Variable Trust - S&P 500 Pure Value Fund (RVLCV)
Rydex Variable Trust - S&P MidCap 400 Pure Growth Fund (RVMCG)
Rydex Variable Trust - S&P MidCap 400 Pure Value Fund (RVMCV)
Rydex Variable Trust - S&P SmallCap 600 Pure Growth Fund (RVSCG)
Rydex Variable Trust - S&P SmallCap 600 Pure Value Fund (RVSCV)
Rydex Variable Trust - Strengthening Dollar 2x Strategy Fund (RVSDL)
Rydex Variable Trust - Technology Fund (RTEC)
Rydex Variable Trust - Telecommunications Fund (RTEL)
Rydex Variable Trust - Transportation Fund (RTRF)
Rydex Variable Trust - Utilities Fund (RUTL)
Rydex Variable Trust - Weakening Dollar 2x Strategy Fund (RVWDL)
INVESCO INVESTMENTS
Invesco - Invesco V.I. Balanced-Risk Allocation Fund: Series II Shares (IVBRA2)
Invesco - Invesco V.I. International Growth Fund: Series II Shares (AVIE2)
Invesco - Invesco V.I. Equally-Weighted S&P 500 Fund: Series II Shares (IVEW52)
Invesco Oppenheimer V.I. International Growth Fund: Series II (OVIGS)
Invesco Oppenheimer V.I. Global Fund: Series II (OVGSS)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Invesco Oppenheimer V.I. Main Street Small Cap Fund: Series II (OVSCS)
IVY INVESTMENTS
Ivy Variable Insurance Portfolios - Asset Strategy: Class II (WRASP)
Ivy Variable Insurance Portfolios - Energy: Class II (WRENG)
J.P. MORGAN INVESTMENT MANAGEMENT INC.
JPMorgan Insurance Trust - JPMorgan Insurance Trust Global Allocation Portfolio: Class 2 (JPIGA2)
JPMorgan Insurance Trust - JPMorgan Insurance Trust Income Builder Portfolio: Class 2 (JPIIB2)
JANUS HENDERSON INVESTORS
Janus Henderson VIT Balanced Portfolio: Service Shares (JABS)
Janus Henderson VIT Enterprise Portfolio: Service Shares (JAMGS)
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (JAFBS)
Janus Henderson VIT Global Technology Portfolio: Service Shares (JAGTS)
LAZARD FUNDS
Lazard Retirement Series, Inc. - Lazard Retirement Emerging Markets Equity Portfolio: Service Shares (LZREMS)
LEGG MASON
Legg Mason Partners Variable Income Trust - Western Asset Variable Global High Yield Bond Portfolio: Class II (LPWHY2)
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Aggressive Growth Portfolio: Class II (LPVCA2)
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Large Cap Value Portfolio: Class I (SBVI)
Legg Mason ClearBridge Variable Small Cap Growth Portfolio - Class II (SBVSG2)
LORD ABBETT FUNDS
Lord Abbett Series Fund, Inc. - Total Return Portfolio: Class VC (LOVTRC)
Lord Abbett Series Fund, Inc. - Short Duration Income Portfolio: Class VC (LOVSDC)
MAINSTAY FUNDS
MainStay VP Funds Trust - MainStay VP MacKay Convertible Portfolio: Service 2 Class (MNCPS2)
MASSACHUSETTS FINANCIAL SERVICES CO.
MFS(R) Variable Insurance Trust III - MFS Mid Cap Value Portfolio: Service Class (MV3MVS)
MFS(R) Variable Insurance Trust II - MFS Blended Research(R) Core Equity Portfolio: Service Class (MVBRES)
MFS(R) Variable Insurance Trust II - MFS Global Tactical Allocation Portfolio: Service Class (MVGTAS)
MFS(R) Variable Insurance Trust - MFS Utilities Series: Service Class (MVUSC)
MFS(R) Variable Insurance Trust II - MFS International Growth Portfolio: Service Class (MVIGSC)
MFS(R) Variable Insurance Trust II - MFS International Intrinsic Value Portfolio: Service Class (MVIVSC)
MERGER FUNDS
The Merger Fund VL - The Merger Fund VL (MGRFV)
MORGAN STANLEY
Morgan Stanley Variable Insurance Fund, Inc. - Growth Portfolio: Class II (MSVEG2)
Morgan Stanley Variable Insurance Fund, Inc. - Global Infrastructure Portfolio: Class II (MSGI2)
Morgan Stanley Variable Insurance Fund, Inc. - Emerging Markets Debt Portfolio: Class II (MSEMB)
Morgan Stanley Variable Insurance Fund, Inc. - Global Strategist Portfolio: Class II (MSVGT2)
Morgan Stanley Variable Insurance Fund, Inc. - Global Real Estate Portfolio: Class II (VKVGR2)
NATIONWIDE FUNDS GROUP
Nationwide Variable Insurance Trust - NVIT iShares Fixed Income ETF Fund: Class II (NVFIII)
Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class I (GBF)
Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class II (GBF2)
Nationwide Variable Insurance Trust - Amundi NVIT Multi Sector Bond Fund: Class I (MSBF)
Nationwide Variable Insurance Trust - Federated NVIT High Income Bond Fund: Class I (HIBF)
Nationwide Variable Insurance Trust - American Funds NVIT Bond Fund: Class II (GVABD2)
Nationwide Variable Insurance Trust - NVIT Core Plus Bond Fund: Class II (NVLCP2)
Nationwide Variable Insurance Trust - NVIT Core Bond Fund: Class II (NVCBD2)
Nationwide Variable Insurance Trust - NVIT Short Term Bond Fund: Class II (NVSTB2)
Nationwide Variable Insurance Trust - NVIT Bond Index Fund: Class I (NVBX)
Nationwide Variable Insurance Trust - NVIT Government Money Market Fund: Class I (SAM)
Nationwide Variable Insurance Trust - NVIT Government Money Market Fund: Class II (NVMM2)
Nationwide Variable Insurance Trust - NVIT iShares Global Equity ETF Fund: Class II (NVGEII)
Nationwide Variable Insurance Trust - NVIT J.P. Morgan Mozaic(SM) Multi-Asset Fund: Class II (NJMMA2)
Nationwide Variable Insurance Trust - BlackRock NVIT Managed Global Allocation Fund: Class II (NVMGA2)
Nationwide Variable Insurance Trust - NVIT Managed American Funds Growth-Income Fund: Class II (NAMGI2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Growth Fund: Class II (NVMLG2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Value Fund: Class II (NVMLV2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class I (NVMMG1)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class II (NVMMG2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager International Growth Fund: Class II (NVMIG6)
Nationwide Variable Insurance Trust - NVIT Real Estate Fund: Class II (NVRE2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Value Fund: Class II (NVMMV2)
Nationwide Variable Insurance Trust - Neuberger Berman NVIT Multi Cap Opportunities Fund: Class II (NVNMO2)
Nationwide Variable Insurance Trust - Neuberger Berman NVIT Socially Responsible Fund: Class II (NVNSR2)
Nationwide Variable Insurance Trust - American Century NVIT Multi Cap Value Fund: Class II (NVAMV2)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Nationwide Variable Insurance Trust - NVIT Dynamic U.S. Growth Fund: Class II (NVOLG2)
Nationwide Variable Insurance Trust - Templeton NVIT International Value Fund: Class I (NVTIV3)
Nationwide Variable Insurance Trust - DoubleLine NVIT Total Return Tactical Fund: Class II (DTRTFB)
Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class I (TRF)
Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class II (TRF2)
Nationwide Variable Insurance Trust - BlackRock NVIT Equity Dividend Fund: Class II (EIF2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class I (SCGF)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class II (SCGF2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class I (SCF)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class II (SCF2)
Nationwide Variable Insurance Trust - NVIT Emerging Markets Fund: Class I (GEM)
Nationwide Variable Insurance Trust - NVIT Emerging Markets Fund: Class II (GEM2)
Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class II (NVIE6)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class I (SCVF)
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class II (SCVF2)
Nationwide Variable Insurance Trust - American Funds NVIT Global Growth Fund: Class II (GVAGG2)
Nationwide Variable Insurance Trust - American Funds NVIT Growth Fund: Class II (GVAGR2)
Nationwide Variable Insurance Trust - American Funds NVIT Growth-Income Fund: Class II (GVAGI2)
Nationwide Variable Insurance Trust - NVIT Multi-Manager International Value Fund: Class II (GVDIV2)
Nationwide Variable Insurance Trust - NVIT Small Cap Index Fund: Class II (NVSIX2)
Nationwide Variable Insurance Trust - NVIT International Index Fund: Class I (NVIX)
Nationwide Variable Insurance Trust - NVIT Mid Cap Index Fund: Class I (MCIF)
Nationwide Variable Insurance Trust - NVIT S&P 500 Index Fund: Class I (GVEX1)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Aggressive Fund: Class II (GVIDA)
Nationwide Variable Insurance Trust - NVIT Managed American Funds Asset Allocation Fund: Class II (NAMAA2)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Aggressive Fund: Class II (GVDMA)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderate Fund: Class II (GVIDM)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II (GVDMC)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II (GVIDC)
Nationwide Variable Insurance Trust - American Funds NVIT Asset Allocation Fund: Class II (GVAAA2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Aggressive Fund: Class II (NVCRA2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Aggressive Fund: Class II (NVCMA2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Capital Appreciation Fund: Class II (NVCCA2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderate Fund: Class II (NVCMD2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Balanced Fund: Class II (NVCRB2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Conservative Fund: Class II (NVCMC2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Conservative Fund: Class II (NVCCN2)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Balanced Fund: Class II (NVDBL2)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Capital Appreciation Fund: Class II (NVDCA2)
Nationwide Variable Insurance Trust - NVIT DFA Moderate Fund: Class II (NVLM2)
Nationwide Variable Insurance Trust - NVIT DFA Capital Appreciation Fund: Class II (NVLCA2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Managed Growth Fund: Class II (NCPG2)
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Managed Growth & Income Fund: Class II (NCPGI2)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Managed Growth Fund: Class II (IDPG2)
Nationwide Variable Insurance Trust - NVIT Investor Destinations Managed Growth & Income Fund: Class II (IDPGI2)
NEUBERGER & BERMAN MANAGEMENT, INC.
Neuberger Berman Advisers Management Trust - U.S. Equity Index PutWrite Strategy Portfolio: S Class Shares (NBARMS)
NORTHERN LIGHTS
Northern Lights Variable Trust - 7Twelve Balanced Portfolio (NO7TB)
Northern Lights Variable Trust - Power Income VIT Fund, advised by WE Donoghue: Class 2 (NOVPI2)
Northern Lights Variable Trust - BTS Tactical Fixed Income VIT Fund: Class 2 (NOTBBA)
PIMCO FUNDS
PIMCO Variable Insurance Trust - Short-Term Portfolio: Advisor Class (PMVSTA)
PIMCO Variable Insurance Trust - Income Portfolio: Advisor Class (PMVIV)
PIMCO Variable Insurance Trust - International Bond Portfolio (U.S. Dollar-Hedged): Advisor Class (PMVFHV)
PIMCO Variable Insurance Trust - Dynamic Bond Portfolio: Advisor Class (PMUBA)
PIMCO Variable Insurance Trust - All Asset Portfolio: Advisor Class (PMVAAD)
PIMCO Variable Insurance Trust - International Bond Portfolio (unhedged): Advisor Class (PMVFAD)
PIMCO Variable Insurance Trust - Low Duration Portfolio: Advisor Class (PMVLAD)
PIMCO Variable Insurance Trust - Total Return Portfolio: Advisor Class (PMVTRD)
PIMCO Variable Insurance Trust - CommodityRealReturn(R) Strategy Portfolio: Advisor Class (PMVRSD)
PIMCO Variable Insurance Trust - Emerging Markets Bond Portfolio: Advisor Class (PMVEBD)
PIMCO Variable Insurance Trust - Global Bond Opportunities Portfolio (Unhedged): Advisor Class (PMVGBD)
PIMCO Variable Insurance Trust - High Yield Portfolio: Advisor Class (PMVHYD)
PRO FUNDS
ProFund VP UltraShort NASDAQ-100 (PROUSN)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

ProFund VP Access High Yield Fund (PROAHY)
ProFund VP Asia 30 (PROA30)
ProFund VP Banks (PROBNK)
ProFund VP Basic Materials (PROBM)
ProFund VP Bear (PROBR)
ProFund VP Biotechnology (PROBIO)
ProFund VP Bull (PROBL)
ProFund VP Consumer Goods (PROCG)
ProFund VP Consumer Services (PROCS)
ProFund VP Emerging Markets (PROEM)
ProFund VP Europe 30 (PROE30)
ProFund VP Financials (PROFIN)
ProFund VP Health Care (PROHC)
ProFund VP Industrials (PROIND)
ProFund VP International (PROINT)
ProFund VP Internet (PRONET)
ProFund VP Japan (PROJP)
ProFund VP NASDAQ-100 (PRON)
ProFund VP Oil & Gas (PROOG)
ProFund VP Pharmaceuticals (PROPHR)
ProFund VP Precious Metals (PROPM)
ProFund VP Real Estate (PRORE)
ProFund VP Rising Rates Opportunity (PRORRO)
ProFund VP Semiconductor (PROSCN)
ProFund VP Short Emerging Markets (PROSEM)
ProFund VP Short International (PROSIN)
ProFund VP Short NASDAQ-100 (PROSN)
ProFund VP Technology (PROTEC)
ProFund VP Telecommunications (PROTEL)
ProFund VP U.S. Government Plus (PROGVP)
ProFund VP UltraNASDAQ-100 (PROUN)
ProFund VP Utilities (PROUTL)
PUTNAM INVESTMENTS
Putnam Variable Trust - Putnam VT Equity Income Fund: Class IB (PVEIB)
T. ROWE PRICE
T. Rowe Price Equity Series, Inc. - T. Rowe Price Health Sciences Portfolio: II (TRHS2)
VAN ECK ASSOCIATES CORPORATION
VanEck VIP Trust - VanEck VIP Global Gold Fund: Class S (VVGGS)
VanEck VIP Trust - Emerging Markets Fund: Class S (VEEMS)
VanEck VIP Trust - Global Hard Assets Fund: Class S (VWHAS)
VanEck VIP Trust - Global Hard Assets Fund: Initial Class (VWHA)
VIRTUS MUTUAL FUNDS
Virtus Variable Insurance Trust - Virtus Duff & Phelps Real Estate Securities Series: Class A (VRVDRA)

The contract owners' equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2). The accompanying financial statements include only contract owners' purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

A purchase payment could be presented as a negative equity transaction in the Statements of Changes in Contract Owners' Equity if a prior period purchase payment is refunded to a contract owner due to a contract cancellation during the free look period, and/or if a gain is realized by the contract owner during the free look period.

The Company allocates purchase payments to subaccounts and/or the fixed account as instructed by the contract owner. Shares of the subaccounts are purchased at Net Asset Value, then converted into accumulation units. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Unless listed below, the financial statements presented are as of December 31, 2019 and for each of the years in the one- or two-year period ended December 31, 2019. For the subaccounts listed below with inception or liquidation dates in 2019, the financial statements are as of December 31, 2019 and for the period from the inception date to December 31, 2019 or from January 1, 2019 to the liquidation date. For the subaccounts listed below with inception or liquidation dates in 2018, the financial statements are as of December 31, 2019 and for the period from inception date to December 31, 2018 or from January 1, 2018 to the liquidation date:

	Inception Date	Liquidation Date
AllianceBernstein Variable Products Series Fund, Inc. - AB VPS International Value Portfolio: Class B (ALVIVB)	6/26/2018
Federated Insurance Series - Federated Fund for U.S. Government Securities II (FVUS2)	8/26/2019
Fidelity Variable Insurance Products - Emerging Markets Portfolio: Service Class 2 (FEMS2)	5/21/2018
MFS(R) Variable Insurance Trust II - MFS International Growth Portfolio: Service Class (MVIGSC)	5/23/2019
Morgan Stanley Variable Insurance Fund, Inc. - Growth Portfolio: Class II (MSVEG2)	5/23/2019
Nationwide Variable Insurance Trust - NVIT iShares Global Equity ETF Fund: Class II (NVGEII)	7/11/2019
Nationwide Variable Insurance Trust - NVIT iShares Fixed Income ETF Fund: Class II (NVFIII)	5/13/2019
Nationwide Variable Insurance Trust - NVIT J.P. Morgan Mozaic(SM) Multi-Asset Fund: Class II (NJMMA2)	11/14/2019
Nationwide Variable Insurance Trust - DoubleLine NVIT Total Return Tactical Fund: Class II (DTRTFB)	5/22/2018
Goldman Sachs Variable Insurance Trust - Goldman Sachs Multi-Strategy Alternatives Portfolio: Service Shares (GVMSAS)	6/6/2018
Virtus Variable Insurance Trust - Virtus Duff & Phelps Real Estate Securities Series: Class A (VRVDRA)	5/1/2019
VanEck VIP Trust - Emerging Markets Fund: Class S (VEEMS)	6/19/2018
Goldman Sachs Variable Insurance Trust - Goldman Sachs Strategic Income Fund: Advisor Shares (GVSIA)		4/27/2018

For the one-year period ended December 31, 2019, the following subaccount name changes occurred:

Fund Code	Current Legal Name	Prior Legal Name	Effective Date
DVMCSS	BNY Mellon Investment Portfolios - MidCap Stock Portfolio: Service Shares	Dreyfus Investment Portfolios - MidCap Stock Portfolio: Service Shares	6/3/2019
BRVHY3	BlackRock Variable Series Funds II, Inc. - BlackRock High Yield V.I. Fund: Class III	BlackRock Variable Series Funds, Inc. - BlackRock High Yield V.I. Fund: Class III	5/1/2019
BRVTR3	BlackRock Variable Series Funds II, Inc. - BlackRock Total Return V.I. Fund: Class III	BlackRock Variable Series Funds, Inc. - BlackRock Total Return V.I. Fund: Class III	5/1/2019
BRVDA3	BlackRock Variable Series Funds, Inc. - BlackRock 60/40 Target Allocation ETF V.I. Fund: Class III	BlackRock Variable Series Funds, Inc. - BlackRock iShares(R) Dynamic Allocation V.I. Fund: Class III	5/1/2019
FTVFA2	Franklin Templeton Variable Insurance Products Trust - Franklin Allocation VIP Fund: Class 2	Franklin Templeton Variable Insurance Products Trust - Franklin Founding Funds Allocation VIP Fund: Class 2	5/1/2019
OVIGS	Invesco Oppenheimer V.I. International Growth Fund: Series II	Oppenheimer Variable Account Funds - Oppenheimer International Growth Fund/VA: Service Shares	5/28/2019
OVGSS	Invesco Oppenheimer V.I. Global Fund: Series II	Oppenheimer Variable Account Funds - Oppenheimer Global Fund/VA: Service Shares	5/28/2019
OVSCS	Invesco Oppenheimer V.I. Main Street Small Cap Fund: Series II	Oppenheimer Variable Account Funds - Oppenheimer Main Street Small Cap Fund(R)/VA: Service Shares	5/28/2019

(c) Security Valuation, Transactions and Related Investment Income

Investments in underlying mutual funds are valued at the closing Net Asset Value per share at December 31, 2019 of such funds. The cost of investments sold is determined on a first in - first out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed), and dividends and capital gain distributions are accrued as of the ex-dividend date and are reinvested in the underlying mutual funds.

(d) Federal Income Taxes

Operations of the Separate Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code. The Company does not provide for income taxes within the Separate Account. Taxes are generally the responsibility of the contract owner upon termination or withdrawal.

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

(e) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) Calculation of Annuity Reserves

At each financial reporting date, the Separate Account financial statements include an aggregate amount of net assets allocated to future contract benefits for the contracts in the payout (annuitization) period. The payout (annuitization) period begins when amounts accumulated under the contract (the contract value) are applied according to the payment method selected by the contract owner.

Annuity reserves are computed for contracts in the variable payout stage according to industry standard mortality tables. The assumed investment return is 3.5% unless the annuitant elects otherwise, in which case the rate may vary from 3.5% to 7%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Separate Account by the Company to cover greater longevity of annuitants than expected. Conversely, if reserves exceed amounts required, transfers may be made to the Company.

(g) Recently Issued Accounting Standards

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which added certain fair value disclosure requirements for public companies. The Company will adopt the ASU for annual periods beginning January 1, 2020. The Company is currently in the process of determining the impact of adoption.

(h) Subsequent Events

Subsequent to December 31, 2019, equity and financial markets have experienced significant volatility and interest rates have continued to decline due to the COVID-19 pandemic. The Company is currently in the process of determining the impact of the pandemic to the Separate Account and its operations and financial condition.

(i) Reclassification

Certain prior period amounts and disclosures have been reclassified to conform to the current period’s financial presentation.

(2) Expenses

The Separate Account assesses charges associated with the contract. These charges are either assessed as a direct reduction in unit values or through a redemption of units from the subaccounts contained within the Separate Account. The assessment of charges varies based on the contract and any additional riders or benefits elected. The additional riders or benefits and related charges specific to each contract are described in detail in the applicable prospectus. Maximum variable account charges for contracts offered through the Separate Account range from 1.20% to 3.10%.

Contract Charges
Recurring Variable Account Charges - assessed through a reduction in unit values	Equal, on an annualized basis, to 0.45% - 1.30% of the daily value of the allocations to the underlying fund options
Contract Maintenance Charge - assessed through a redemption of units	Up to $50 annually
Contingent Deferred Sales Charge - assessed on the amount of purchase payment surrendered	0.00% - 7.00%
Maximum Contingent Deferred Sales Charge Period	7 years
Rider Charges - annualized and assessed through either a reduction in unit value or the redemption of units
Four Year CDSC Option	0.35%
No CDSC Option	0.20% - 0.40%
Highest Anniversary Death Benefit Option	0.20% - 0.30%
Highest Anniversary or 5% Enhanced Death Benefit Option	0.25%
Return of Premium Enhanced Death Benefit Option	0.20%
3% Extra Value Credit Option	0.40% - 0.45%
4% Extra Value Credit Option	0.55%
iFLEX Option	0.60%

The following table provides mortality and expense risk charges by asset fee rates for the period ended December 31, 2019:

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Total	ALVBWB	ALVIVB	ARLPE3	AAEIP3	ACVIG	ACVIP2	ACVU1
0.45%	$179,026	-	-	113	52	1,908	1,017	-
0.65%	35,252	183	-	38	-	411	415	-
0.70%	1,740	-	-	-	-	-	-	-
0.80%	61	-	-	-	-	-	-	-
0.85%	1,344,051	-	225	53	108	-	7,898	-
0.90%	667	-	-	-	-	-	-	-
0.95%	9,780	-	-	-	-	-	-	-
1.00%	3,346,779	-	875	2,111	3,840	-	9,013	-
1.05%	433,931	-	-	402	-	-	1,309	-
1.10%	3,440	-	-	-	-	-	-	-
1.15%	1,494,661	1,154	-	782	1,912	10,234	6,580	12,098
1.20%	1,722,152	-	25	1,032	2,873	-	6,325	-
1.25%	3,300,264	1,309	2	4,674	5,656	30,018	19,413	-
1.30%	2,596,898	-	248	2,467	2,317	-	8,092	-
1.35%	3,515,881	4,261	393	3,633	4,897	19,058	10,574	4,277
1.40%	611,338	233	-	244	619	4,321	2,066	2,035
1.45%	789,872	-	-	2,465	959	4,355	5,117	-
1.50%	94,949	-	-	-	-	-	868	-
1.55%	2,608,124	89	979	2,088	6,008	27,809	18,270	231
1.60%	1,805,725	1,789	-	3,234	2,730	20,078	11,431	312
1.65%	2,303,892	728	306	698	1,510	12,244	7,652	-
1.80%	1,119,582	337	-	919	2,479	2,962	6,000	-
1.85%	364,831	-	-	653	1,858	1,366	7,369	-
1.90%	1,311,742	-	-	789	776	26,012	2,679	-
1.95%	405,313	48	-	547	643	2,974	3,052	-
2.00%	111,042	-	-	35	22	145	36	-
2.05%	1,521	-	-	-	-	-	-	-
2.10%	368,478	-	-	2,137	2,494	1,528	1,672	-
2.15%	219,162	-	-	-	21	3,245	505	-
2.20%	75,573	-	-	-	-	9,049	11	-
2.25%	1,110	-	-	-	-	-	-	-
2.30%	19,655	-	-	-	-	-	-	-
2.35%	31,625	-	-	104	-	53	291	-
2.40%	1,319	-	-	-	-	-	-	-
2.45%	30,930	-	-	168	-	32	377	-
2.50%	25,466	-	-	-	-	543	170	-
Totals	$30,285,832	$10,131	$3,053	$29,386	$41,774	$178,345	$138,202	$18,953

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	ACVV	AMVCB4	AMVBC4	AMVI4	AMVNW4	AMVGS4	PIHYB2	BRVDA3
0.45%	$1,146	395	-	-	-	345	-	909
0.65%	359	407	-	-	-	172	-	20
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	152	12,374	46,770	11,684	36,973	1,270	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	197	-	-	-	-	-	133	-
1.00%	-	24,918	57,612	24,662	26,468	10,704	-	-
1.05%	-	15,646	2,228	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	11,126	8,871	663	5,945	3,574	950	226	14
1.20%	-	17,907	55,066	20,222	19,186	7,303	-	-
1.25%	24,022	24,770	-	-	-	8,429	-	3,317
1.30%	-	24,260	56,156	23,047	19,305	13,775	-	-
1.35%	25,799	20,201	25,553	5,169	9,709	5,658	1,183	1,278
1.40%	8,919	3,015	-	-	-	278	434	-
1.45%	7,986	14,791	-	-	-	7,580	-	624
1.50%	-	-	-	-	1,639	-	-	-
1.55%	29,735	10,377	8,615	1,744	134	4,174	1,365	2,642
1.60%	10,539	8,491	-	-	-	5,024	133	657
1.65%	9,771	13,328	3,550	1,036	402	2,872	-	2,305
1.80%	6,225	5,142	-	-	-	1,416	-	508
1.85%	3,894	1,786	-	-	-	833	-	-
1.90%	18,470	3,295	-	-	-	1,294	-	-
1.95%	8,282	1,354	-	-	-	2,240	-	1,957
2.00%	-	45	-	-	-	742	-	-
2.05%	-	119	-	-	-	-	-	-
2.10%	519	1,574	-	-	-	2,485	-	104
2.15%	2,189	1,990	-	-	-	756	-	-
2.20%	-	-	-	-	-	-	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	2	-	-	-	-	257	-	-
2.40%	-	202	-	-	-	-	-	-
2.45%	515	-	-	-	-	91	-	-
2.50%	-	-	-	-	-	-	-	-
Totals	$169,847	$215,258	$256,213	$93,509	$117,390	$78,648	$3,474	$14,335

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	BRVED3	BRVHY3	BRVTR3	MLVGA3	DVMCSS	CLVHY2	CLVQF2	CSCRS
0.45%	$223	-	235	2,430	602	386	5	281
0.65%	1	-	-	387	141	-	50	186
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	30	-	-	-	-
0.85%	9,337	5,316	8,472	7,945	16,643	877	2,170	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	129	-	-	-	-
1.00%	9,444	34,380	6,393	16,083	10,075	3,348	9,926	45
1.05%	2,279	40,844	-	3,183	-	-	1,094	-
1.10%	-	-	-	-	-	-	-	-
1.15%	4,072	3,730	4,459	12,266	1,264	-	3,682	552
1.20%	2,369	11,572	2,126	14,002	5,098	1,915	4,011	-
1.25%	9,785	-	9,800	56,696	4,982	640	385	3,021
1.30%	8,317	28,081	9,420	9,335	16,161	1,243	5,032	-
1.35%	6,731	21,892	5,166	39,329	10,246	6,439	6,525	206
1.40%	823	-	275	10,596	670	136	7,103	39
1.45%	1,929	-	1,957	10,894	945	806	498	400
1.50%	-	-	-	-	-	-	-	-
1.55%	6,262	1,462	4,865	38,847	10,619	171	499	575
1.60%	6,148	-	5,655	19,991	2,553	12,428	-	1,496
1.65%	5,759	6,699	2,645	55,518	2,500	1,663	859	343
1.80%	1,866	-	2,713	17,354	8,938	224	25	604
1.85%	31	-	143	8,354	92	49	-	108
1.90%	7,693	-	832	18,197	1,600	1,239	-	230
1.95%	1,151	-	780	5,737	330	245	-	263
2.00%	377	-	15	6,263	448	-	3	-
2.05%	-	-	-	-	-	-	-	-
2.10%	5,123	-	1,321	2,203	869	143	257	191
2.15%	-	-	-	1,066	1,964	-	-	32
2.20%	-	-	-	1,039	-	-	-	23
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	54	-	108	401	146	-	-	16
2.40%	-	-	-	-	-	-	-	-
2.45%	24	-	-	518	28	-	-	-
2.50%	-	-	-	-	3,235	-	-	-
Totals	$89,798	$153,976	$67,380	$358,793	$100,149	$31,952	$42,124	$8,611

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	DWVSVS	ETVFR	FVUS2	FQB	FVSIS2	FEMS2	FC2	FAM2
0.45%	$-	470	-	-	688	-	-	128
0.65%	-	159	-	-	98	-	-	437
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	3,709	10,921	-	-	2,443	1,314	488	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	128	-
1.00%	16,137	32,186	228	-	22,360	2,561	1,058	-
1.05%	461	8,897	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	4,865	7,535	-	-	4,264	193	18,122	191
1.20%	8,177	14,325	-	-	7,838	874	136	-
1.25%	-	19,129	-	-	18,344	3,553	-	1,083
1.30%	17,042	19,029	22	72	21,266	1,786	1,782	-
1.35%	5,663	22,868	-	-	11,298	1,208	36,583	1,342
1.40%	-	5,754	-	-	1,764	-	15,889	42
1.45%	-	14,751	-	-	3,801	1,364	-	447
1.50%	-	-	-	-	-	-	-	-
1.55%	301	14,273	-	-	14,509	1,034	8,410	235
1.60%	-	9,215	-	-	9,403	1,043	4,366	647
1.65%	523	41,375	1	-	18,463	2,796	-	-
1.80%	-	22,912	-	-	4,027	545	-	627
1.85%	-	3,304	-	-	900	-	-	-
1.90%	-	3,282	-	-	5,068	352	-	85
1.95%	-	1,273	-	-	3,141	32	-	325
2.00%	-	1,763	-	-	10	-	-	-
2.05%	-	-	-	-	-	-	-	-
2.10%	-	5,422	-	-	1,216	-	-	-
2.15%	-	432	-	-	618	-	-	-
2.20%	-	196	-	-	367	-	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	164	-	-	193	-	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	713	-	-	44	-	-	-
2.50%	-	1,109	-	-	-	-	-	-
Totals	$56,878	$261,457	$251	$72	$152,123	$18,655	$86,962	$5,589

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	FB2	FEI2	FGI2	FG2	FHI2	FIGBP2	FRESS2	FTVIS2
0.45%	$3,071	797	476	6,771	411	1,047	59	2,019
0.65%	203	1	52	831	391	49	105	841
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	17,204	3	4,328	66,156	-	5,602	1,499	4,132
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	320	-	-	-	-
1.00%	63,827	-	21,853	59,901	-	23,750	15,780	24,139
1.05%	-	-	3,788	20,103	-	1,512	-	2,999
1.10%	-	-	-	-	-	-	-	-
1.15%	5,951	10,127	5,850	27,285	2,050	2,566	1,846	3,054
1.20%	32,690	-	6,613	51,770	-	7,715	5,848	11,849
1.25%	18,626	17,373	5,944	59,909	11,369	10,730	2,783	36,150
1.30%	39,008	-	18,212	55,102	-	10,184	11,944	17,337
1.35%	35,641	23,641	10,417	57,021	2,240	12,260	15,736	23,537
1.40%	2,068	4,973	1,245	9,431	223	633	-	2,256
1.45%	7,390	2,538	2,008	17,279	6,488	3,049	912	18,260
1.50%	-	-	-	2,594	-	1,153	-	-
1.55%	31,894	13,894	10,814	59,489	891	14,340	2,246	23,714
1.60%	12,458	21,046	2,336	34,493	4,034	3,319	297	20,802
1.65%	34,655	13,744	9,285	32,658	3,538	6,128	1,737	35,315
1.80%	15,223	27,108	6,297	42,998	609	1,854	1,290	20,438
1.85%	8,133	1,738	578	5,768	221	18,754	304	3,764
1.90%	7,485	7,483	246	33,567	2,011	4,033	850	3,899
1.95%	1,672	3,166	4,756	7,086	4,605	1,138	194	5,078
2.00%	488	3,063	290	6,248	244	39	-	2,435
2.05%	-	-	-	295	-	-	-	118
2.10%	6,029	354	129	14,835	1,042	5,470	21	20,949
2.15%	-	2,047	13	7,451	77	1,788	33	5,753
2.20%	4,159	-	-	11,316	-	-	23	2,964
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	4	271	-	-	-	-
2.35%	998	1,160	782	3,700	-	-	-	1,459
2.40%	-	-	-	-	-	-	-	536
2.45%	-	1,043	16	2,337	146	-	-	368
2.50%	172	382	-	3,027	1,193	-	-	16
Totals	$349,045	$155,681	$116,332	$700,012	$41,783	$137,113	$63,507	$294,181

	FTVMD2	FTVGI2	FTVFA2	GVHQFA	GVMSAS	GVGMNS	RHYS	GVFRB
0.45%	$270	1,340	70	76	-	-	458	372
0.65%	3	183	139	24	32	-	-	361
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	2,426	15,991	1,342	11,929	73	-	-	89
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	246	-	-	-	-	-
1.00%	7,105	46,551	6,358	4,654	1,301	508	-	265
1.05%	4,453	7,579	-	999	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	1,204	7,509	10,972	25,383	-	30	385	3,962
1.20%	1,934	25,410	5,380	1,351	9	310	-	-
1.25%	14,578	5,764	6,194	1,588	2,472	291	1,982	21,670
1.30%	10,493	26,330	4,296	5,371	-	-	-	-
1.35%	6,876	36,594	5,117	9,270	149	-	379	7,951
1.40%	659	9,827	4,806	304	-	-	50	842
1.45%	6,277	3,551	516	961	363	4,069	379	7,567
1.50%	-	-	-	-	-	-	-	-
1.55%	27,010	7,767	1,426	6,303	-	1,301	3,993	65,294
1.60%	5,320	3,064	1,427	1,063	-	966	8,078	15,562
1.65%	3,279	15,012	2,396	1,362	-	2,652	241	8,502
1.80%	852	1,534	58	381	-	684	61	5,082
1.85%	1,062	1,962	11	514	-	1,087	5	3,099
1.90%	3,286	2,451	154	1,026	-	93	3,750	16,290
1.95%	1,732	3,421	965	3,186	-	-	-	5,034
2.00%	1,021	-	-	-	-	-	-	9,943
2.05%	-	-	-	-	-	-	-	-
2.10%	642	144	-	150	-	400	-	4,168
2.15%	86	933	-	226	-	-	-	1,070
2.20%	-	-	215	2,840	-	-	-	45
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	448	203	-	40	-	-	-	168
2.40%	113	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	729	-	-
2.50%	-	-	-	-	-	-	-	-
Totals	$101,129	$223,120	$52,088	$79,001	$4,399	$13,120	$19,761	$177,336

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	RVMFU	RSRF	RBKF	RBMF	RBF	RVCMD	RCPF	RVLDD
0.45%	$97	5	110	36	535	4	67	132
0.65%	10	50	162	16	66	152	63	-
0.70%	-	-	-	144	-	-	114	-
0.80%	-	-	-	-	-	-	-	-
0.85%	1,373	1,127	-	-	-	-	-	-
0.90%	-	-	-	19	109	-	66	-
0.95%	-	-	-	444	-	-	506	-
1.00%	10,162	2,032	-	-	-	-	2,558	-
1.05%	563	-	-	-	-	-	932	-
1.10%	67	153	-	-	-	-	-	-
1.15%	1,062	7,601	1,990	5,600	4,771	945	8,704	22,000
1.20%	4,392	481	-	-	25	-	505	96
1.25%	2,489	14,028	3,587	2,865	17,399	1,862	10,458	6,192
1.30%	5,058	1,304	-	-	-	-	413	-
1.35%	5,380	8,287	3,173	9,322	13,956	3,196	15,834	16,458
1.40%	387	2,859	785	3,806	5,347	122	8,926	1,121
1.45%	2,538	6,053	2,092	1,200	4,850	906	900	598
1.50%	-	-	-	-	-	-	-	-
1.55%	10,486	24,694	5,326	4,260	14,352	2,247	12,455	7,983
1.60%	2,695	2,085	3,588	1,662	7,685	607	3,826	2,353
1.65%	5,881	4,605	1,288	3,297	8,103	285	6,996	2,313
1.80%	1,571	380	1,395	818	5,723	734	303	71,701
1.85%	1,153	452	145	246	691	147	743	-
1.90%	4,808	3,977	4,053	3,110	5,693	523	5,703	2,641
1.95%	561	1,049	37	314	1,813	4	391	851
2.00%	86	226	147	-	208	165	877	47
2.05%	-	-	-	-	-	-	-	-
2.10%	148	343	1,122	405	2,464	820	429	634
2.15%	8	16	40	578	4,982	151	359	1,288
2.20%	-	-	-	120	53	-	59	304
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	61	-
2.35%	-	-	45	-	-	69	177	493
2.40%	-	-	-	-	-	-	-	-
2.45%	10	9	28	50	30	-	-	-
2.50%	-	-	-	-	-	5	-	-
Totals	$60,985	$81,816	$29,113	$38,312	$98,855	$12,944	$82,425	$137,205

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	RELF	RENF	RESF	RLCE	RFSF	RUGB	RHCF	RINF
0.45%	$345	189	3	31	485	4,946	746	275
0.65%	196	12	78	12	198	927	113	129
0.70%	139	116	-	-	103	-	113	186
0.80%	-	-	-	-	-	-	-	-
0.85%	-	18	-	-	-	-	-	-
0.90%	83	11	-	-	-	-	86	-
0.95%	591	211	-	-	427	-	297	596
1.00%	-	-	-	-	3,275	42	-	-
1.05%	2	-	-	-	2	13	3	3
1.10%	-	-	-	-	-	41	-	-
1.15%	5,682	3,809	1,395	3,073	4,595	12,819	7,222	6,249
1.20%	76	9	4	-	1,591	-	98	-
1.25%	2,988	10,224	3,963	494	15,360	3,994	23,748	7,189
1.30%	-	-	-	-	556	-	-	-
1.35%	13,937	8,368	3,954	5,819	15,798	10,681	20,291	13,006
1.40%	9,333	2,568	539	974	4,615	3,890	10,508	10,818
1.45%	1,623	3,093	1,038	1	2,171	1,393	7,917	1,108
1.50%	-	-	-	-	-	-	-	-
1.55%	3,474	7,893	2,806	5,120	9,210	8,676	23,909	11,854
1.60%	15,031	8,537	3,892	285	4,692	15,407	13,585	1,578
1.65%	2,195	4,469	4,226	24	2,996	6,012	14,555	1,615
1.80%	353	6,191	2,312	57	765	1,989	7,284	1,221
1.85%	977	544	332	-	1,035	30	1,286	443
1.90%	3,761	9,442	4,185	14	3,161	5,598	12,488	1,100
1.95%	125	897	794	-	522	3,078	1,825	2,165
2.00%	-	119	255	23	136	482	291	15
2.05%	-	-	-	-	-	-	4	-
2.10%	392	905	1,282	453	651	708	4,024	2,152
2.15%	-	4,695	357	1	602	125	2,308	470
2.20%	-	86	-	-	859	-	-	728
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	-	-	-	-	-	747	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	-	308	-
2.50%	-	-	5	-	7	-	-	-
Totals	$61,303	$72,406	$31,420	$16,381	$73,812	$80,851	$153,756	$62,900

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	RVIDD	RJNF	RVIMC	RAF	RVISC	RUF	RLCJ	RLF
0.45%	$26	172	18	261	79	42	85	99
0.65%	-	9	-	1	20	-	7	56
0.70%	-	-	-	-	-	-	-	163
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	570
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	526	2,928	117	251	494	3,169	2,408	6,129
1.20%	-	-	-	-	-	-	-	-
1.25%	841	551	1,130	612	709	1,303	421	2,617
1.30%	-	-	-	-	-	-	-	-
1.35%	950	1,398	186	389	1,590	2,370	2,317	11,000
1.40%	1,114	176	7	118	772	489	1,285	8,534
1.45%	837	867	227	31	975	216	3	1,329
1.50%	-	-	-	-	-	-	-	-
1.55%	1,017	1,012	574	2,413	1,616	1,198	1,287	6,248
1.60%	2,390	710	684	849	1,442	1,855	1,230	2,041
1.65%	354	108	43	93	123	164	627	1,127
1.80%	35,177	96	213	184	158	216	178	1,544
1.85%	45	25	-	-	87	529	106	169
1.90%	497	236	141	1,485	1,099	636	230	864
1.95%	153	68	-	150	244	162	44	11
2.00%	285	14	-	32	25	5	-	-
2.05%	-	-	-	-	-	-	-	-
2.10%	898	176	40	-	41	-	-	188
2.15%	146	-	62	48	59	58	17	-
2.20%	-	-	-	-	860	-	-	77
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	69
2.35%	-	-	-	-	-	-	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	-	-	-
2.50%	-	-	-	-	-	-	-	-
Totals	$45,256	$8,546	$3,442	$6,917	$10,393	$12,412	$10,245	$42,835

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	RMED	RVARS	RVF	ROF	RNF	RPMF	RREF	RRF
0.45%	$102	306	4,431	5,487	1,117	236	843	1
0.65%	-	105	12	69	182	270	224	-
0.70%	-	-	-	-	-	64	95	132
0.80%	-	-	-	-	-	-	-	-
0.85%	-	2,164	-	170	-	-	-	-
0.90%	-	-	-	-	-	6	-	-
0.95%	-	-	-	-	-	429	512	383
1.00%	-	2,221	-	-	-	-	43	-
1.05%	-	-	-	-	-	-	3	-
1.10%	-	276	-	940	1,112	-	83	-
1.15%	4,154	4,921	10,332	20,092	42,970	10,587	7,019	3,812
1.20%	86	528	-	-	-	15	-	-
1.25%	8,041	12,323	275,228	43,268	3,285	15,349	8,500	2,638
1.30%	-	2,432	-	-	-	-	-	-
1.35%	6,531	7,087	26,691	26,527	42,048	16,626	14,990	7,962
1.40%	1,954	138	6,553	3,576	4,144	14,404	7,232	5,243
1.45%	1	3,121	1,052	10,489	295	1,986	1,287	955
1.50%	-	-	-	-	-	-	-	-
1.55%	8,160	12,316	13,305	60,156	15,395	9,883	12,119	4,760
1.60%	3,417	2,969	9,701	24,159	2,121	10,330	5,503	4,379
1.65%	1,504	5,999	11,551	23,159	3,953	5,811	6,112	702
1.80%	607	318	8,948	14,741	1,662	3,631	3,495	370
1.85%	-	457	124	3,631	422	752	597	8
1.90%	580	2,223	9,192	18,756	2,475	5,335	4,942	1,094
1.95%	27	2,092	917	6,017	222	1,137	2,576	210
2.00%	-	337	139	854	5,424	268	404	-
2.05%	-	-	-	-	-	3	14	-
2.10%	100	649	1,749	6,417	1,371	-	1,503	62
2.15%	985	64	3,413	4,757	-	1,417	606	4
2.20%	680	-	747	1,300	-	109	57	-
2.25%	-	-	-	-	-	-	-	-
2.30%	569	128	-	109	-	22	66	-
2.35%	-	18	2,542	779	-	-	-	16
2.40%	-	-	-	-	-	-	-	-
2.45%	471	-	1,003	881	-	-	-	-
2.50%	-	-	-	-	-	-	-	-
Totals	$37,969	$63,192	$387,630	$276,334	$128,198	$98,670	$78,825	$32,731

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	RMEK	RTF	RVLCG	RVLCV	RVMCG	RVMCV	RVSCG	RVSCV
0.45%	$283	255	4,438	3,024	786	525	663	54
0.65%	71	202	861	517	260	222	43	188
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	47	-	54	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	109	94	82	83	72	-
1.00%	-	-	-	16	-	-	64	-
1.05%	-	-	20	21	3	-	-	-
1.10%	545	-	-	-	-	-	-	-
1.15%	9,355	18,911	14,868	9,858	9,757	6,994	2,416	2,935
1.20%	-	97	-	-	-	-	-	-
1.25%	1,896	241,156	98,228	76,822	23,174	7,309	20,685	11,706
1.30%	-	-	-	-	-	-	-	-
1.35%	6,509	13,616	24,360	12,131	9,534	12,586	16,631	4,351
1.40%	441	2,111	10,852	6,878	3,165	2,908	1,641	2,025
1.45%	60	1,595	24,210	14,120	4,217	1,827	3,120	2,651
1.50%	-	-	-	-	-	-	-	-
1.55%	5,067	6,323	53,080	44,700	19,649	18,343	19,258	12,484
1.60%	5,538	22,109	29,441	49,954	9,127	11,187	7,968	2,416
1.65%	4,708	3,846	17,133	8,215	2,616	4,339	3,599	5,046
1.80%	595	3,959	8,263	2,549	7,457	2,483	3,657	2,671
1.85%	61	120	3,080	4,618	237	637	857	878
1.90%	1,040	9,732	21,660	33,245	3,674	25,153	6,078	6,246
1.95%	260	816	7,584	1,626	1,035	1,019	2,490	1,323
2.00%	262	945	1,035	1,286	425	128	311	-
2.05%	-	-	163	136	-	-	-	-
2.10%	-	1,417	2,624	2,630	2,701	3,139	3,772	2,139
2.15%	522	849	2,514	1,871	28	67	883	28
2.20%	213	688	77	-	62	-	76	71
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	72	65	54	59	-	-
2.35%	-	-	162	-	-	-	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	48	41	315	41	204	320
2.50%	-	-	-	-	-	9	-	-
Totals	$37,426	$328,747	$324,882	$274,417	$98,405	$99,058	$94,542	$57,532

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	RVSDL	RTEC	RTEL	RTRF	RUTL	RVWDL	IVBRA2	AVIE2
0.45%	$204	870	22	-	156	-	326	-
0.65%	4	272	148	-	19	7	52	-
0.70%	-	146	-	103	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	-	1,347	2,257
0.90%	-	84	41	67	95	-	-	-
0.95%	28	561	-	428	-	-	-	-
1.00%	-	-	-	-	-	-	4,904	3,293
1.05%	-	-	1	-	-	-	2,269	-
1.10%	-	-	-	-	-	-	-	-
1.15%	1,428	14,635	973	7,047	5,378	1,182	855	597
1.20%	-	-	-	126	121	-	4,140	6,381
1.25%	4,417	18,033	3,042	3,738	14,527	322	10,281	-
1.30%	-	-	-	-	-	-	4,403	2,662
1.35%	1,537	22,447	1,878	10,131	13,922	362	7,709	765
1.40%	368	9,703	753	5,854	5,251	119	324	-
1.45%	1,092	2,502	475	4	1,363	744	8,471	-
1.50%	-	-	-	-	-	-	-	-
1.55%	1,151	16,317	566	3,995	6,678	155	2,450	26
1.60%	2,114	10,921	364	2,254	5,784	92	3,714	-
1.65%	160	5,584	242	2,013	4,048	3	2,675	-
1.80%	204	10,463	485	1,671	2,115	-	5,801	-
1.85%	134	1,639	-	133	715	34	2,542	-
1.90%	277	17,497	641	2,396	8,057	295	3,619	-
1.95%	957	1,950	120	19	2,616	60	1,258	-
2.00%	244	169	-	367	259	-	84	-
2.05%	-	4	-	-	15	-	-	-
2.10%	682	15,035	92	62	1,165	-	250	-
2.15%	-	6,879	635	-	1,006	120	-	-
2.20%	-	94	-	112	1,276	-	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	35	-	-	62	-	-	-	-
2.35%	-	-	-	-	205	-	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	957	7	-	-	-	208	-
2.50%	-	-	-	-	-	-	-	-
Totals	$15,036	$156,762	$10,485	$40,582	$74,771	$3,495	$67,682	$15,981

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	IVEW52	OVIGS	OVGSS	OVSCS	WRASP	WRENG	JPIGA2	JPIIB2
0.45%	$-	-	706	-	732	-	-	-
0.65%	-	-	680	-	-	-	-	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	31	-	-	-
0.85%	4,591	1,406	28,647	4,263	1,890	349	1,639	1,087
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	130	-	-	-
1.00%	35,530	11,935	12,077	17,492	8,219	5,152	1,805	1,447
1.05%	5,227	-	-	2,484	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	6,840	2,087	5,843	221	8,123	567	1,905	948
1.20%	14,788	3,834	11,840	9,988	1,547	2,507	5,974	632
1.25%	-	-	16,681	-	31,056	-	-	-
1.30%	35,272	13,287	10,474	18,181	4,997	4,772	1,018	1,612
1.35%	15,334	1,338	5,827	5,738	16,196	653	5,181	3,628
1.40%	-	-	1,302	-	11,725	-	-	-
1.45%	-	-	5,171	-	15,703	-	-	-
1.50%	-	-	-	-	-	-	-	-
1.55%	707	38	13,139	880	21,925	217	388	-
1.60%	-	-	7,189	-	30,497	-	-	-
1.65%	7,134	1,273	9,708	2,393	21,185	598	1,597	336
1.80%	-	-	4,941	-	2,613	-	-	-
1.85%	-	-	1,269	-	4,033	-	-	-
1.90%	-	-	4,883	-	8,541	-	-	-
1.95%	-	-	1,406	-	1,819	-	-	-
2.00%	-	-	221	-	3,867	-	-	-
2.05%	-	-	-	-	-	-	-	-
2.10%	-	-	5,606	-	1,387	-	-	-
2.15%	-	-	3,297	-	11	-	-	-
2.20%	-	-	-	-	368	-	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	-	-	-	224	-	-	-
2.40%	-	-	232	-	-	-	-	-
2.45%	-	-	169	-	156	-	-	-
2.50%	-	-	93	-	-	-	-	-
Totals	$125,423	$35,198	$151,401	$61,640	$196,975	$14,815	$19,507	$9,690

	JABS	JAMGS	JAFBS	JAGTS	LZREMS	LPWHY2	LPVCA2	SBVI
0.45%	$-	-	-	-	1,619	258	-	-
0.65%	-	-	-	-	459	166	-	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	3,509	6,832	576	8,144	5,821	2,350	17,136	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	34,265	37,518	16,366	35,643	33,330	10,631	6,344	-
1.05%	5,427	1,116	-	2,947	4,440	849	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	-	3,961	1,788	6,379	16,159	2,680	3,091	-
1.20%	12,857	23,869	5,198	26,229	12,067	4,740	3,979	-
1.25%	-	-	-	-	10,347	4,075	-	-
1.30%	36,459	27,555	12,221	44,910	16,275	4,393	7,735	23,719
1.35%	33,526	10,352	2,552	11,858	15,251	6,340	652	-
1.40%	-	-	-	-	10,217	4,541	-	-
1.45%	-	-	-	-	5,070	2,430	-	-
1.50%	-	-	-	587	-	-	-	-
1.55%	7,597	752	24	576	47,907	4,030	93	-
1.60%	-	-	-	-	6,665	1,055	-	-
1.65%	5,458	878	800	3,351	12,215	6,412	249	-
1.80%	-	-	-	-	3,824	1,891	-	-
1.85%	-	-	-	-	2,695	4,316	-	-
1.90%	-	-	-	-	4,186	678	-	-
1.95%	-	-	-	-	5,381	712	-	-
2.00%	-	-	-	-	40	130	-	-
2.05%	-	-	-	-	-	-	-	-
2.10%	-	-	-	-	2,441	1,366	-	-
2.15%	-	-	-	-	124	4	-	-
2.20%	-	-	-	-	-	-	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	-	-	-	102	81	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	41	-	-	-
2.50%	-	-	-	-	-	-	-	-
Totals	$139,098	$112,833	$39,525	$140,624	$216,676	$64,128	$39,279	$23,719

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	SBVSG2	LOVTRC	LOVSDC	MNCPS2	MV3MVS	MVBRES	MVGTAS	MVUSC
0.45%	$-	131	-	5	-	-	15	-
0.65%	-	-	-	173	-	-	143	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	3,150	4,019	14,180	592	3,041	1,578	281	1,755
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	12,300	16,946	31,527	13,158	13,024	12,171	2,402	9,892
1.05%	70	-	-	717	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	3,055	470	3,390	2,693	1,454	-	156	-
1.20%	8,640	4,629	13,943	2,915	6,322	2,421	810	4,915
1.25%	-	3,136	-	15,504	-	-	2,523	-
1.30%	13,118	9,005	18,263	6,990	17,633	8,980	1,555	10,179
1.35%	7,961	7,581	32,779	3,791	10,731	8,133	2,226	1,913
1.40%	-	994	-	4,343	-	-	2,117	-
1.45%	-	174	-	1,598	-	-	1,202	-
1.50%	-	-	2,552	-	-	-	-	-
1.55%	439	4,046	1,178	2,260	425	223	2,805	700
1.60%	-	474	-	3,251	-	-	571	-
1.65%	1,345	2,682	1,563	1,045	894	40	1,775	479
1.80%	-	190	-	1,049	-	-	1,340	-
1.85%	-	2,304	-	-	-	-	1,236	-
1.90%	-	385	-	178	-	-	1,632	-
1.95%	-	637	-	2,438	-	-	78	-
2.00%	-	-	-	-	-	-	-	-
2.05%	-	-	-	118	-	-	-	-
2.10%	-	1,020	-	175	-	-	296	-
2.15%	-	21	-	1,262	-	-	-	-
2.20%	-	7	-	-	-	-	551	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	-	-	-	-	-	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	-	134	-
2.50%	-	-	-	-	-	-	-	-
Totals	$50,078	$58,851	$119,375	$64,255	$53,524	$33,546	$23,848	$29,833

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	MVIGSC	MVIVSC	MGRFV	MSVEG2	MSGI2	MSEMB	MSVGT2	VKVGR2
0.45%	$-	-	9	-	35	147	-	134
0.65%	-	-	108	-	-	4	-	49
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	71,169	534	-	555	5,335	440	8,980
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	477	58,604	7,335	766	14,865	31,452	2,050	43,281
1.05%	-	14,016	-	655	459	2,789	-	3,951
1.10%	-	-	-	-	-	-	-	-
1.15%	-	2,402	3,501	533	5,719	6,354	1,005	8,171
1.20%	601	19,460	3,633	476	6,001	12,017	387	17,047
1.25%	-	-	12,956	-	11,576	8,073	4,043	7,796
1.30%	26	37,200	3,120	1,003	13,418	15,224	431	22,287
1.35%	33	17,185	5,872	259	4,237	13,364	1,949	19,472
1.40%	-	-	3,364	-	8,178	13,126	25	13,179
1.45%	-	-	7,533	-	3,574	3,512	118	4,147
1.50%	-	-	-	-	549	-	-	-
1.55%	40	913	7,549	64	5,797	7,546	1,480	22,575
1.60%	-	-	1,358	-	1,101	7,485	878	8,350
1.65%	-	3,122	2,056	341	2,939	12,083	1,011	14,464
1.80%	-	-	711	-	868	2,797	1,379	2,196
1.85%	-	-	229	-	824	7,055	209	5,635
1.90%	-	-	423	-	547	2,259	1,805	2,302
1.95%	-	-	717	-	352	2,056	-	1,895
2.00%	-	-	26	-	-	1,157	25	-
2.05%	-	-	-	-	-	-	-	-
2.10%	-	-	94	-	1,263	443	2,981	830
2.15%	-	-	13	-	-	77	-	253
2.20%	-	-	-	-	-	-	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	-	8	-	-	135	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	40	-	-	-
2.50%	-	-	-	-	-	124	-	52
Totals	$1,177	$224,071	$61,149	$4,097	$82,897	$154,614	$20,216	$207,046

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	NVFIII	GBF	GBF2	MSBF	HIBF	GVABD2	NVLCP2	NVCBD2
0.45%	$-	1,192	-	805	-	-	541	-
0.65%	-	21	-	158	-	-	29	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	24	38	55,111	4,110	714	7,790	83	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	254	-	-	141	-	-	-
1.00%	748	31	8,070	12,712	12,788	29,111	7,481	9,688
1.05%	-	-	552	28	7,674	-	129	5,810
1.10%	-	-	-	-	-	-	-	-
1.15%	-	9,250	-	4,913	5,887	826	3,252	300
1.20%	1,087	-	2,475	12,341	1,752	13,155	731	15,015
1.25%	45	10,732	-	24,268	6	-	9,329	-
1.30%	421	-	7,286	10,921	9,382	17,473	2,423	6,185
1.35%	237	14,234	10,830	42,725	7,355	8,478	2,737	2,668
1.40%	-	2,565	-	4,255	710	-	238	-
1.45%	-	8,799	-	6,040	-	-	1,333	-
1.50%	-	-	3,143	-	-	-	-	-
1.55%	17	19,794	1,198	12,981	2,096	83	8,941	24
1.60%	-	8,792	-	3,654	129	-	10,503	-
1.65%	112	7,004	1,062	8,916	2,753	792	13,734	1,130
1.80%	60	6,970	-	4,424	-	-	5,723	-
1.85%	-	555	-	2,319	-	-	200	-
1.90%	-	5,649	-	8,385	88	-	3,156	-
1.95%	-	1,390	-	5,774	-	-	1,488	-
2.00%	5	352	-	97	-	-	27	-
2.05%	-	-	-	-	-	-	-	-
2.10%	250	3,066	-	1,814	-	-	769	-
2.15%	-	6	-	82	-	-	601	-
2.20%	-	-	-	1,201	-	-	18	-
2.25%	-	-	-	-	-	-	200	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	208	-	108	-	-	437	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	358	-	-	-	-	-	-
2.50%	-	62	-	-	-	-	-	-
Totals	$3,006	$101,322	$89,727	$173,031	$51,475	$77,708	$74,103	$40,820

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	NVSTB2	NVBX	SAM	NVMM2	NVGEII	NJMMA2	NVMGA2	NAMGI2
0.45%	$803	511	-	33,492	-	-	17	-
0.65%	106	173	-	3,320	-	-	-	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	5,347	19,353	-	20,035	-	-	1,340	11,508
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	114	-	-	-	-
1.00%	25,077	91,393	-	68,568	535	-	7,141	9,574
1.05%	2,131	4,796	-	15,818	-	-	1,506	-
1.10%	-	-	-	223	-	-	-	-
1.15%	10,782	24,465	-	146,841	-	-	38	93
1.20%	7,152	29,316	-	58,819	-	17	694	12,649
1.25%	20,439	53,485	-	205,234	24	-	-	-
1.30%	13,986	52,120	418	49,672	-	31	2,963	3,585
1.35%	30,812	43,613	-	388,451	-	-	1,787	250
1.40%	153	1,067	-	93,629	-	-	-	-
1.45%	3,447	7,321	-	52,123	-	-	520	-
1.50%	-	-	-	-	-	-	-	-
1.55%	38,909	13,575	-	181,930	-	-	2,921	605
1.60%	12,252	9,512	-	144,267	-	-	732	-
1.65%	8,384	29,594	-	257,968	2	-	397	206
1.80%	4,605	19,703	-	84,002	-	-	155	-
1.85%	5,712	3,597	-	14,255	-	-	-	-
1.90%	11,125	4,871	-	52,430	-	-	402	-
1.95%	1,638	4,845	-	27,915	-	-	-	-
2.00%	321	260	-	8,619	-	-	-	-
2.05%	-	-	-	143	-	-	-	-
2.10%	3,170	3,232	-	32,469	-	-	-	-
2.15%	414	-	-	22,238	-	-	-	-
2.20%	-	123	-	62	-	-	634	-
2.25%	-	-	-	683	-	-	-	-
2.30%	-	-	-	3,849	-	-	-	-
2.35%	241	1,592	-	1,392	-	-	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	1,784	-	-	-	-
2.50%	-	-	-	2,216	-	-	-	-
Totals	$207,006	$418,517	$418	$1,972,561	$561	$48	$21,247	$38,470

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	NVMLG2	NVMLV2	NVMMG1	NVMMG2	NVMIG6	NVRE2	NVMMV2	NVNMO2
0.45%	$802	1,551	-	691	310	25	1,309	8
0.65%	145	383	-	189	43	696	88	41
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	61	2,110	-	371	741	8,696	1,528	2,428
0.90%	-	-	-	-	-	-	-	-
0.95%	-	113	-	-	-	-	-	-
1.00%	4,034	5,022	-	11,729	1,318	8,288	10,093	7,327
1.05%	523	1,633	-	-	580	-	514	5,319
1.10%	-	-	-	-	-	-	-	-
1.15%	8,331	11,315	175	8,777	7,479	2,315	6,188	2,125
1.20%	2,813	964	-	4,728	1,125	5,976	3,982	1,926
1.25%	15,389	15,888	-	18,757	15,985	7,668	13,606	917
1.30%	5,825	5,050	-	10,051	2,296	6,908	10,091	6,271
1.35%	3,303	7,357	575	13,847	3,587	9,386	13,729	4,917
1.40%	2,078	2,564	684	1,040	2,316	575	1,825	39
1.45%	4,221	2,019	-	4,611	667	1,732	3,331	2,882
1.50%	-	-	-	-	-	-	-	-
1.55%	17,333	30,851	48	11,231	11,093	4,544	19,142	4,449
1.60%	9,604	8,905	35	9,384	6,006	4,533	7,322	1,103
1.65%	12,365	10,526	-	8,421	1,624	6,194	7,161	2,860
1.80%	15,041	14,215	-	12,173	2,135	2,330	6,711	12
1.85%	63	2,121	-	1,299	328	876	842	145
1.90%	3,087	7,616	-	7,822	4,930	4,349	4,391	2,707
1.95%	5,906	5,193	-	4,727	1,792	1,806	3,097	662
2.00%	670	578	-	437	61	20	1,136	-
2.05%	278	-	-	-	-	-	-	-
2.10%	4,910	6,160	-	16,369	1,570	1,776	3,188	400
2.15%	2,066	2,272	-	875	470	195	437	-
2.20%	-	79	-	-	-	-	741	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	186	-	-	426	-	94	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	74	128	-	74	-	-	136	-
2.50%	3,481	-	-	-	-	186	-	-
Totals	$122,589	$144,613	$1,517	$148,029	$66,456	$79,168	$120,588	$46,538

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	NVNSR2	NVAMV2	NVOLG2	NVTIV3	DTRTFB	TRF	TRF2	EIF2
0.45%	$-	-	96	-	75	516	-	-
0.65%	-	-	-	-	1	17	-	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	785	12,117	1,360	2,348	-	-	3,765
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	8,929	10,775	10,276	3,770	4,029	314	5,009	11,912
1.05%	-	-	-	-	-	-	-	2,536
1.10%	-	-	-	-	-	-	-	-
1.15%	-	818	3,564	1,020	4,112	2,207	623	3,612
1.20%	491	10,655	9,741	2,028	822	-	1,429	4,095
1.25%	-	-	8,439	-	3,396	11,677	-	-
1.30%	1,280	12,620	14,604	4,013	1,611	-	964	12,993
1.35%	1,488	1,521	14,959	550	27	1,549	799	6,554
1.40%	-	-	-	-	138	1,019	-	-
1.45%	-	-	2,077	-	1,651	1,048	-	-
1.50%	1,191	-	-	-	-	-	-	-
1.55%	290	97	13,246	-	1,753	7,203	-	1,079
1.60%	-	-	8,321	-	-	5,219	-	-
1.65%	-	177	3,188	17	14,215	10,510	213	1,278
1.80%	-	-	8,203	-	19	2,904	-	-
1.85%	-	-	131	-	32	220	-	-
1.90%	-	-	5,712	-	-	1,650	-	-
1.95%	-	-	692	-	253	962	-	-
2.00%	-	-	89	-	-	91	-	-
2.05%	-	-	-	-	-	-	-	-
2.10%	-	-	3,522	-	-	1,832	-	-
2.15%	-	-	669	-	-	1,669	-	-
2.20%	-	-	-	-	-	338	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	109	-	-	277	-	-
2.35%	-	-	623	-	-	1,556	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	2,285	-	-	1,131	-	-
2.50%	-	-	3,258	-	-	-	-	-
Totals	$13,669	$37,448	$125,921	$12,758	$34,482	$53,909	$9,037	$47,824

	SCGF	SCGF2	SCF	SCF2	GEM	GEM2	NVIE6	SCVF
0.45%	$705	-	634	-	286	-	-	604
0.65%	140	-	99	-	351	-	-	73
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	1,946	108	7,865	-	1,360	2,093	41
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	46
1.00%	-	10,351	232	5,125	-	4,107	5,380	22
1.05%	-	81	-	1,356	-	-	1,884	-
1.10%	-	-	-	-	-	-	-	-
1.15%	2,846	1,810	6,216	676	1,677	1,385	2,693	1,122
1.20%	-	4,169	89	3,031	-	3,312	5,608	-
1.25%	16,729	-	15,492	-	10,267	-	-	8,117
1.30%	-	8,701	-	4,564	-	4,579	6,001	-
1.35%	4,284	790	14,598	897	3,780	18,419	7,960	6,475
1.40%	1,159	-	3,337	-	429	-	-	1,363
1.45%	524	-	1,921	-	2,117	-	-	756
1.50%	-	-	-	-	-	-	-	-
1.55%	8,508	5	18,995	-	6,087	24	-	4,996
1.60%	7,187	-	4,512	-	10,894	-	-	5,670
1.65%	7,292	591	5,158	222	4,169	709	445	5,287
1.80%	10,738	-	3,759	-	4,679	-	-	4,298
1.85%	1,718	-	188	-	981	-	-	1,048
1.90%	6,150	-	1,978	-	2,377	-	-	2,307
1.95%	3,215	-	749	-	544	-	-	497
2.00%	221	-	119	-	59	-	-	900
2.05%	-	-	-	-	-	-	-	-
2.10%	12,723	-	6,192	-	461	-	-	1,402
2.15%	339	-	-	-	1,093	-	-	513
2.20%	-	-	327	-	169	-	-	169
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	-	-	-	4	-	-	349
2.40%	-	-	-	-	-	-	-	-
2.45%	72	-	-	-	26	-	-	57
2.50%	-	-	-	-	54	-	-	-
Totals	$84,550	$28,444	$84,703	$23,736	$50,504	$33,895	$32,064	$46,112

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	SCVF2	GVAGG2	GVAGR2	GVAGI2	GVDIV2	NVSIX2	NVIX	MCIF
0.45%	$-	-	-	-	818	643	1,799	538
0.65%	-	-	-	-	88	305	786	286
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	192	51,091	28,316	14,867	1,341	41,706	36,536	45,887
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	3,187	88,590	112,545	68,148	2,944	72,970	73,292	101,141
1.05%	-	5,176	3,646	16,037	1,199	5,341	14,713	25,612
1.10%	-	-	-	-	-	-	-	-
1.15%	2,298	8,684	7,661	11,577	10,630	20,654	30,520	29,703
1.20%	4,492	22,111	82,439	51,581	553	30,932	41,273	44,199
1.25%	-	-	-	-	3,246	10,937	14,707	27,608
1.30%	7,098	34,157	64,631	111,408	1,160	59,974	56,548	98,403
1.35%	10,573	32,438	33,514	28,245	4,920	36,702	33,472	29,045
1.40%	-	-	-	-	1,962	472	1,113	1,035
1.45%	-	-	-	-	1,014	4,728	7,775	4,068
1.50%	-	-	-	-	-	5,705	15,827	12,454
1.55%	-	24	2,670	3,262	19,933	9,986	25,987	12,277
1.60%	-	-	-	-	5,511	11,761	14,190	11,588
1.65%	74	2,723	6,573	13,173	4,846	9,674	14,548	27,932
1.80%	-	-	-	-	3,757	7,346	6,428	8,632
1.85%	-	-	-	-	-	2,181	2,374	4,691
1.90%	-	-	-	-	7,269	5,775	4,351	6,651
1.95%	-	-	-	-	1,675	3,040	4,733	5,426
2.00%	-	-	-	-	178	349	180	385
2.05%	-	-	-	-	-	-	-	-
2.10%	-	-	-	-	2,627	804	2,540	1,737
2.15%	-	-	-	-	388	2,541	960	164
2.20%	-	-	-	-	-	-	48	47
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	-	-	-	-	-	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	43	-	-	-
2.50%	-	-	-	-	-	-	-	-
Totals	$27,914	$244,994	$341,995	$318,298	$76,102	$344,526	$404,700	$499,509

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	GVEX1	GVIDA	NAMAA2	GVDMA	GVIDM	GVDMC	GVIDC	GVAAA2
0.45%	$6,361	11	-	774	1,218	1,488	102	3,943
0.65%	2,161	69	-	118	722	-	356	930
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	182,737	-	-	-	45,511	6,168	9,694	34,125
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	434,737	2,935	16,407	85,447	147,444	45,144	25,818	135,685
1.05%	71,283	-	3,116	8,482	28,206	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	99,976	7,277	1,079	17,495	40,846	12,145	17,428	17,223
1.20%	202,542	1,363	6,948	19,468	95,472	22,319	29,210	89,848
1.25%	206,019	7,769	-	6,845	24,392	26,762	5,000	85,152
1.30%	379,165	2,372	9,783	44,764	75,614	17,560	5,767	88,293
1.35%	229,260	21,921	4,788	47,427	131,838	113,507	56,749	102,784
1.40%	4,935	682	-	7,307	25,403	7,508	4,107	19,583
1.45%	47,636	62	-	2,946	35,973	-	961	33,723
1.50%	42,209	-	-	-	-	-	-	-
1.55%	121,616	4,061	-	18,349	44,663	9,445	24,135	74,761
1.60%	136,279	14,759	-	14,057	25,374	7,107	9,041	40,970
1.65%	85,795	9,216	2,176	13,510	74,410	32,110	34,844	119,832
1.80%	57,745	5,955	-	3,827	5,169	821	4,056	35,391
1.85%	22,770	-	-	1,876	13,066	2,277	4,628	17,372
1.90%	188,525	3,574	-	10,611	12,968	15,973	3,760	32,242
1.95%	23,077	384	-	3,923	15,962	6,314	3,474	9,474
2.00%	1,295	-	-	-	8,850	-	445	5,579
2.05%	-	-	-	-	-	-	-	-
2.10%	3,651	2,223	-	-	315	597	-	19,728
2.15%	872	-	-	-	-	148	1,747	11,510
2.20%	1,919	-	-	-	-	371	-	6,915
2.25%	-	-	-	-	-	-	-	-
2.30%	4	-	-	-	219	-	-	-
2.35%	3,229	-	-	-	220	-	-	-
2.40%	-	-	-	-	-	-	-	236
2.45%	550	1,745	-	1,725	1,723	-	-	2,369
2.50%	342	-	-	-	323	93	990	1,193
Totals	$2,556,690	$86,378	$44,297	$308,951	$855,901	$327,857	$242,312	$988,861

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	NVCRA2	NVCMA2	NVCCA2	NVCMD2	NVCRB2	NVCMC2	NVCCN2	NVDBL2
0.45%	$634	280	184	691	1,658	69	-	526
0.65%	-	-	-	32	-	-	-	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	1,692	913	3,666	-	6,659	-	4,880	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	695	-	-
1.00%	2,834	5,219	2,593	7,803	8,820	1,872	9,354	23,497
1.05%	-	-	-	12,723	-	-	1,212	-
1.10%	-	-	-	-	-	-	-	-
1.15%	468	5,852	20,743	10,617	4,409	349	10,112	1,771
1.20%	8,385	114	3,074	2,161	2,471	13,463	1,364	1,035
1.25%	16,091	18,117	22,546	29,896	32,333	17,115	11,250	6,879
1.30%	3,234	10,431	7,247	15,257	6,357	1,055	9,800	16,393
1.35%	2,999	8,854	3,506	28,236	19,038	11,669	11,906	17,752
1.40%	567	6,515	277	4,653	2,820	5,524	20	1,903
1.45%	1,938	4,815	8,750	16,159	5,544	1,772	796	7,506
1.50%	-	-	-	-	-	-	-	-
1.55%	72,394	2,290	27,690	16,457	16,074	3,338	5,831	7,546
1.60%	6,014	17,824	34,455	55,687	15,536	8,265	10,305	3,990
1.65%	14,353	15,410	45,056	53,789	17,360	45,346	25,912	12,284
1.80%	1,383	1,388	11,101	7,114	9,160	3,621	5,173	1,051
1.85%	107	549	26,016	5,231	8,760	1,560	3,188	78
1.90%	33	4,050	14,409	5,089	5,095	4,735	87,424	1,529
1.95%	377	1,565	9,575	12,940	421	4,450	3,950	854
2.00%	-	38	4,703	3,634	5,218	290	947	1,142
2.05%	-	-	-	-	-	-	-	-
2.10%	400	242	1,516	1,092	556	127	-	2,073
2.15%	-	612	-	1,381	343	432	4,112	377
2.20%	-	829	-	5,112	2,087	1,500	1,899	-
2.25%	-	-	-	-	-	-	223	-
2.30%	-	-	162	-	774	7,620	104	720
2.35%	-	-	-	-	335	-	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	2,554	-	-
2.50%	-	-	626	173	267	83	-	-
Totals	$133,903	$105,907	$247,895	$295,927	$172,095	$137,504	$209,762	$108,906

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	NVDCA2	NVLM2	NVLCA2	NCPG2	NCPGI2	IDPG2	IDPGI2	NBARMS
0.45%	$112	1,050	155	-	-	-	-	39
0.65%	-	-	-	-	-	-	-	32
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	9,596	37	7,229	-	1,770	-	595	734
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	33,678	8,755	7,093	3,022	3,421	3,675	14,468	4,634
1.05%	-	-	-	-	-	-	-	936
1.10%	-	-	-	-	-	-	-	-
1.15%	190	728	516	541	-	-	80	1,478
1.20%	4,895	6,018	4,118	49	282	4,218	853	50
1.25%	8,580	14,829	6,361	495	516	2,341	2,105	392
1.30%	61,720	3,495	4,542	3,249	-	920	4,885	3,499
1.35%	16,652	44	3,093	361	1,067	7,479	-	410
1.40%	-	687	709	193	-	530	-	-
1.45%	3,536	-	455	431	161	-	-	1,103
1.50%	-	-	-	-	-	-	-	-
1.55%	17,274	1,332	3,964	4,342	6,298	1,499	3,589	124
1.60%	11,884	27,217	5,060	610	166	2,751	215	268
1.65%	18,086	3,066	9,076	1,053	-	4,798	1,261	522
1.80%	445	9,785	72	507	197	-	331	-
1.85%	81	-	1,746	2,535	-	664	3,491	85
1.90%	3,192	5,939	5,394	342	706	-	999	-
1.95%	1,213	-	257	67	19	339	2,065	132
2.00%	-	-	-	-	63	-	25	-
2.05%	-	-	-	-	-	-	-	-
2.10%	309	-	1,560	244	442	-	60	130
2.15%	-	1,517	1,510	-	500	-	-	-
2.20%	-	-	858	562	-	-	-	-
2.25%	4	-	-	-	-	-	-	-
2.30%	4,065	-	-	-	-	-	-	-
2.35%	-	17	-	-	6	-	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	41	-	-	-	-	-	-
2.50%	-	-	-	-	-	-	-	-
Totals	$195,512	$84,557	$63,768	$18,603	$15,614	$29,214	$35,022	$14,568

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	NO7TB	NOVPI2	NOTBBA	PMVSTA	PMVIV	PMVFHV	PMUBA	PMVAAD
0.45%	$-	203	3,120	-	181	79	69	864
0.65%	-	-	122	-	108	66	40	250
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	4,048	47,447	607	2,266	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	34
1.00%	6	-	11	19,505	16,382	1,700	2,855	4,133
1.05%	-	-	-	4,921	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	1,255	412	855	2,224	10,100	26,878	1,276	1,756
1.20%	-	-	-	8,947	11,341	716	1,227	694
1.25%	1,416	7,085	48,143	-	3,113	4,421	5,899	4,117
1.30%	-	-	-	12,467	11,180	1,724	2,107	1,927
1.35%	2,312	275	7,100	6,481	28,627	1,288	7,386	26,373
1.40%	-	-	12	-	-	-	1,099	601
1.45%	580	3,081	5,792	-	2,758	74	6,151	4,215
1.50%	-	-	-	-	3,432	-	-	-
1.55%	6,527	6,218	18,371	235	5,049	2,714	7,773	20,002
1.60%	519	11,797	7,449	-	1,630	198	3,925	1,095
1.65%	70	21,302	118,819	1,506	6,106	437	3,490	7,904
1.80%	286	1,902	29,537	-	32	881	898	321
1.85%	199	3,153	6,985	-	92	269	3,683	576
1.90%	1,912	6,093	7,126	-	37,630	136	4,216	23,238
1.95%	136	3,998	3,057	-	234	1,255	749	1,462
2.00%	-	25	224	-	16	5	-	52
2.05%	-	-	-	-	-	-	-	-
2.10%	616	322	9,124	-	660	250	210	529
2.15%	-	562	-	-	451	82	52	16
2.20%	-	-	3,348	-	18	56	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	17	40	6	-	-	-	-	215
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	-	254	7
2.50%	-	61	764	-	-	-	-	-
Totals	$15,851	$66,529	$269,965	$60,334	$186,587	$43,836	$55,625	$100,381

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	PMVFAD	PMVLAD	PMVTRD	PMVRSD	PMVEBD	PMVGBD	PMVHYD	PROUSN
0.45%	$35	1,182	1,966	52	332	358	10,625	9
0.65%	125	231	921	14	237	1	254	3
0.70%	-	-	-	48	74	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	531	160	24,618	758	3,051	26	37	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	189	178	310	-
1.00%	4,358	1,039	49,262	2,591	8,845	-	-	-
1.05%	-	-	2,789	-	1,388	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	779	8,398	12,958	209	3,431	576	15,146	166
1.20%	1,541	-	12,131	289	4,129	-	-	-
1.25%	890	36,847	29,427	1,976	8,846	9,719	34,239	54
1.30%	3,750	-	26,102	1,569	4,986	-	-	-
1.35%	4,384	56,159	38,922	373	4,930	1,728	70,757	237
1.40%	8	1,141	5,081	-	369	1,217	8,172	1,010
1.45%	353	15,557	9,417	738	1,630	3,184	16,604	5
1.50%	-	-	-	508	-	-	-	-
1.55%	2,579	45,477	57,599	3,054	5,936	6,158	34,157	205
1.60%	611	22,822	16,065	2,625	2,194	14,013	13,179	1,747
1.65%	461	10,393	13,825	982	4,933	3,583	61,781	27
1.80%	287	5,857	9,291	15,787	1,272	2,244	7,778	19
1.85%	279	3,221	7,901	456	602	3,331	1,915	98
1.90%	1,466	48,617	10,898	589	4,813	1,618	6,628	184
1.95%	44	14,762	2,867	635	308	2,370	1,024	17
2.00%	129	205	1,115	80	16	77	757	-
2.05%	-	-	-	-	-	-	-	-
2.10%	1,190	345	1,095	372	-	523	1,894	923
2.15%	-	996	549	-	89	274	1,043	3
2.20%	-	1,788	1,721	-	-	-	48	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	148	240	844	141	80	330	165	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	45	325	11	-	12	-	-
2.50%	-	-	-	12	-	138	74	-
Totals	$23,948	$275,482	$337,689	$33,869	$62,680	$51,658	$286,587	$4,707

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	PROAHY	PROA30	PROBNK	PROBM	PROBR	PROBIO	PROBL	PROCG
0.45%	$15,646	236	29	16	192	727	3,154	176
0.65%	946	-	-	9	78	237	1,112	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	46	-	38
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	104	-	-	57	-	-	198	-
1.05%	35	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	6,760	1,433	585	164	149	1,248	7,072	548
1.20%	-	-	84	-	-	-	-	-
1.25%	35,785	3,795	2,163	5,501	1,539	16,045	21,325	5,309
1.30%	-	-	-	-	-	-	-	-
1.35%	28,993	2,544	2,612	1,036	175	4,692	3,386	2,456
1.40%	1,965	38	34	127	232	874	59	643
1.45%	1,224	117	2,341	819	877	2,179	1,157	3,229
1.50%	-	-	-	-	-	-	-	-
1.55%	27,202	2,398	5,279	946	548	10,799	5,297	5,069
1.60%	12,959	1,425	3,936	3,594	1,104	9,611	26,538	2,813
1.65%	41,913	2,562	157	1,411	782	2,053	19,392	3,047
1.80%	29,903	1,693	1,745	2,802	702	6,177	1,316	2,868
1.85%	67	1,092	489	89	278	525	1,314	1,843
1.90%	2,382	561	4,059	2,234	239	10,946	1,527	894
1.95%	591	214	94	323	15	1,278	7,693	126
2.00%	23	-	70	13	-	566	77	195
2.05%	-	-	-	-	-	-	-	52
2.10%	3,486	152	869	485	95	1,189	298	426
2.15%	630	-	3,178	4,745	-	5,210	-	-
2.20%	-	-	192	-	-	-	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	-	-	-	-	-	160	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	33	-	-	99	-	-
2.50%	-	-	-	-	-	67	-	107
Totals	$210,614	$18,260	$27,949	$24,371	$7,005	$74,568	$101,075	$29,839

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	PROCS	PROEM	PROE30	PROFIN	PROHC	PROIND	PROINT	PRONET
0.45%	$645	717	-	92	224	567	246	329
0.65%	-	124	-	-	154	-	14	16
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	-	-	-	82	-	-	240	-
1.05%	-	4	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	2,561	1,348	2,087	2,526	1,504	3,698	842	3,930
1.20%	-	-	-	-	-	-	-	-
1.25%	14,944	10,214	4,407	8,432	25,079	10,014	7,022	18,519
1.30%	-	-	-	-	-	-	-	-
1.35%	4,051	3,153	2,261	6,036	7,408	7,554	1,284	11,439
1.40%	903	294	951	91	903	1,220	15	682
1.45%	2,448	792	4,927	1,983	5,776	2,350	1,017	7,221
1.50%	-	-	-	-	-	-	-	-
1.55%	6,051	5,647	6,322	11,922	25,475	6,745	5,318	11,234
1.60%	13,301	3,559	3,694	9,785	15,708	7,800	1,474	8,424
1.65%	12,867	2,508	591	9,445	17,035	9,126	699	19,163
1.80%	3,285	6,509	7,201	8,642	8,606	4,374	907	6,925
1.85%	147	1,930	1,150	1,839	2,317	794	56	1,814
1.90%	4,019	1,246	5,048	2,288	7,924	8,937	747	5,257
1.95%	423	191	130	512	4,994	421	9	959
2.00%	53	170	192	28	696	-	36	849
2.05%	-	-	-	59	-	-	-	-
2.10%	2,058	1,782	884	2,051	2,344	1,154	-	210
2.15%	1,939	1,013	1,497	175	6,382	-	157	2,293
2.20%	-	-	-	412	-	-	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	106	-	-	-	-	-	-	-
2.35%	626	98	-	-	17	-	-	17
2.40%	-	-	-	-	-	-	-	-
2.45%	432	23	106	43	-	-	-	-
2.50%	167	-	-	52	174	-	-	-
Totals	$71,026	$41,322	$41,448	$66,495	$132,720	$64,754	$20,083	$99,281

	PROJP	PRON	PROOG	PROPHR	PROPM	PRORE	PRORRO	PROSCN
0.45%	$2	1,533	216	1	297	60	55	77
0.65%	133	1,593	179	-	209	1	6	-
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	-	82	-	-	16	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	142	2,248	633	402	1,916	1,078	199	487
1.20%	-	-	-	-	-	-	-	-
1.25%	1,528	48,570	17,149	2,099	3,766	14,041	1,523	6,513
1.30%	-	-	-	-	-	-	-	-
1.35%	636	5,081	4,145	651	1,261	2,411	966	5,651
1.40%	260	1,592	434	133	385	464	51	119
1.45%	3,923	8,556	2,358	1,403	771	1,216	269	2,451
1.50%	-	-	-	-	-	-	-	-
1.55%	4,109	19,297	5,256	6,252	5,473	9,831	1,163	4,018
1.60%	1,166	19,983	7,618	3,755	5,764	15,333	528	17,192
1.65%	747	7,035	8,171	814	1,531	8,165	70	4,198
1.80%	188	17,408	5,515	2,400	5,526	1,414	409	1,977
1.85%	286	491	339	192	1,820	2,506	-	1,187
1.90%	572	11,442	9,926	1,000	1,731	4,520	-	6,296
1.95%	224	1,170	2,106	26	2,260	1,628	425	69
2.00%	-	454	250	42	281	3	-	36
2.05%	-	-	-	-	-	-	-	-
2.10%	-	677	727	1,136	989	1,375	96	298
2.15%	-	5,299	14,113	4,491	4,228	-	109	525
2.20%	-	-	-	-	101	-	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	536	64	16	184	38	-	-
2.40%	-	-	-	-	-	-	-	-
2.45%	-	42	-	3	-	-	-	-
2.50%	-	-	5	67	6	5	-	-
Totals	$13,916	$153,089	$79,204	$24,883	$38,515	$64,089	$5,869	$51,094

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	PROSEM	PROSIN	PROSN	PROTEC	PROTEL	PROGVP	PROUN	PROUTL
0.45%	$2	11	104	372	9	239	80	337
0.65%	-	5	4	823	-	580	30	200
0.70%	-	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-	-
0.85%	-	-	-	-	-	-	-	-
0.90%	-	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-	-
1.00%	-	-	-	-	-	-	-	-
1.05%	-	-	-	-	-	-	-	-
1.10%	-	-	-	-	-	-	-	-
1.15%	113	123	32	2,156	294	1,158	6,129	2,401
1.20%	-	-	-	103	-	-	-	-
1.25%	156	1,210	380	24,455	2,259	1,840	25,367	26,253
1.30%	-	-	-	-	-	-	-	-
1.35%	180	18	145	4,484	723	3,200	3,431	4,112
1.40%	14	241	140	1,127	77	96	1,096	112
1.45%	230	224	31	5,646	2,191	204	1,336	5,351
1.50%	-	-	-	-	-	-	-	-
1.55%	391	356	60	8,517	1,253	1,906	2,465	6,189
1.60%	546	70	-	17,700	1,816	988	22,304	22,311
1.65%	138	33	138	15,231	1,449	1,162	1,375	8,811
1.80%	1	10	40	20,504	1,204	2,680	2,429	19,436
1.85%	-	23	24	1,402	550	245	329	2,899
1.90%	124	176	147	8,811	507	837	2,983	5,753
1.95%	24	229	-	5,387	280	281	556	3,586
2.00%	1	10	-	911	56	32	64	225
2.05%	-	-	-	-	-	-	-	-
2.10%	21	27	103	5,314	58	971	3,209	1,257
2.15%	1	56	10	9,915	1	3,646	35	1,898
2.20%	-	-	-	-	-	-	-	-
2.25%	-	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-	-
2.35%	-	-	-	-	4	-	-	52
2.40%	-	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	-	-	-
2.50%	-	-	-	239	-	-	-	-
Totals	$1,942	$2,822	$1,358	$133,097	$12,731	$20,065	$73,218	$111,183

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	PVEIB	TRHS2	VVGGS	VEEMS	VWHAS	VWHA	VRVDRA
0.45%	$-	-	13	-	-	203	-
0.65%	-	-	3	-	-	-	-
0.70%	-	-	-	-	-	-	-
0.80%	-	-	-	-	-	-	-
0.85%	4,060	9,457	990	-	4,264	-	207
0.90%	-	-	-	-	-	-	-
0.95%	-	-	-	-	-	-	-
1.00%	20,532	50,531	3,996	1,092	21,835	-	2,163
1.05%	2,123	1,272	-	-	4,089	-	-
1.10%	-	-	-	-	-	-	-
1.15%	2,132	4,101	34	-	2,952	666	-
1.20%	9,569	22,570	3,358	74	8,842	-	752
1.25%	-	-	2,869	-	-	6,276	344
1.30%	24,122	43,411	1,355	674	11,689	-	1,094
1.35%	3,511	16,917	26,316	202	6,863	1,203	1,114
1.40%	-	-	-	-	7,010	145	-
1.45%	-	-	728	-	-	2,285	-
1.50%	-	538	-	-	-	-	-
1.55%	379	1,480	778	-	851	4,738	340
1.60%	-	-	2,597	-	-	6,248	19
1.65%	1,792	3,386	1,182	-	1,999	4,160	458
1.80%	-	-	482	-	-	3,761	38
1.85%	-	-	61	-	-	3,484	127
1.90%	-	-	2,788	-	-	2,790	62
1.95%	-	-	336	-	-	1,497	-
2.00%	-	-	-	-	-	105	-
2.05%	-	-	-	-	-	-	-
2.10%	-	-	-	-	-	1,109	-
2.15%	-	-	-	-	-	71	-
2.20%	-	-	-	-	-	-	-
2.25%	-	-	-	-	-	-	-
2.30%	-	-	-	-	-	-	-
2.35%	-	-	-	-	-	14	-
2.40%	-	-	-	-	-	-	-
2.45%	-	-	-	-	-	-	-
2.50%	-	-	-	-	-	39	-
Totals	$68,220	$153,663	$47,886	$2,042	$70,394	$38,794	$6,718

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

(3) Annuity Benefits

Annuity benefit proceeds result in a redemption of the policy value from the Separate Account and payment of those proceeds, less any outstanding policy loans (and policy charges), to the legal beneficiary. For last survivor flexible premium policies, the proceeds are payable on the death of the last surviving insured. In the event that the guaranteed death benefit exceeds the policy value on the date of death, the excess is paid by the Company’s general account.

(4) Related Party Transactions

The Company performs various services on behalf of the mutual fund companies in which the Separate Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.

Contract owners may, with certain restrictions, transfer their assets between the Separate Account and a fixed dollar contract (fixed account) maintained in the accounts of the Company. The fixed account assets are not reflected in the accompanying financial statements. In addition, the Separate Account portion of contract owner loans is transferred to the accounts of the Company for administration and collection. Loan repayments are transferred to the Separate Account at the direction of the contract owner. For the years ended December 31, 2019 and 2018, total transfers to the Separate Account from the fixed account were $8,792,229 and $4,106,168, respectively, and total transfers from the Separate Account to the fixed account were $8,762,702 and $4,083,103, respectively. Transfers from the Separate Account to the fixed account are included in redemptions, and transfers to the Separate Account from the fixed account are included in purchase payments received from contract owners, as applicable, on the accompanying Statements of Changes in Contract Owners’ Equity.

For contracts with the Extra Value option, the Company contributed $0 and $811 to the Separate Account in the form of bonus credits to the contract owner accounts for the years ended December 31, 2019 and 2018, respectively. These amounts are included in purchase payments received from contract owners and are credited at the time the related purchase payment from the contract owner is received.

For Purchase Payment Credits, the Company contributed $19,906 and $54,211 to the Separate Account in the form of additional credit to the contract owner accounts for the years ended December 31, 2019 and 2018, respectively. These amounts are included in purchase payments received from contract owners and, as applicable, are applied to a contract when cumulative purchase payments reach certain aggregate levels.

For guaranteed minimum death benefits, the Company contributed $1,473,661 and $1,332,108 to the Separate Account in the form of additional premium to contract owner accounts for the years ended December 31, 2019 and 2018, respectively. These amounts are included in purchase payments received from contract owners and are credited at time of annuitant death.

(5) Fair Value Measurement

FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Separate Account generally uses the market approach as the valuation technique due to the nature of the mutual fund investments offered in the Separate Account. This technique maximizes the use of observable inputs and minimizes the use of unobservable inputs.

In accordance with FASB ASC 820, the Separate Account categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Separate Account categorizes financial assets recorded at fair value as follows:

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

● Level 1 – Unadjusted quoted prices accessible in active markets and mutual funds where the value per share (unit) is determined and published and is the basis for current transactions for identical assets or liabilities at the measurement date.

● Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means.

● Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

The Separate Account recognizes transfers between fair value hierarchy levels at the reporting period end. There were no transfers between Level 1 and 2 as of December 31, 2019.

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2019:

	Level 1	Level 2	Level 3	Total

Separate Account Investments	$2,512,626,969	$-	$-	$2,512,626,969

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

The cost of purchases and proceeds from sales of investments for the year ended December 31, 2019 are as follows:

	Purchases of Investments	Sales of Investments
AllianceBernstein Variable Products Series Fund, Inc. - AB VPS Balanced Wealth Strategy Portfolio: Class B (ALVBWB)	$115,525	$174,764
AllianceBernstein Variable Products Series Fund, Inc. - AB VPS International Value Portfolio: Class B (ALVIVB)	252,081	152,497
ALPS Variable Investment Trust - ALPS/Red Rocks Listed Private Equity Portfolio: Class III (ARLPE3)	2,360,169	1,127,894
ALPS Variable Investment Trust - ALPS/Alerian Energy Infrastructure Portfolio: Class III (AAEIP3)	1,487,575	1,949,939
American Century Variable Portfolios, Inc. - American Century VP Income & Growth Fund: Class I (ACVIG)	3,183,472	3,830,042
American Century Variable Portfolios II, Inc. - American Century VP Inflation Protection Fund: Class II (ACVIP2)	3,044,552	3,414,435
American Century Variable Portfolios, Inc. - American Century VP Ultra(R) Fund: Class I (ACVU1)	822,062	596,585
American Century Variable Portfolios, Inc. - American Century VP Value Fund: Class I (ACVV)	2,872,920	3,212,444
American Funds Insurance Series(R) - Capital Income Builder(R): Class 4 (AMVCB4)	5,478,121	2,533,724
American Funds Insurance Series(R) - Blue Chip Income and Growth Fund: Class 4 (AMVBC4)	6,626,183	2,712,640
American Funds Insurance Series(R) - International Fund: Class 4 (AMVI4)	2,284,227	959,456
American Funds Insurance Series(R) - New World Fund: Class 4 (AMVNW4)	2,708,292	849,074
American Funds Insurance Series(R) - Global Small Capitalization Fund: Class 4 (AMVGS4)	1,933,146	2,312,232
Pioneer Variable Contracts Trust - Pioneer High Yield VCT Portfolio: Class II (PIHYB2)	11,407	139,886
BlackRock Variable Series Funds, Inc. - BlackRock 60/40 Target Allocation ETF V.I. Fund: Class III (BRVDA3)	1,675,915	598,175
BlackRock Variable Series Funds, Inc. - BlackRock Equity Dividend V.I. Fund: Class III (BRVED3)	2,248,705	2,560,232
BlackRock Variable Series Funds II, Inc. - BlackRock High Yield V.I. Fund: Class III (BRVHY3)	13,470,784	6,906,351
BlackRock Variable Series Funds II, Inc. - BlackRock Total Return V.I. Fund: Class III (BRVTR3)	6,797,942	2,901,576
BlackRock Variable Series Funds, Inc. - BlackRock Global Allocation V.I. Fund: Class III (MLVGA3)	2,276,590	4,101,700
BNY Mellon Investment Portfolios - MidCap Stock Portfolio: Service Shares (DVMCSS)	1,317,161	768,973
Columbia Funds Variable Series Trust II - Columbia VP High Yield Bond Fund: Class 2 (CLVHY2)	5,485,446	2,481,057
Columbia Funds Variable Insurance Trust - CTIVP - AQR Managed Futures Strategy Fund: Class 2 (CLVQF2)	2,246,197	854,937
Credit Suisse Trust - Commodity Return Strategy Portfolio (CSCRS)	387,529	402,291
Delaware Variable Insurance Product Trust - Delaware VIP Small Cap Value Series: Service Class (DWVSVS)	2,119,333	527,463
Eaton Vance Variable Trust - Eaton Vance VT Floating-Rate Income Fund: Initial Class (ETVFR)	10,247,518	8,891,097
Federated Insurance Series - Federated Fund for U.S. Government Securities II (FVUS2)	577,741	470,445
Federated Insurance Series - Federated Quality Bond Fund II: Primary Shares (FQB)	161	79
Fidelity Variable Insurance Products Fund - VIP Strategic Income Portfolio: Service Class 2 (FVSIS2)	5,178,414	3,764,634
Fidelity Variable Insurance Products - Emerging Markets Portfolio: Service Class 2 (FEMS2)	2,960,441	591,517
Fidelity Variable Insurance Products Fund - VIP Contrafund(R) Portfolio: Service Class 2 (FC2)	2,711,662	1,078,013
Fidelity Variable Insurance Products Fund - VIP Asset Manager Portfolio: Service Class 2 (FAM2)	28,304	61,688
Fidelity Variable Insurance Products Fund - VIP Balanced Portfolio: Service Class 2 (FB2)	15,910,639	4,518,600
Fidelity Variable Insurance Products Fund - VIP Equity-Income Portfolio: Service Class 2 (FEI2)	5,053,390	5,861,440
Fidelity Variable Insurance Products Fund - VIP Growth & Income Portfolio: Service Class 2 (FGI2)	6,068,600	2,883,317
Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2 (FG2)	24,547,511	17,537,167
Fidelity Variable Insurance Products Fund - VIP High Income Portfolio: Service Class 2 (FHI2)	1,377,872	1,510,016
Fidelity Variable Insurance Products Fund - VIP Investment Grade Bond Portfolio: Service Class 2 (FIGBP2)	11,577,307	4,482,167
Fidelity Variable Insurance Products - VIP Real Estate Portfolio: Service Class 2 (FRESS2)	4,823,327	2,736,248
Franklin Templeton Variable Insurance Products Trust - Franklin Income VIP Fund: Class 2 (FTVIS2)	10,113,156	6,539,207
Franklin Templeton Variable Insurance Products Trust - Franklin Mutual Global Discovery VIP Fund: Class 2 (FTVMD2)	1,798,659	1,645,742
Franklin Templeton Variable Insurance Products Trust - Templeton Global Bond VIP Fund: Class 2 (FTVGI2)	3,421,203	2,808,315
Franklin Templeton Variable Insurance Products Trust - Franklin Allocation VIP Fund: Class 2 (FTVFA2)	874,350	422,248
Goldman Sachs Variable Insurance Trust - Goldman Sachs High Quality Floating Rate Fund: Advisor Shares (GVHQFA)	2,549,701	3,036,691
Goldman Sachs Variable Insurance Trust - Goldman Sachs Multi-Strategy Alternatives Portfolio: Service Shares (GVMSAS)	898,959	59,873

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Goldman Sachs Variable Insurance Trust - Goldman Sachs Global Trends Allocation Fund: Service Shares (GVGMNS)	237,363	54,789
Rydex Variable Trust - High Yield Strategy Fund (RHYS)	3,396,965	1,961,497
Guggenheim Variable Funds Trust - Series F (Floating Rate Strategies Series) (GVFRB)	3,928,324	7,024,411
Guggenheim Variable Fund - Global Managed Futures Strategy (RVMFU)	850,116	1,474,350
Guggenheim Variable Fund - Long Short Equity Fund (RSRF)	1,122,158	1,860,233
Rydex Variable Trust - Banking Fund (RBKF)	3,692,848	3,865,205
Rydex Variable Trust - Basic Materials Fund (RBMF)	1,508,321	2,048,686
Rydex Variable Trust - Biotechnology Fund (RBF)	8,516,830	10,243,883
Rydex Variable Trust - Commodities Strategy Fund (RVCMD)	202,097	344,995
Rydex Variable Trust - Consumer Products Fund (RCPF)	7,001,046	6,591,811
Rydex Variable Trust - Dow 2x Strategy Fund (RVLDD)	25,650,939	28,856,905
Rydex Variable Trust - Electronics Fund (RELF)	5,306,673	5,009,118
Rydex Variable Trust - Energy Fund (RENF)	3,427,345	5,421,234
Rydex Variable Trust - Energy Services Fund (RESF)	9,661,632	10,064,819
Rydex Variable Trust - Europe 1.25x Strategy Fund (RLCE)	2,297,586	2,575,333
Rydex Variable Trust - Financial Services Fund (RFSF)	4,290,048	3,868,348
Rydex Variable Trust - Government Long Bond 1.2x Strategy Fund (RUGB)	61,943,548	64,847,844
Rydex Variable Trust - Health Care Fund (RHCF)	5,809,724	8,311,296
Rydex Variable Trust - Internet Fund (RINF)	5,620,168	6,901,087
Rydex Variable Trust - Inverse Dow 2x Strategy Fund (RVIDD)	15,543,086	13,160,837
Rydex Variable Trust - Inverse Government Long Bond Strategy Fund (RJNF)	5,012,698	5,319,927
Rydex Variable Trust - Inverse Mid-Cap Strategy Fund (RVIMC)	1,831,113	1,913,810
Rydex Variable Trust - Inverse NASDAQ-100(R) Strategy Fund (RAF)	3,707,835	5,585,671
Rydex Variable Trust - Inverse Russell 2000(R) Strategy Fund (RVISC)	11,012,094	11,763,264
Rydex Variable Trust - Inverse S&P 500 Strategy Fund (RUF)	5,596,418	6,303,395
Rydex Variable Trust - Japan 2x Strategy Fund (RLCJ)	7,682,044	8,103,514
Rydex Variable Trust - Leisure Fund (RLF)	1,330,984	1,809,468
Rydex Variable Trust - Mid-Cap 1.5x Strategy Fund (RMED)	2,112,449	2,762,435
Guggenheim Variable Fund - Multi-Hedge Strategies (RVARS)	878,153	2,314,699
Rydex Variable Trust - NASDAQ-100(R) 2x Strategy Fund (RVF)	23,307,467	25,077,587
Rydex Variable Trust - NASDAQ-100(R) Fund (ROF)	35,085,009	38,202,944
Rydex Variable Trust - Nova Fund (RNF)	19,336,291	20,874,419
Rydex Variable Trust - Precious Metals Fund (RPMF)	14,889,252	15,193,271
Rydex Variable Trust - Real Estate Fund (RREF)	13,330,456	13,510,686
Rydex Variable Trust - Retailing Fund (RRF)	957,967	2,649,136
Rydex Variable Trust - Russell 2000(R) 1.5x Strategy Fund (RMEK)	11,979,665	13,139,668
Rydex Variable Trust - S&P 500 2x Strategy Fund (RTF)	56,527,502	59,149,092
Rydex Variable Trust - S&P 500 Pure Growth Fund (RVLCG)	19,651,073	26,329,215
Rydex Variable Trust - S&P 500 Pure Value Fund (RVLCV)	13,978,511	20,705,261
Rydex Variable Trust - S&P MidCap 400 Pure Growth Fund (RVMCG)	6,791,321	8,693,834
Rydex Variable Trust - S&P MidCap 400 Pure Value Fund (RVMCV)	1,880,180	3,193,565
Rydex Variable Trust - S&P SmallCap 600 Pure Growth Fund (RVSCG)	7,721,856	13,436,652
Rydex Variable Trust - S&P SmallCap 600 Pure Value Fund (RVSCV)	2,498,926	4,114,751
Rydex Variable Trust - Strengthening Dollar 2x Strategy Fund (RVSDL)	2,732,275	3,153,178
Rydex Variable Trust - Technology Fund (RTEC)	11,084,574	12,595,057
Rydex Variable Trust - Telecommunications Fund (RTEL)	1,057,629	1,687,995
Rydex Variable Trust - Transportation Fund (RTRF)	2,803,445	3,866,613
Rydex Variable Trust - Utilities Fund (RUTL)	9,374,773	10,117,173
Rydex Variable Trust - Weakening Dollar 2x Strategy Fund (RVWDL)	1,761,077	1,731,617
Invesco - Invesco V.I. Balanced-Risk Allocation Fund: Series II Shares (IVBRA2)	701,244	790,771
Invesco - Invesco V.I. International Growth Fund: Series II Shares (AVIE2)	385,087	136,996
Invesco - Invesco V.I. Equally-Weighted S&P 500 Fund: Series II Shares (IVEW52)	3,319,464	1,503,193
Invesco Oppenheimer V.I. International Growth Fund: Series II (OVIGS)	821,099	208,363
Invesco Oppenheimer V.I. Global Fund: Series II (OVGSS)	5,450,547	2,511,865
Invesco Oppenheimer V.I. Main Street Small Cap Fund: Series II (OVSCS)	1,173,414	647,588
Ivy Variable Insurance Portfolios - Asset Strategy: Class II (WRASP)	1,129,032	2,656,552
Ivy Variable Insurance Portfolios - Energy: Class II (WRENG)	949,865	543,531
JPMorgan Insurance Trust - JPMorgan Insurance Trust Global Allocation Portfolio: Class 2 (JPIGA2)	465,021	508,806
JPMorgan Insurance Trust - JPMorgan Insurance Trust Income Builder Portfolio: Class 2 (JPIIB2)	440,775	368,631

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Janus Henderson VIT Balanced Portfolio: Service Shares (JABS)	10,920,038	2,116,860
Janus Henderson VIT Enterprise Portfolio: Service Shares (JAMGS)	4,301,146	1,696,887
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (JAFBS)	1,204,999	2,191,261
Janus Henderson VIT Global Technology Portfolio: Service Shares (JAGTS)	10,421,908	5,999,528
Lazard Retirement Series, Inc. - Lazard Retirement Emerging Markets Equity Portfolio: Service Shares (LZREMS)	3,213,343	2,482,272
Legg Mason Partners Variable Income Trust - Western Asset Variable Global High Yield Bond Portfolio: Class II (LPWHY2)	3,391,655	1,468,974
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Aggressive Growth Portfolio: Class II (LPVCA2)	467,539	380,388
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Large Cap Value Portfolio: Class I (SBVI)	144,553	163,534
Legg Mason ClearBridge Variable Small Cap Growth Portfolio - Class II (SBVSG2)	2,270,932	1,260,978
Lord Abbett Series Fund, Inc. - Total Return Portfolio: Class VC (LOVTRC)	1,438,180	627,431
Lord Abbett Series Fund, Inc. - Short Duration Income Portfolio: Class VC (LOVSDC)	7,957,727	2,349,905
MainStay VP Funds Trust - MainStay VP MacKay Convertible Portfolio: Service 2 Class (MNCPS2)	4,262,954	1,015,956
MFS(R) Variable Insurance Trust III - MFS Mid Cap Value Portfolio: Service Class (MV3MVS)	2,347,095	621,718
MFS(R) Variable Insurance Trust II - MFS Blended Research(R) Core Equity Portfolio: Service Class (MVBRES)	1,027,073	242,340
MFS(R) Variable Insurance Trust II - MFS Global Tactical Allocation Portfolio: Service Class (MVGTAS)	274,197	618,803
MFS(R) Variable Insurance Trust - MFS Utilities Series: Service Class (MVUSC)	2,230,712	734,427
MFS(R) Variable Insurance Trust II - MFS International Growth Portfolio: Service Class (MVIGSC)	424,095	3,555
MFS(R) Variable Insurance Trust II - MFS International Intrinsic Value Portfolio: Service Class (MVIVSC)	4,997,070	1,448,156
The Merger Fund VL - The Merger Fund VL (MGRFV)	1,944,364	1,582,395
Morgan Stanley Variable Insurance Fund, Inc. - Growth Portfolio: Class II (MSVEG2)	2,017,928	122,301
Morgan Stanley Variable Insurance Fund, Inc. - Global Infrastructure Portfolio: Class II (MSGI2)	1,415,813	1,223,046
Morgan Stanley Variable Insurance Fund, Inc. - Emerging Markets Debt Portfolio: Class II (MSEMB)	2,778,792	2,037,952
Morgan Stanley Variable Insurance Fund, Inc. - Global Strategist Portfolio: Class II (MSVGT2)	257,426	320,536
Morgan Stanley Variable Insurance Fund, Inc. - Global Real Estate Portfolio: Class II (VKVGR2)	3,110,030	2,579,200
Nationwide Variable Insurance Trust - NVIT iShares Fixed Income ETF Fund: Class II (NVFIII)	1,201,281	541,449
Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class I (GBF)	17,061,806	17,737,677
Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class II (GBF2)	17,086,590	11,071,323
Nationwide Variable Insurance Trust - Amundi NVIT Multi Sector Bond Fund: Class I (MSBF)	6,644,212	9,866,890
Nationwide Variable Insurance Trust - Federated NVIT High Income Bond Fund: Class I (HIBF)	6,338,547	5,260,017
Nationwide Variable Insurance Trust - American Funds NVIT Bond Fund: Class II (GVABD2)	3,814,303	2,937,928
Nationwide Variable Insurance Trust - NVIT Core Plus Bond Fund: Class II (NVLCP2)	9,333,818	5,343,882
Nationwide Variable Insurance Trust - NVIT Core Bond Fund: Class II (NVCBD2)	2,388,447	1,097,664
Nationwide Variable Insurance Trust - NVIT Short Term Bond Fund: Class II (NVSTB2)	10,279,648	12,162,542
Nationwide Variable Insurance Trust - NVIT Bond Index Fund: Class I (NVBX)	27,938,460	13,289,157
Nationwide Variable Insurance Trust - NVIT Government Money Market Fund: Class I (SAM)	566	437
Nationwide Variable Insurance Trust - NVIT Government Money Market Fund: Class II (NVMM2)	314,726,617	389,485,867
Nationwide Variable Insurance Trust - NVIT iShares Global Equity ETF Fund: Class II (NVGEII)	258,685	22,283
Nationwide Variable Insurance Trust - NVIT J.P. Morgan Mozaic(SM) Multi-Asset Fund: Class II (NJMMA2)	42,348	43
Nationwide Variable Insurance Trust - BlackRock NVIT Managed Global Allocation Fund: Class II (NVMGA2)	326,219	124,481
Nationwide Variable Insurance Trust - NVIT Managed American Funds Growth-Income Fund: Class II (NAMGI2)	447,289	202,742
Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Growth Fund: Class II (NVMLG2)	3,581,493	3,441,387
Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Value Fund: Class II (NVMLV2)	4,800,300	1,757,483
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class I (NVMMG1)	43,709	18,739
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class II (NVMMG2)	13,894,114	9,898,491
Nationwide Variable Insurance Trust - NVIT Multi-Manager International Growth Fund: Class II (NVMIG6)	2,662,222	1,847,435
Nationwide Variable Insurance Trust - NVIT Real Estate Fund: Class II (NVRE2)	5,097,737	3,227,230
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Value Fund: Class II (NVMMV2)	3,130,252	2,999,786
Nationwide Variable Insurance Trust - Neuberger Berman NVIT Multi Cap Opportunities Fund: Class II (NVNMO2)	1,763,783	1,276,540
Nationwide Variable Insurance Trust - Neuberger Berman NVIT Socially Responsible Fund: Class II (NVNSR2)	1,478,910	1,321,623
Nationwide Variable Insurance Trust - American Century NVIT Multi Cap Value Fund: Class II (NVAMV2)	2,626,144	1,581,812

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

Nationwide Variable Insurance Trust - NVIT Dynamic U.S. Growth Fund: Class II (NVOLG2)	9,652,449	5,365,882
Nationwide Variable Insurance Trust - Templeton NVIT International Value Fund: Class I (NVTIV3)	534,664	64,388
Nationwide Variable Insurance Trust - DoubleLine NVIT Total Return Tactical Fund: Class II (DTRTFB)	1,740,554	495,240
Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class I (TRF)	3,898,166	2,995,886
Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class II (TRF2)	1,038,205	212,478
Nationwide Variable Insurance Trust - BlackRock NVIT Equity Dividend Fund: Class II (EIF2)	2,448,801	444,660
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class I (SCGF)	7,260,986	5,560,416
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class II (SCGF2)	5,886,412	3,187,838
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class I (SCF)	3,901,107	2,462,494
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class II (SCF2)	1,531,510	649,633
Nationwide Variable Insurance Trust - NVIT Emerging Markets Fund: Class I (GEM)	1,918,271	2,726,620
Nationwide Variable Insurance Trust - NVIT Emerging Markets Fund: Class II (GEM2)	5,005,871	2,760,978
Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class II (NVIE6)	1,136,977	249,709
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class I (SCVF)	1,750,816	1,665,330
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class II (SCVF2)	1,702,145	184,125
Nationwide Variable Insurance Trust - American Funds NVIT Global Growth Fund: Class II (GVAGG2)	7,236,835	2,597,906
Nationwide Variable Insurance Trust - American Funds NVIT Growth Fund: Class II (GVAGR2)	13,294,704	2,757,759
Nationwide Variable Insurance Trust - American Funds NVIT Growth-Income Fund: Class II (GVAGI2)	15,115,224	4,566,849
Nationwide Variable Insurance Trust - NVIT Multi-Manager International Value Fund: Class II (GVDIV2)	2,619,647	2,207,899
Nationwide Variable Insurance Trust - NVIT Small Cap Index Fund: Class II (NVSIX2)	20,953,595	4,426,010
Nationwide Variable Insurance Trust - NVIT International Index Fund: Class I (NVIX)	14,616,033	4,623,595
Nationwide Variable Insurance Trust - NVIT Mid Cap Index Fund: Class I (MCIF)	22,257,586	4,426,348
Nationwide Variable Insurance Trust - NVIT S&P 500 Index Fund: Class I (GVEX1)	102,541,498	48,607,934
Nationwide Variable Insurance Trust - NVIT Investor Destinations Aggressive Fund: Class II (GVIDA)	999,983	1,862,677
Nationwide Variable Insurance Trust - NVIT Managed American Funds Asset Allocation Fund: Class II (NAMAA2)	1,807,383	236,467
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Aggressive Fund: Class II (GVDMA)	5,156,021	2,657,937
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderate Fund: Class II (GVIDM)	28,322,160	16,316,662
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II (GVDMC)	7,173,814	5,748,157
Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II (GVIDC)	8,432,132	5,093,890
Nationwide Variable Insurance Trust - American Funds NVIT Asset Allocation Fund: Class II (GVAAA2)	21,330,100	15,931,824
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Aggressive Fund: Class II (NVCRA2)	1,223,941	759,774
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Aggressive Fund: Class II (NVCMA2)	2,441,450	826,956
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Capital Appreciation Fund: Class II (NVCCA2)	2,488,515	1,602,853
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderate Fund: Class II (NVCMD2)	3,235,857	6,853,453
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Balanced Fund: Class II (NVCRB2)	3,023,946	3,366,287
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Conservative Fund: Class II (NVCMC2)	4,098,309	928,848
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Conservative Fund: Class II (NVCCN2)	4,302,755	2,133,029
Nationwide Variable Insurance Trust - NVIT Investor Destinations Balanced Fund: Class II (NVDBL2)	6,677,209	1,526,056
Nationwide Variable Insurance Trust - NVIT Investor Destinations Capital Appreciation Fund: Class II (NVDCA2)	2,994,199	9,635,271
Nationwide Variable Insurance Trust - NVIT DFA Moderate Fund: Class II (NVLM2)	1,263,532	1,287,174
Nationwide Variable Insurance Trust - NVIT DFA Capital Appreciation Fund: Class II (NVLCA2)	2,150,826	1,348,417
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Managed Growth Fund: Class II (NCPG2)	107,699	129,019
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Managed Growth & Income Fund: Class II (NCPGI2)	158,974	95,154
Nationwide Variable Insurance Trust - NVIT Investor Destinations Managed Growth Fund: Class II (IDPG2)	242,732	850,370
Nationwide Variable Insurance Trust - NVIT Investor Destinations Managed Growth & Income Fund: Class II (IDPGI2)	560,727	99,519
Neuberger Berman Advisers Management Trust - U.S. Equity Index PutWrite Strategy Portfolio: S Class Shares (NBARMS)	475,636	266,199
Northern Lights Variable Trust - 7Twelve Balanced Portfolio (NO7TB)	255,039	538,174
Northern Lights Variable Trust - Power Income VIT Fund, advised by WE Donoghue: Class 2 (NOVPI2)	175,468	1,012,862
Northern Lights Variable Trust - BTS Tactical Fixed Income VIT Fund: Class 2 (NOTBBA)	3,776,078	8,332,177
PIMCO Variable Insurance Trust - Short-Term Portfolio: Advisor Class (PMVSTA)	4,677,610	3,496,474
PIMCO Variable Insurance Trust - Income Portfolio: Advisor Class (PMVIV)	7,542,671	896,229

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

PIMCO Variable Insurance Trust - International Bond Portfolio (U.S. Dollar-Hedged): Advisor Class (PMVFHV)	2,244,027	932,037
PIMCO Variable Insurance Trust - Dynamic Bond Portfolio: Advisor Class (PMUBA)	979,844	1,190,617
PIMCO Variable Insurance Trust - All Asset Portfolio: Advisor Class (PMVAAD)	880,987	1,890,783
PIMCO Variable Insurance Trust - International Bond Portfolio (unhedged): Advisor Class (PMVFAD)	1,293,944	989,299
PIMCO Variable Insurance Trust - Low Duration Portfolio: Advisor Class (PMVLAD)	14,614,987	13,444,978
PIMCO Variable Insurance Trust - Total Return Portfolio: Advisor Class (PMVTRD)	16,109,380	14,543,411
PIMCO Variable Insurance Trust - CommodityRealReturn(R) Strategy Portfolio: Advisor Class (PMVRSD)	591,724	457,002
PIMCO Variable Insurance Trust - Emerging Markets Bond Portfolio: Advisor Class (PMVEBD)	3,916,830	2,022,987
PIMCO Variable Insurance Trust - Global Bond Opportunities Portfolio (Unhedged): Advisor Class (PMVGBD)	331,142	659,111
PIMCO Variable Insurance Trust - High Yield Portfolio: Advisor Class (PMVHYD)	44,434,739	34,152,132
ProFund VP UltraShort NASDAQ-100 (PROUSN)	6,686,505	6,661,060
ProFund VP Access High Yield Fund (PROAHY)	56,771,293	45,484,347
ProFund VP Asia 30 (PROA30)	17,504,516	17,596,991
ProFund VP Banks (PROBNK)	6,238,621	6,711,859
ProFund VP Basic Materials (PROBM)	1,514,338	2,231,111
ProFund VP Bear (PROBR)	14,522,915	14,451,367
ProFund VP Biotechnology (PROBIO)	6,812,686	7,645,856
ProFund VP Bull (PROBL)	43,725,493	43,562,550
ProFund VP Consumer Goods (PROCG)	3,895,943	3,526,387
ProFund VP Consumer Services (PROCS)	5,151,269	7,479,728
ProFund VP Emerging Markets (PROEM)	11,434,391	12,408,200
ProFund VP Europe 30 (PROE30)	1,742,545	3,334,921
ProFund VP Financials (PROFIN)	7,590,856	7,654,589
ProFund VP Health Care (PROHC)	5,705,909	8,663,239
ProFund VP Industrials (PROIND)	11,046,096	10,335,953
ProFund VP International (PROINT)	5,296,423	6,215,969
ProFund VP Internet (PRONET)	4,816,928	6,968,044
ProFund VP Japan (PROJP)	4,954,561	5,651,948
ProFund VP NASDAQ-100 (PRON)	20,171,072	24,051,444
ProFund VP Oil & Gas (PROOG)	2,403,485	4,034,759
ProFund VP Pharmaceuticals (PROPHR)	2,829,794	3,399,947
ProFund VP Precious Metals (PROPM)	10,546,541	9,957,885
ProFund VP Real Estate (PRORE)	10,094,921	10,055,787
ProFund VP Rising Rates Opportunity (PRORRO)	9,636,867	9,738,594
ProFund VP Semiconductor (PROSCN)	21,333,244	21,049,128
ProFund VP Short Emerging Markets (PROSEM)	4,644,011	4,566,239
ProFund VP Short International (PROSIN)	1,171,813	1,335,046
ProFund VP Short NASDAQ-100 (PROSN)	6,955,688	6,953,590
ProFund VP Technology (PROTEC)	11,300,299	12,770,909
ProFund VP Telecommunications (PROTEL)	5,311,106	5,233,363
ProFund VP U.S. Government Plus (PROGVP)	19,507,228	20,076,100
ProFund VP UltraNASDAQ-100 (PROUN)	16,173,754	17,440,914
ProFund VP Utilities (PROUTL)	12,937,653	18,952,966
Putnam Variable Trust - Putnam VT Equity Income Fund: Class IB (PVEIB)	2,076,117	464,026
T. Rowe Price Equity Series, Inc. - T. Rowe Price Health Sciences Portfolio: II (TRHS2)	5,524,753	1,848,653
VanEck VIP Trust - VanEck VIP Global Gold Fund: Class S (VVGGS)	4,612,602	5,263,546
VanEck VIP Trust - Emerging Markets Fund: Class S (VEEMS)	148,238	59,256
VanEck VIP Trust - Global Hard Assets Fund: Class S (VWHAS)	2,704,243	1,106,499
VanEck VIP Trust - Global Hard Assets Fund: Initial Class (VWHA)	301,143	626,543
Virtus Variable Insurance Trust - Virtus Duff & Phelps Real Estate Securities Series: Class A (VRVDRA)	3,731,904	288,464
	$2,040,528,910	$1,845,643,076

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

(6) Financial Highlights

The Company offers several variable annuity products through the Separate Account that have unique combinations of features and fees that are assessed to the contract owner. Differences in fee structures result in a variety of contract expense rates, unit fair values and total returns. The following tabular presentation is a summary of units, unit fair values, contract owners’ equity outstanding and contract expense rates for variable annuity contracts as of December 31, 2019, and the investment income ratio and total return for each of the periods in the five year period ended December 31, 2019. The information is presented as a range of minimum to maximum values based upon product grouping. The range is determined by identifying the lowest and the highest contract expense rate for contracts with units outstanding as of the balance sheet date. The unit fair values and total returns related to these identified contract expense rates are also disclosed as a range below. Accordingly, some individual contract amounts may not be within the ranges presented. Total return and investment income ratio for periods with no ending Contract Owners’ Equity were considered to be irrelevant, and therefore are not presented. Contract Owners’ Equity presented below may not agree to the Contract Owners’ Equity presented in the Statements of Changes due to reserves for annuity contracts in payout.

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract		Unit	Contract	Investment
	Expense		Fair	Owners’	Income	Total
	Rate*	Units	Value	Equity	Ratio**	Return***

AllianceBernstein Variable Products Series Fund, Inc. - AB VPS Balanced Wealth Strategy Portfolio: Class B (ALVBWB)

2019	0.65% to 1.80%	44,543	$ 16.55 to $ 14.96	$ 692,419	2.33%	17.43% to 16.08%
2018	0.65% to 1.80%	55,028	14.09 to 12.89	734,394	1.72%	-7.02% to -8.10%
2017	0.65% to 1.95%	68,932	15.15 to 13.88	991,289	1.30%	14.87% to 13.37%
2016	0.65% to 2.15%	78,745	13.19 to 12.10	996,951	1.67%	3.77% to 2.20%
2015	0.45% to 2.30%	128,797	12.83 to 11.76	1,580,842	1.83%	0.84% to -1.04%
AllianceBernstein Variable Products Series Fund, Inc. - AB VPS International Value Portfolio: Class B (ALVIVB)
2019	0.85% to 1.65%	31,874	8.90 to 8.78	282,059	0.99%	15.80% to 14.86%
2018	1.00% to 1.65%	19,391	7.67 to 7.64	148,566	1.29%	-23.26% to -23.59%	****
ALPS Variable Investment Trust - ALPS/Red Rocks Listed Private Equity Portfolio: Class III (ARLPE3)
2019	0.45% to 2.45%	225,654	16.35 to 14.73	3,516,030	0.00%	39.21% to 36.41%
2018	0.45% to 2.45%	142,430	11.74 to 10.80	1,609,122	4.87%	-12.93% to -14.69%
2017	0.45% to 2.45%	165,617	13.49 to 12.66	2,167,984	2.94%	24.40% to 21.91%
2016	0.45% to 2.45%	117,739	10.84 to 10.38	1,248,775	0.81%	7.49% to 5.33%
2015	0.45% to 2.15%	104,224	10.09 to 9.89	1,038,760	0.10%	-1.76% to -3.44%
ALPS Variable Investment Trust - ALPS/Alerian Energy Infrastructure Portfolio: Class III (AAEIP3)
2019	0.45% to 2.10%	283,039	9.56 to 8.63	2,553,861	1.43%	19.87% to 17.88%
2018	0.45% to 2.15%	337,413	7.98 to 7.30	2,562,986	1.79%	-19.32% to -20.71%
2017	0.45% to 2.15%	345,432	9.89 to 9.21	3,279,599	1.84%	-1.28% to -2.97%
2016	0.45% to 2.35%	358,668	10.02 to 9.43	3,477,234	2.45%	40.16% to 37.50%
2015	0.45% to 2.20%	274,435	7.15 to 6.88	1,917,607	0.54%	-38.20% to -39.29%
American Century Variable Portfolios, Inc. - American Century VP Income & Growth Fund: Class I (ACVIG)
2019	0.45% to 2.50%	881,696	14.42 to 13.09	12,121,930	2.04%	23.39% to 20.85%
2018	0.45% to 2.50%	1,022,898	11.69 to 10.83	11,492,704	1.97%	-7.29% to -9.21%
2017	0.45% to 2.50%	870,056	12.61 to 11.93	10,656,962	2.29%	19.94% to 17.48%
2016	0.45% to 2.50%	1,076,663	10.51 to 10.15	11,112,424	2.37%	12.97% to 10.66%
2015	0.45% to 2.50%	1,022,727	9.30 to 9.17	9,445,328	1.68%	-6.97% to -8.26%	****
American Century Variable Portfolios II, Inc. - American Century VP Inflation Protection Fund: Class II (ACVIP2)
2019	0.45% to 2.50%	954,812	11.70 to 9.77	10,377,629	2.28%	8.41% to 6.18%
2018	0.45% to 2.50%	1,003,523	10.80 to 9.20	10,100,115	2.74%	-3.26% to -5.26%
2017	0.45% to 2.50%	1,186,025	11.16 to 9.72	12,407,961	2.60%	3.21% to 1.09%
2016	0.45% to 2.50%	1,071,068	10.81 to 9.61	10,911,902	1.87%	3.92% to 1.78%
2015	0.45% to 2.50%	1,010,449	10.41 to 9.44	9,983,448	1.92%	-2.91% to -4.91%
American Century Variable Portfolios, Inc. - American Century VP Ultra(R) Fund: Class I (ACVU1)
2019	1.15% to 1.60%	94,417	17.83 to 17.46	1,677,590	0.00%	33.03% to 32.43%
2018	1.15% to 1.60%	88,470	13.41 to 13.18	1,183,270	0.23%	-0.41% to -0.86%
2017	1.15% to 1.60%	87,915	13.46 to 13.30	1,181,385	0.38%	30.71% to 30.12%
2016	1.15% to 1.60%	94,836	10.30 to 10.22	975,870	0.31%	3.25% to 2.78%
2015	1.15% to 1.60%	112,066	9.97 to 9.94	1,117,319	0.00%	-0.25% to -0.56%	****
American Century Variable Portfolios, Inc. - American Century VP Value Fund: Class I (ACVV)
2019	0.45% to 2.35%	939,561	14.01 to 12.80	12,549,070	2.12%	26.46% to 24.05%
2018	0.45% to 2.45%	1,033,715	11.08 to 10.28	11,028,127	1.53%	-9.56% to -11.39%
2017	0.45% to 2.50%	1,589,424	12.25 to 11.59	18,927,420	1.59%	8.26% to 6.04%
2016	0.45% to 2.50%	2,147,337	11.31 to 10.93	23,859,220	1.79%	19.94% to 17.48%
2015	0.45% to 2.50%	1,652,567	9.43 to 9.30	15,492,064	1.57%	-5.69% to -6.99%	****
American Funds Insurance Series(R) - Capital Income Builder(R): Class 4 (AMVCB4)
2019	0.45% to 2.40%	1,657,696	12.07 to 10.90	19,193,960	2.75%	17.09% to 14.80%
2018	0.45% to 2.40%	1,408,732	10.30 to 9.49	14,038,961	2.73%	-7.67% to -9.49%
2017	0.45% to 2.40%	1,066,106	11.16 to 10.49	11,572,472	2.61%	12.14% to 9.95%
2016	0.45% to 2.50%	774,341	9.95 to 9.52	7,548,638	3.17%	3.32% to 1.20%
2015	0.45% to 2.15%	381,441	9.63 to 9.45	3,629,367	2.89%	-2.23% to -3.90%
American Funds Insurance Series(R) - Blue Chip Income and Growth Fund: Class 4 (AMVBC4)
2019	0.85% to 1.65%	1,821,436	14.15 to 13.65	25,472,818	1.97%	20.01% to 19.04%
2018	0.85% to 1.65%	1,673,355	11.79 to 11.46	19,555,740	2.21%	-9.70% to -10.43%
2017	0.85% to 1.65%	951,787	13.06 to 12.80	12,347,413	2.26%	15.71% to 14.78%
2016	0.85% to 1.65%	559,287	11.28 to 11.15	6,285,503	3.09%	17.49% to 16.55%
2015	1.00% to 1.65%	105,055	9.60 to 9.57	1,007,580	2.61%	-4.02% to -4.32%	****
American Funds Insurance Series(R) - International Fund: Class 4 (AMVI4)
2019	0.85% to 1.65%	754,038	12.49 to 12.05	9,312,886	1.32%	21.63% to 20.64%
2018	0.85% to 1.65%	660,568	10.27 to 9.99	6,720,033	1.79%	-14.15% to -14.85%
2017	0.85% to 1.65%	354,380	11.97 to 11.73	4,207,780	1.76%	30.78% to 29.73%
2016	0.85% to 1.65%	127,026	9.15 to 9.04	1,157,757	2.05%	2.34% to 1.52%
2015	1.00% to 1.55%	25,800	8.93 to 8.91	230,426	1.45%	-10.66% to -10.89%	****

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

American Funds Insurance Series(R) - New World Fund: Class 4 (AMVNW4)
2019	0.85% to 1.65%	998,477	13.45 to 12.97	13,313,802	0.81%	27.72% to 26.69%
2018	0.85% to 1.65%	881,581	10.53 to 10.24	9,216,329	0.86%	-14.98% to -15.67%
2017	0.85% to 1.65%	331,584	12.38 to 12.14	4,078,377	1.08%	27.97% to 26.94%
2016	0.85% to 1.65%	128,536	9.68 to 9.56	1,238,822	1.11%	4.15% to 3.31%
2015	1.00% to 1.65%	19,342	9.28 to 9.26	179,408	0.41%	-7.15% to -7.44%	****
American Funds Insurance Series(R) - Global Small Capitalization Fund: Class 4 (AMVGS4)
2019	0.45% to 2.45%	385,784	17.16 to 14.98	6,256,665	0.01%	30.65% to 28.03%
2018	0.45% to 2.45%	438,172	13.13 to 11.70	5,469,555	0.02%	-11.21% to -13.00%
2017	0.45% to 2.45%	353,136	14.79 to 13.45	5,000,982	0.40%	25.06% to 22.56%
2016	0.45% to 2.50%	275,505	11.82 to 10.96	3,140,585	0.11%	1.39% to -0.69%
2015	0.45% to 2.45%	255,289	11.66 to 11.05	2,897,476	0.00%	-0.47% to -2.47%
Pioneer Variable Contracts Trust - Pioneer High Yield VCT Portfolio: Class II (PIHYB2)
2019	0.95% to 1.60%	10,180	25.40 to 15.11	161,435	4.67%	12.97% to 12.46%
2018	0.95% to 1.60%	19,427	22.54 to 13.43	268,061	4.43%	-5.31% to -5.51%
2017	0.95% to 1.65%	24,669	23.80 to 14.16	359,565	4.32%	5.58% to 5.26%
2016	0.95% to 1.80%	26,272	22.55 to 13.32	362,441	4.65%	12.19% to 11.74%
2015	0.95% to 2.10%	32,265	20.10 to 11.71	396,509	4.52%	-5.58% to -6.25%
BlackRock Variable Series Funds, Inc. - BlackRock 60/40 Target Allocation ETF V.I. Fund: Class III (BRVDA3)
2019	0.45% to 1.95%	167,237	13.07 to 12.09	2,074,392	3.29%	20.68% to 18.86%
2018	0.45% to 2.10%	81,180	10.83 to 10.11	851,138	0.76%	-5.61% to -7.18%
2017	0.45% to 2.10%	84,130	11.48 to 10.89	941,443	1.96%	14.21% to 12.32%
2016	0.45% to 1.95%	62,139	10.05 to 9.73	612,405	2.06%	5.68% to 4.10%
2015	0.45% to 1.95%	53,940	9.51 to 9.35	508,135	3.96%	-4.42% to -5.86%
BlackRock Variable Series Funds, Inc. - BlackRock Equity Dividend V.I. Fund: Class III (BRVED3)
2019	0.45% to 2.35%	485,001	15.19 to 14.15	7,148,385	1.82%	26.89% to 24.47%
2018	0.45% to 2.45%	548,146	11.97 to 11.34	6,415,839	1.76%	-7.83% to -9.70%
2017	0.45% to 2.45%	520,013	12.99 to 12.56	6,657,428	1.72%	15.97% to 13.65%
2016	0.45% to 2.45%	235,495	11.20 to 11.05	2,621,653	1.38%	12.01% to 10.52%	****
BlackRock Variable Series Funds II, Inc. - BlackRock High Yield V.I. Fund: Class III (BRVHY3)
2019	0.85% to 1.65%	1,346,768	12.18 to 11.74	16,199,858	5.18%	13.89% to 12.97%
2018	0.85% to 1.65%	817,280	10.69 to 10.39	8,639,549	5.14%	-3.72% to -4.50%
2017	0.85% to 1.65%	835,402	11.11 to 10.88	9,214,718	4.82%	6.17% to 5.32%
2016	1.00% to 1.65%	608,034	10.44 to 10.33	6,337,471	5.14%	11.69% to 10.96%
2015	1.00% to 1.35%	42,539	9.34 to 9.33	397,214	1.72%	-6.56% to -6.73%	****
BlackRock Variable Series Funds II, Inc. - BlackRock Total Return V.I. Fund: Class III (BRVTR3)
2019	0.45% to 2.35%	693,390	10.96 to 10.21	7,383,581	2.59%	8.66% to 6.58%
2018	0.45% to 2.10%	324,033	10.09 to 9.65	3,201,616	2.42%	-1.17% to -2.82%
2017	0.45% to 2.10%	210,802	10.21 to 9.93	2,120,898	2.19%	2.74% to 1.04%
2016	0.45% to 1.80%	57,049	9.93 to 9.85	563,358	0.93%	-0.66% to -1.55%	****
BlackRock Variable Series Funds, Inc. - BlackRock Global Allocation V.I. Fund: Class III (MLVGA3)
2019	0.45% to 2.35%	1,769,137	16.12 to 13.38	26,037,150	1.25%	17.23% to 14.99%
2018	0.45% to 2.45%	1,980,641	13.75 to 11.53	25,018,243	0.82%	-8.00% to -9.86%
2017	0.45% to 2.45%	2,218,348	14.94 to 12.79	30,721,011	1.29%	13.20% to 10.93%
2016	0.45% to 2.45%	2,311,445	13.20 to 11.53	28,513,844	1.19%	3.34% to 1.27%
2015	0.45% to 2.35%	2,548,870	12.78 to 11.46	30,683,389	1.08%	-1.45% to -3.33%
BNY Mellon Investment Portfolios - MidCap Stock Portfolio: Service Shares (DVMCSS)
2019	0.45% to 2.50%	639,086	13.98 to 12.42	8,543,209	0.39%	19.32% to 16.86%
2018	0.45% to 2.50%	636,001	11.72 to 10.63	7,175,668	0.37%	-16.07% to -17.81%
2017	0.45% to 2.50%	558,036	13.96 to 12.94	7,555,041	0.71%	14.52% to 12.17%
2016	0.45% to 2.50%	476,403	12.19 to 11.53	5,653,750	0.65%	14.68% to 12.33%
2015	0.45% to 2.50%	249,038	10.63 to 10.27	2,598,864	0.32%	-2.95% to -4.95%
Columbia Funds Variable Series Trust II - Columbia VP High Yield Bond Fund: Class 2 (CLVHY2)
2019	0.85% to 2.10%	382,641	11.26 to 10.88	4,241,839	4.96%	15.53% to 14.08%
2018	0.45% to 1.95%	107,436	9.81 to 9.57	1,038,893	6.82%	-4.43% to -5.88%
2017	0.85% to 1.95%	51,790	10.24 to 10.16	529,033	3.26%	2.38% to 1.63%	****
Columbia Funds Variable Insurance Trust - CTIVP - AQR Managed Futures Strategy Fund: Class 2 (CLVQF2)
2019	0.65% to 2.10%	461,815	9.29 to 8.93	4,229,590	0.00%	-0.23% to -1.69%
2018	0.45% to 2.10%	309,084	9.34 to 9.09	2,851,632	0.00%	-8.17% to -9.70%
2017	0.45% to 1.85%	145,404	10.17 to 10.08	1,471,759	0.07%	1.73% to 0.78%	****
Credit Suisse Trust - Commodity Return Strategy Portfolio (CSCRS)
2019	0.45% to 2.35%	97,252	5.85 to 4.85	524,102	0.96%	6.21% to 4.18%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2018	0.45% to 2.35%	101,186	5.51 to 4.66	516,632	2.56%	-12.06% to -13.75%
2017	0.45% to 2.10%	132,501	6.26 to 5.51	777,238	7.97%	1.06% to -0.61%
2016	0.45% to 2.10%	125,124	6.19 to 5.54	732,990	0.00%	11.52% to 9.67%
2015	0.45% to 2.15%	86,189	5.55 to 5.04	455,552	0.00%	-25.43% to -26.71%
Delaware Variable Insurance Product Trust - Delaware VIP Small Cap Value Series: Service Class (DWVSVS)
2019	0.85% to 1.65%	449,594	13.75 to 13.26	6,101,330	0.74%	26.63% to 25.61%
2018	0.85% to 1.65%	352,074	10.86 to 10.55	3,781,463	0.54%	-17.65% to -18.32%
2017	0.85% to 1.65%	209,290	13.18 to 12.92	2,737,070	0.61%	10.81% to 9.92%
2016	0.85% to 1.65%	92,656	11.90 to 11.76	1,096,723	0.45%	29.97% to 28.93%
2015	1.00% to 1.65%	25,034	9.15 to 9.12	228,790	0.00%	-8.53% to -8.81%	****
Eaton Vance Variable Trust - Eaton Vance VT Floating-Rate Income Fund: Initial Class (ETVFR)
2019	0.45% to 2.50%	1,778,727	11.41 to 10.35	19,503,429	4.32%	6.60% to 4.40%
2018	0.45% to 2.50%	1,706,626	10.71 to 9.92	17,681,045	3.81%	-0.54% to -2.60%
2017	0.45% to 2.50%	1,064,001	10.76 to 10.18	11,165,012	3.27%	2.98% to 0.86%
2016	0.45% to 2.50%	816,617	10.45 to 10.10	8,406,005	3.39%	8.46% to 6.23%
2015	0.45% to 2.45%	214,276	9.64 to 9.51	2,051,353	1.94%	-3.63% to -4.94%	****
Federated Insurance Series - Federated Fund for U.S. Government Securities II (FVUS2)
2019	1.00% to 1.65%	10,437	10.32 to 10.28	107,706	0.00%	3.22% to 2.77%	****
Federated Insurance Series - Federated Quality Bond Fund II: Primary Shares (FQB)
2019	1.30%	299	19.12	5,717	2.90%	8.02%
2018	1.30%	299	17.70	5,293	3.04%	-1.89%
2017	1.30%	300	18.04	5,413	3.23%	2.69%
2016	1.30%	300	17.57	5,271	3.54%	2.48%
2015	1.30%	300	17.15	5,144	3.75%	-1.54%
Fidelity Variable Insurance Products Fund - VIP Strategic Income Portfolio: Service Class 2 (FVSIS2)
2019	0.45% to 2.20%	1,139,452	11.85 to 10.82	12,915,213	3.34%	10.16% to 8.22%
2018	0.45% to 2.45%	1,046,245	10.76 to 9.89	10,832,924	3.36%	-3.26% to -5.22%
2017	0.45% to 2.35%	1,071,626	11.12 to 10.47	11,559,537	3.76%	7.06% to 5.03%
2016	0.45% to 2.20%	887,744	10.39 to 10.00	9,039,903	6.25%	7.53% to 5.65%
2015	0.45% to 2.00%	225,260	9.66 to 9.49	2,151,273	4.66%	-2.38% to -3.90%
Fidelity Variable Insurance Products - Emerging Markets Portfolio: Service Class 2 (FEMS2)
2019	0.85% to 1.95%	281,768	10.59 to 10.40	2,966,590	2.55%	28.10% to 26.67%
2018	1.00% to 1.90%	36,396	8.26 to 8.21	299,780	1.01%	-17.38% to -17.89%	****
Fidelity Variable Insurance Products Fund - VIP Contrafund(R) Portfolio: Service Class 2 (FC2)
2019	0.85% to 1.65%	567,853	11.04 to 14.51	8,039,618	0.23%	10.44% to 29.11%
2018	0.95% to 1.60%	474,009	12.80 to 11.26	5,392,495	0.43%	-7.91% to -8.14%
2017	0.95% to 1.60%	525,400	13.90 to 12.26	6,488,907	0.76%	19.98% to 19.65%
2016	0.95% to 1.60%	595,707	11.59 to 10.25	6,132,562	0.58%	6.22% to 6.01%
2015	0.95% to 1.60%	704,451	10.91 to 9.67	6,822,487	0.77%	-3.19% to -3.34%	****
Fidelity Variable Insurance Products Fund - VIP Asset Manager Portfolio: Service Class 2 (FAM2)
2019	0.45% to 1.95%	31,237	15.70 to 13.76	457,292	1.58%	17.48% to 15.71%
2018	0.45% to 1.95%	35,392	13.36 to 11.89	442,453	1.22%	-6.04% to -7.47%
2017	0.45% to 2.00%	38,626	14.22 to 12.81	517,922	1.58%	13.23% to 11.47%
2016	0.45% to 2.00%	46,733	12.56 to 11.49	555,189	0.74%	2.38% to 0.79%
2015	0.45% to 2.45%	129,762	12.27 to 11.16	1,512,698	1.31%	-0.51% to -2.51%
Fidelity Variable Insurance Products Fund - VIP Balanced Portfolio: Service Class 2 (FB2)
2019	0.45% to 2.50%	2,527,000	14.26 to 13.21	34,311,080	1.73%	23.56% to 21.01%
2018	0.45% to 2.35%	1,701,806	11.54 to 10.96	18,857,303	1.51%	-4.87% to -6.70%
2017	0.45% to 2.20%	895,955	12.13 to 11.78	10,533,134	1.61%	15.59% to 13.57%
2016	1.00% to 2.20%	405,804	10.26 to 10.37	4,158,481	2.50%	5.91% to 3.72%
2015	1.00% to 1.35%	23,700	9.69 to 9.67	229,553	2.14%	-3.11% to -3.27%	****
Fidelity Variable Insurance Products Fund - VIP Equity-Income Portfolio: Service Class 2 (FEI2)
2019	0.45% to 2.50%	750,010	14.13 to 12.82	10,084,141	1.74%	26.53% to 23.93%
2018	0.45% to 2.50%	877,571	11.17 to 10.34	9,437,794	2.06%	-8.95% to -10.84%
2017	0.45% to 2.50%	943,635	12.26 to 11.60	11,262,432	1.30%	12.14% to 9.84%
2016	0.45% to 2.50%	1,313,407	10.94 to 10.56	14,113,445	2.21%	17.18% to 14.78%
2015	0.45% to 2.50%	1,281,852	9.33 to 9.20	11,889,520	2.78%	-6.68% to -7.97%	****
Fidelity Variable Insurance Products Fund - VIP Growth & Income Portfolio: Service Class 2 (FGI2)
2019	0.45% to 2.35%	749,733	15.34 to 14.30	11,160,857	3.54%	29.10% to 26.63%
2018	0.45% to 2.35%	581,341	11.89 to 11.29	6,759,689	0.18%	-9.60% to -11.34%
2017	0.45% to 2.15%	545,942	13.15 to 12.78	7,075,353	1.26%	16.09% to 14.11%
2016	0.45% to 2.15%	300,528	11.33 to 11.20	3,382,186	3.99%	13.26% to 11.98%	****
Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2 (FG2)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2019	0.45% to 2.50%	3,647,438	18.34 to 16.65	64,340,514	0.05%	33.37% to 30.63%
2018	0.45% to 2.50%	3,389,539	13.75 to 12.74	45,139,764	0.05%	-0.88% to -2.94%
2017	0.45% to 2.50%	4,287,653	13.88 to 13.13	57,890,751	0.08%	34.21% to 31.46%
2016	0.45% to 2.50%	3,666,543	10.34 to 9.99	37,249,353	0.00%	0.10% to -1.96%
2015	0.45% to 2.50%	4,519,108	10.33 to 10.19	46,393,370	0.06%	3.29% to 1.86%	****
Fidelity Variable Insurance Products Fund - VIP High Income Portfolio: Service Class 2 (FHI2)
2019	0.45% to 2.50%	221,771	12.15 to 11.03	2,571,158	4.74%	14.25% to 11.90%
2018	0.45% to 2.50%	238,786	10.64 to 9.86	2,447,927	3.73%	-4.06% to -6.05%
2017	0.45% to 2.50%	502,854	11.09 to 10.49	5,454,513	3.64%	6.43% to 4.25%
2016	0.45% to 2.50%	877,393	10.42 to 10.06	9,055,287	7.79%	13.66% to 11.32%
2015	0.45% to 2.50%	437,803	9.17 to 9.04	3,984,150	5.70%	-8.34% to -9.61%	****
Fidelity Variable Insurance Products Fund - VIP Investment Grade Bond Portfolio: Service Class 2 (FIGBP2)
2019	0.45% to 2.15%	1,297,248	11.17 to 10.49	14,013,486	3.09%	8.91% to 7.05%
2018	0.45% to 1.90%	637,609	10.26 to 9.86	6,410,189	2.62%	-1.24% to -2.68%
2017	0.45% to 1.90%	452,149	10.39 to 10.14	4,637,941	2.69%	3.53% to 2.02%
2016	0.45% to 1.90%	215,943	10.03 to 9.94	2,154,165	0.60%	0.32% to -0.65%	****
Fidelity Variable Insurance Products - VIP Real Estate Portfolio: Service Class 2 (FRESS2)
2019	0.45% to 1.95%	518,374	11.69 to 11.23	6,452,152	1.53%	22.40% to 20.55%
2018	0.45% to 1.85%	356,056	9.55 to 9.33	3,658,709	2.96%	-6.88% to -8.20%
2017	0.85% to 1.85%	272,613	11.23 to 10.16	3,034,761	1.75%	2.89% to 1.62%
2016	0.85% to 1.65%	148,880	10.91 to 10.78	1,617,819	2.02%	4.57% to 3.73%
2015	1.00% to 1.65%	29,685	10.43 to 10.40	309,371	3.27%	4.28% to 3.96%	****
Franklin Templeton Variable Insurance Products Trust - Franklin Income VIP Fund: Class 2 (FTVIS2)
2019	0.45% to 2.50%	1,700,024	13.95 to 12.14	22,268,982	5.58%	15.54% to 13.16%
2018	0.45% to 2.50%	1,519,867	12.07 to 10.73	17,331,385	4.81%	-4.74% to -6.71%
2017	0.45% to 2.50%	1,547,679	12.67 to 11.50	18,677,157	4.36%	9.18% to 6.94%
2016	0.45% to 2.50%	1,307,754	11.61 to 10.76	14,570,222	4.84%	13.51% to 11.18%
2015	0.45% to 2.50%	1,181,994	10.23 to 9.67	11,714,749	4.62%	-7.47% to -9.38%
Franklin Templeton Variable Insurance Products Trust - Franklin Mutual Global Discovery VIP Fund: Class 2 (FTVMD2)
2019	0.45% to 2.40%	530,208	15.32 to 13.43	7,649,743	1.64%	23.81% to 21.38%
2018	0.45% to 2.40%	578,609	12.38 to 11.06	6,796,957	2.33%	-11.62% to -13.36%
2017	0.45% to 2.40%	634,363	14.01 to 12.77	8,479,159	1.81%	8.11% to 6.00%
2016	0.45% to 2.15%	496,721	12.95 to 12.16	6,200,340	1.68%	11.67% to 9.77%
2015	0.45% to 2.20%	473,617	11.60 to 11.06	5,339,249	3.02%	-4.08% to -5.77%
Franklin Templeton Variable Insurance Products Trust - Templeton Global Bond VIP Fund: Class 2 (FTVGI2)
2019	0.45% to 2.15%	1,828,736	10.14 to 9.36	17,904,545	7.18%	1.55% to -0.18%
2018	0.45% to 2.35%	1,881,017	9.98 to 9.30	18,262,242	0.00%	1.48% to -0.47%
2017	0.45% to 2.20%	1,476,886	9.84 to 9.38	14,231,210	0.00%	1.47% to -0.31%
2016	0.45% to 2.15%	901,438	9.70 to 9.42	8,621,570	0.00%	2.48% to 0.73%
2015	0.45% to 2.15%	342,398	9.46 to 9.35	3,218,445	1.18%	-5.38% to -6.47%	****
Franklin Templeton Variable Insurance Products Trust - Franklin Allocation VIP Fund: Class 2 (FTVFA2)
2019	0.45% to 2.20%	252,905	18.72 to 15.77	4,394,707	3.58%	19.32% to 17.22%
2018	0.45% to 2.20%	248,319	15.69 to 13.46	3,642,236	3.01%	-10.06% to -11.65%
2017	0.45% to 2.20%	264,369	17.45 to 15.23	4,339,503	2.75%	11.48% to 9.52%
2016	0.45% to 2.20%	252,098	15.65 to 13.91	3,737,817	3.80%	12.67% to 10.70%
2015	0.45% to 2.20%	294,082	13.89 to 12.56	3,890,937	2.89%	-6.63% to -8.28%
Goldman Sachs Variable Insurance Trust - Goldman Sachs High Quality Floating Rate Fund: Advisor Shares (GVHQFA)
2019	0.45% to 2.35%	640,540	10.24 to 9.28	6,322,332	1.94%	1.40% to -0.54%
2018	0.45% to 2.35%	695,845	10.10 to 9.33	6,815,407	1.82%	0.91% to -1.03%
2017	0.85% to 2.50%	466,312	9.89 to 9.38	4,546,390	1.24%	0.40% to -1.27%
2016	0.45% to 2.50%	162,528	9.93 to 9.50	1,576,716	0.89%	0.51% to -1.56%
2015	1.00% to 2.50%	133,762	9.82 to 9.65	1,304,668	0.34%	-1.56% to -3.05%
Goldman Sachs Variable Insurance Trust - Goldman Sachs Multi-Strategy Alternatives Portfolio: Service Shares (GVMSAS)
2019	0.65% to 1.45%	90,146	10.21 to 10.08	912,460	6.30%	8.11% to 7.24%
2018	1.00% to 1.35%	8,652	9.42 to 9.40	81,529	5.70%	-5.75% to -5.97%	****
Goldman Sachs Variable Insurance Trust - Goldman Sachs Global Trends Allocation Fund: Service Shares (GVGMNS)
2019	1.00% to 2.45%	84,216	11.96 to 10.93	973,517	1.66%	10.82% to 9.19%
2018	1.00% to 2.45%	71,712	10.80 to 10.01	751,171	0.70%	-5.30% to -6.69%
2017	1.00% to 2.45%	74,446	11.40 to 10.73	831,271	0.31%	11.98% to 10.35%
2016	1.00% to 2.45%	69,705	10.18 to 9.72	698,198	0.33%	3.30% to 1.79%
2015	1.00% to 2.45%	53,424	9.85 to 9.55	519,462	0.11%	-6.76% to -8.13%
Rydex Variable Trust - High Yield Strategy Fund (RHYS)
2019	0.45% to 1.90%	218,106	13.05 to 12.10	2,709,335	2.45%	13.32% to 11.67%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2018	1.15% to 1.90%	105,131	11.18 to 10.84	1,154,440	5.18%	-2.01% to -2.76%
2017	1.15% to 1.95%	148,622	11.41 to 11.13	1,667,959	3.96%	5.64% to 4.79%
2016	0.45% to 2.45%	180,571	10.97 to 10.50	1,929,928	9.76%	11.12% to 8.89%
2015	1.15% to 1.95%	85,475	9.79 to 9.70	831,855	0.19%	-1.85% to -2.65%
Guggenheim Variable Funds Trust - Series F (Floating Rate Strategies Series) (GVFRB)
2019	0.45% to 2.35%	789,575	12.30 to 10.82	9,007,737	4.96%	7.12% to 5.08%
2018	0.45% to 2.35%	1,099,175	11.48 to 10.29	11,840,407	2.78%	-1.25% to -3.15%
2017	0.45% to 2.50%	1,057,242	11.63 to 10.55	11,665,235	2.98%	3.00% to 0.88%
2016	0.45% to 2.45%	1,886,568	11.29 to 10.48	20,484,574	5.43%	8.08% to 5.91%
2015	0.45% to 2.45%	1,142,012	10.45 to 9.90	11,554,154	3.03%	0.28% to -1.74%
Guggenheim Variable Fund - Global Managed Futures Strategy (RVMFU)
2019	0.45% to 2.15%	654,175	7.18 to 5.93	4,261,161	0.94%	7.66% to 5.82%
2018	0.45% to 2.45%	749,469	6.67 to 5.44	4,556,103	0.00%	-9.44% to -11.27%
2017	0.45% to 2.15%	840,325	7.36 to 6.30	5,689,604	1.52%	8.22% to 6.38%
2016	0.45% to 2.15%	976,706	6.80 to 5.92	6,152,011	3.41%	-15.15% to -16.59%
2015	0.45% to 2.35%	991,335	8.02 to 7.00	7,358,106	1.96%	-1.99% to -3.86%
Guggenheim Variable Fund - Long Short Equity Fund (RSRF)
2019	0.65% to 2.10%	392,341	10.87 to 15.52	5,432,340	0.62%	4.85% to 3.32%
2018	0.45% to 2.45%	438,274	10.60 to 9.53	5,945,033	0.00%	-13.33% to -15.08%
2017	0.45% to 2.15%	495,742	12.23 to 17.50	7,837,567	0.34%	14.34% to 12.39%
2016	0.45% to 2.50%	562,396	10.70 to 9.96	7,891,364	0.00%	0.20% to -1.85%
2015	0.45% to 2.35%	776,095	10.68 to 15.40	10,894,555	0.00%	0.80% to -1.12%
Rydex Variable Trust - Banking Fund (RBKF)
2019	0.45% to 2.45%	196,804	9.26 to 6.60	2,107,303	0.93%	27.81% to 25.25%
2018	1.15% to 2.45%	210,412	9.13 to 5.27	1,799,681	0.51%	-20.13% to -21.18%
2017	0.45% to 2.45%	315,722	9.01 to 6.69	3,349,648	0.24%	11.98% to 9.74%
2016	0.45% to 2.45%	557,503	8.04 to 6.09	5,365,058	1.11%	26.68% to 24.14%
2015	1.15% to 2.45%	404,243	8.17 to 4.91	3,087,040	0.47%	-5.95% to -7.19%
Rydex Variable Trust - Basic Materials Fund (RBMF)
2019	0.45% to 2.45%	92,813	13.73 to 14.05	2,453,751	0.00%	20.89% to 18.46%
2018	0.45% to 2.45%	122,448	11.35 to 11.86	2,661,886	0.48%	-17.82% to -19.48%
2017	0.45% to 2.45%	219,709	13.82 to 14.73	5,671,248	0.54%	20.89% to 18.47%
2016	0.45% to 2.45%	262,544	11.43 to 12.43	5,817,974	0.00%	30.27% to 27.66%
2015	0.45% to 2.50%	118,511	8.77 to 9.69	2,097,515	0.00%	-17.67% to -19.37%
Rydex Variable Trust - Biotechnology Fund (RBF)
2019	0.45% to 2.45%	192,159	45.89 to 30.79	6,825,695	0.00%	24.11% to 21.62%
2018	0.45% to 2.45%	252,782	36.97 to 25.32	7,262,363	0.00%	-9.85% to -11.68%
2017	0.45% to 2.50%	310,675	41.01 to 28.49	9,987,924	0.00%	28.86% to 26.21%
2016	0.45% to 2.50%	309,616	31.83 to 22.58	7,859,297	0.00%	-20.02% to -21.67%
2015	0.45% to 2.50%	453,190	39.80 to 28.82	14,533,009	0.00%	7.99% to 5.76%
Rydex Variable Trust - Commodities Strategy Fund (RVCMD)
2019	0.45% to 2.50%	430,314	3.05 to 2.19	922,207	1.47%	14.73% to 12.37%
2018	0.45% to 2.50%	511,807	2.66 to 1.95	947,103	3.23%	-15.51% to -17.26%
2017	0.45% to 2.50%	652,197	3.14 to 2.35	1,438,132	0.00%	3.96% to 1.83%
2016	0.45% to 2.50%	889,510	3.02 to 2.31	1,935,730	0.00%	9.91% to 7.65%
2015	0.65% to 2.50%	764,311	2.70 to 2.15	1,492,889	0.00%	-34.23% to -35.46%
Rydex Variable Trust - Consumer Products Fund (RCPF)
2019	0.45% to 2.35%	188,110	26.33 to 30.33	6,430,194	0.97%	21.78% to 19.46%
2018	0.45% to 2.35%	167,554	21.62 to 25.39	4,922,122	0.68%	-12.52% to -14.20%
2017	0.45% to 2.35%	207,014	24.71 to 29.59	7,028,978	1.00%	11.03% to 8.92%
2016	0.45% to 2.45%	293,161	22.26 to 21.04	8,984,959	0.66%	4.94% to 2.84%
2015	0.45% to 2.50%	553,132	21.21 to 20.35	16,115,663	0.50%	5.74% to 3.57%
Rydex Variable Trust - Dow 2x Strategy Fund (RVLDD)
2019	0.45% to 2.35%	193,021	36.34 to 40.47	8,895,609	0.65%	46.81% to 44.00%
2018	0.45% to 2.35%	266,698	24.75 to 28.10	8,318,401	0.22%	-14.62% to -16.26%
2017	0.45% to 2.50%	236,677	28.99 to 30.68	8,789,192	0.05%	57.80% to 54.57%
2016	0.45% to 2.50%	386,051	18.37 to 19.85	9,227,553	0.00%	30.13% to 27.46%
2015	0.45% to 2.50%	800,214	14.12 to 15.57	14,986,879	0.00%	-4.65% to -6.61%
Rydex Variable Trust - Electronics Fund (RELF)
2019	0.45% to 2.10%	219,555	26.28 to 25.26	5,207,241	0.00%	58.57% to 55.94%
2018	0.70% to 2.10%	202,302	15.93 to 16.20	3,067,168	0.00%	-13.67% to -14.55%
2017	0.45% to 2.35%	359,692	19.07 to 18.26	6,303,065	0.00%	30.47% to 27.99%
2016	0.45% to 2.45%	352,421	14.62 to 11.44	4,829,681	0.00%	23.78% to 21.30%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2015	0.45% to 2.50%	335,163	11.81 to 9.38	3,788,042	0.00%	1.64% to -0.45%
Rydex Variable Trust - Energy Fund (RENF)
2019	0.45% to 2.20%	299,660	6.34 to 12.95	3,965,048	0.21%	6.33% to 4.46%
2018	0.45% to 2.20%	439,176	5.96 to 12.40	5,537,779	0.56%	-25.82% to -27.14%
2017	0.45% to 2.35%	633,358	8.04 to 16.64	10,865,224	0.59%	-6.69% to -8.46%
2016	0.45% to 2.45%	952,588	8.61 to 8.67	17,650,131	0.82%	30.78% to 28.16%
2015	0.45% to 2.50%	839,869	6.59 to 6.73	11,995,085	0.41%	-30.54% to -31.97%
Rydex Variable Trust - Energy Services Fund (RESF)
2019	0.45% to 2.50%	223,170	2.63 to 2.60	1,558,498	0.00%	-0.52% to -2.56%
2018	0.45% to 2.50%	266,163	2.64 to 2.67	1,891,210	3.13%	-45.90% to -47.02%
2017	0.45% to 2.50%	428,056	4.88 to 5.03	5,664,558	0.00%	-19.01% to -20.67%
2016	0.45% to 2.50%	587,594	6.02 to 6.35	9,471,392	1.00%	22.60% to 20.08%
2015	0.45% to 2.50%	597,799	4.91 to 5.29	7,964,659	0.37%	-32.01% to -33.41%
Rydex Variable Trust - Europe 1.25x Strategy Fund (RLCE)
2019	1.15% to 1.60%	112,626	11.94 to 10.99	1,290,298	0.96%	26.95% to 26.37%
2018	0.45% to 2.15%	140,914	5.53 to 9.46	1,256,475	0.37%	-19.34% to -20.73%
2017	0.45% to 2.15%	231,471	6.86 to 11.93	2,494,103	0.96%	28.02% to 25.85%
2016	1.15% to 2.15%	92,509	9.24 to 9.48	829,321	1.72%	-6.66% to -7.60%
2015	0.45% to 2.15%	108,694	5.70 to 10.26	1,036,926	1.24%	-7.60% to -9.18%
Rydex Variable Trust - Financial Services Fund (RFSF)
2019	0.45% to 2.50%	387,410	13.01 to 9.88	5,941,259	0.85%	27.50% to 24.87%
2018	0.45% to 2.50%	368,885	10.21 to 7.91	4,489,423	0.81%	-12.68% to -14.48%
2017	0.45% to 2.50%	502,360	11.69 to 9.25	7,099,794	0.44%	15.05% to 12.69%
2016	0.45% to 2.50%	735,445	10.16 to 8.21	9,094,946	1.42%	15.31% to 12.94%
2015	0.45% to 2.50%	693,822	8.81 to 7.27	7,555,577	0.36%	-4.42% to -6.39%
Rydex Variable Trust - Government Long Bond 1.2x Strategy Fund (RUGB)
2019	0.45% to 2.15%	176,876	20.89 to 16.84	3,830,757	1.12%	16.24% to 14.25%
2018	0.45% to 2.15%	312,611	17.97 to 14.74	5,782,473	1.54%	-5.75% to -7.37%
2017	0.45% to 2.15%	255,028	19.07 to 15.91	5,115,436	1.24%	9.14% to 7.28%
2016	0.45% to 2.15%	349,360	17.47 to 14.83	6,448,764	0.88%	-0.79% to -2.48%
2015	0.45% to 2.45%	456,187	17.61 to 14.06	8,447,751	0.89%	-5.52% to -7.42%
Rydex Variable Trust - Health Care Fund (RHCF)
2019	0.45% to 2.45%	355,151	30.09 to 23.91	11,194,701	0.00%	22.02% to 19.56%
2018	0.45% to 2.45%	450,556	24.66 to 20.00	11,767,789	0.00%	0.79% to -1.25%
2017	0.45% to 2.45%	479,809	24.47 to 20.25	12,553,597	0.00%	22.31% to 19.86%
2016	0.45% to 2.45%	510,299	20.00 to 16.89	10,998,993	0.00%	-10.10% to -11.90%
2015	0.45% to 2.50%	798,201	22.25 to 19.08	19,342,049	0.00%	4.06% to 1.92%
Rydex Variable Trust - Internet Fund (RINF)
2019	0.45% to 2.20%	84,064	32.18 to 42.61	3,864,933	0.00%	24.90% to 22.70%
2018	0.45% to 2.20%	113,408	25.76 to 34.73	4,193,100	0.00%	-3.64% to -5.34%
2017	0.45% to 2.20%	136,439	26.74 to 36.69	5,204,336	0.00%	33.36% to 31.02%
2016	0.45% to 2.35%	169,573	20.05 to 27.42	4,936,192	0.00%	3.97% to 1.99%
2015	0.45% to 2.50%	214,786	19.28 to 17.79	6,020,677	0.00%	7.87% to 5.65%
Rydex Variable Trust - Inverse Dow 2x Strategy Fund (RVIDD)
2019	1.15% to 2.15%	15,653,025	0.21 to 0.18	2,998,322	0.00%	-36.83% to -37.47%
2018	1.15% to 2.15%	4,461,941	0.33 to 0.29	1,397,502	0.00%	0.26% to -0.76%
2017	1.15% to 2.30%	10,883,858	0.33 to 0.28	3,379,428	0.00%	-39.65% to -40.36%
2016	0.45% to 2.30%	2,041,696	0.96 to 0.48	1,107,827	0.00%	-29.96% to -31.26%
2015	1.15% to 2.45%	2,794,435	0.79 to 0.85	2,112,085	0.00%	-9.09% to -10.29%
Rydex Variable Trust - Inverse Government Long Bond Strategy Fund (RJNF)
2019	0.45% to 1.95%	217,287	2.80 to 2.02	489,283	0.00%	-13.68% to -14.98%
2018	1.15% to 2.10%	340,931	2.69 to 2.46	890,457	0.00%	2.59% to 1.60%
2017	0.45% to 2.15%	464,625	3.14 to 2.41	1,216,573	0.00%	-9.30% to -10.84%
2016	0.45% to 2.45%	452,215	3.47 to 3.06	1,267,887	0.00%	-3.38% to -5.31%
2015	0.45% to 2.20%	664,416	3.59 to 2.82	1,920,146	0.00%	-1.66% to -3.39%
Rydex Variable Trust - Inverse Mid-Cap Strategy Fund (RVIMC)
2019	1.15% to 2.15%	149,117	1.22 to 1.04	172,335	0.42%	-21.23% to -22.02%
2018	1.15% to 2.15%	207,501	1.55 to 1.34	309,025	0.00%	9.62% to 8.51%
2017	1.15% to 2.15%	95,769	1.42 to 1.23	128,973	0.00%	-14.54% to -15.40%
2016	1.15% to 2.15%	121,474	1.66 to 1.46	191,195	0.00%	-20.06% to -20.87%
2015	1.15% to 1.95%	208,444	2.07 to 1.89	413,390	0.00%	-2.26% to -3.05%
Rydex Variable Trust - Inverse NASDAQ-100(R) Strategy Fund (RAF)
2019	1.15% to 2.15%	458,222	0.45 to 0.51	189,780	0.60%	-28.84% to -29.56%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2018	0.45% to 2.15%	2,906,311	1.52 to 0.72	2,327,297	0.00%	-3.21% to -4.87%
2017	0.45% to 2.15%	247,552	1.58 to 0.76	169,243	0.00%	-25.00% to -26.28%
2016	1.15% to 2.15%	535,422	0.89 to 1.03	449,375	0.00%	-10.52% to -11.42%
2015	1.15% to 2.10%	318,657	0.99 to 1.17	298,344	0.00%	-13.87% to -14.70%
Rydex Variable Trust - Inverse Russell 2000(R) Strategy Fund (RVISC)
2019	1.15% to 2.20%	344,176	1.13 to 0.96	360,502	0.56%	-21.53% to -22.36%
2018	0.45% to 2.20%	910,480	2.14 to 1.23	1,279,109	0.00%	10.63% to 8.68%
2017	0.45% to 2.30%	450,457	1.94 to 1.12	569,927	0.00%	-13.88% to -15.47%
2016	1.15% to 2.50%	7,555,153	1.53 to 1.75	10,617,019	0.00%	-21.20% to -22.27%
2015	0.45% to 2.40%	1,622,820	2.83 to 1.68	3,245,304	0.00%	-0.35% to -2.30%
Rydex Variable Trust - Inverse S&P 500 Strategy Fund (RUF)
2019	1.15% to 2.15%	520,836	1.26 to 1.07	633,663	0.92%	-23.80% to -24.57%
2018	0.45% to 2.15%	997,668	2.76 to 1.42	1,617,716	0.00%	3.50% to 1.72%
2017	0.45% to 2.15%	672,999	2.66 to 1.40	1,057,934	0.00%	-17.72% to -19.12%
2016	0.45% to 2.15%	777,519	3.24 to 1.73	1,473,865	0.00%	-12.40% to -13.89%
2015	0.65% to 2.10%	1,035,469	3.63 to 2.02	2,241,550	0.00%	-5.06% to -6.44%
Rydex Variable Trust - Japan 2x Strategy Fund (RLCJ)
2019	0.45% to 1.95%	39,496	18.26 to 18.25	798,008	1.27%	38.40% to 36.32%
2018	0.45% to 2.15%	68,954	13.19 to 19.58	1,023,454	0.00%	-23.30% to -24.62%
2017	0.45% to 2.15%	68,202	17.20 to 25.98	1,308,835	0.00%	49.62% to 47.08%
2016	0.45% to 2.15%	59,041	11.49 to 17.66	781,163	0.00%	8.37% to 6.53%
2015	0.45% to 2.45%	101,533	10.61 to 9.04	1,234,316	0.00%	11.49% to 9.25%
Rydex Variable Trust - Leisure Fund (RLF)
2019	0.45% to 2.30%	74,228	24.12 to 31.28	2,800,412	0.25%	28.70% to 26.31%
2018	0.45% to 2.30%	87,236	18.74 to 24.76	2,580,480	0.29%	-13.83% to -15.44%
2017	0.45% to 2.30%	103,637	21.75 to 29.28	3,588,408	0.22%	19.57% to 17.36%
2016	0.45% to 2.30%	146,875	18.19 to 24.95	4,185,284	0.49%	9.07% to 7.05%
2015	0.45% to 2.50%	256,578	16.68 to 15.23	6,843,107	0.09%	-0.15% to -2.20%
Rydex Variable Trust - Mid-Cap 1.5x Strategy Fund (RMED)
2019	0.45% to 2.20%	48,427	27.46 to 46.97	2,540,728	1.08%	35.50% to 33.11%
2018	0.45% to 2.45%	63,196	20.26 to 17.12	2,418,652	0.26%	-19.76% to -21.38%
2017	0.45% to 2.50%	73,684	25.25 to 21.65	3,574,864	0.00%	21.90% to 19.39%
2016	0.45% to 2.45%	343,638	20.72 to 18.23	14,284,951	0.00%	29.06% to 26.48%
2015	0.45% to 2.50%	336,043	16.05 to 14.34	10,875,301	0.00%	-5.93% to -7.87%
Guggenheim Variable Fund - Multi-Hedge Strategies (RVARS)
2019	0.45% to 2.35%	402,853	9.39 to 7.85	3,613,113	2.65%	4.54% to 2.55%
2018	0.45% to 2.35%	569,165	8.98 to 7.65	4,914,169	0.00%	-5.50% to -7.32%
2017	0.45% to 2.30%	638,005	9.50 to 8.31	5,892,726	0.00%	3.21% to 1.30%
2016	0.45% to 2.50%	801,612	9.21 to 7.85	7,227,702	0.10%	-0.93% to -2.96%
2015	0.45% to 2.35%	902,632	9.29 to 8.39	8,312,369	0.64%	1.39% to -0.54%
Rydex Variable Trust - NASDAQ-100(R) 2x Strategy Fund (RVF)
2019	0.45% to 2.45%	339,548	96.67 to 86.63	34,771,136	0.16%	79.69% to 76.08%
2018	0.45% to 2.45%	362,509	53.80 to 49.20	20,818,371	0.00%	-9.72% to -11.54%
2017	0.45% to 2.50%	433,381	59.59 to 55.28	27,750,687	0.00%	68.73% to 65.27%
2016	0.45% to 2.15%	216,334	35.32 to 56.50	8,067,938	0.00%	9.10% to 7.25%
2015	0.45% to 2.45%	611,925	32.37 to 31.46	20,769,741	0.00%	14.11% to 11.82%
Rydex Variable Trust - NASDAQ-100(R) Fund (ROF)
2019	0.45% to 2.45%	382,742	40.16 to 34.74	19,198,467	0.13%	36.25% to 33.51%
2018	0.45% to 2.45%	457,417	29.47 to 26.02	16,887,743	0.00%	-2.25% to -4.23%
2017	0.45% to 2.45%	530,654	30.15 to 27.17	20,170,097	0.00%	30.53% to 27.92%
2016	0.45% to 2.35%	540,704	23.10 to 28.11	16,007,952	0.00%	5.51% to 3.50%
2015	0.45% to 2.35%	900,604	21.89 to 27.16	24,997,743	0.00%	7.75% to 5.70%
Rydex Variable Trust - Nova Fund (RNF)
2019	0.45% to 2.10%	341,426	28.83 to 39.96	12,029,080	0.90%	44.39% to 42.00%
2018	0.45% to 2.10%	407,699	19.97 to 28.14	9,921,657	0.15%	-10.73% to -12.22%
2017	0.45% to 2.15%	489,051	22.37 to 31.82	13,606,944	0.04%	31.19% to 28.96%
2016	0.45% to 2.45%	796,712	17.05 to 15.97	16,663,086	0.00%	15.20% to 12.90%
2015	0.45% to 2.50%	566,895	14.80 to 14.08	10,643,310	0.00%	-1.17% to -3.20%
Rydex Variable Trust - Precious Metals Fund (RPMF)
2019	0.45% to 2.30%	661,519	7.08 to 10.14	9,382,256	0.00%	51.51% to 48.70%
2018	0.45% to 2.30%	737,847	4.68 to 6.82	6,838,000	4.50%	-16.98% to -18.54%
2017	0.45% to 2.30%	855,739	5.63 to 8.37	9,924,963	4.50%	6.60% to 4.63%
2016	0.45% to 2.50%	940,721	5.28 to 4.75	10,152,106	0.00%	64.77% to 61.40%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2015	0.45% to 2.50%	1,368,428	3.21 to 2.94	7,977,234	5.83%	-30.68% to -32.12%
Rydex Variable Trust - Real Estate Fund (RREF)
2019	0.45% to 2.30%	196,392	16.37 to 22.01	5,270,456	1.76%	23.87% to 21.57%
2018	0.45% to 2.30%	199,001	13.21 to 18.11	4,428,058	1.21%	-7.75% to -9.47%
2017	0.45% to 2.30%	197,693	14.32 to 20.00	4,865,511	2.60%	6.18% to 4.21%
2016	0.45% to 2.35%	223,411	13.49 to 19.06	5,250,115	1.02%	9.66% to 7.57%
2015	0.45% to 2.50%	338,751	12.30 to 10.30	7,117,895	2.02%	-2.96% to -4.96%
Rydex Variable Trust - Retailing Fund (RRF)
2019	0.70% to 2.10%	59,028	33.64 to 29.09	1,891,873	0.00%	23.07% to 21.86%
2018	0.45% to 2.35%	118,827	20.10 to 22.93	3,072,827	0.01%	-3.67% to -5.52%
2017	0.70% to 2.10%	91,769	28.56 to 25.20	2,511,408	0.00%	11.54% to 10.46%
2016	0.70% to 2.15%	87,325	25.60 to 22.65	2,148,144	0.00%	-0.87% to -1.85%
2015	0.45% to 2.50%	124,823	18.60 to 15.74	3,084,162	0.00%	-1.77% to -3.79%
Rydex Variable Trust - Russell 2000(R) 1.5x Strategy Fund (RMEK)
2019	0.45% to 2.20%	58,444	22.25 to 37.30	2,145,374	0.00%	34.76% to 32.39%
2018	0.45% to 2.20%	90,508	16.51 to 28.17	2,512,478	0.00%	-19.93% to -21.35%
2017	0.45% to 2.20%	115,272	20.62 to 35.82	4,063,560	0.00%	19.48% to 17.38%
2016	0.45% to 2.35%	138,655	17.26 to 29.88	4,092,656	0.00%	29.83% to 27.36%
2015	0.45% to 2.50%	119,456	13.30 to 11.28	2,750,865	0.00%	-9.49% to -11.35%
Rydex Variable Trust - S&P 500 2x Strategy Fund (RTF)
2019	0.45% to 2.20%	651,354	32.98 to 51.40	27,169,397	0.00%	61.78% to 58.94%
2018	0.45% to 2.20%	715,384	20.38 to 32.34	18,466,709	0.07%	-15.79% to -17.28%
2017	0.45% to 2.50%	753,349	24.21 to 22.70	23,345,040	0.00%	42.85% to 39.92%
2016	0.45% to 2.50%	709,399	16.95 to 16.23	15,450,323	0.00%	19.86% to 17.40%
2015	0.45% to 2.50%	369,480	14.14 to 13.82	6,625,529	0.00%	-2.10% to -4.12%
Rydex Variable Trust - S&P 500 Pure Growth Fund (RVLCG)
2019	0.45% to 2.45%	791,447	29.21 to 23.25	22,535,866	0.00%	26.03% to 23.50%
2018	0.45% to 2.45%	1,066,315	23.18 to 18.82	24,143,623	0.00%	-6.06% to -7.96%
2017	0.45% to 2.45%	1,435,023	24.67 to 20.45	34,945,300	0.00%	23.84% to 21.36%
2016	0.45% to 2.45%	1,468,718	19.92 to 16.85	29,264,332	0.00%	2.12% to 0.07%
2015	0.45% to 2.50%	2,553,715	19.51 to 16.76	50,132,537	0.00%	0.63% to -1.45%
Rydex Variable Trust - S&P 500 Pure Value Fund (RVLCV)
2019	0.45% to 2.45%	746,594	20.62 to 17.81	17,969,155	0.79%	22.72% to 20.25%
2018	0.45% to 2.45%	1,060,163	16.80 to 14.81	20,948,196	0.71%	-13.71% to -15.45%
2017	0.45% to 2.45%	1,254,394	19.47 to 17.52	29,033,105	0.76%	15.34% to 13.03%
2016	0.45% to 2.50%	1,523,979	16.88 to 15.41	30,875,245	1.14%	16.87% to 14.47%
2015	0.45% to 2.50%	1,217,367	14.44 to 13.46	21,106,001	1.04%	-9.79% to -11.65%
Rydex Variable Trust - S&P MidCap 400 Pure Growth Fund (RVMCG)
2019	0.45% to 2.45%	241,344	23.73 to 18.63	6,368,507	0.00%	14.89% to 12.58%
2018	0.45% to 2.45%	313,364	20.65 to 16.55	7,251,756	0.00%	-15.21% to -16.93%
2017	0.45% to 2.45%	380,793	24.36 to 19.92	10,473,123	0.00%	18.23% to 15.86%
2016	0.45% to 2.45%	509,527	20.60 to 17.19	11,946,334	0.00%	2.24% to 0.19%
2015	0.45% to 2.45%	930,696	20.15 to 17.16	21,384,407	0.00%	0.86% to -1.16%
Rydex Variable Trust - S&P MidCap 400 Pure Value Fund (RVMCV)
2019	0.45% to 2.50%	272,729	18.66 to 15.63	6,227,908	0.00%	21.91% to 19.40%
2018	0.45% to 2.50%	329,823	15.30 to 13.09	6,257,510	0.00%	-19.34% to -21.02%
2017	0.45% to 2.50%	404,813	18.97 to 16.57	9,583,077	0.00%	12.64% to 10.33%
2016	0.45% to 2.50%	911,057	16.85 to 15.02	19,318,534	0.34%	28.31% to 25.68%
2015	0.45% to 2.50%	479,147	13.13 to 11.95	7,992,316	0.14%	-12.26% to -14.07%
Rydex Variable Trust - S&P SmallCap 600 Pure Growth Fund (RVSCG)
2019	0.45% to 2.45%	223,386	23.01 to 18.32	5,853,634	0.00%	12.07% to 9.82%
2018	0.45% to 2.45%	457,942	20.53 to 16.68	10,602,394	0.00%	-9.44% to -11.27%
2017	0.45% to 2.45%	496,353	22.67 to 18.80	12,909,532	0.00%	15.56% to 13.25%
2016	0.45% to 2.45%	465,553	19.62 to 16.60	10,572,159	0.00%	18.16% to 15.79%
2015	0.45% to 2.45%	705,352	16.61 to 14.34	13,744,555	0.00%	-0.82% to -2.81%
Rydex Variable Trust - S&P SmallCap 600 Pure Value Fund (RVSCV)
2019	0.45% to 2.45%	217,924	15.68 to 12.16	3,911,036	0.31%	20.13% to 17.72%
2018	0.45% to 2.45%	315,134	13.05 to 10.33	4,741,259	0.00%	-20.94% to -22.54%
2017	0.45% to 2.45%	528,975	16.51 to 13.33	10,150,079	0.00%	-0.72% to -2.71%
2016	0.45% to 2.45%	836,193	16.63 to 13.71	16,213,550	0.00%	31.15% to 28.52%
2015	0.45% to 2.45%	528,126	12.68 to 10.66	7,812,190	0.00%	-13.93% to -15.66%
Rydex Variable Trust - Strengthening Dollar 2x Strategy Fund (RVSDL)
2019	0.65% to 2.30%	80,558	8.97 to 6.26	574,198	0.80%	3.93% to 2.21%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2018	0.45% to 2.30%	139,467	8.83 to 6.12	961,980	0.00%	11.32% to 9.24%
2017	0.95% to 2.30%	167,540	6.26 to 5.60	1,030,716	0.00%	-18.80% to -19.54%
2016	0.45% to 2.30%	294,555	9.68 to 6.97	2,290,986	0.00%	6.52% to 4.55%
2015	0.45% to 2.30%	179,801	9.09 to 6.66	1,294,892	0.00%	12.84% to 10.74%
Rydex Variable Trust - Technology Fund (RTEC)
2019	0.45% to 2.15%	274,636	28.09 to 34.20	9,859,398	0.00%	39.12% to 36.74%
2018	0.45% to 2.45%	333,860	20.19 to 17.22	8,654,905	0.00%	-1.94% to -3.92%
2017	0.45% to 2.45%	419,506	20.59 to 17.93	11,207,725	0.00%	32.03% to 29.39%
2016	0.45% to 2.45%	440,399	15.60 to 13.85	8,985,933	0.00%	10.57% to 8.36%
2015	0.45% to 2.50%	457,774	14.10 to 12.72	8,584,454	0.00%	0.66% to -1.41%
Rydex Variable Trust - Telecommunications Fund (RTEL)
2019	0.65% to 2.15%	60,016	9.53 to 13.81	628,389	0.00%	12.48% to 10.78%
2018	0.45% to 2.45%	126,955	8.67 to 8.31	1,177,415	0.69%	-5.72% to -7.63%
2017	0.65% to 2.45%	58,362	9.00	582,335	1.08%	3.27%
2016	0.65% to 2.45%	102,863	8.56 to 8.72	993,798	0.32%	16.64% to 14.54%
2015	0.65% to 2.15%	127,757	7.34 to 11.31	1,043,908	1.59%	-7.33% to -8.73%
Rydex Variable Trust - Transportation Fund (RTRF)
2019	0.70% to 2.30%	81,726	33.92 to 26.33	2,648,445	0.00%	20.80% to 19.43%
2018	0.70% to 2.30%	116,508	28.20 to 22.04	3,124,597	0.00%	-20.95% to -21.90%
2017	0.45% to 2.30%	183,274	20.99 to 28.22	6,057,552	0.27%	21.47% to 19.22%
2016	0.45% to 2.35%	224,030	17.28 to 23.51	6,040,756	0.00%	14.91% to 12.72%
2015	0.65% to 2.50%	174,576	14.79 to 13.05	4,303,854	0.00%	-14.65% to -16.24%
Rydex Variable Trust - Utilities Fund (RUTL)
2019	0.45% to 2.35%	206,191	21.16 to 27.57	4,611,219	0.20%	18.48% to 16.22%
2018	0.45% to 2.35%	235,136	17.86 to 23.72	4,498,811	1.92%	3.31% to 1.33%
2017	0.45% to 2.50%	199,593	17.29 to 16.51	3,740,981	1.58%	10.52% to 8.25%
2016	0.45% to 2.50%	280,829	15.64 to 15.25	4,823,502	0.94%	15.81% to 13.44%
2015	0.45% to 2.50%	512,587	13.51 to 13.45	7,536,635	2.50%	-7.78% to -9.68%
Rydex Variable Trust - Weakening Dollar 2x Strategy Fund (RVWDL)
2019	1.15% to 1.95%	45,858	5.65 to 5.03	250,427	0.86%	-5.94% to -6.70%
2018	1.15% to 1.85%	41,323	6.00 to 5.46	243,052	0.00%	-12.65% to -13.28%
2017	1.15% to 1.95%	50,443	6.87 to 6.22	336,591	0.00%	17.95% to 16.99%
2016	1.15% to 1.95%	61,576	5.83 to 5.32	348,742	0.00%	-9.76% to -10.49%
2015	0.45% to 2.45%	110,043	5.77 to 5.76	670,233	0.00%	-17.20% to -18.87%
Invesco - Invesco V.I. Balanced-Risk Allocation Fund: Series II Shares (IVBRA2)
2019	0.45% to 2.45%	415,788	12.94 to 11.42	5,085,126	0.00%	14.37% to 12.07%
2018	0.45% to 2.45%	417,499	11.31 to 10.19	4,500,914	1.37%	-7.13% to -9.01%
2017	0.45% to 2.45%	388,060	12.18 to 11.20	4,545,579	3.69%	9.34% to 7.15%
2016	0.45% to 2.50%	455,236	11.14 to 10.44	4,916,721	0.23%	11.01% to 8.74%
2015	0.45% to 2.45%	272,309	10.03 to 9.61	2,669,933	4.05%	-4.83% to -6.74%
Invesco - Invesco V.I. International Growth Fund: Series II Shares (AVIE2)
2019	0.85% to 1.55%	141,430	11.90 to 11.53	1,663,742	1.35%	27.15% to 26.25%
2018	0.85% to 1.55%	128,227	9.36 to 9.13	1,188,609	2.35%	-15.93% to -16.53%
2017	0.85% to 1.55%	62,932	11.13 to 10.94	697,477	1.51%	21.69% to 20.83%
2016	0.85% to 1.30%	30,497	9.15 to 9.09	278,068	1.20%	-1.54% to -1.98%
2015	1.00% to 1.30%	8,736	9.28 to 9.27	81,042	0.00%	-7.17% to -7.30%	****
Invesco - Invesco V.I. Equally-Weighted S&P 500 Fund: Series II Shares (IVEW52)
2019	0.85% to 1.65%	846,875	14.61 to 14.09	12,199,026	1.60%	27.36% to 26.34%
2018	0.85% to 1.65%	727,172	11.47 to 11.15	8,251,772	1.12%	-8.89% to -9.63%
2017	0.85% to 1.65%	587,646	12.59 to 12.34	7,343,553	0.81%	17.33% to 16.38%
2016	0.85% to 1.65%	373,806	10.73 to 10.61	3,991,196	0.50%	12.98% to 12.07%
2015	1.00% to 1.65%	65,660	9.49 to 9.46	622,614	0.65%	-5.07% to -5.37%	****
Invesco Oppenheimer V.I. International Growth Fund: Series II (OVIGS)
2019	0.85% to 1.65%	307,036	11.68 to 11.26	3,536,516	0.71%	26.86% to 25.84%
2018	0.85% to 1.65%	259,112	9.21 to 8.95	2,360,693	0.59%	-20.24% to -20.89%
2017	0.85% to 1.65%	175,012	11.54 to 11.31	2,005,150	1.17%	25.37% to 24.37%
2016	0.85% to 1.65%	116,297	9.21 to 9.10	1,065,683	0.83%	-3.54% to -4.32%
2015	1.00% to 1.65%	37,758	9.54 to 9.51	359,712	0.00%	-4.63% to -4.93%	****
Invesco Oppenheimer V.I. Global Fund: Series II (OVGSS)
2019	0.45% to 2.50%	825,672	18.34 to 15.97	14,363,436	0.62%	30.86% to 28.17%
2018	0.45% to 2.50%	745,410	14.02 to 12.46	9,996,630	0.72%	-13.78% to -15.57%
2017	0.45% to 2.50%	621,009	16.26 to 14.76	9,626,107	0.68%	35.71% to 32.92%
2016	0.45% to 2.50%	341,754	11.98 to 11.10	3,955,247	0.77%	-0.61% to -2.65%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2015	0.45% to 2.50%	480,902	12.05 to 11.40	5,635,310	1.40%	3.21% to 1.08%
Invesco Oppenheimer V.I. Main Street Small Cap Fund: Series II (OVSCS)
2019	0.85% to 1.65%	452,111	13.10 to 12.64	5,846,250	0.00%	25.06% to 24.05%
2018	0.85% to 1.65%	444,099	10.48 to 10.19	4,603,996	0.06%	-11.30% to -12.02%
2017	0.85% to 1.65%	334,053	11.81 to 11.58	3,914,954	0.67%	12.94% to 12.04%
2016	0.85% to 1.65%	225,010	10.46 to 10.33	2,342,985	0.25%	16.67% to 15.74%
2015	0.85% to 1.35%	54,493	8.96 to 8.94	487,815	0.00%	-10.36% to -10.58%	****
Ivy Variable Insurance Portfolios - Asset Strategy: Class II (WRASP)
2019	0.45% to 2.45%	937,626	16.08 to 13.21	13,716,008	2.04%	21.23% to 18.80%
2018	0.45% to 2.45%	1,097,000	13.26 to 11.12	13,353,108	1.78%	-5.87% to -7.77%
2017	0.45% to 2.45%	1,246,020	14.09 to 12.06	16,243,300	1.53%	17.74% to 15.38%
2016	0.45% to 2.45%	1,460,461	11.96 to 10.45	16,318,949	0.58%	-3.01% to -4.95%
2015	0.45% to 2.45%	1,806,564	12.33 to 11.00	21,053,117	0.36%	-8.76% to -10.59%
Ivy Variable Insurance Portfolios - Energy: Class II (WRENG)
2019	0.85% to 1.65%	255,138	6.10 to 5.89	1,533,912	0.00%	2.60% to 1.77%
2018	0.85% to 1.65%	180,863	5.95 to 5.78	1,064,015	0.00%	-34.70% to -35.23%
2017	1.00% to 1.65%	121,565	9.07 to 8.93	1,097,925	0.81%	-13.52% to -14.08%
2016	1.00% to 1.65%	85,714	10.49 to 10.39	897,079	0.14%	33.21% to 32.34%
2015	1.00% to 1.65%	9,027	7.88 to 7.85	71,055	0.00%	-21.23% to -21.47%	****
JPMorgan Insurance Trust - JPMorgan Insurance Trust Global Allocation Portfolio: Class 2 (JPIGA2)
2019	0.85% to 1.65%	154,466	12.41 to 11.97	1,884,575	1.84%	15.59% to 14.65%
2018	0.85% to 1.65%	159,663	10.73 to 10.44	1,692,871	0.00%	-7.11% to -7.87%
2017	0.85% to 1.65%	91,508	11.56 to 11.33	1,048,851	1.31%	15.86% to 14.92%
2016	0.85% to 1.55%	74,694	9.97 to 9.87	741,880	5.50%	4.94% to 4.20%
2015	1.35% to 1.55%	8,101	9.48 to 9.47	76,802	1.48%	-5.18% to -5.27%	****
JPMorgan Insurance Trust - JPMorgan Insurance Trust Income Builder Portfolio: Class 2 (JPIIB2)
2019	1.00% to 1.65%	84,136	11.97 to 11.63	997,026	2.95%	13.13% to 12.38%
2018	0.85% to 1.65%	80,274	10.64 to 10.34	843,968	0.00%	-5.73% to -6.49%
2017	1.00% to 1.35%	47,073	11.24 to 11.15	525,849	4.13%	10.59% to 10.20%
2016	1.00% to 1.35%	35,656	10.17 to 10.11	361,120	9.41%	5.14% to 4.77%
2015	1.00%	1,055	9.67	10,201	0.00%	-3.31%	****
Janus Henderson VIT Balanced Portfolio: Service Shares (JABS)
2019	0.85% to 1.65%	1,259,181	14.43 to 13.91	17,867,029	1.89%	21.23% to 20.26%
2018	0.85% to 1.65%	618,182	11.90 to 11.57	7,263,851	1.78%	-0.43% to -1.23%
2017	0.85% to 1.65%	426,456	11.95 to 11.71	5,055,302	1.54%	17.13% to 16.19%
2016	1.00% to 1.65%	200,293	10.18 to 10.08	2,032,372	2.42%	3.28% to 2.61%
2015	1.00% to 1.55%	9,305	9.86 to 9.83	91,645	0.59%	-1.44% to -1.70%	****
Janus Henderson VIT Enterprise Portfolio: Service Shares (JAMGS)
2019	0.85% to 1.65%	682,991	17.91 to 17.27	12,077,538	0.05%	34.01% to 32.93%
2018	0.85% to 1.65%	551,182	13.36 to 12.99	7,292,331	0.12%	-1.51% to -2.31%
2017	0.85% to 1.65%	386,442	13.57 to 13.30	5,205,967	0.55%	26.01% to 25.00%
2016	0.85% to 1.65%	218,334	10.77 to 10.64	2,341,082	0.74%	11.15% to 10.26%
2015	1.00% to 1.65%	80,168	9.68 to 9.65	775,544	0.31%	-3.20% to -3.49%	****
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (JAFBS)
2019	0.85% to 1.65%	304,006	10.96 to 10.57	3,290,634	2.60%	8.35% to 7.47%
2018	0.85% to 1.65%	405,797	10.12 to 9.84	4,063,796	2.75%	-2.13% to -2.92%
2017	0.85% to 1.65%	379,665	10.34 to 10.14	3,893,991	2.66%	2.48% to 1.65%
2016	0.85% to 1.65%	308,197	10.09 to 9.97	3,094,461	2.90%	1.36% to 0.54%
2015	1.00% to 1.65%	68,097	9.95 to 9.92	676,857	1.05%	-0.52% to -0.83%	****
Janus Henderson VIT Global Technology Portfolio: Service Shares (JAGTS)
2019	0.85% to 1.65%	689,984	23.45 to 22.62	15,962,216	0.40%	43.59% to 42.43%
2018	0.85% to 1.65%	514,740	16.33 to 15.88	8,312,926	1.05%	0.05% to -0.77%
2017	0.85% to 1.65%	274,974	16.32 to 16.00	4,453,103	0.43%	43.69% to 42.53%
2016	0.85% to 1.65%	131,313	11.36 to 11.23	1,484,828	0.08%	12.89% to 11.98%
2015	1.00% to 1.65%	26,006	10.06 to 10.03	261,332	0.00%	0.57% to 0.26%	****
Lazard Retirement Series, Inc. - Lazard Retirement Emerging Markets Equity Portfolio: Service Shares (LZREMS)
2019	0.45% to 2.35%	1,785,696	10.91 to 9.60	18,430,794	0.90%	17.61% to 15.37%
2018	0.45% to 2.45%	1,707,119	9.28 to 8.27	15,079,857	2.18%	-18.92% to -20.56%
2017	0.45% to 2.50%	1,365,738	11.44 to 10.39	14,984,496	1.94%	27.25% to 24.64%
2016	0.45% to 2.50%	1,022,688	8.99 to 8.33	8,883,121	1.34%	20.24% to 17.77%
2015	0.45% to 2.35%	511,206	7.48 to 7.10	3,720,343	1.44%	-20.42% to -21.94%
Legg Mason Partners Variable Income Trust - Western Asset Variable Global High Yield Bond Portfolio: Class II (LPWHY2)
2019	0.45% to 2.35%	560,721	12.40 to 10.90	6,573,798	4.76%	13.50% to 11.33%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2018	0.45% to 2.35%	409,609	10.92 to 9.79	4,261,840	4.71%	-4.60% to -6.43%
2017	0.45% to 2.35%	444,473	11.45 to 10.47	4,873,284	3.41%	7.94% to 5.89%
2016	0.45% to 2.35%	363,716	10.61 to 9.88	3,722,218	6.68%	14.84% to 12.65%
2015	0.45% to 2.35%	255,323	9.24 to 8.77	2,289,976	6.52%	-6.50% to -8.29%
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Aggressive Growth Portfolio: Class II (LPVCA2)
2019	0.85% to 1.65%	364,532	11.97 to 11.54	4,331,720	0.77%	23.69% to 22.69%
2018	0.85% to 1.65%	362,371	9.68 to 9.41	3,486,870	0.43%	-9.35% to -10.08%
2017	0.85% to 1.65%	288,030	10.67 to 10.46	3,065,649	0.35%	15.00% to 14.08%
2016	1.00% to 1.55%	68,796	9.26 to 9.18	635,195	0.49%	-0.07% to -0.62%
2015	1.00% to 1.30%	24,088	9.27 to 9.25	222,999	0.10%	-7.34% to -7.47%	****
Legg Mason Partners Variable Equity Trust - ClearBridge Variable Large Cap Value Portfolio: Class I (SBVI)
2019	1.30%	95,974	19.57	1,878,429	1.73%	27.21%
2018	1.30%	103,468	15.39	1,591,968	1.54%	-10.07%
2017	1.30%	106,884	17.11	1,828,586	1.37%	13.35%
2016	1.30%	111,959	15.09	1,689,874	1.36%	11.54%
2015	1.30%	141,325	13.53	1,912,475	1.48%	-4.13%
Legg Mason ClearBridge Variable Small Cap Growth Portfolio - Class II (SBVSG2)
2019	0.85% to 1.65%	333,660	15.51 to 14.95	5,100,744	0.00%	25.48% to 24.46%
2018	0.85% to 1.65%	296,605	12.36 to 12.02	3,625,106	0.00%	2.33% to 1.50%
2017	1.00% to 1.65%	117,267	12.03 to 11.84	1,404,228	0.00%	22.68% to 21.87%
2016	1.00% to 1.35%	78,330	9.81 to 9.76	765,853	0.00%	4.49% to 4.12%
2015	1.00% to 1.65%	13,902	9.39 to 9.36	130,327	0.00%	-6.13% to -6.42%	****
Lord Abbett Series Fund, Inc. - Total Return Portfolio: Class VC (LOVTRC)
2019	0.45% to 2.10%	502,629	11.03 to 10.37	5,500,778	2.92%	7.92% to 6.13%
2018	0.45% to 2.15%	435,433	10.22 to 9.76	4,452,922	3.57%	-1.47% to -3.17%
2017	0.45% to 2.15%	359,520	10.37 to 10.08	3,759,228	3.05%	3.40% to 1.64%
2016	0.45% to 2.15%	236,073	10.03 to 9.92	2,396,849	3.86%	0.31% to -0.83%
2015	1.00% to 1.65%	45,344	9.91 to 9.88	449,138	5.68%	-0.89% to -1.19%	****
Lord Abbett Series Fund, Inc. - Short Duration Income Portfolio: Class VC (LOVSDC)
2019	0.85% to 1.65%	1,171,628	10.74 to 10.36	12,405,990	3.96%	4.16% to 3.32%
2018	0.85% to 1.65%	659,392	10.31 to 10.02	6,733,687	4.13%	0.29% to -0.53%
2017	0.85% to 1.65%	511,301	10.28 to 10.08	5,220,955	3.74%	1.32% to 0.51%
2016	0.85% to 1.35%	361,756	10.15 to 10.07	3,655,324	4.91%	2.59% to 2.08%
2015	0.85% to 1.35%	63,112	9.89 to 9.87	623,548	4.12%	-1.10% to -1.33%	****
MainStay VP Funds Trust - MainStay VP MacKay Convertible Portfolio: Service 2 Class (MNCPS2)
2019	0.65% to 2.15%	463,226	14.28 to 13.51	6,469,128	1.17%	21.24% to 19.41%
2018	0.45% to 2.10%	256,424	11.84 to 11.33	2,974,350	1.32%	-3.03% to -4.65%
2017	0.45% to 2.10%	180,730	12.21 to 11.88	2,179,055	1.42%	11.10% to 9.27%
2016	0.85% to 1.95%	70,314	10.96 to 10.88	769,389	1.06%	9.65% to 8.84%	****
MFS(R) Variable Insurance Trust III - MFS Mid Cap Value Portfolio: Service Class (MV3MVS)
2019	0.85% to 1.65%	424,328	13.69 to 13.20	5,723,427	1.05%	29.59% to 28.55%
2018	0.85% to 1.65%	317,050	10.56 to 10.27	3,311,729	0.74%	-12.37% to -13.08%
2017	0.85% to 1.65%	202,203	12.06 to 11.82	2,418,880	1.15%	12.45% to 11.54%
2016	0.85% to 1.65%	107,689	10.72 to 10.59	1,149,406	0.75%	14.78% to 13.86%
2015	1.00% to 1.30%	25,909	9.33 to 9.32	241,672	0.13%	-6.66% to -6.80%	****
MFS(R) Variable Insurance Trust II - MFS Blended Research(R) Core Equity Portfolio: Service Class (MVBRES)
2019	0.85% to 1.65%	249,039	14.32 to 13.82	3,516,917	1.34%	27.78% to 26.75%
2018	0.85% to 1.65%	206,082	11.21 to 10.90	2,287,924	1.15%	-8.78% to -9.52%
2017	0.85% to 1.65%	169,998	12.29 to 12.05	2,075,832	1.35%	19.45% to 18.49%
2016	0.85% to 1.55%	154,555	10.29 to 10.18	1,584,262	1.46%	7.26% to 6.50%
2015	1.00% to 1.55%	40,006	9.59 to 9.56	383,160	0.00%	-4.15% to -4.40%	****
MFS(R) Variable Insurance Trust II - MFS Global Tactical Allocation Portfolio: Service Class (MVGTAS)
2019	0.45% to 2.45%	120,930	14.12 to 11.84	1,570,076	2.55%	13.79% to 11.50%
2018	0.45% to 2.45%	153,383	12.41 to 10.62	1,766,934	0.48%	-5.23% to -7.15%
2017	0.45% to 2.45%	216,134	13.10 to 11.44	2,647,545	2.81%	10.09% to 7.88%
2016	0.45% to 2.45%	251,334	11.90 to 10.60	2,817,254	0.00%	5.51% to 3.39%
2015	0.45% to 2.20%	226,821	11.28 to 10.38	2,428,074	4.94%	-2.93% to -4.64%
MFS(R) Variable Insurance Trust - MFS Utilities Series: Service Class (MVUSC)
2019	0.85% to 1.65%	283,938	13.05 to 12.59	3,656,448	4.08%	23.74% to 22.74%
2018	0.85% to 1.65%	167,177	10.55 to 10.26	1,745,985	0.92%	-0.05% to -0.86%
2017	0.85% to 1.65%	139,076	10.55 to 10.35	1,455,825	4.26%	13.52% to 12.61%
2016	0.85% to 1.65%	91,233	9.30 to 9.19	844,273	4.90%	10.29% to 9.41%
2015	1.00% to 1.35%	18,111	8.42 to 8.41	152,399	0.00%	-15.76% to -15.90%	****

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

MFS(R) Variable Insurance Trust II - MFS International Growth Portfolio: Service Class (MVIGSC)
2019	1.00% to 1.55%	39,159	10.88 to 10.84	425,802	0.83%	8.80% to 8.40%	****
MFS(R) Variable Insurance Trust II - MFS International Intrinsic Value Portfolio: Service Class (MVIVSC)
2019	0.85% to 1.65%	1,805,437	14.12 to 13.62	25,292,440	1.50%	24.58% to 23.58%
2018	0.85% to 1.65%	1,593,035	11.34 to 11.02	17,946,388	0.99%	-10.50% to -11.22%
2017	0.85% to 1.65%	713,454	12.66 to 12.41	8,974,206	1.41%	25.74% to 24.73%
2016	0.85% to 1.65%	466,163	10.07 to 9.95	4,676,219	1.34%	2.96% to 2.13%
2015	1.00% to 1.55%	76,130	9.78 to 9.75	743,738	0.00%	-2.25% to -2.50%	****
The Merger Fund VL - The Merger Fund VL (MGRFV)
2019	0.45% to 2.15%	406,348	11.76 to 10.58	4,539,670	0.99%	5.69% to 3.88%
2018	0.45% to 2.15%	389,618	11.12 to 10.18	4,146,216	0.66%	6.61% to 4.78%
2017	0.45% to 2.40%	364,743	10.43 to 9.62	3,671,054	0.00%	2.10% to 0.11%
2016	0.45% to 2.50%	322,387	10.22 to 9.57	3,201,135	0.86%	1.98% to -0.11%
2015	0.45% to 2.45%	248,518	10.02 to 9.60	2,440,575	3.23%	-1.35% to -3.33%
Morgan Stanley Variable Insurance Fund, Inc. - Growth Portfolio: Class II (MSVEG2)
2019	1.00% to 1.65%	185,261	10.64 to 10.60	1,969,630	0.00%	6.42% to 5.95%	****
Morgan Stanley Variable Insurance Fund, Inc. - Global Infrastructure Portfolio: Class II (MSGI2)
2019	0.45% to 2.45%	535,378	13.69 to 12.21	6,997,339	2.49%	27.29% to 24.74%
2018	0.45% to 2.45%	548,936	10.76 to 9.78	5,681,914	3.02%	-8.31% to -10.16%
2017	0.45% to 2.45%	592,022	11.73 to 10.89	6,725,481	2.02%	12.04% to 9.80%
2016	0.45% to 2.50%	446,629	10.47 to 9.91	4,562,295	2.22%	14.45% to 12.10%
2015	0.45% to 2.45%	257,517	9.15 to 8.84	2,319,723	1.72%	-14.27% to -16.00%
Morgan Stanley Variable Insurance Fund, Inc. - Emerging Markets Debt Portfolio: Class II (MSEMB)
2019	0.45% to 2.50%	949,941	14.07 to 11.75	12,443,344	5.33%	13.66% to 11.32%
2018	0.45% to 2.50%	929,384	12.38 to 10.56	10,788,011	5.66%	-7.46% to -9.38%
2017	0.45% to 2.50%	836,569	13.38 to 11.65	10,549,686	5.29%	9.09% to 6.85%
2016	0.45% to 2.50%	642,260	12.27 to 10.90	7,457,620	5.46%	10.08% to 7.82%
2015	0.45% to 2.50%	496,196	11.14 to 10.11	5,257,235	5.24%	-1.62% to -3.65%
Morgan Stanley Variable Insurance Fund, Inc. - Global Strategist Portfolio: Class II (MSVGT2)
2019	0.85% to 2.10%	107,669	14.05 to 12.58	1,439,620	1.73%	16.74% to 15.27%
2018	1.00% to 2.10%	118,156	11.89 to 10.92	1,356,117	1.07%	-7.59% to -8.62%
2017	1.00% to 2.15%	141,790	12.87 to 11.91	1,767,940	1.03%	14.81% to 13.48%
2016	1.00% to 2.10%	139,046	11.21 to 10.52	1,517,012	0.00%	4.44% to 3.28%
2015	1.15% to 2.10%	145,377	10.66 to 10.19	1,522,443	1.63%	-7.60% to -8.49%
Morgan Stanley Variable Insurance Fund, Inc. - Global Real Estate Portfolio: Class II (VKVGR2)
2019	0.45% to 2.50%	1,213,064	14.77 to 12.33	16,699,162	2.60%	17.52% to 15.10%
2018	0.45% to 2.50%	1,249,254	12.57 to 10.71	14,728,171	3.16%	-8.62% to -10.51%
2017	0.45% to 2.50%	1,081,412	13.75 to 11.97	14,022,593	2.38%	9.21% to 6.97%
2016	0.45% to 2.50%	942,836	12.59 to 11.19	11,248,409	1.36%	2.66% to 0.55%
2015	0.45% to 2.50%	666,394	12.26 to 11.13	7,773,755	2.18%	-1.86% to -3.88%
Nationwide Variable Insurance Trust - NVIT iShares Fixed Income ETF Fund: Class II (NVFIII)
2019	0.85% to 1.65%	63,425	10.51 to 10.45	665,134	1.49%	5.05% to 4.49%	****
Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class I (GBF)
2019	0.45% to 2.50%	479,086	10.91 to 9.69	4,936,116	2.14%	5.79% to 3.61%
2018	0.45% to 2.50%	543,182	10.31 to 9.35	5,349,870	2.03%	-0.50% to -2.56%
2017	0.45% to 2.50%	675,408	10.36 to 9.60	6,751,367	1.86%	1.63% to -0.46%
2016	0.45% to 2.50%	1,042,731	10.20 to 9.64	10,343,716	1.39%	0.29% to -1.77%
2015	0.45% to 2.50%	1,038,287	10.17 to 9.82	10,374,812	2.08%	-0.56% to -2.61%
Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class II (GBF2)
2019	0.85% to 1.65%	1,014,657	10.44 to 10.07	10,535,023	2.72%	5.11% to 4.26%
2018	0.85% to 1.65%	430,565	9.93 to 9.66	4,234,467	3.88%	-1.10% to -1.91%
2017	1.00% to 1.65%	120,964	10.01 to 9.85	1,202,942	2.06%	0.82% to 0.16%
2016	1.00% to 1.35%	77,350	9.93 to 9.88	765,343	2.44%	-0.52% to -0.87%
2015	1.00% to 1.35%	18,436	9.98 to 9.96	183,854	2.63%	-0.21% to -0.37%	****
Nationwide Variable Insurance Trust - Amundi NVIT Multi Sector Bond Fund: Class I (MSBF)
2019	0.45% to 2.35%	1,088,320	11.65 to 10.25	11,947,679	4.52%	8.68% to 6.60%
2018	0.45% to 2.35%	1,434,532	10.72 to 9.61	14,608,040	2.82%	-2.79% to -4.65%
2017	0.45% to 2.50%	1,077,375	11.03 to 10.01	11,358,802	5.46%	5.85% to 3.68%
2016	0.45% to 2.50%	706,336	10.42 to 9.65	7,075,604	3.37%	8.16% to 5.94%
2015	0.45% to 2.45%	456,734	9.63 to 9.12	4,273,112	1.93%	-3.33% to -5.27%
Nationwide Variable Insurance Trust - Federated NVIT High Income Bond Fund: Class I (HIBF)
2019	0.85% to 1.90%	350,519	12.50 to 11.77	4,297,230	5.40%	13.77% to 12.56%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2018	0.85% to 1.90%	274,586	10.99 to 10.45	2,966,833	3.77%	-3.83% to -4.85%
2017	0.85% to 1.90%	315,001	11.43 to 10.99	3,545,289	5.18%	5.85% to 4.73%
2016	0.45% to 1.90%	279,127	10.91 to 10.49	2,977,063	4.74%	13.64% to 11.99%
2015	0.45% to 1.90%	255,096	9.60 to 9.37	2,415,733	4.92%	-3.05% to -4.46%
Nationwide Variable Insurance Trust - American Funds NVIT Bond Fund: Class II (GVABD2)
2019	0.85% to 1.65%	659,746	11.06 to 10.66	7,212,106	1.92%	8.06% to 7.19%
2018	0.85% to 1.65%	581,454	10.23 to 9.95	5,896,110	2.75%	-1.92% to -2.71%
2017	0.85% to 1.65%	374,678	10.43 to 10.23	3,878,724	1.34%	2.34% to 1.51%
2016	0.85% to 1.65%	237,886	10.19 to 10.07	2,413,672	3.42%	1.78% to 0.96%
2015	1.00% to 1.30%	13,798	10.01 to 9.99	137,950	0.00%	0.08% to -0.06%	****
Nationwide Variable Insurance Trust - NVIT Core Plus Bond Fund: Class II (NVLCP2)
2019	0.45% to 2.35%	741,230	12.62 to 10.68	8,606,443	2.90%	9.10% to 7.02%
2018	0.45% to 2.20%	402,069	11.57 to 10.10	4,319,966	2.44%	-1.90% to -3.63%
2017	0.45% to 2.40%	518,627	11.79 to 10.34	5,705,067	1.90%	3.30% to 1.28%
2016	0.45% to 2.50%	870,990	11.41 to 10.15	9,334,860	2.40%	2.87% to 0.76%
2015	0.45% to 2.45%	855,161	11.10 to 10.09	9,008,769	1.51%	-0.96% to -2.95%
Nationwide Variable Insurance Trust - NVIT Core Bond Fund: Class II (NVCBD2)
2019	1.00% to 1.65%	397,890	11.19 to 10.87	4,422,337	3.32%	7.61% to 6.90%
2018	1.00% to 1.65%	289,095	10.40 to 10.16	2,987,391	3.20%	-1.69% to -2.34%
2017	0.85% to 1.65%	256,980	10.62 to 10.41	2,708,853	3.14%	3.30% to 2.47%
2016	1.00% to 1.65%	199,123	10.26 to 10.16	2,037,269	4.23%	3.96% to 3.28%
2015	1.00% to 1.35%	24,355	9.87 to 9.85	240,194	6.05%	-1.35% to -1.51%	****
Nationwide Variable Insurance Trust - NVIT Short Term Bond Fund: Class II (NVSTB2)
2019	0.45% to 2.15%	1,501,654	10.95 to 9.43	15,220,927	2.26%	3.62% to 1.85%
2018	0.45% to 2.35%	1,703,929	10.57 to 9.12	16,824,333	2.49%	0.36% to -1.56%
2017	0.45% to 2.50%	1,349,905	10.53 to 9.17	13,378,603	1.52%	1.12% to -0.95%
2016	0.45% to 2.50%	1,490,755	10.41 to 9.26	14,691,214	2.31%	2.03% to -0.06%
2015	0.45% to 2.45%	928,715	10.21 to 9.28	9,053,531	1.87%	-0.79% to -2.78%
Nationwide Variable Insurance Trust - NVIT Bond Index Fund: Class I (NVBX)
2019	0.45% to 2.35%	3,668,625	11.25 to 10.19	39,724,208	2.96%	7.91% to 5.85%
2018	0.45% to 2.35%	2,330,143	10.43 to 9.63	23,532,110	2.71%	-0.82% to -2.72%
2017	0.45% to 2.35%	2,234,188	10.51 to 9.90	22,847,993	2.86%	2.66% to 0.70%
2016	0.45% to 2.35%	1,551,608	10.24 to 9.83	15,569,058	2.17%	1.80% to -0.13%
2015	0.45% to 2.35%	1,162,145	10.06 to 9.84	11,568,033	5.66%	-0.31% to -2.21%
Nationwide Variable Insurance Trust - NVIT Government Money Market Fund: Class I (SAM)
2019	1.30%	3,515	9.13	32,099	1.77%	0.46%
2018	1.30%	3,517	9.09	31,971	1.33%	0.07%
2017	1.30%	6,516	9.08	59,194	0.42%	-0.88%
2016	1.30%	6,519	9.17	59,747	0.01%	-1.29%
2015	1.30%	6,522	9.28	60,555	0.00%	-1.30%
Nationwide Variable Insurance Trust - NVIT Government Money Market Fund: Class II (NVMM2)
2019	0.45% to 2.50%	14,182,547	9.83 to 7.98	127,246,368	1.53%	1.07% to -1.01%
2018	0.45% to 2.50%	22,580,846	9.73 to 8.06	202,046,573	1.11%	0.68% to -1.40%
2017	0.45% to 2.50%	17,578,319	9.66 to 8.17	157,673,261	0.22%	-0.23% to -2.28%
2016	0.45% to 2.50%	16,351,457	9.69 to 8.37	147,894,571	0.00%	-0.45% to -2.49%
2015	0.45% to 2.50%	23,705,499	9.73 to 8.58	217,646,578	0.00%	-0.45% to -2.50%
Nationwide Variable Insurance Trust - NVIT iShares Global Equity ETF Fund: Class II (NVGEII)
2019	1.00% to 1.65%	22,599	10.80 to 10.75	243,982	0.85%	7.96% to 7.49%	****
Nationwide Variable Insurance Trust - NVIT J.P. Morgan Mozaic(SM) Multi-Asset Fund: Class II (NJMMA2)
2019	1.20% to 1.30%	4,211	10.09	42,491	0.16%	0.92% to 0.89%	****
Nationwide Variable Insurance Trust - BlackRock NVIT Managed Global Allocation Fund: Class II (NVMGA2)
2019	0.85% to 2.20%	175,216	11.53 to 11.69	1,994,783	0.57%	13.97% to 12.42%
2018	0.85% to 2.20%	159,570	10.12 to 10.40	1,600,812	0.96%	-9.25% to -10.50%
2017	0.45% to 2.20%	114,668	11.97 to 11.62	1,278,461	1.35%	17.90% to 15.84%
2016	0.85% to 1.55%	79,852	9.49 to 9.40	755,578	1.17%	2.10% to 1.38%
2015	0.85% to 1.35%	32,607	9.30 to 9.28	302,819	0.00%	-7.01% to -7.23%	****
Nationwide Variable Insurance Trust - NVIT Managed American Funds Growth-Income Fund: Class II (NAMGI2)
2019	0.85% to 1.65%	278,201	14.77 to 14.25	4,075,915	1.53%	20.95% to 19.97%
2018	0.85% to 1.65%	273,095	12.22 to 11.88	3,314,050	1.11%	-3.41% to -4.19%
2017	0.85% to 1.65%	192,241	12.65 to 12.40	2,416,690	1.23%	20.66% to 19.69%
2016	1.00% to 1.65%	105,135	10.46 to 10.36	1,097,580	1.49%	8.95% to 8.23%
2015	1.00% to 1.35%	97,786	9.60 to 9.58	938,145	2.66%	-4.02% to -4.18%	****
Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Growth Fund: Class II (NVMLG2)

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2019	0.45% to 2.50%	292,166	29.77 to 24.35	7,873,262	3.93%	29.63% to 26.96%
2018	0.45% to 2.50%	337,722	22.96 to 19.18	7,056,935	0.06%	-3.79% to -5.78%
2017	0.45% to 2.50%	373,917	23.87 to 20.35	8,201,857	0.10%	29.30% to 26.64%
2016	0.45% to 2.50%	456,845	18.46 to 16.07	7,850,446	0.89%	1.53% to -0.55%
2015	0.45% to 2.50%	294,364	18.18 to 16.16	5,014,521	0.26%	2.67% to 0.55%
Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Value Fund: Class II (NVMLV2)
2019	0.45% to 2.45%	530,165	23.06 to 18.95	11,135,606	22.64%	24.54% to 22.03%
2018	0.45% to 2.45%	525,999	18.51 to 15.53	8,911,414	1.25%	-12.19% to -13.97%
2017	0.45% to 2.50%	582,611	21.08 to 17.98	11,339,335	1.22%	13.85% to 11.51%
2016	0.45% to 2.50%	774,134	18.52 to 16.12	13,386,869	2.65%	15.52% to 13.15%
2015	0.45% to 2.45%	348,734	16.03 to 14.29	5,237,383	1.04%	-3.87% to -5.80%
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class I (NVMMG1)
2019	1.15% to 1.60%	3,105	38.41 to 36.59	116,708	0.00%	35.68% to 35.06%
2018	1.15% to 1.60%	3,191	28.31 to 27.09	88,546	0.00%	-7.93% to -8.35%
2017	1.15% to 1.60%	3,395	30.75 to 29.56	102,458	0.00%	26.27% to 25.70%
2016	1.15% to 1.60%	3,684	24.35 to 23.51	88,222	0.00%	5.24% to 4.77%
2015	1.15% to 1.60%	10,326	23.14 to 22.44	235,481	0.00%	-1.33% to -1.78%
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class II (NVMMG2)
2019	0.45% to 2.45%	434,104	29.28 to 24.07	11,575,634	0.00%	36.22% to 33.49%
2018	0.45% to 2.45%	396,280	21.50 to 18.03	7,773,229	0.00%	-7.47% to -9.34%
2017	0.45% to 2.50%	373,996	23.23 to 19.81	7,963,423	0.00%	26.95% to 24.34%
2016	0.45% to 2.50%	260,056	18.30 to 15.93	4,422,763	0.00%	5.58% to 3.41%
2015	0.45% to 2.50%	439,773	17.33 to 15.41	7,132,124	0.00%	-0.79% to -2.84%
Nationwide Variable Insurance Trust - NVIT Multi-Manager International Growth Fund: Class II (NVMIG6)
2019	0.45% to 2.10%	355,401	18.08 to 15.39	5,875,802	0.94%	32.24% to 30.05%
2018	0.45% to 2.15%	323,038	13.67 to 11.78	4,066,391	1.05%	-17.05% to -18.47%
2017	0.45% to 2.50%	426,714	16.48 to 14.06	6,507,926	1.02%	24.97% to 22.41%
2016	0.45% to 2.50%	397,851	13.19 to 11.48	4,894,604	1.14%	-2.91% to -4.90%
2015	0.45% to 2.45%	266,004	13.59 to 12.11	3,394,034	0.13%	-1.10% to -3.09%
Nationwide Variable Insurance Trust - NVIT Real Estate Fund: Class II (NVRE2)
2019	0.45% to 2.50%	472,761	15.76 to 13.72	7,047,929	1.70%	29.86% to 27.18%
2018	0.45% to 2.50%	331,079	12.14 to 10.79	3,835,204	2.12%	-4.49% to -6.47%
2017	0.45% to 2.50%	216,204	12.71 to 11.53	2,637,619	1.92%	5.67% to 3.50%
2016	0.45% to 2.50%	203,791	12.03 to 11.14	2,365,581	1.64%	6.70% to 4.51%
2015	0.45% to 2.50%	211,340	11.27 to 10.66	2,318,589	1.61%	-6.08% to -8.02%
Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Value Fund: Class II (NVMMV2)
2019	0.45% to 2.45%	338,410	26.28 to 21.60	8,141,954	2.28%	23.29% to 20.81%
2018	0.45% to 2.45%	403,068	21.31 to 17.88	7,919,022	1.07%	-13.55% to -15.30%
2017	0.45% to 2.50%	441,461	24.65 to 21.02	10,091,732	1.02%	13.33% to 11.00%
2016	0.45% to 2.50%	537,974	21.76 to 18.94	10,940,679	1.66%	17.07% to 14.66%
2015	0.45% to 2.45%	354,372	18.58 to 16.57	6,242,788	1.13%	-3.32% to -5.27%
Nationwide Variable Insurance Trust - Neuberger Berman NVIT Multi Cap Opportunities Fund: Class II (NVNMO2)
2019	0.65% to 2.10%	254,841	16.46 to 15.60	4,109,781	0.58%	27.25% to 25.40%
2018	0.65% to 2.10%	240,496	12.94 to 12.44	3,060,458	0.45%	-5.63% to -7.01%
2017	1.00% to 2.10%	222,396	13.63 to 13.38	3,014,040	0.74%	23.52% to 22.15%
2016	1.00% to 1.45%	18,479	11.03 to 11.00	203,468	0.91%	10.33% to 9.99%	****
Nationwide Variable Insurance Trust - Neuberger Berman NVIT Socially Responsible Fund: Class II (NVNSR2)
2019	1.00% to 1.55%	91,030	14.43 to 14.08	1,308,863	0.73%	24.79% to 24.09%
2018	1.00% to 1.55%	90,296	11.57 to 11.34	1,041,698	0.66%	-6.82% to -7.34%
2017	1.00% to 1.55%	65,533	12.41 to 12.24	812,227	0.83%	17.18% to 16.53%
2016	1.00% to 1.35%	23,129	10.59 to 10.54	244,488	1.17%	9.01% to 8.63%
2015	1.00% to 1.30%	8,905	9.72 to 9.70	86,469	1.29%	-2.83% to -2.97%	****
Nationwide Variable Insurance Trust - American Century NVIT Multi Cap Value Fund: Class II (NVAMV2)
2019	0.85% to 1.65%	272,063	13.83 to 13.34	3,712,909	2.58%	25.61% to 24.59%
2018	0.85% to 1.65%	224,110	11.01 to 10.71	2,441,479	1.27%	-10.24% to -10.97%
2017	0.85% to 1.65%	254,148	12.27 to 12.03	3,093,670	1.79%	7.52% to 6.65%
2016	0.85% to 1.65%	150,830	11.41 to 11.28	1,712,798	3.46%	19.19% to 18.23%
2015	1.00% to 1.35%	29,431	9.57 to 9.55	281,305	2.25%	-4.34% to -4.50%	****
Nationwide Variable Insurance Trust - NVIT Dynamic U.S. Growth Fund: Class II (NVOLG2)
2019	0.45% to 2.50%	736,194	17.51 to 16.22	12,237,711	1.73%	36.71% to 33.90%
2018	0.45% to 2.50%	630,993	12.81 to 12.11	7,720,802	0.58%	-1.99% to -4.02%
2017	0.45% to 2.50%	511,554	13.07 to 12.62	6,445,896	0.29%	26.50% to 23.90%
2016	0.45% to 2.50%	339,792	10.33 to 10.18	3,416,507	0.73%	3.31% to 1.84%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2015	1.00% to 1.65%	38,542	9.84 to 9.81	378,914	0.52%	-1.62% to -1.92%	****
Nationwide Variable Insurance Trust - Templeton NVIT International Value Fund: Class I (NVTIV3)
2019	0.85% to 1.65%	137,389	10.13 to 9.77	1,376,776	2.80%	11.53% to 10.63%
2018	0.85% to 1.65%	101,838	9.09 to 8.83	916,281	2.23%	-16.41% to -17.09%
2017	0.85% to 1.65%	81,789	10.87 to 10.66	882,492	2.47%	21.68% to 20.70%
2016	0.85% to 1.35%	47,947	8.93 to 8.87	426,427	2.63%	0.26% to -0.25%
2015	1.00% to 1.35%	30,202	8.90 to 8.89	268,649	3.71%	-10.96% to -11.11%	****
Nationwide Variable Insurance Trust - DoubleLine NVIT Total Return Tactical Fund: Class II (DTRTFB)
2019	0.45% to 1.85%	304,674	10.77 to 10.52	3,237,138	3.78%	6.11% to 4.61%
2018	0.65% to 1.85%	191,942	10.14 to 10.06	1,937,211	4.68%	1.39% to 0.57%	****
Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class I (TRF)
2019	0.45% to 2.45%	192,422	18.77 to 16.72	3,393,260	1.09%	28.72% to 26.14%
2018	0.45% to 2.10%	134,325	14.58 to 13.48	1,876,142	1.16%	-0.46% to -2.11%
2017	0.45% to 2.30%	277,662	14.65 to 13.67	3,908,621	1.11%	19.98% to 17.76%
2016	0.45% to 2.30%	172,307	12.21 to 11.61	2,046,898	1.12%	10.89% to 8.83%
2015	0.45% to 2.50%	384,754	11.01 to 10.63	4,178,786	1.32%	0.48% to -1.59%
Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class II (TRF2)
2019	1.00% to 1.65%	87,058	15.77 to 15.31	1,364,680	1.36%	27.73% to 26.89%
2018	1.00% to 1.65%	32,053	12.35 to 12.07	394,913	0.84%	-1.28% to -1.93%
2017	1.00% to 1.65%	29,423	12.51 to 12.31	367,583	0.74%	19.05% to 18.27%
2016	1.00% to 1.65%	44,266	10.51 to 10.41	464,063	2.38%	10.05% to 9.33%
2015	1.00% to 1.65%	6,055	9.55 to 9.52	57,738	1.30%	-4.53% to -4.83%	****
Nationwide Variable Insurance Trust - BlackRock NVIT Equity Dividend Fund: Class II (EIF2)
2019	0.85% to 1.65%	408,775	14.43 to 13.92	5,826,734	2.05%	25.93% to 24.91%
2018	0.85% to 1.65%	273,299	11.46 to 11.14	3,098,439	2.14%	-8.25% to -9.00%
2017	0.85% to 1.65%	103,855	12.49 to 12.25	1,287,578	3.68%	16.69% to 15.75%
2016	1.00% to 1.55%	32,618	10.68 to 10.60	347,488	2.29%	16.40% to 15.76%
2015	1.00% to 1.30%	23,928	9.18 to 9.16	219,540	0.00%	-8.23% to -8.36%	****
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class I (SCGF)
2019	0.45% to 2.45%	366,612	18.49 to 16.48	6,364,179	0.00%	35.10% to 32.39%
2018	0.45% to 2.45%	368,271	13.69 to 12.45	4,779,433	0.00%	-8.36% to -10.21%
2017	0.45% to 2.50%	378,111	14.94 to 13.84	5,389,604	0.00%	24.36% to 21.81%
2016	0.45% to 2.50%	220,195	12.01 to 11.36	2,561,937	0.00%	7.82% to 5.60%
2015	0.45% to 2.50%	292,448	11.14 to 10.76	3,196,137	0.00%	0.30% to -1.76%
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class II (SCGF2)
2019	0.85% to 1.65%	274,067	14.49 to 13.97	3,919,267	0.00%	34.23% to 33.14%
2018	0.85% to 1.65%	137,561	10.79 to 10.49	1,470,587	0.00%	-9.00% to -9.74%
2017	0.85% to 1.65%	91,578	11.86 to 11.63	1,079,398	0.00%	23.59% to 22.60%
2016	0.85% to 1.65%	45,722	9.60 to 9.48	437,082	0.00%	7.14% to 6.28%
2015	1.00% to 1.65%	35,096	8.95 to 8.92	313,985	0.00%	-10.50% to -10.77%	****
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class I (SCF)
2019	0.45% to 2.20%	459,283	15.43 to 13.95	6,716,014	0.07%	25.08% to 22.88%
2018	0.45% to 2.10%	398,577	12.34 to 11.41	4,702,720	0.01%	-13.03% to -14.48%
2017	0.45% to 2.10%	356,726	14.19 to 13.34	4,889,568	0.00%	12.98% to 11.11%
2016	0.45% to 2.10%	342,415	12.56 to 12.01	4,190,932	0.39%	22.28% to 20.26%
2015	0.45% to 2.10%	274,289	10.27 to 9.98	2,795,620	0.36%	-2.08% to -3.70%
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class II (SCF2)
2019	0.85% to 1.65%	198,949	13.42 to 12.94	2,648,213	0.00%	24.29% to 23.29%
2018	0.85% to 1.65%	147,374	10.80 to 10.50	1,581,389	0.00%	-13.58% to -14.28%
2017	0.85% to 1.35%	110,348	12.49 to 12.34	1,374,346	0.00%	12.24% to 11.68%
2016	0.85% to 1.35%	26,607	11.13 to 11.05	295,052	0.11%	21.50% to 20.89%
2015	1.00% to 1.30%	12,554	9.15 to 9.14	114,887	0.07%	-8.46% to -8.59%	****
Nationwide Variable Insurance Trust - NVIT Emerging Markets Fund: Class I (GEM)
2019	0.45% to 2.50%	275,696	12.35 to 10.97	3,208,369	2.11%	22.39% to 19.87%
2018	0.45% to 2.50%	361,158	10.09 to 9.15	3,471,994	0.49%	-17.79% to -19.49%
2017	0.45% to 2.50%	649,679	12.27 to 11.37	7,648,180	1.81%	40.87% to 37.98%
2016	0.45% to 2.50%	356,757	8.71 to 8.24	3,020,697	0.83%	7.23% to 5.03%
2015	0.45% to 2.50%	380,459	8.12 to 7.84	3,033,115	0.97%	-16.37% to -18.10%
Nationwide Variable Insurance Trust - NVIT Emerging Markets Fund: Class II (GEM2)
2019	0.85% to 1.65%	332,558	12.61 to 12.16	4,128,181	2.24%	21.62% to 20.64%
2018	0.85% to 1.65%	144,329	10.36 to 10.08	1,477,503	0.40%	-18.36% to -19.02%
2017	0.85% to 1.65%	133,227	12.70 to 12.44	1,676,003	1.50%	40.02% to 38.90%
2016	0.85% to 1.35%	19,341	9.07 to 9.00	174,949	1.00%	6.57% to 6.03%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2015	1.00% to 1.30%	12,717	8.50 to 8.49	108,102	0.00%	-14.98% to -15.10%	****
Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class II (NVIE6)
2019	0.85% to 1.65%	286,598	11.47 to 11.07	3,243,609	2.69%	17.90% to 16.95%
2018	0.85% to 1.65%	217,899	9.73 to 9.46	2,096,515	2.10%	-15.53% to -16.22%
2017	1.00% to 1.65%	114,103	11.48 to 11.29	1,302,994	2.02%	25.81% to 24.98%
2016	1.00% to 1.35%	36,909	9.12 to 9.08	335,814	3.48%	-0.37% to -0.72%
2015	1.00%	688	9.16	6,300	0.29%	-8.42%	****
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class I (SCVF)
2019	0.45% to 2.45%	243,444	13.48 to 12.01	3,094,701	1.03%	18.46% to 16.09%
2018	0.45% to 2.45%	306,459	11.38 to 10.35	3,323,110	0.69%	-17.33% to -19.00%
2017	0.45% to 2.50%	347,227	13.77 to 12.75	4,602,224	0.41%	8.57% to 6.34%
2016	0.45% to 2.50%	502,461	12.68 to 11.99	6,191,231	0.75%	25.37% to 22.79%
2015	0.45% to 2.45%	379,349	10.11 to 9.77	3,770,754	0.64%	-6.45% to -8.33%
Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class II (SCVF2)
2019	0.85% to 1.65%	228,530	11.99 to 11.56	2,691,485	1.02%	17.68% to 16.73%
2018	0.85% to 1.65%	161,242	10.19 to 9.91	1,620,601	0.53%	-17.83% to -18.50%
2017	0.85% to 1.65%	110,595	12.40 to 12.16	1,358,132	0.40%	7.83% to 6.96%
2016	0.85% to 1.65%	55,859	11.50 to 11.36	639,253	0.61%	24.55% to 23.55%
2015	1.00% to 1.35%	24,757	9.23 to 9.21	228,330	0.71%	-7.74% to -7.89%	****
Nationwide Variable Insurance Trust - American Funds NVIT Global Growth Fund: Class II (GVAGG2)
2019	0.85% to 1.65%	1,800,472	15.04 to 14.51	26,819,061	0.70%	33.63% to 32.56%
2018	0.85% to 1.65%	1,595,105	11.26 to 10.95	17,831,804	0.26%	-10.20% to -10.93%
2017	0.85% to 1.65%	789,133	12.54 to 12.29	9,828,596	0.83%	29.86% to 28.81%
2016	0.85% to 1.65%	349,659	9.65 to 9.54	3,361,364	1.92%	-0.66% to -1.46%
2015	0.85% to 1.65%	102,474	9.72 to 9.68	994,946	0.15%	-2.82% to -3.19%	****
Nationwide Variable Insurance Trust - American Funds NVIT Growth Fund: Class II (GVAGR2)
2019	0.85% to 1.65%	2,187,471	17.26 to 16.64	37,287,111	0.36%	29.18% to 28.14%
2018	0.85% to 1.65%	1,777,371	13.36 to 12.99	23,518,804	0.35%	-1.51% to -2.30%
2017	0.85% to 1.65%	1,078,343	13.56 to 13.29	14,517,233	0.36%	26.71% to 25.70%
2016	0.85% to 1.55%	444,358	10.70 to 10.59	4,737,199	0.27%	8.14% to 7.38%
2015	0.85% to 1.55%	132,725	9.90 to 9.86	1,312,623	0.14%	-1.03% to -1.36%	****
Nationwide Variable Insurance Trust - American Funds NVIT Growth-Income Fund: Class II (GVAGI2)
2019	0.85% to 1.65%	2,172,257	15.60 to 15.04	33,385,482	1.31%	24.60% to 23.59%
2018	0.85% to 1.65%	1,596,307	12.52 to 12.17	19,755,476	1.16%	-3.02% to -3.81%
2017	0.85% to 1.65%	920,117	12.91 to 12.65	11,780,813	1.57%	20.89% to 19.92%
2016	0.85% to 1.65%	368,792	10.68 to 10.55	3,919,105	1.30%	10.15% to 9.26%
2015	0.85% to 1.65%	110,075	9.69 to 9.66	1,065,000	0.22%	-3.08% to -3.44%	****
Nationwide Variable Insurance Trust - NVIT Multi-Manager International Value Fund: Class II (GVDIV2)
2019	0.45% to 2.45%	477,450	10.37 to 9.24	4,693,242	24.49%	15.73% to 13.41%
2018	0.45% to 2.45%	583,226	8.96 to 8.15	4,986,140	3.88%	-17.71% to -19.37%
2017	0.45% to 2.50%	682,118	10.89 to 10.08	7,149,841	2.52%	21.98% to 19.48%
2016	0.45% to 2.50%	710,285	8.93 to 8.44	6,162,574	2.66%	4.51% to 2.36%
2015	0.45% to 2.45%	421,105	8.54 to 8.25	3,529,054	1.04%	-5.77% to -7.67%
Nationwide Variable Insurance Trust - NVIT Small Cap Index Fund: Class II (NVSIX2)
2019	0.45% to 2.15%	2,499,929	14.54 to 13.31	35,040,409	1.05%	24.40% to 22.27%
2018	0.45% to 2.15%	2,086,380	11.69 to 10.88	23,628,518	1.23%	-11.74% to -13.26%
2017	0.45% to 2.35%	2,003,529	13.24 to 12.47	25,842,608	1.24%	13.67% to 11.51%
2016	0.45% to 2.15%	1,032,165	11.65 to 11.23	11,798,545	1.85%	20.33% to 18.28%
2015	0.45% to 2.35%	278,770	9.68 to 9.47	2,668,213	1.18%	-5.31% to -7.12%
Nationwide Variable Insurance Trust - NVIT International Index Fund: Class I (NVIX)
2019	0.45% to 2.15%	3,514,715	12.48 to 11.42	42,287,138	3.99%	21.22% to 19.15%
2018	0.45% to 2.20%	2,722,377	10.30 to 9.57	27,145,266	2.75%	-14.20% to -15.72%
2017	0.45% to 2.50%	2,422,837	12.00 to 11.24	28,299,288	3.72%	24.32% to 21.77%
2016	0.45% to 2.50%	950,900	9.65 to 9.23	9,012,149	4.25%	0.47% to -1.59%
2015	0.45% to 2.10%	361,849	9.61 to 9.42	3,435,888	2.82%	-1.40% to -3.04%
Nationwide Variable Insurance Trust - NVIT Mid Cap Index Fund: Class I (MCIF)
2019	0.45% to 2.15%	3,593,941	14.98 to 13.71	51,908,150	1.52%	25.09% to 22.95%
2018	0.45% to 2.20%	2,798,247	11.98 to 11.13	32,484,979	1.50%	-11.78% to -13.35%
2017	0.45% to 2.35%	2,265,493	13.58 to 12.78	29,986,686	1.28%	15.26% to 13.07%
2016	0.45% to 2.50%	1,319,288	11.78 to 11.27	15,246,746	1.81%	19.75% to 17.29%
2015	0.45% to 2.10%	392,371	9.84 to 9.65	3,816,989	1.47%	-2.97% to -4.58%
Nationwide Variable Insurance Trust - NVIT S&P 500 Index Fund: Class I (GVEX1)
2019	0.45% to 2.50%	15,244,444	17.00 to 15.28	249,153,730	2.27%	30.57% to 27.88%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2018	0.45% to 2.50%	12,332,176	13.02 to 11.95	155,185,488	1.87%	-5.05% to -7.02%
2017	0.45% to 2.50%	10,471,552	13.71 to 12.85	139,702,422	2.08%	20.98% to 18.50%
2016	0.45% to 2.50%	7,162,296	11.34 to 10.84	79,557,041	3.12%	11.16% to 8.88%
2015	0.45% to 2.45%	2,891,001	10.20 to 9.96	29,186,318	3.99%	0.71% to -1.32%
Nationwide Variable Insurance Trust - NVIT Investor Destinations Aggressive Fund: Class II (GVIDA)
2019	0.45% to 2.45%	434,608	14.74 to 13.13	6,048,769	1.97%	23.17% to 20.70%
2018	0.45% to 2.45%	546,062	11.97 to 10.88	6,229,053	1.49%	-9.27% to -11.10%
2017	0.45% to 2.45%	553,230	13.19 to 12.24	7,028,836	1.75%	17.90% to 15.54%
2016	0.45% to 2.45%	466,597	11.19 to 10.59	5,082,699	1.48%	8.98% to 6.79%
2015	0.45% to 2.10%	528,278	10.26 to 9.98	5,332,573	1.32%	-1.44% to -3.08%
Nationwide Variable Insurance Trust - NVIT Managed American Funds Asset Allocation Fund: Class II (NAMAA2)
2019	1.00% to 1.65%	352,573	13.37 to 12.98	4,680,688	1.98%	17.78% to 17.01%
2018	1.00% to 1.65%	234,342	11.35 to 11.09	2,646,152	1.51%	-5.78% to -6.40%
2017	1.00% to 1.65%	162,181	12.05 to 11.85	1,947,455	2.02%	16.38% to 15.62%
2016	1.00% to 1.30%	103,920	10.35 to 10.31	1,074,953	0.00%	7.46% to 7.14%
2015	1.00% to 1.30%	53,778	9.63 to 9.62	517,886	1.80%	-3.68% to -3.81%	****
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Aggressive Fund: Class II (GVDMA)
2019	0.45% to 2.45%	1,961,761	14.34 to 12.78	26,898,238	2.14%	21.28% to 18.84%
2018	0.45% to 2.45%	1,972,351	11.83 to 10.75	22,466,275	1.80%	-8.14% to -10.00%
2017	0.45% to 2.45%	1,644,988	12.87 to 11.95	20,533,358	1.82%	16.15% to 13.83%
2016	1.00% to 2.45%	1,352,219	10.92 to 10.50	14,623,881	2.00%	7.40% to 5.83%
2015	0.45% to 2.50%	1,018,739	10.26 to 9.91	10,289,593	1.80%	-1.18% to -3.21%
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderate Fund: Class II (GVIDM)
2019	0.45% to 2.50%	5,709,062	13.59 to 12.08	74,204,451	2.27%	17.21% to 14.80%
2018	0.45% to 2.50%	5,265,537	11.60 to 10.52	58,768,178	1.88%	-6.11% to -8.05%
2017	0.45% to 2.50%	5,176,800	12.35 to 11.44	61,951,035	1.92%	12.42% to 10.11%
2016	0.45% to 2.50%	3,963,445	10.99 to 10.39	42,502,601	2.06%	6.66% to 4.47%
2015	0.45% to 2.50%	3,723,008	10.30 to 9.95	37,775,766	2.54%	-0.78% to -2.83%
Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II (GVDMC)
2019	0.45% to 2.50%	2,052,141	12.71 to 11.29	24,875,683	2.17%	12.97% to 10.65%
2018	0.45% to 2.50%	2,062,588	11.25 to 10.21	22,283,472	1.98%	-4.17% to -6.15%
2017	0.45% to 2.50%	2,012,077	11.74 to 10.88	22,854,686	2.08%	8.72% to 6.49%
2016	0.45% to 2.50%	1,708,962	10.80 to 10.21	17,985,057	2.35%	5.23% to 3.07%
2015	0.45% to 2.50%	1,217,405	10.26 to 9.91	12,277,946	1.92%	-0.48% to -2.53%
Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II (GVIDC)
2019	0.45% to 2.50%	1,766,874	11.87 to 10.55	19,966,357	2.32%	9.04% to 6.79%
2018	0.45% to 2.50%	1,508,728	10.89 to 9.88	15,766,803	2.09%	-2.25% to -4.27%
2017	0.45% to 2.50%	1,415,301	11.14 to 10.32	15,217,663	1.98%	5.21% to 3.05%
2016	0.45% to 2.50%	1,352,080	10.59 to 10.01	13,922,775	2.16%	3.80% to 1.66%
2015	0.45% to 2.50%	1,096,796	10.20 to 9.85	10,989,145	1.57%	-0.19% to -2.24%
Nationwide Variable Insurance Trust - American Funds NVIT Asset Allocation Fund: Class II (GVAAA2)
2019	0.45% to 2.50%	4,340,290	19.82 to 16.55	79,692,489	1.61%	20.24% to 17.76%
2018	0.45% to 2.50%	4,337,164	16.49 to 14.06	66,739,569	1.19%	-5.41% to -7.37%
2017	0.45% to 2.50%	3,953,360	17.43 to 15.17	64,677,155	1.17%	15.27% to 12.91%
2016	0.45% to 2.50%	2,870,103	15.12 to 13.44	41,030,662	1.98%	8.51% to 6.28%
2015	0.45% to 2.50%	2,248,551	13.93 to 12.64	29,796,785	1.43%	0.53% to -1.54%
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Aggressive Fund: Class II (NVCRA2)
2019	0.45% to 2.10%	506,224	21.54 to 18.33	9,898,182	2.80%	23.40% to 21.36%
2018	0.45% to 2.10%	526,973	17.45 to 15.10	8,441,507	1.71%	-11.15% to -12.63%
2017	0.45% to 2.10%	524,032	19.64 to 17.28	9,540,347	1.22%	19.26% to 17.29%
2016	0.45% to 2.10%	535,941	16.47 to 14.74	8,224,948	2.30%	7.88% to 6.09%
2015	0.45% to 2.10%	622,297	15.27 to 13.89	8,948,245	2.89%	-2.20% to -3.82%
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Aggressive Fund: Class II (NVCMA2)
2019	0.45% to 2.20%	457,481	20.22 to 17.03	8,441,023	3.04%	21.68% to 19.54%
2018	0.45% to 2.20%	419,024	16.61 to 14.25	6,393,840	1.54%	-9.91% to -11.51%
2017	0.45% to 2.50%	676,199	18.44 to 15.73	11,557,440	1.39%	17.54% to 15.13%
2016	0.45% to 2.50%	806,643	15.69 to 13.66	11,809,323	2.38%	7.11% to 4.91%
2015	0.45% to 2.50%	1,230,141	14.65 to 13.02	16,972,583	4.95%	-1.95% to -3.97%
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Capital Appreciation Fund: Class II (NVCCA2)
2019	0.45% to 2.50%	955,276	19.29 to 15.78	16,619,458	2.87%	19.70% to 17.23%
2018	0.85% to 2.50%	1,008,553	15.56 to 13.46	14,788,887	2.10%	-8.94% to -10.47%
2017	0.85% to 2.50%	972,537	17.09 to 15.03	15,705,564	1.68%	14.82% to 12.92%
2016	0.85% to 2.50%	1,016,035	14.89 to 13.31	14,367,053	2.74%	6.41% to 4.65%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2015	0.45% to 2.50%	1,056,215	14.31 to 12.72	14,137,039	3.02%	-1.77% to -3.80%
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderate Fund: Class II (NVCMD2)
2019	0.45% to 2.50%	1,152,213	18.15 to 14.85	18,987,372	2.55%	17.61% to 15.19%
2018	0.45% to 2.50%	1,497,286	15.44 to 12.89	21,102,657	1.99%	-7.51% to -9.42%
2017	0.45% to 2.50%	1,700,995	16.69 to 14.23	26,126,415	1.60%	13.46% to 11.13%
2016	0.45% to 2.50%	2,370,957	14.71 to 12.81	32,416,486	2.63%	6.26% to 4.08%
2015	0.45% to 2.50%	2,737,046	13.84 to 12.30	35,598,436	3.16%	-1.51% to -3.54%
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Balanced Fund: Class II (NVCRB2)
2019	0.45% to 2.50%	782,961	16.98 to 13.89	12,190,409	2.56%	15.66% to 13.28%
2018	0.45% to 2.50%	872,271	14.68 to 12.26	11,753,042	2.24%	-6.66% to -8.59%
2017	0.45% to 2.50%	926,263	15.73 to 13.41	13,513,238	1.81%	11.55% to 9.26%
2016	0.45% to 2.50%	1,046,807	14.10 to 12.28	13,812,717	2.61%	5.63% to 3.46%
2015	0.45% to 2.50%	1,035,762	13.35 to 11.86	13,079,416	2.67%	-1.50% to -3.53%
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Conservative Fund: Class II (NVCMC2)
2019	0.45% to 2.50%	690,391	16.02 to 13.10	9,967,543	2.85%	13.79% to 11.44%
2018	0.45% to 2.50%	502,897	14.08 to 11.76	6,438,294	2.07%	-5.19% to -7.16%
2017	0.45% to 2.50%	687,470	14.85 to 12.66	9,357,076	2.01%	9.39% to 7.15%
2016	0.45% to 2.50%	646,126	13.58 to 11.82	8,133,921	2.64%	5.52% to 3.36%
2015	0.45% to 2.85%	644,930	12.87 to 11.21	7,758,763	1.88%	-1.51% to -3.89%
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Conservative Fund: Class II (NVCCN2)
2019	0.85% to 2.30%	1,161,469	13.45 to 11.66	14,572,400	2.70%	9.73% to 8.13%
2018	0.85% to 2.30%	1,020,336	12.25 to 10.79	11,722,445	2.15%	-3.44% to -4.86%
2017	0.45% to 2.30%	1,150,132	13.09 to 11.34	13,779,403	2.00%	5.88% to 3.92%
2016	0.45% to 2.30%	1,259,124	12.36 to 10.91	14,383,344	2.53%	4.14% to 2.21%
2015	0.45% to 2.30%	1,195,585	11.87 to 10.67	13,210,388	1.82%	-1.18% to -3.02%
Nationwide Variable Insurance Trust - NVIT Investor Destinations Balanced Fund: Class II (NVDBL2)
2019	0.45% to 2.15%	1,022,290	13.06 to 11.84	12,707,308	3.08%	14.82% to 12.86%
2018	0.45% to 2.30%	646,794	11.37 to 10.41	7,063,930	1.96%	-5.28% to -7.05%
2017	0.45% to 2.30%	601,345	12.00 to 11.20	6,983,659	2.03%	10.63% to 8.58%
2016	0.45% to 2.15%	498,988	10.85 to 10.36	5,285,310	2.19%	5.83% to 4.02%
2015	0.45% to 2.30%	346,219	10.25 to 9.93	3,493,108	1.30%	-0.62% to -2.47%
Nationwide Variable Insurance Trust - NVIT Investor Destinations Capital Appreciation Fund: Class II (NVDCA2)
2019	0.45% to 2.30%	696,861	14.03 to 12.61	9,336,451	1.40%	19.40% to 17.18%
2018	0.45% to 2.30%	1,314,482	11.75 to 10.76	14,838,095	2.29%	-6.89% to -8.63%
2017	0.45% to 2.30%	789,291	12.62 to 11.78	9,588,941	2.23%	14.29% to 12.18%
2016	0.45% to 2.30%	410,422	11.04 to 10.50	4,400,063	1.94%	7.26% to 5.27%
2015	1.00% to 2.30%	357,957	10.20 to 9.97	3,616,429	1.37%	-1.53% to -2.82%
Nationwide Variable Insurance Trust - NVIT DFA Moderate Fund: Class II (NVLM2)
2019	0.45% to 2.35%	461,036	15.21 to 13.30	6,562,061	1.67%	16.98% to 14.75%
2018	0.45% to 2.45%	473,770	13.00 to 11.52	5,810,236	1.40%	-8.24% to -10.09%
2017	0.45% to 2.15%	492,304	14.17 to 13.01	6,648,436	1.32%	13.32% to 11.39%
2016	0.45% to 2.15%	512,774	12.50 to 11.68	6,165,789	1.32%	8.28% to 6.44%
2015	0.45% to 2.15%	542,886	11.54 to 10.97	6,092,033	1.68%	-2.20% to -3.87%
Nationwide Variable Insurance Trust - NVIT DFA Capital Appreciation Fund: Class II (NVLCA2)
2019	0.45% to 2.20%	349,883	16.35 to 14.45	5,402,673	1.60%	19.23% to 17.13%
2018	0.45% to 2.20%	306,743	13.71 to 12.34	3,962,264	1.87%	-10.59% to -12.17%
2017	0.45% to 2.20%	210,763	15.34 to 14.05	3,079,802	2.28%	17.36% to 15.30%
2016	0.45% to 2.30%	148,001	13.07 to 12.14	1,853,247	1.44%	10.89% to 8.83%
2015	0.45% to 2.30%	138,664	11.79 to 11.15	1,583,150	1.98%	-3.59% to -5.39%
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Managed Growth Fund: Class II (NCPG2)
2019	1.00% to 2.20%	109,470	12.57 to 11.67	1,342,485	2.53%	14.26% to 12.88%
2018	1.00% to 2.20%	116,827	11.00 to 10.34	1,256,582	1.38%	-8.01% to -9.13%
2017	0.45% to 2.20%	190,845	12.24 to 11.37	2,239,046	1.66%	17.26% to 15.21%
2016	0.45% to 2.20%	179,311	10.44 to 9.87	1,812,133	2.30%	5.74% to 3.88%
2015	0.45% to 2.20%	175,329	9.87 to 9.50	1,686,921	1.78%	-5.30% to -6.97%
Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Managed Growth & Income Fund: Class II (NCPGI2)
2019	0.85% to 2.35%	106,114	12.27 to 11.17	1,268,723	2.52%	12.88% to 11.18%
2018	1.00% to 2.35%	104,025	10.78 to 10.05	1,103,153	2.00%	-7.95% to -9.21%
2017	0.85% to 2.35%	122,015	11.79 to 11.07	1,407,533	1.89%	13.79% to 12.08%
2016	1.00% to 2.35%	104,486	10.31 to 9.88	1,056,757	2.46%	4.50% to 3.08%
2015	1.25% to 2.35%	127,924	9.81 to 9.58	1,244,370	1.30%	-5.49% to -6.54%
Nationwide Variable Insurance Trust - NVIT Investor Destinations Managed Growth Fund: Class II (IDPG2)
2019	1.00% to 1.95%	176,349	12.87 to 12.13	2,224,367	2.05%	14.10% to 13.00%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2018	1.00% to 1.95%	235,301	11.28 to 10.74	2,606,239	1.95%	-7.00% to -7.90%
2017	1.00% to 1.85%	151,732	12.13 to 11.70	1,811,532	1.54%	15.80% to 14.81%
2016	1.00% to 2.10%	242,882	10.47 to 10.11	2,513,301	2.05%	5.88% to 4.71%
2015	1.25% to 1.85%	120,041	9.84 to 9.71	1,176,229	1.97%	-5.16% to -5.73%
Nationwide Variable Insurance Trust - NVIT Investor Destinations Managed Growth & Income Fund: Class II (IDPGI2)
2019	0.85% to 2.10%	267,858	12.43 to 11.50	3,262,887	2.42%	12.04% to 10.63%
2018	1.00% to 2.10%	237,993	11.01 to 10.39	2,585,974	2.25%	-6.57% to -7.62%
2017	1.00% to 2.10%	144,064	11.78 to 11.25	1,673,310	1.97%	12.89% to 11.64%
2016	1.00% to 2.10%	119,999	10.44 to 10.08	1,240,196	1.88%	4.65% to 3.49%
2015	1.00% to 2.10%	100,455	9.97 to 9.74	994,507	2.59%	-4.21% to -5.27%
Neuberger Berman Advisers Management Trust - U.S. Equity Index PutWrite Strategy Portfolio: S Class Shares (NBARMS)
2019	0.45% to 1.95%	130,782	10.63 to 9.83	1,340,578	0.17%	14.74% to 13.01%
2018	0.45% to 2.10%	107,206	9.26 to 8.64	962,734	0.00%	-7.20% to -8.75%
2017	1.00% to 2.10%	98,826	9.81 to 9.47	962,498	0.00%	5.62% to 4.45%
2016	1.00% to 2.10%	59,659	9.29 to 9.07	550,574	0.00%	-1.64% to -2.73%
2015	1.00% to 2.10%	38,573	9.44 to 9.32	362,482	0.00%	-6.01% to -7.05%
Northern Lights Variable Trust - 7Twelve Balanced Portfolio (NO7TB)
2019	1.15% to 2.35%	79,560	11.05 to 10.25	863,721	1.22%	13.57% to 12.20%
2018	1.00% to 2.35%	109,073	9.81 to 9.14	1,041,618	0.38%	-9.55% to -10.79%
2017	1.15% to 2.10%	178,486	10.77 to 10.35	1,888,646	0.36%	9.08% to 8.04%
2016	1.15% to 2.10%	183,811	9.88 to 9.58	1,791,410	0.17%	7.96% to 6.93%
2015	0.65% to 2.45%	178,546	9.25 to 8.89	1,619,111	0.44%	-7.95% to -9.62%
Northern Lights Variable Trust - Power Income VIT Fund, advised by WE Donoghue: Class 2 (NOVPI2)
2019	0.45% to 2.50%	368,633	11.14 to 9.52	3,760,545	2.30%	7.24% to 5.03%
2018	0.45% to 2.50%	455,319	10.39 to 9.06	4,380,366	1.97%	-3.75% to -5.74%
2017	0.45% to 2.50%	586,180	10.79 to 9.61	5,920,755	0.79%	1.66% to -0.43%
2016	0.45% to 2.50%	756,697	10.61 to 9.66	7,615,979	0.00%	3.90% to 1.77%
2015	0.45% to 2.50%	866,827	10.22 to 9.49	8,494,803	2.18%	-2.95% to -4.95%
Northern Lights Variable Trust - BTS Tactical Fixed Income VIT Fund: Class 2 (NOTBBA)
2019	0.45% to 2.50%	1,667,441	10.46 to 9.10	16,229,826	4.03%	2.49% to 0.38%
2018	0.45% to 2.50%	2,189,379	10.20 to 9.07	20,959,037	2.61%	-6.50% to -8.44%
2017	0.45% to 2.50%	2,526,208	10.91 to 9.90	26,210,106	2.26%	2.41% to 0.30%
2016	0.45% to 2.50%	2,727,517	10.65 to 9.87	27,966,818	0.02%	12.68% to 10.37%
2015	0.45% to 2.35%	2,042,921	9.45 to 8.98	18,761,811	0.29%	-3.65% to -5.48%
PIMCO Variable Insurance Trust - Short-Term Portfolio: Advisor Class (PMVSTA)
2019	0.85% to 1.65%	614,789	10.47 to 10.10	6,363,966	2.33%	1.82% to 1.00%
2018	0.85% to 1.65%	508,079	10.28 to 10.00	5,168,162	2.11%	0.56% to -0.26%
2017	0.85% to 1.65%	300,317	10.23 to 10.02	3,045,668	1.61%	1.44% to 0.62%
2016	0.85% to 1.35%	118,194	10.08 to 10.01	1,186,767	1.50%	1.40% to 0.89%
2015	1.00% to 1.35%	14,959	9.93 to 9.92	148,456	0.21%	-0.66% to -0.82%	****
PIMCO Variable Insurance Trust - Income Portfolio: Advisor Class (PMVIV)
2019	0.45% to 2.15%	1,627,886	11.25 to 10.75	17,947,815	3.45%	7.97% to 6.13%
2018	0.45% to 2.20%	1,030,680	10.42 to 10.12	10,630,845	3.11%	-0.17% to -1.93%
2017	0.45% to 2.10%	308,774	10.44 to 10.32	3,204,014	1.57%	4.39% to 3.24%	****
PIMCO Variable Insurance Trust - International Bond Portfolio (U.S. Dollar-Hedged): Advisor Class (PMVFHV)
2019	0.45% to 1.95%	406,910	10.98 to 10.54	4,378,921	1.66%	6.42% to 4.82%
2018	0.45% to 2.20%	287,067	10.31 to 10.01	2,922,984	1.32%	1.55% to -0.24%
2017	0.85% to 1.85%	193,168	10.13 to 10.06	1,952,631	22.87%	1.28% to 0.61%	****
PIMCO Variable Insurance Trust - Dynamic Bond Portfolio: Advisor Class (PMUBA)
2019	0.45% to 2.45%	366,629	11.36 to 10.03	3,927,743	4.31%	4.36% to 2.26%
2018	0.45% to 2.45%	398,031	10.89 to 9.81	4,116,594	2.80%	0.47% to -1.56%
2017	0.45% to 2.45%	317,179	10.84 to 9.97	3,287,563	1.63%	4.44% to 2.34%
2016	0.45% to 2.45%	297,378	10.38 to 9.74	2,982,256	1.62%	4.16% to 2.08%
2015	0.45% to 2.20%	401,420	9.96 to 9.59	3,901,224	3.36%	-2.23% to -3.95%
PIMCO Variable Insurance Trust - All Asset Portfolio: Advisor Class (PMVAAD)
2019	0.45% to 2.35%	569,470	13.12 to 11.10	6,842,023	2.78%	11.24% to 9.12%
2018	0.45% to 2.45%	669,750	11.79 to 10.09	7,284,809	2.92%	-5.87% to -7.78%
2017	0.45% to 2.45%	877,703	12.53 to 10.94	10,211,903	4.50%	12.87% to 10.61%
2016	0.45% to 2.50%	926,387	11.10 to 9.87	9,638,474	2.69%	12.40% to 10.09%
2015	0.45% to 2.45%	706,689	9.87 to 8.98	6,625,614	2.89%	-9.60% to -11.41%
PIMCO Variable Insurance Trust - International Bond Portfolio (unhedged): Advisor Class (PMVFAD)
2019	0.45% to 2.35%	187,718	12.20 to 10.13	2,117,123	1.89%	6.44% to 4.41%
2018	0.45% to 2.35%	162,516	11.46 to 9.70	1,721,781	3.13%	-4.51% to -6.34%

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2017	0.45% to 2.10%	207,882	12.00 to 10.56	2,316,528	1.78%	10.24% to 8.42%
2016	0.45% to 2.50%	138,822	10.89 to 9.48	1,407,239	1.17%	2.44% to 0.34%
2015	0.45% to 2.10%	178,917	10.63 to 9.67	1,785,710	1.43%	-7.59% to -9.12%
PIMCO Variable Insurance Trust - Low Duration Portfolio: Advisor Class (PMVLAD)
2019	0.45% to 2.35%	1,618,232	10.85 to 9.18	15,989,076	2.69%	3.46% to 1.48%
2018	0.45% to 2.45%	1,508,835	10.48 to 8.97	14,627,623	1.78%	-0.22% to -2.23%
2017	0.45% to 2.50%	1,578,738	10.51 to 9.15	15,417,902	1.25%	0.80% to -1.27%
2016	0.45% to 2.50%	2,009,748	10.42 to 9.26	19,677,093	1.38%	0.85% to -1.22%
2015	0.45% to 2.50%	2,606,396	10.34 to 9.38	25,644,440	3.82%	-0.24% to -2.30%
PIMCO Variable Insurance Trust - Total Return Portfolio: Advisor Class (PMVTRD)
2019	0.45% to 2.45%	2,273,091	12.58 to 10.55	26,632,345	2.91%	7.76% to 5.60%
2018	0.45% to 2.45%	2,172,893	11.68 to 9.99	23,791,605	2.45%	-1.08% to -3.08%
2017	0.45% to 2.50%	2,161,616	11.80 to 10.28	24,056,923	1.93%	4.35% to 2.20%
2016	0.45% to 2.50%	1,973,591	11.31 to 10.05	21,125,209	1.99%	2.12% to 0.03%
2015	0.45% to 2.45%	1,805,992	11.08 to 10.08	19,019,736	5.33%	-0.12% to -2.12%
PIMCO Variable Insurance Trust - CommodityRealReturn(R) Strategy Portfolio: Advisor Class (PMVRSD)
2019	0.45% to 2.50%	383,884	6.65 to 5.44	2,307,431	4.38%	10.85% to 8.57%
2018	0.45% to 2.50%	375,612	6.00 to 5.01	2,041,242	1.93%	-14.59% to -16.36%
2017	0.45% to 2.50%	441,128	7.02 to 5.99	2,828,075	11.15%	1.59% to -0.50%
2016	0.45% to 2.50%	436,023	6.91 to 6.02	2,791,510	0.99%	14.36% to 12.01%
2015	0.45% to 2.50%	250,185	6.04 to 5.37	1,424,468	4.22%	-26.00% to -27.52%
PIMCO Variable Insurance Trust - Emerging Markets Bond Portfolio: Advisor Class (PMVEBD)
2019	0.45% to 2.35%	407,891	15.98 to 13.27	6,035,986	4.30%	14.14% to 11.96%
2018	0.45% to 2.35%	285,406	14.00 to 11.85	3,718,938	4.02%	-5.26% to -7.07%
2017	0.45% to 2.20%	307,657	14.78 to 12.90	4,240,109	4.98%	9.29% to 7.37%
2016	0.45% to 2.15%	274,015	13.52 to 12.06	3,481,123	5.25%	12.71% to 10.79%
2015	0.45% to 2.15%	221,269	12.00 to 10.88	2,500,438	5.14%	-2.80% to -4.46%
PIMCO Variable Insurance Trust - Global Bond Opportunities Portfolio (Unhedged): Advisor Class (PMVGBD)
2019	0.45% to 2.50%	302,972	12.37 to 10.12	3,381,535	2.35%	5.54% to 3.37%
2018	0.45% to 2.50%	336,153	11.72 to 9.79	3,587,679	5.48%	-4.72% to -6.70%
2017	0.45% to 2.50%	474,895	12.31 to 10.49	5,376,317	1.82%	8.03% to 5.82%
2016	0.45% to 2.50%	529,621	11.39 to 9.92	5,609,974	1.42%	3.48% to 1.35%
2015	0.45% to 2.50%	626,063	11.01 to 9.78	6,480,577	1.73%	-4.57% to -6.53%
PIMCO Variable Insurance Trust - High Yield Portfolio: Advisor Class (PMVHYD)
2019	0.45% to 2.50%	1,391,901	17.23 to 14.09	21,897,144	4.95%	14.10% to 11.75%
2018	0.45% to 2.50%	741,588	15.10 to 12.61	10,341,823	5.11%	-3.19% to -5.20%
2017	0.45% to 2.50%	1,602,379	15.60 to 13.30	23,260,174	4.72%	6.04% to 3.86%
2016	0.45% to 2.50%	2,423,168	14.71 to 12.81	33,477,356	5.17%	11.85% to 9.55%
2015	0.45% to 2.50%	1,375,441	13.15 to 11.69	17,117,278	5.01%	-2.21% to -4.22%
ProFund VP UltraShort NASDAQ-100 (PROUSN)
2019	1.15% to 1.85%	938,948	0.16 to 0.15	143,150	0.53%	-51.07% to -51.42%
2018	1.15% to 2.15%	1,302,919	0.32 to 0.29	407,004	0.00%	-12.61% to -13.50%
2017	1.15% to 2.15%	612,696	0.37 to 0.34	218,981	0.00%	-45.57% to -46.12%
2016	1.15% to 2.15%	620,012	0.67 to 0.63	405,179	0.00%	-21.13% to -21.92%
2015	0.45% to 2.45%	505,722	0.89 to 0.79	417,092	0.00%	-26.59% to -28.07%
ProFund VP Access High Yield Fund (PROAHY)
2019	0.45% to 2.15%	935,570	17.75 to 15.03	15,411,582	6.22%	11.92% to 10.01%
2018	0.45% to 2.15%	270,651	15.86 to 13.66	3,931,262	3.15%	-1.06% to -2.76%
2017	0.45% to 2.15%	588,901	16.03 to 14.05	8,831,381	2.97%	4.32% to 2.55%
2016	0.45% to 2.50%	2,239,656	15.36 to 13.37	33,011,718	3.27%	8.51% to 6.28%
2015	0.45% to 2.45%	438,199	14.16 to 12.62	5,844,517	1.50%	-0.30% to -2.30%
ProFund VP Asia 30 (PROA30)
2019	0.45% to 2.10%	88,772	12.77 to 10.86	1,032,019	0.22%	25.74% to 23.65%
2018	0.45% to 2.10%	105,793	10.15 to 8.78	988,559	0.43%	-18.96% to -20.32%
2017	0.45% to 2.10%	167,785	12.53 to 11.02	1,944,286	0.00%	32.28% to 30.10%
2016	0.45% to 2.10%	143,905	9.47 to 8.47	1,271,269	1.07%	0.19% to -1.47%
2015	0.45% to 2.35%	250,619	9.45 to 8.48	2,216,005	0.33%	-9.79% to -11.51%
ProFund VP Banks (PROBNK)
2019	0.45% to 2.45%	84,306	23.05 to 19.33	1,755,754	0.85%	35.81% to 33.09%
2018	0.45% to 2.45%	107,150	16.97 to 14.53	1,662,740	0.35%	-18.27% to -19.92%
2017	0.45% to 2.45%	183,886	20.76 to 18.14	3,531,126	0.25%	17.39% to 15.04%
2016	0.45% to 2.45%	236,108	17.69 to 15.77	3,905,956	0.22%	22.68% to 20.22%
2015	0.45% to 2.45%	153,779	14.42 to 13.12	2,094,309	0.19%	-0.88% to -2.87%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

ProFund VP Basic Materials (PROBM)
2019	1.00% to 2.15%	123,747	11.34 to 10.24	1,332,078	0.35%	16.54% to 15.19%
2018	0.45% to 2.15%	198,553	10.15 to 8.89	1,837,646	0.22%	-18.03% to -19.44%
2017	0.45% to 2.15%	1,209,541	12.38 to 11.04	13,903,137	0.45%	22.40% to 20.32%
2016	0.45% to 2.15%	708,738	10.11 to 9.17	6,742,656	0.61%	17.96% to 15.95%
2015	0.45% to 2.15%	136,926	8.57 to 7.91	1,108,008	0.52%	-14.31% to -15.77%
ProFund VP Bear (PROBR)
2019	0.45% to 1.85%	105,765	2.26 to 1.97	219,592	0.10%	-23.29% to -24.37%
2018	0.45% to 1.90%	127,905	2.94 to 2.59	347,610	0.00%	3.58% to 2.07%
2017	0.45% to 1.90%	161,839	2.84 to 2.54	425,996	0.00%	-18.33% to -19.52%
2016	0.45% to 2.10%	242,023	3.48 to 3.11	788,514	0.00%	-13.44% to -14.87%
2015	0.65% to 2.10%	210,408	3.97 to 3.65	793,510	0.00%	-5.54% to -6.92%
ProFund VP Biotechnology (PROBIO)
2019	0.45% to 2.50%	170,578	32.41 to 27.06	5,033,424	0.00%	15.93% to 13.54%
2018	0.45% to 2.50%	199,497	27.96 to 23.83	5,127,164	0.00%	-7.17% to -9.09%
2017	0.45% to 2.50%	204,680	30.11 to 26.22	5,713,562	0.00%	21.99% to 19.49%
2016	0.45% to 2.50%	199,002	24.69 to 21.94	4,604,995	0.00%	-15.86% to -17.59%
2015	0.45% to 2.50%	259,473	29.34 to 26.62	7,216,474	0.00%	2.84% to 0.72%
ProFund VP Bull (PROBL)
2019	0.45% to 2.10%	295,157	26.00 to 22.12	6,997,187	0.20%	28.30% to 26.18%
2018	0.45% to 2.10%	288,007	20.26 to 17.53	5,377,030	0.00%	-6.57% to -8.13%
2017	0.45% to 2.50%	546,147	21.69 to 18.49	11,012,733	0.00%	18.81% to 16.37%
2016	0.45% to 2.50%	767,266	18.25 to 15.89	13,105,082	0.00%	9.17% to 6.93%
2015	0.45% to 2.50%	1,599,922	16.72 to 14.86	25,380,545	0.00%	-0.91% to -2.95%
ProFund VP Consumer Goods (PROCG)
2019	0.45% to 2.50%	122,558	20.14 to 16.82	2,258,486	1.37%	25.99% to 23.40%
2018	0.45% to 2.50%	118,398	15.99 to 13.63	1,740,145	1.01%	-15.19% to -16.95%
2017	0.45% to 2.50%	137,173	18.85 to 16.41	2,406,014	0.76%	14.54% to 12.19%
2016	0.45% to 2.50%	223,172	16.46 to 14.63	3,428,554	0.88%	3.08% to 0.96%
2015	0.45% to 2.50%	458,236	15.97 to 14.49	6,947,832	0.51%	3.69% to 1.56%
ProFund VP Consumer Services (PROCS)
2019	0.45% to 2.50%	151,101	29.07 to 24.27	4,007,019	0.00%	24.08% to 21.52%
2018	0.45% to 2.50%	255,156	23.43 to 19.97	5,512,735	0.00%	0.16% to -1.91%
2017	0.45% to 2.15%	479,056	23.39 to 20.86	10,422,922	0.00%	17.84% to 15.83%
2016	0.45% to 2.15%	420,130	19.85 to 18.01	7,857,628	0.00%	3.72% to 1.95%
2015	0.45% to 2.50%	382,999	19.14 to 17.37	6,991,167	0.00%	4.22% to 2.07%
ProFund VP Emerging Markets (PROEM)
2019	0.45% to 2.45%	293,464	10.58 to 8.70	2,834,625	0.42%	23.68% to 21.19%
2018	0.45% to 2.45%	407,894	8.56 to 7.18	3,193,815	0.25%	-15.65% to -17.36%
2017	0.45% to 2.45%	961,453	10.15 to 8.69	8,997,702	0.07%	32.66% to 30.01%
2016	0.45% to 2.45%	538,359	7.65 to 6.68	3,857,383	0.23%	10.51% to 8.30%
2015	0.45% to 2.45%	244,196	6.92 to 6.17	1,594,714	1.70%	-17.73% to -19.39%
ProFund VP Europe 30 (PROE30)
2019	1.15% to 2.45%	171,311	13.13 to 11.55	2,162,370	2.55%	16.43% to 14.90%
2018	1.15% to 2.45%	307,262	11.28 to 10.05	3,332,833	2.46%	-15.12% to -16.25%
2017	0.45% to 2.45%	329,321	14.02 to 12.00	4,231,690	2.17%	19.17% to 16.79%
2016	0.45% to 2.45%	266,682	11.77 to 10.28	2,905,976	2.62%	7.33% to 5.17%
2015	0.45% to 2.45%	404,677	10.96 to 9.77	4,147,047	4.52%	-11.28% to -13.06%
ProFund VP Financials (PROFIN)
2019	0.45% to 2.50%	211,903	23.39 to 19.53	4,507,432	0.57%	29.68% to 27.01%
2018	0.45% to 2.50%	222,206	18.04 to 15.38	3,681,746	0.39%	-10.83% to -12.68%
2017	0.45% to 2.50%	411,042	20.23 to 17.61	7,735,315	0.40%	17.66% to 15.24%
2016	0.45% to 2.50%	539,835	17.19 to 15.28	8,705,406	0.34%	14.80% to 12.44%
2015	0.45% to 2.50%	801,013	14.98 to 13.59	11,416,836	0.12%	-1.94% to -3.96%
ProFund VP Health Care (PROHC)
2019	0.45% to 2.50%	299,438	28.72 to 23.98	7,809,334	0.00%	18.83% to 16.39%
2018	0.45% to 2.50%	468,993	24.17 to 20.60	10,424,617	0.00%	3.96% to 1.81%
2017	0.45% to 2.50%	427,976	23.24 to 20.24	9,224,591	0.00%	20.37% to 17.90%
2016	0.45% to 2.50%	406,975	19.31 to 17.16	7,373,999	0.00%	-4.48% to -6.45%
2015	0.45% to 2.50%	583,272	20.22 to 18.35	11,179,218	0.00%	4.55% to 2.40%
ProFund VP Industrials (PROIND)
2019	0.45% to 2.10%	215,109	22.64 to 19.58	4,453,874	0.00%	29.91% to 27.75%
2018	0.45% to 2.10%	210,118	17.43 to 15.33	3,377,934	0.08%	-13.16% to -14.61%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2017	0.45% to 2.35%	809,946	20.07 to 17.65	15,114,755	0.18%	21.85% to 19.53%
2016	0.45% to 2.35%	792,642	16.47 to 14.77	12,284,545	0.24%	17.02% to 14.79%
2015	0.45% to 2.35%	540,448	14.07 to 12.86	7,233,997	0.18%	-3.86% to -5.69%
ProFund VP International (PROINT)
2019	0.45% to 2.15%	85,671	13.38 to 11.33	1,044,127	0.30%	18.73% to 16.71%
2018	0.45% to 2.15%	168,183	11.27 to 9.71	1,744,744	0.00%	-16.14% to -17.58%
2017	0.45% to 2.15%	471,324	13.44 to 11.78	5,857,806	0.00%	21.25% to 19.19%
2016	0.45% to 2.15%	184,497	11.08 to 9.88	1,918,056	0.00%	-1.37% to -3.05%
2015	0.45% to 2.10%	193,125	11.24 to 10.22	2,065,351	0.00%	-3.96% to -5.55%
ProFund VP Internet (PRONET)
2019	0.45% to 2.15%	193,641	32.26 to 27.79	5,710,690	0.00%	17.50% to 15.50%
2018	0.45% to 2.35%	270,452	27.46 to 23.69	6,850,378	0.00%	4.46% to 2.45%
2017	0.45% to 2.45%	248,719	26.29 to 22.96	6,102,225	0.00%	35.44% to 32.73%
2016	0.45% to 2.45%	231,575	19.41 to 17.30	4,238,715	0.00%	5.06% to 2.95%
2015	0.45% to 2.50%	382,997	18.47 to 16.76	6,726,750	0.00%	19.81% to 17.34%
ProFund VP Japan (PROJP)
2019	0.45% to 1.95%	58,131	17.63 to 15.22	927,591	0.12%	19.46% to 17.66%
2018	0.45% to 1.95%	108,051	14.76 to 12.94	1,451,889	0.00%	-12.03% to -13.37%
2017	0.45% to 2.15%	130,637	16.77 to 14.70	2,025,863	0.00%	17.92% to 15.91%
2016	0.45% to 2.15%	131,868	14.23 to 12.68	1,748,199	0.00%	-0.04% to -1.74%
2015	0.45% to 2.35%	226,725	14.23 to 12.76	3,026,252	0.00%	5.33% to 3.32%
ProFund VP NASDAQ-100 (PRON)
2019	0.45% to 2.45%	297,895	38.13 to 31.35	10,348,193	0.00%	36.09% to 33.35%
2018	0.45% to 2.45%	430,013	28.02 to 23.51	11,016,876	0.00%	-2.31% to -4.29%
2017	0.45% to 2.45%	416,081	28.68 to 24.56	11,037,773	0.00%	29.79% to 27.19%
2016	0.45% to 2.45%	513,642	22.10 to 19.31	10,640,584	0.00%	4.78% to 2.68%
2015	0.45% to 2.45%	747,756	21.09 to 18.80	14,937,745	0.00%	6.97% to 4.82%
ProFund VP Oil & Gas (PROOG)
2019	0.45% to 2.50%	471,307	9.92 to 8.11	4,183,328	1.32%	8.03% to 5.80%
2018	0.45% to 2.50%	667,510	9.18 to 7.67	5,541,878	1.49%	-20.58% to -22.23%
2017	0.45% to 2.50%	1,078,772	11.57 to 9.86	11,351,303	1.17%	-3.61% to -5.59%
2016	0.45% to 2.50%	1,258,835	12.00 to 10.44	13,903,142	1.35%	23.63% to 21.09%
2015	0.45% to 2.50%	1,185,343	9.71 to 8.63	10,717,212	0.68%	-23.72% to -25.29%
ProFund VP Pharmaceuticals (PROPHR)
2019	1.15% to 2.50%	72,161	19.79 to 17.56	1,368,833	0.82%	12.73% to 11.19%
2018	0.45% to 2.50%	114,663	18.53 to 15.80	1,933,296	0.91%	-6.62% to -8.56%
2017	0.45% to 2.50%	102,623	19.84 to 17.27	1,870,010	0.86%	9.86% to 7.61%
2016	0.45% to 2.50%	137,426	18.06 to 16.05	2,312,517	0.82%	-4.17% to -6.13%
2015	0.45% to 2.50%	235,796	18.84 to 17.10	4,203,402	0.59%	3.97% to 1.83%
ProFund VP Precious Metals (PROPM)
2019	0.45% to 2.50%	756,943	4.51 to 3.77	3,095,173	0.04%	45.32% to 42.33%
2018	0.45% to 2.50%	599,884	3.11 to 2.65	1,703,984	0.00%	-13.86% to -15.65%
2017	0.45% to 2.50%	1,078,639	3.61 to 3.14	3,596,520	0.00%	4.81% to 2.65%
2016	0.45% to 2.50%	1,076,007	3.44 to 3.06	3,478,027	0.00%	55.12% to 51.93%
2015	0.45% to 2.50%	828,838	2.22 to 2.01	1,738,321	0.00%	-33.15% to -34.53%
ProFund VP Real Estate (PRORE)
2019	0.45% to 2.50%	186,330	18.07 to 15.09	3,073,256	1.72%	26.19% to 23.59%
2018	0.45% to 2.50%	179,981	14.32 to 12.21	2,368,094	2.24%	-6.12% to -8.07%
2017	0.45% to 2.50%	198,500	15.26 to 13.28	2,814,335	0.75%	7.56% to 5.36%
2016	0.45% to 2.50%	242,989	14.18 to 12.61	3,246,449	1.24%	5.25% to 3.09%
2015	0.45% to 2.50%	641,284	13.48 to 12.23	8,205,536	0.64%	-0.13% to -2.18%
ProFund VP Rising Rates Opportunity (PRORRO)
2019	1.15% to 2.15%	93,206	2.65 to 2.41	242,807	0.25%	-18.37% to -19.19%
2018	0.45% to 2.15%	141,625	3.46 to 2.98	447,831	0.00%	3.69% to 1.91%
2017	0.45% to 2.15%	80,657	3.33 to 2.92	249,284	0.00%	-12.30% to -13.79%
2016	0.45% to 2.35%	849,813	3.80 to 3.34	3,009,715	0.00%	-5.59% to -7.38%
2015	0.45% to 2.20%	128,910	4.03 to 3.64	485,909	0.00%	-2.03% to -3.75%
ProFund VP Semiconductor (PROSCN)
2019	0.45% to 2.15%	122,877	33.25 to 28.64	3,716,312	0.33%	49.10% to 46.56%
2018	0.45% to 2.15%	117,026	22.30 to 19.54	2,400,558	0.00%	-10.64% to -12.17%
2017	0.45% to 2.45%	248,980	24.95 to 21.80	5,799,352	0.20%	34.95% to 32.25%
2016	0.45% to 2.15%	196,042	18.49 to 16.77	3,414,804	0.14%	27.13% to 24.97%
2015	0.45% to 2.15%	98,642	14.55 to 13.42	1,368,093	0.44%	-3.31% to -4.96%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

ProFund VP Short Emerging Markets (PROSEM)
2019	1.15% to 1.90%	26,545	4.20 to 3.90	107,253	0.51%	-21.90% to -22.49%
2018	1.15% to 2.15%	17,091	5.38 to 4.92	89,337	0.00%	11.28% to 10.15%
2017	0.85% to 2.30%	27,944	4.95 to 4.42	133,537	0.00%	-28.45% to -29.50%
2016	1.15% to 2.30%	16,032	6.78 to 6.27	106,769	0.00%	-17.20% to -18.16%
2015	1.15% to 2.45%	28,179	8.18 to 7.59	222,881	0.00%	10.24% to 8.79%
ProFund VP Short International (PROSIN)
2019	1.15% to 2.15%	34,625	3.48 to 3.16	118,279	0.49%	-18.37% to -19.19%
2018	0.45% to 2.15%	81,124	4.54 to 3.91	337,240	0.00%	14.95% to 12.98%
2017	1.15% to 2.30%	24,141	3.74 to 3.42	86,875	0.00%	-21.55% to -22.46%
2016	0.65% to 2.30%	102,919	4.93 to 4.41	483,657	0.00%	-6.51% to -8.06%
2015	0.45% to 2.30%	52,420	5.33 to 4.79	263,074	0.00%	-4.22% to -6.00%
ProFund VP Short NASDAQ-100 (PROSN)
2019	0.45% to 2.15%	35,106	1.42 to 1.20	47,628	0.24%	-28.38% to -29.60%
2018	0.45% to 2.15%	62,189	1.98 to 1.70	114,021	0.00%	-3.33% to -4.99%
2017	1.25% to 2.15%	60,228	1.92 to 1.79	112,769	0.00%	-26.18% to -26.85%
2016	0.45% to 2.15%	280,028	2.75 to 2.45	709,190	0.00%	-10.46% to -11.99%
2015	0.45% to 1.85%	54,422	3.07 to 2.83	158,731	0.00%	-13.44% to -14.65%
ProFund VP Technology (PROTEC)
2019	0.45% to 2.50%	328,072	32.38 to 27.04	9,623,277	0.00%	44.53% to 41.56%
2018	0.45% to 2.50%	399,001	22.40 to 19.10	8,153,457	0.00%	-2.74% to -4.75%
2017	0.45% to 2.15%	619,987	23.03 to 20.54	13,212,314	0.05%	34.58% to 32.29%
2016	0.45% to 2.45%	284,726	17.12 to 15.26	4,559,670	0.00%	11.84% to 9.60%
2015	0.45% to 2.35%	550,302	15.30 to 13.99	7,978,790	0.00%	1.94% to 0.00%
ProFund VP Telecommunications (PROTEL)
2019	1.15% to 2.10%	35,330	13.43 to 12.36	458,600	1.89%	13.45% to 12.36%
2018	1.15% to 2.10%	30,152	11.84 to 11.00	346,747	4.41%	-16.09% to -16.90%
2017	0.45% to 2.35%	66,977	14.79 to 13.01	918,448	3.10%	-2.56% to -4.42%
2016	0.45% to 2.45%	94,732	15.18 to 13.53	1,352,938	1.63%	21.11% to 18.69%
2015	0.45% to 2.10%	30,985	12.53 to 11.59	368,536	6.74%	1.06% to -0.61%
ProFund VP U.S. Government Plus (PROGVP)
2019	0.45% to 2.15%	59,207	18.73 to 15.86	991,472	0.80%	17.69% to 15.68%
2018	0.45% to 2.15%	98,785	15.91 to 13.71	1,434,467	0.93%	-5.85% to -7.47%
2017	0.45% to 2.15%	78,670	16.90 to 14.81	1,213,650	0.45%	9.00% to 7.14%
2016	0.45% to 2.15%	99,532	15.51 to 13.83	1,428,728	0.00%	-0.76% to -2.45%
2015	0.45% to 2.15%	246,664	15.63 to 14.17	3,594,158	0.00%	-6.07% to -7.67%
ProFund VP UltraNASDAQ-100 (PROUN)
2019	1.15% to 2.10%	55,271	111.30 to 101.39	5,987,086	0.00%	77.60% to 75.89%
2018	0.45% to 2.15%	71,560	66.62 to 57.39	4,393,333	0.00%	-10.04% to -11.59%
2017	0.45% to 2.50%	78,230	74.05 to 63.16	5,342,361	0.00%	67.57% to 64.14%
2016	0.45% to 2.50%	118,652	44.19 to 38.48	4,959,448	0.00%	8.13% to 5.91%
2015	0.45% to 2.45%	73,879	40.87 to 36.43	2,850,033	0.00%	13.09% to 10.82%
ProFund VP Utilities (PROUTL)
2019	0.45% to 2.35%	320,351	22.58 to 19.11	6,600,645	1.19%	22.32% to 19.99%
2018	0.45% to 2.35%	685,615	18.46 to 15.92	11,622,549	1.57%	2.42% to 0.45%
2017	0.45% to 2.50%	260,362	18.02 to 15.69	4,345,625	2.33%	10.14% to 7.88%
2016	0.45% to 2.50%	307,568	16.36 to 14.54	4,714,339	1.16%	14.56% to 12.21%
2015	0.45% to 2.50%	197,035	14.28 to 12.96	2,667,033	1.42%	-6.82% to -8.74%
Putnam Variable Trust - Putnam VT Equity Income Fund: Class IB (PVEIB)
2019	0.85% to 1.65%	494,293	14.65 to 14.13	7,145,265	1.77%	29.30% to 28.25%
2018	0.85% to 1.65%	406,601	11.33 to 11.02	4,558,995	0.61%	-9.27% to -10.01%
2017	0.85% to 1.65%	296,870	12.49 to 12.24	3,678,151	1.27%	17.77% to 16.82%
2016	0.85% to 1.55%	162,774	10.60 to 10.49	1,718,133	1.40%	12.68% to 11.89%
2015	1.00% to 1.55%	52,116	9.40 to 9.38	489,720	0.00%	-5.97% to -6.21%	****
T. Rowe Price Equity Series, Inc. - T. Rowe Price Health Sciences Portfolio: II (TRHS2)
2019	0.85% to 1.65%	1,284,265	13.07 to 12.61	16,568,598	0.00%	27.54% to 26.51%
2018	0.85% to 1.65%	1,017,768	10.25 to 9.97	10,322,465	0.00%	0.00% to -0.82%
2017	0.85% to 1.65%	740,093	10.25 to 10.05	7,527,628	0.00%	26.23% to 25.21%
2016	0.85% to 1.65%	451,417	8.12 to 8.02	3,649,358	0.00%	-11.47% to -12.19%
2015	1.00% to 1.65%	168,760	9.17 to 9.14	1,545,737	0.00%	-8.34% to -8.62%	****
VanEck VIP Trust - VanEck VIP Global Gold Fund: Class S (VVGGS)
2019	0.45% to 1.90%	236,115	12.46 to 11.98	2,876,035	0.00%	38.12% to 36.11%
2018	0.45% to 1.95%	284,202	9.02 to 8.79	2,524,700	1.81%	-16.96% to -18.21%

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***

2017	1.00% to 1.65%	45,104	10.71 to 10.66	483,239	0.00%	7.09% to 6.62%	****
VanEck VIP Trust - Emerging Markets Fund: Class S (VEEMS)
2019	1.00% to 1.35%	23,508	9.98 to 9.92	234,156	0.23%	28.93% to 28.47%
2018	1.00% to 1.35%	14,262	7.74 to 7.72	110,327	0.00%	-22.58% to -22.77%	****
VanEck VIP Trust - Global Hard Assets Fund: Class S (VWHAS)
2019	0.85% to 1.65%	976,376	7.53 to 7.26	7,253,739	0.00%	10.60% to 9.71%
2018	0.85% to 1.65%	737,610	6.81 to 6.62	4,966,791	0.00%	-29.03% to -29.61%
2017	0.85% to 1.65%	565,610	9.59 to 9.40	5,382,630	0.00%	-2.80% to -3.58%
2016	0.85% to 1.65%	309,007	9.87 to 9.75	3,036,037	0.23%	42.20% to 41.05%
2015	0.85% to 1.65%	104,748	6.94 to 6.91	725,758	0.00%	-30.62% to -30.88%	****
VanEck VIP Trust - Global Hard Assets Fund: Initial Class (VWHA)
2019	0.45% to 2.50%	496,103	5.21 to 4.35	2,347,710	0.00%	11.37% to 9.07%
2018	0.45% to 2.50%	560,536	4.67 to 3.98	2,401,058	0.00%	-28.60% to -30.08%
2017	0.45% to 2.50%	688,632	6.55 to 5.70	4,178,307	0.00%	-2.14% to -4.15%
2016	0.45% to 2.50%	877,139	6.69 to 5.94	5,499,904	0.35%	43.06% to 40.13%
2015	0.45% to 2.50%	717,439	4.68 to 4.24	3,183,037	0.03%	-33.75% to -35.11%
Virtus Variable Insurance Trust - Virtus Duff & Phelps Real Estate Securities Series: Class A (VRVDRA)
2019	0.85% to 1.90%	303,188	10.83 to 10.75	3,274,637	2.56%	8.27% to 7.51%	****
Nationwide Variable Insurance Trust - NVIT Growth Fund: Class II (CAF2)
2015	0.45% to 2.50%	244,341	13.65 to 12.91	3,230,670	0.87%	3.89% to 1.75%
Guggenheim Variable Funds Trust - Series M (Macro Opportunities Series) (GSBLMO)
2015	0.45% to 2.35%	185,315	10.49 to 10.06	1,899,162	2.58%	-0.75% to -2.65%
Goldman Sachs Variable Insurance Trust - GMS Strategic Income Fund: Advisor Shares (GVSIA)
2017	0.45% to 2.10%	170,315	9.42 to 8.94	1,556,625	0.77%	-2.76% to -4.37%
2016	0.45% to 2.10%	152,168	9.69 to 9.35	1,442,252	2.11%	0.29% to -1.37%
2015	0.45% to 2.10%	115,180	9.66 to 9.48	1,099,600	2.33%	-2.69% to -4.30%
Nationwide Variable Insurance Trust - Lazard NVIT Flexible Opportunistic Strategies Fund: Class P (NLFOSP)
2016	1.00% to 2.10%	298,392	10.25 to 9.95	3,011,508	2.03%	4.35% to 3.20%
2015	1.25% to 2.10%	264,531	9.78 to 9.64	2,571,082	0.88%	-4.45% to -5.28%
Northern Lights Variable Trust - Mariner Managed Futures SP: Class 2 (NOVMH2)
2016	0.45% to 2.50%	627,989	9.11 to 8.29	5,419,175	0.00%	-8.55% to -10.42%
2015	0.45% to 2.50%	650,267	9.96 to 9.25	6,206,351	8.46%	-7.05% to -8.96%
Nationwide Variable Insurance Trust - NVIT Flexible Fixed Income Fund: Class P (NVFIP)
2016	1.00% to 1.95%	132,510	9.97 to 9.71	1,302,153	3.78%	6.87% to 5.85%
2015	1.00% to 1.95%	110,518	9.33 to 9.18	1,020,662	5.17%	-4.48% to -5.40%
Nationwide Variable Insurance Trust - NVIT Flexible Moderate Growth Fund: Class P (NVFMGP)
2016	1.00% to 1.95%	481,577	10.62 to 10.35	5,061,209	3.08%	8.20% to 7.16%
2015	1.00% to 1.95%	265,618	9.82 to 9.66	2,584,937	2.78%	-4.31% to -5.22%
Amundi Pioneer EM VCT Portfolio: Class II (PIVEM2)
2016	0.45% to 1.95%	62,739	7.14 to 6.45	421,889	0.20%	5.51% to 3.92%
2015	0.45% to 2.10%	74,082	6.77 to 6.15	475,873	4.30%	-15.94% to -17.34%
Guggenheim Variable Fund - CLS Global Diversified Equity Fund (RVAMR)
2016	1.15% to 2.30%	160,546	12.72 to 11.30	1,969,554	1.48%	7.24% to 6.00%
2015	0.45% to 2.50%	1,257,580	11.76 to 10.47	14,467,164	0.91%	-6.52% to -8.45%
Guggenheim Variable Fund - CLS Global Growth Fund (RVBER)
2016	0.45% to 2.30%	126,569	12.55 to 10.47	1,436,108	0.57%	6.46% to 4.48%
2015	0.45% to 2.50%	853,997	11.79 to 9.85	9,180,862	0.69%	-4.45% to -6.41%
Guggenheim Variable Fund - CLS Growth and Income Fund (RVCLR)
2016	0.45% to 2.35%	214,319	11.95 to 10.14	2,412,715	0.68%	6.61% to 4.58%
2015	0.45% to 2.50%	1,986,155	11.21 to 9.57	20,771,137	1.09%	-4.59% to -6.55%

2019	Reserves for annuity contracts in payout phase:	$3,982,593
2019	Contract Owners' Equity:	$2,512,676,486
2018	Reserves for annuity contracts in payout phase:	$2,628,253
2018	Contract Owners' Equity:	$2,048,504,167
2017	Reserves for annuity contracts in payout phase:	$66,779
2017	Contract Owners' Equity:	$2,123,466,643
2016	Reserves for annuity contracts in payout phase:	$69,540
2016	Contract Owners' Equity:	$1,791,511,137
2015	Reserves for annuity contracts in payout phase:	$70,623
2015	Contract Owners' Equity:	$1,613,745,449

NATIONWIDE VARIABLE ACCOUNT-4 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2019

*	This represents the range of annual contract expense rates of the variable account at the period end indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual funds and charges made directly to contract owner accounts through the redemption of units.

**	This represents the ratio of dividends for the period indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by monthly average net assets (excluding months where net assets are zero). The investment income ratio for subaccounts initially funded during the period presented has not been annualized. The ratios exclude those expenses that result in direct reductions to the contract owner accounts through reductions in unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.

***	This represents the range of minimum and maximum total returns for the period indicated, including changes in the value of the underlying mutual fund, which reflects the reduction of unit values for expenses assessed. The total returns do not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return is not annualized if the underlying mutual fund option is initially offered, funded, or both, during the period presented. Minimum and maximum ranges are not shown for underlying mutual fund options for which a single contract expense rate (product option) exists. In such cases, the total return presented is representative of all units issued and outstanding at period end.

****	Subaccounts denoted indicate the underlying mutual fund option was initially added and funded during the period presented.

NATIONWIDE LIFE INSURANCE COMPANY

FOR THE YEAR ENDED DECEMBER 31, 2019

KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Independent Auditors’ Report

Audit Committee of the Board of Directors Nationwide Life Insurance Company:

We have audited the accompanying financial statements of Nationwide Life Insurance Company

(the Company), which comprise the statutory statements of admitted assets, liabilities, capital and surplus as of December 31, 2019 and 2018, and the related statutory statements of operations, changes in capital and surplus, and cash flow for each of the years in the three-year period ended December 31, 2019, and the related notes to the statutory financial statements (“statutory financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with statutory accounting practices prescribed or permitted by the Ohio Department of Insurance (the Department). Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 2 to the financial statements, the financial statements are prepared by the Company using statutory accounting practices prescribed or permitted by the Department, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, the financial statements are not intended to be presented in accordance with U.S. generally accepted accounting principles.

The effects on the financial statements of the variances between the statutory accounting practices described in Note 2 and U.S. generally accepted accounting principles, although not reasonably determinable, are presumed to be material.

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the significance of the variances between statutory accounting practices and U.S. generally accepted accounting principles discussed in the Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles paragraph, the financial statements referred to above do not present fairly, in accordance with U.S. generally accepted accounting principles, the financial position of the Company as of December 31, 2019 and 2018, or the results of its operations or its cash flows for each of the years in the three- year period ended December 31, 2019.

Opinion on Statutory Basis of Accounting

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, capital and surplus of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flow for each of the years in the three-year period ended December 31, 2019, in accordance with statutory accounting practices prescribed or permitted by the Department described in Note 2.

Other Matter

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplementary information included in Schedule I Consolidated Summary of Investments – Other Than Investments in Related Parties, Schedule III Supplementary Insurance Information, Schedule IV Reinsurance and Schedule V Valuation and Qualifying Accounts is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Securities and Exchange Commission's Regulation S-X. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audits of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Columbus, Ohio

March 20, 2020

nationwide LIFE Insurance Company

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus

	December 31,
(in millions, except share amounts)	2019	2018

Admitted assets
Invested assets
Bonds	$35,124	$32,348
Stocks	2,622	1,820
Mortgage loans, net of allowance	7,655	7,764
Policy loans	903	905
Derivative assets	94	100
Cash, cash equivalents and short-term investments	556	1,099
Securities lending collateral assets	132	101
Other invested assets	958	883
Total invested assets	$48,044	$45,020
Accrued investment income	573	394
Deferred federal income tax assets, net	601	532
Federal income tax receivable	108	129
Other assets	152	392
Separate account assets	105,655	92,874
Total admitted assets	$155,133	$139,341

Liabilities, capital and surplus
Liabilities
Future policy benefits and claims	$39,139	$38,337
Policyholders dividend accumulation	452	466
Short-term debt	203	365
Asset valuation reserve	479	372
Payable for securities	113	158
Derivative liabilities	23	20
Securities lending payable	132	101
Other liabilities	1,682	1,428
Accrued transfers from separate accounts	(1,567)	(1,625)
Separate account liabilities	105,655	92,874
Total liabilities	$146,311	$132,496

Capital and surplus
Capital shares ($1 par value; authorized - 5,000,000 shares, issued and outstanding - 3,814,779 shares)	$4	$4
Surplus notes	1,100	700
Additional paid-in capital	1,998	1,398
Unassigned surplus	5,720	4,743
Total capital and surplus	$8,822	$6,845
Total liabilities, capital and surplus	$155,133	$139,341

See accompanying notes to statutory financial statements.

nationwide LIFE Insurance Company

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Operations

	Year ended December 31,
(in millions)	2019	2018	2017

Revenues
Premiums and annuity considerations	$10,168	$9,829	$10,403
Net investment income	1,974	1,927	1,958
Amortization of interest maintenance reserve	(2)	(1)	(2)
Other revenues	2,312	2,240	2,443
Total revenues	$14,452	$13,995	$14,802

Benefits and expenses
Benefits to policyholders and beneficiaries	$14,782	$13,961	$12,879
Increase in reserves for future policy benefits and claims	1,501	736	1,246
Net transfers from separate accounts	(3,747)	(2,468)	(950)
Commissions	674	670	683
Dividends to policyholders	38	40	46
Reserve adjustment on reinsurance assumed	(246)	(352)	(553)
Other expenses	417	398	466
Total benefits and expenses	$13,419	$12,985	$13,817

Income before federal income tax expense and net realized capital losses on investments	$1,033	$1,010	$985
Federal income tax (benefit) expense	(73)	64	(455)

Income before net realized capital losses on investments	$1,106	$946	$1,440

Net realized capital losses on investments, net of federal income tax expense of $7, $8 and $26 in 2019, 2018 and 2017, respectively, and excluding $0, $(1) and $3 of net realized capital (losses) gains transferred to the interest maintenance reserve in 2019, 2018 and 2017, respectively

	(477)	(235)	(401)
Net income	$629	$711	$1,039

See accompanying notes to statutory financial statements.

nationwide LIFE Insurance Company

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Changes in Capital and Surplus

(in millions)	Capital shares	Surplus notes	Additional paid-in capital	Unassigned surplus	Capital and surplus
Balance as of December 31, 2016	$4	$700	$963	$3,541	$5,208

Net income	-	-	-	1,039	1,039
Change in asset valuation reserve	-	-	-	(10)	(10)
Change in deferred income taxes	-	-	-	(446)	(446)
Change in net unrealized capital gains and losses, net of tax expense of $14	-	-	-	(157)	(157)
Change in nonadmitted assets	-	-	-	318	318
Other, net	-	-		(3)	(3)
Balance as of December 31, 2017	$4	$700	$963	$4,282	$5,949

Net income	-	-	-	711	711
Change in asset valuation reserve	-	-	-	(12)	(12)
Change in deferred income taxes	-	-	-	72	72
Change in net unrealized capital gains and losses, net of tax expense of $88	-	-	-	(304)	(304)
Change in nonadmitted assets	-	-	-	(6)	(6)
Capital contribution from Nationwide Financial Services, Inc.	-	-	435	-	435
Balance as of December 31, 2018	$4	$700	$1,398	$4,743	$6,845

Net income	-	-	-	629	629
Change in asset valuation reserve	-	-	-	(107)	(107)
Change in deferred income taxes	-	-	-	(29)	(29)
Change in net unrealized capital gains and losses, net of tax (benefit) of ($29)	-	-	-	426	426
Change in nonadmitted assets	-	-	-	59	59
Change in surplus notes	-	400	-	-	400
Capital contribution from Nationwide Financial Services, Inc.	-	-	600	-	600
Other, net	-	-	-	(1)	(1)
Balance as of December 31, 2019	$4	$1,100	$1,998	$5,720	$8,822

See accompanying notes to statutory financial statements.

nationwide LIFE Insurance Company

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Cash Flow

	Years ended December 31,
(in millions)	2019	2018	2017

Cash flows from operating activities:
Premiums collected, net of reinsurance	$10,184	$9,812	$10,424
Net investment income	1,825	2,041	2,062
Other revenue	2,708	2,329	2,439
Policy benefits and claims paid	(14,778)	(13,947)	(12,861)
Commissions, operating expenses and taxes, other than federal income tax paid	(847)	(710)	(563)
Net transfers from separate accounts	3,805	2,606	985
Policyholders' dividends paid	(40)	(45)	(48)
Federal income taxes recovered	87	74	115
Net cash provided by operating activities	$2,944	$2,160	$2,553

Cash flows from investing activities:
Proceeds from investments sold, matured or repaid:
Bonds	$3,547	$3,366	$3,905
Stocks	58	1	1
Mortgage loans	910	580	585
Derivative assets	4	560	-
Other assets	381	190	77
Total investment proceeds	$4,900	$4,697	$4,568
Cost of investments acquired:
Bonds	$(6,327)	$(4,499)	$(4,875)
Stocks	(454)	(608)	(626)
Mortgage loans	(800)	(762)	(670)
Derivative assets	(687)	-	(467)
Other assets	(340)	(610)	(516)
Total investments acquired	$(8,608)	$(6,479)	$(7,154)
Net decrease (increase) in policy loans	2	36	(16)
Net cash used in investing activities	$(3,706)	$(1,746)	$(2,602)

Cash flows from financing activities and miscellaneous sources:
Surplus notes	$400	$-	$-
Capital contribution from Nationwide Financial Services, Inc.	600	435	-
Net change in deposits on deposit-type contract funds and other insurance liabilities	(714)	228	(326)
Net change in short-term debt	(162)	365	(303)
Derivative liabilities	2	(135)	44
Other cash provided (used)	93	(172)	223
Net cash provided by (used in) financing activities and miscellaneous	$219	$721	$(362)

Net (decrease) increase in cash, cash equivalents and short-term investments	$(543)	$1,135	$(411)
Cash, cash equivalents and short-term investments at beginning of year	1,099	(36)	375
Cash, cash equivalents and short-term investments at end of year	$556	$1,099	$(36)

Supplemental disclosure of non-cash activities:
Exchange of bond investments	$592	$573	$238
Intercompany transfer of securities	$6	$108	$-
Intercompany transfer of mortgages	$-	$155	$-

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(1)	Nature of Operations

Nationwide Life Insurance Company (“NLIC” or “the Company”) was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation, a majority-owned subsidiary of NMIC.

The Company is a leading provider of long-term savings and retirement products in the United States of America (“U.S.”). The Company develops and sells a wide range of products and services, which include fixed and variable individual annuities, private and public sector group retirement plans, life insurance, investment advisory services and other investment products. The Company is licensed to conduct business in all fifty states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouses and regional firms, pension plan administrators, life insurance agencies, life insurance specialists and registered investment advisors. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. and Nationwide Financial Network producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC. NMIC is in the process of transitioning away from utilizing the exclusive agent model, which will be completed in 2020. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively under various economic conditions.

Wholly-owned subsidiaries of NLIC as of December 31, 2019 include Nationwide Life and Annuity Insurance Company (“NLAIC”) and its wholly-owned subsidiaries, Olentangy Reinsurance, LLC (“Olentangy”) and Nationwide SBL, LLC (“NWSBL”), Jefferson National Financial Corporation (“JNF”) and its wholly-owned subsidiaries, Jefferson National Securities Corporation (“JNSC”) and Jefferson National Life Insurance Company (“JNLIC”), and its wholly-owned subsidiary, Jefferson National Life Insurance Company of New York (“JNLNY”), Eagle Captive Reinsurance, LLC (“Eagle”), Nationwide Investment Services Corporation (“NISC”) and Nationwide Investment Advisor, LLC (“NIA”). NLAIC primarily offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance and individual annuity contracts on a non-participating basis. Olentangy is a Vermont domiciled special purpose financial captive insurance company. NWSBL offers a securities-based lending product and is an Ohio limited liability company and nonadmitted subsidiary. JNF is a distributor of tax-advantaged investing solutions for registered investment advisors, fee-based advisors and the clients they serve. JNSC is a registered broker-dealer. JNLIC and JNLNY are licensed to underwrite both fixed and variable annuity products. Eagle is an Ohio domiciled special purpose financial captive insurance company. NISC is a registered broker-dealer. NIA is a registered investment advisor.

The Company is subject to regulation by the insurance departments of states in which it is domiciled and/or transacts business and undergoes periodic examinations by those departments.

As of December 31, 2019 and 2018, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region in which a single event could cause a severe impact on the Company’s financial position after considering insurance risk that has been transferred to external reinsurers.

(2)	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the statutory financial statements requires the Company to make estimates and assumptions that affect the amounts reported in the statutory financial statements and accompanying notes. Significant estimates include legal and regulatory reserves, certain investment and derivative valuations, future policy benefits and claims, provision for income taxes and valuation of deferred tax assets. Actual results could differ significantly from those estimates.

Basis of Presentation

The statutory financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the Ohio Department of Insurance (“the Department”). Prescribed statutory accounting practices are those practices incorporated directly or by reference in state laws, regulations and general administrative rules applicable to all insurance enterprises domiciled in a particular state. Permitted statutory accounting practices include practices not prescribed by the domiciliary state, but allowed by the domiciliary state regulatory authority.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The Company’s subsidiary, Eagle, applies a prescribed practice which values assumed guaranteed minimum death benefits (“GMDB”) and guaranteed lifetime withdrawal benefits (“GLWB”) risks on variable annuity contracts from NLIC and GLWB risks on fixed indexed annuity contracts from NLAIC using separate alternative reserving bases from the Statutory Accounting Principles detailed within the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures manual (“NAIC SAP”) pursuant to Ohio Revised Code Chapter 3964 and approved by the Department. The prescribed practice related to NLIC guaranteed risks decreased the Company’s valuation of Eagle, included in other invested assets on the statutory statements of admitted assets, liabilities, capital and surplus, by $411 million and $183 million as of December 31, 2019 and 2018, respectively. The prescribed practice related to NLAIC guaranteed risks, which went into effect on December 31, 2019, increased the Company’s valuation of Eagle, included in other invested assets on the statutory statements of admitted assets, liabilities, capital and surplus, by $226 million as of December 31, 2019.

Olentangy was granted a permitted practice from the State of Vermont allowing Olentangy to carry the assets placed into a trust account by Union Hamilton Reinsurance Ltd. (“UHRL”) on its statutory statements of admitted assets, liabilities, capital and surplus at net admitted value. This permitted practice increased NLAIC’s valuation of this subsidiary, included in stocks on the statutory statements of admitted assets, liabilities, capital and surplus, by $67 million as of December 31, 2019 and 2018.

There was no difference in the Company’s net income as a result of prescribed or permitted practices. If the prescribed or permitted practices were not applied, the Company’s risk-based capital would continue to be above regulatory action levels. A reconciliation of the Company’s capital and surplus between NAIC SAP and prescribed and permitted practices is shown below:

(in millions)	SSAP #	F/S Page	State of domicile	As of December 31, 2019	As of December 31, 2018

Capital and Surplus
Statutory Capital and Surplus			OH	$8,822	$6,845
State Prescribed Practice:
Subsidiary valuation - Eagle: NLIC risks ceded	52	3	OH	411	183
Subsidiary valuation - Eagle: NLAIC risks ceded	52	3	OH	(226)	-
State Permitted Practice:
Subsidiary valuation - Olentangy	20	3	VT	(67)	(67)
Statutory Capital and Surplus, NAIC SAP				$8,940	$6,961

Statutory accounting practices vary in some respects from U.S. generally accepted accounting principles (“GAAP”), including the following practices:

Financial Statements

●	Statutory financial statements are prepared using language and groupings substantially the same as the annual statements of the Company filed with the NAIC and state regulatory authorities;

●

assets must be included in the statutory statements of admitted assets, liabilities, capital and surplus at net admitted asset value and nonadmitted assets are excluded through a charge to capital and surplus;

●

an asset valuation reserve (“AVR”) is established in accordance with the NAIC Annual Statement Instructions for Life, Accident and Health Insurance Companies and is reported as a liability, and changes in the AVR are reported directly in capital and surplus;

●

an interest maintenance reserve (“IMR”) is established in accordance with the NAIC Annual Statement Instructions for Life, Accident and Health Insurance Companies and is reported as a liability, and the amortization of the IMR is reported as revenue;

●	the expense allowance associated with statutory reserving practices for investment contracts held in the separate accounts is reported in the general account as a negative liability;

●	accounting for contingencies requires recording a liability at the midpoint of a range of estimated possible outcomes when no better estimate in the range exists;

●	surplus notes are accounted for as a component of capital and surplus;

●	costs related to successful policy acquisitions are charged to operations in the year incurred;

●	negative cash balances are reported as negative assets;

●	certain income and expense items are charged or credited directly to capital and surplus;

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

●	the statutory statements of cash flows are presented on the basis prescribed by the NAIC; and

●	the statutory financial statements do not include accumulated other comprehensive income.

Future Policy Benefits and Claims

●	Deposits to universal life contracts, investment contracts and limited payment contracts are included in revenue; and

●	future policy benefit reserves are based on statutory requirements.

Reinsurance Ceded

●	Certain assets and liabilities are reported net of ceded reinsurance balances; and

●	provision is made for amounts receivable and outstanding for more than 90 days through a charge to capital and surplus.

Investments

●	Investments in bonds are generally stated at amortized cost, except those with an NAIC designation of “6”, which are stated at the lower of amortized cost or fair value;

●	investments in preferred stocks are generally stated at amortized cost, except those with an NAIC designation of “4” through “6”, which are stated at the lower of amortized cost or fair value;

●	the proportional amortized cost method is utilized to determine the liquidation value of Low-Income Housing Tax Credit Funds (“Tax Credit Funds”);

●

admitted subsidiary, controlled and affiliated entities are never consolidated; rather, those investments are generally carried at audited statutory capital and surplus or GAAP equity, as appropriate, and are recorded as an equity investment in stocks or other invested assets;

●

equity in earnings of subsidiary companies is recognized directly in capital and surplus as net unrealized capital gains or losses, while dividends from unconsolidated companies are recorded in operations as net investment income;

●

undistributed earnings and valuation adjustments from investments in joint ventures, partnerships and limited liability companies are recognized directly in capital and surplus as net unrealized capital gains or losses;

●	changes in non-specific mortgage loan reserves are recorded directly in capital and surplus as net unrealized capital gains or losses;

●	other-than-temporary impairments on bonds, excluding loan-backed and structured securities, are measured based on fair value; and

●	gains on sales of investments between affiliated companies representing economic transactions are deferred at the parent level until the related assets are paid down or an external sale occurs.

Separate Accounts

●	Assets and liabilities of guaranteed separate accounts are reported as separate account assets and separate account liabilities, respectively.

Derivative Instruments

●	Derivatives used in effective hedging transactions are valued in a manner consistent with the hedged asset or liability;

●	unrealized gains and losses on derivatives that are not considered to be effective hedges are charged to capital and surplus;

●	interest earned on derivatives not designated as hedging instruments is charged to net investment income; and

●	embedded derivatives are not separated from the host contract and accounted for separately as a derivative instrument.

Goodwill

●	Goodwill is limited to 10% of the prior reporting period’s adjusted statutory surplus, with any goodwill in excess of this limitation nonadmitted through a charge to surplus; and

●	goodwill is amortized and charged to surplus.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Federal Income Taxes

●

Changes in deferred federal income taxes are recognized directly in capital and surplus with limitations on the amount of deferred tax assets that can be reflected as an admitted asset (15% of surplus); and

●	uncertain tax positions are subject to a “more likely than not” standard for federal and foreign income tax loss contingencies only.

Nonadmitted Assets

●

In addition to the nonadmitted assets described above, certain other assets are nonadmitted and charged directly to capital and surplus. These include prepaid assets, certain software, disallowed IMR and other receivables outstanding for more than 90 days.

The financial information included herein is prepared and presented in accordance with SAP prescribed or permitted by the Department. Certain differences exist between SAP and GAAP, which are presumed to be material.

Revenues and Benefits

Life insurance premiums are recognized as revenue over the premium paying period of the related policies. Annuity considerations are recognized as revenue when received. Health insurance premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies. Policy benefits and claims that are expensed include interest credited to policy account balances, benefits and claims incurred in the period in excess of related policy reserves and other changes in future policy benefits.

Future Policy Benefits and Claims

Future policy benefits for traditional products are based on statutory mortality and interest requirements without consideration of withdrawals. The principal statutory mortality tables and interest assumptions used on policies in force are the 1958 Commissioner’s Standard Ordinary (“CSO”) table at interest rates of 2.5%, 3.0%, 3.5%, 4.0% and 4.5%, the 1941 CSO table at an interest rate of 2.5%, the 1980 CSO table at interest rates of 4.0%, 4.5%, 5.0% and 5.5%, the 2001 CSO table at an interest rate of 4.0% and 3.5% and the 2017 CSO table at an interest rate of 3.5% and 4.5%.

Future policy benefits for universal life and variable universal life contracts have been calculated based on participants’ contributions plus interest credited on any funds in the fixed account less applicable contract charges. These policies have been adjusted for possible future surrender charges in accordance with the Commissioner’s Reserve Valuation Method (“CRVM”).

Future policy benefits for annuity products have been established based on contract term, interest rates and various contract provisions. Individual deferred annuity contracts issued in 1990 and after have been adjusted for possible future surrender charges in accordance with the Commissioner’s Annuity Reserve Valuation Method (“CARVM”).

As of December 31, 2017, the Company calculated a portion of its life insurance reserves under a Principle-Based Reserves (“PBR”) framework in accordance with Valuation Manual 20: Requirements for PBR for Life Products. Valuation Manual 20 was only applicable for newly issued life insurance business and allowed for a three-year implementation period. Reserving for all life insurance business issued after the earlier of the products conversion or December 31, 2019 will be under a PBR framework.

As of December 31, 2019 and 2018, the Company calculated its reserves for variable annuity products with guaranteed minimum death, accumulation and withdrawal benefits and other contracts involving guaranteed benefits similar to those offered with variable annuities under the standard scenario of Actuarial Guideline XLIII "CARVM for Variable Annuities", which exceeded the stochastic 70th percentile Conditional Tail Expectations scenario.

The aggregate reserves for individual accident and health policies consist of active life reserves, disabled life reserves and unearned premium reserves. The active life reserves for disability income are reserved for on the net level basis, at a 3.0% interest rate, using either the 1964 Commissioner’s Disability Table (for policies issued prior to 1982) or the 1985 Commissioner’s Individual Disability Table A (for policies issued after 1981). The active life reserves for major medical insurance (both scheduled and unscheduled benefits) are based on the benefit ratio method for policies issued after 1981.

The active life reserves for accident and health policies are reserved for on the net level basis, at a 3.0% interest rate, using either the 1956 Inter-Company Hospital-Surgical tables, the 1974 Medical Expense tables or the 1959 Accidental Death Benefits table.

The disabled life reserves for accident and health policies are calculated using the 1985 Commissioner’s Individual Disability Table A at a 3.0% interest rate. Unearned premium reserves are based on the actual gross premiums and actual days.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The aggregate reserves for group accident and health and franchise accident and health policies consist of disabled life reserves and unearned premium reserves. Reserves for benefits payable on disabled life claims are based on the 2012 Group Long-Term Disability (GLTD) Valuation Table, at varying interest rates of 2.75% - 6.0%, for group policies and the 1987 Commissioner’s Group Disability Table, at varying interest rates of 2.75% - 10.25%, for franchise policies.

Future policy benefits and claims for group long-term disability policies are the present value (discounted between 2.75% and 6.00%) of amounts not yet due on reported claims and an estimate of amounts to be paid on incurred but unreported claims. Future policy benefits and claims on other group health policies are not discounted.

The Company issues fixed and floating rate funding agreements to the Federal Home Loan Bank of Cincinnati (“FHLB”). The liabilities for such funding agreements are treated as annuities under Ohio law for life insurance companies and recorded in future policy benefits and claims. Refer to Note 9 for additional details.

Separate Accounts

Separate account assets represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives. Separate account assets are recorded at fair value, with the value of separate account liabilities set to equal the fair value of separate account assets. Separate account assets are primarily comprised of public, privately-registered and non-registered mutual funds, whose fair value is primarily based on the funds’ net asset value. Other separate account assets are recorded at fair value based on the methodology that is applicable to the underlying assets.

Separate account liabilities, in conjunction with accrued transfers from separate accounts, represent contractholders’ funds adjusted for possible future surrender charges in accordance with the CARVM and the CRVM, respectively. The difference between full account value and CARVM/CRVM is reflected in accrued transfers to separate accounts, as prescribed by the NAIC, in the statutory statements of admitted assets, liabilities, capital and surplus. The annual change in the difference between full account value and CARVM/CRVM and its applicable federal income tax is reflected in the statutory statements of operations as part of the net transfers to separate accounts and federal income tax, respectively.

Retained Assets

The Company does not retain beneficiary assets. During a death benefit claim, the death benefit settlement method is payment to the beneficiary in the form of a check or electronic funds transfer.

Investments

Bonds and stocks of unaffiliated companies. Bonds are generally stated at amortized cost, except those with an NAIC designation of “6”, which are stated at the lower of amortized cost or fair value. Preferred stocks are generally stated at amortized cost, except those with an NAIC designation of “4” through “6”, which are stated at the lower of amortized cost or fair value. Common stocks are stated at fair value. Changes in the fair value of bonds and stocks stated at fair value are charged to capital and surplus.

Loan-backed and structured securities, which are included in bonds in the statutory financial statements, are stated in a manner consistent with the bond guidelines, but with additional consideration given to the special valuation rules implemented by the NAIC applicable to residential mortgage-backed securities that are not backed by U.S. government agencies, commercial mortgage-backed securities and certain other structured securities. Under these guidelines, an initial and adjusted NAIC designation is determined for each security. The initial NAIC designation, which takes into consideration the security’s amortized cost relative to an NAIC-prescribed valuation matrix, is used to determine the reporting basis (i.e., amortized cost or lower of amortized cost or fair value).

Interest income is recognized when earned, while dividends are recognized when declared. The Company nonadmits investment income due and accrued when amounts are over 90 days past due.

For investments in loan-backed and structured securities, the Company recognizes income and amortizes discounts and premiums using the effective-yield method based on prepayment assumptions, generally obtained using a model provided by a third-party vendor, and the estimated economic life of the securities. When actual prepayments differ significantly from estimated prepayments, the effective-yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income in the period the estimates are revised. All other investment income is recorded using the effective-yield method without anticipating the impact of prepayments.

Purchases and sales of bonds and stocks are recorded on the trade date, with the exception of private placement bonds, which are recorded on the funding date. Realized gains and losses are determined on a specific identification method.

Independent pricing services are most often utilized, and compared to pricing from additional sources, to determine the fair value of bonds and stocks for which market quotations or quotations on comparable securities are available. For these bonds and stocks, the Company obtains the pricing services’ methodologies and classifies the investments accordingly in the fair value hierarchy.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

A corporate pricing matrix is used in valuing certain corporate bonds. The corporate pricing matrix was developed using publicly available spreads for privately-placed corporate bonds with varying weighted average lives and credit quality ratings. The weighted average life and credit quality rating of a particular bond to be priced using the corporate pricing matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that bond. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular bond.

Non-binding broker quotes are also utilized to determine the fair value of certain bonds when deemed appropriate or when quotes are not available from independent pricing services or a corporate pricing matrix. These bonds are classified with the lowest priority in the fair value hierarchy as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and/or the transaction volume in the same or similar investments has decreased. Inputs used in the development of prices are not provided to the Company by the brokers as the brokers often do not provide the necessary transparency into their quotes and methodologies. At least annually, the Company performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value. Price movements of broker quotes are subject to validation and require approval from the Company’s management. Management uses its knowledge of the investment and current market conditions to determine if the price is indicative of the investment’s fair value.

For all bonds, the Company considers its ability and intent to hold the security for a period of time sufficient to allow for the anticipated recovery in value, the expected recovery of principal and interest and the extent to which the fair value has been less than amortized cost. If the decline in fair value to below amortized cost is determined to be other-than-temporary, a realized loss is recorded equal to the difference between the amortized cost of the investment and its fair value.

The Company periodically reviews loan-backed and structured securities in an unrealized loss position by comparing the present value of cash flows, including estimated prepayments, expected to be collected from the security to the amortized cost basis of the security. If the present value of cash flows expected to be collected, discounted at the security’s effective interest rate, is less than the amortized cost basis of the security, the impairment is considered other-than-temporary and a realized loss is recorded to realizable value.

All other bonds in an unrealized loss position are periodically reviewed to determine if a decline in fair value to below amortized cost is other-than-temporary. Factors considered during this review include timing and amount of expected cash flows, ability of the issuer to meet its obligations, financial condition and future prospects of the issuer, amount and quality of any underlying collateral and current economic and industry conditions that may impact an issuer.

Stocks may experience other-than-temporary impairment based on the prospects for full recovery in value in a reasonable period of time and the Company’s ability and intent to hold the stock to recovery. If a stock is determined to be other-than-temporarily impaired, a realized loss is recorded equal to the difference between the cost basis of the investment and its fair value.

Investments in subsidiaries. The investment in the Company’s wholly-owned insurance subsidiaries, NLAIC and Eagle, are carried using the equity method of accounting applicable to U.S. insurance subsidiary, controlled and affiliated (“SCA”) entities. This requires the investment to be recorded based on the value of its underlying audited statutory surplus. Furthermore, the equity method of accounting would be discontinued if the investment is reduced to zero, unless the Company has guaranteed obligations of the subsidiary or otherwise committed to provide further financial support. In accordance with the “look through” provisions of Statements of Statutory Accounting Principles (“SSAP”) No. 97, Investments in Subsidiary, Controlled and Affiliated Entities, the valuation of JNF, an unaudited downstream noninsurance holding company, is based on the individual audited SCA entities owned by the holding company. Additionally, all non-affiliated liabilities, commitments, contingencies, guarantees or obligations of the holding company are reflected in the determination of the carrying value of the investments. The Company’s investment in NISC and NIA, wholly-owned non-insurance subsidiaries, are carried using the equity method of accounting applicable to U.S. non-insurance subsidiary, controlled and affiliated entities. This requires the investment to be recorded based on its underlying audited GAAP equity. Investments in NLAIC, JNF and NISC are included in stocks, and the investment in Eagle is included in other invested assets on the statutory statements of admitted assets, liabilities, capital and surplus.

Mortgage loans, net of allowance. The Company holds commercial mortgage loans that are collateralized by properties throughout the U.S. Mortgage loans are held at unpaid principal balance adjusted for premiums and discounts, less a valuation allowance.

As part of the underwriting process, specific guidelines are followed to ensure the initial quality of a new mortgage loan. Third-party appraisals are obtained to support loaned amounts as the loans are collateral dependent or guaranteed.

The collectability and value of a mortgage loan is based on the ability of the borrower to repay and/or the value of the underlying collateral. Many of the Company’s mortgage loans are structured with balloon payment maturities, exposing the Company to risks associated with the borrowers’ ability to make the balloon payment or refinance the property. Loans are considered delinquent when contractual payments are 90 days past due.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Mortgage loans require a loan-specific reserve when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan requires a loan-specific reserve, a provision for loss is established equal to the difference between the carrying value and the fair value of the collateral less costs to sell. Loan-specific reserve charges are recorded in net realized capital gains and losses. In the event a loan-specific reserve charge is reversed, the recovery is also recorded in net realized capital gains and losses.

In addition to the loan-specific reserves, the Company maintains a non-specific reserve based primarily on loan surveillance categories and property type classes, which reflects management’s best estimates of probable credit losses inherent in the portfolio of loans without specific reserves as of the date of the statutory statements of admitted assets, liabilities, capital and surplus. Management’s periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a group of borrowers’ ability to repay in the portfolio, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Non-specific reserve changes are recorded directly in capital and surplus as net unrealized capital gains and losses.

Management evaluates the credit quality of individual mortgage loans and the portfolio as a whole through a number of loan quality measurements, including, but not limited to, loan-to-value (“LTV”) and debt service coverage (“DSC”) ratios. The LTV ratio is calculated as a ratio of the amortized cost of a loan to the estimated value of the underlying collateral. DSC is the amount of cash flow generated by the underlying collateral of the mortgage loan available to meet periodic interest and principal payments of the loan. These loan quality measurements contribute to management’s assessment of relative credit risk in the mortgage loan portfolio. Based on underwriting criteria and ongoing assessment of the properties’ performance, management believes the amounts, net of valuation allowance, are collectible. This process identifies the risk profile and potential for loss individually and in the aggregate for the commercial mortgage loan portfolios. These factors are updated and evaluated at least annually.

Interest income on performing mortgage loans is recognized in net investment income over the life of the loan using the effective-yield method. Loans in default or in the process of foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans is included in net investment income in the period received. Loans are restored to accrual status when the principal and interest is current and it is determined the future principal and interest payments are probable or the loan is modified.

Policy loans. Policy loans, which are collateralized by the related insurance policy, are held at the outstanding principal balance and do not exceed the net cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

Cash and cash equivalents. Cash and cash equivalents include highly liquid investments with original maturities of less than three months.

Short-term investments. Short-term investments consist primarily of government agency discount notes with maturities of twelve months or less at acquisition. The Company carries short-term investments at amortized cost which approximates fair value. The Company and various affiliates maintain agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company are included in short-term investments on the statutory statements of admitted assets, liabilities, capital and surplus.

Other invested assets. Other invested assets consist primarily of alternative investments in hedge funds, private equity funds, private and emerging market debt funds, tax credit funds, real estate partnerships and the investment in Eagle. Except for investments in certain tax credit funds, these investments are recorded using the equity method of accounting. Changes in carrying value as a result of the equity method are reflected as net unrealized capital gains and losses as a direct adjustment to capital and surplus. Gains and losses are generally recognized through income at the time of disposal or when operating distributions are received. Partnership interests in tax credit funds are held at amortized cost with amortization charged to net investment income over the period in which the tax benefits, primarily credits, are earned. Tax credits are recorded as an offset to tax expense in the period utilized.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The Company has sold $2.2 billion, $2.0 billion and $1.7 billion in Tax Credit Funds to unrelated third parties as of December 31, 2019, 2018 and 2017, respectively. The Company has guaranteed after-tax benefits to the third-party investors through periods ending in 2037. These guarantees are in effect for periods of approximately 15 years each. The Tax Credit Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, the Company must fund any shortfall. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $1.4 billion, but the Company does not anticipate making any material payments related to the guarantees. The Company’s risks are mitigated in the following ways: (1) the Company has the right to buyout the equity related to the guarantee under certain circumstances, (2) the Company may replace underperforming properties to mitigate exposure to guarantee payments, (3) the Company oversees the asset management of the deals and (4) changes in tax laws are explicitly excluded from the Company’s guarantees of after-tax benefits.

Securities Lending. The Company has entered into securities lending agreements with a custodial bank whereby eligible securities are loaned to third parties, primarily major brokerage firms. These transactions are used to generate additional income in the securities portfolio. The Company is entitled to receive from the borrower any payments of interest and dividends received on loaned securities during the loan term. The agreements require a minimum of 102% of the fair value of the loaned securities to be held as collateral. Cash collateral is invested by the custodial bank in investment-grade securities, which are included in the total invested assets of the Company. Periodically, the Company may receive non-cash collateral, which would be recorded off-balance sheet. The Company recognizes loaned securities in bonds. A securities lending payable is recorded in other liabilities for the amount of cash collateral received. If the fair value of the collateral received (cash and/or securities) is less than the fair value of the securities loaned, the shortfall is nonadmitted. Net income received from securities lending activities is included in net investment income. Because the borrower or the Company may terminate a securities lending transaction at any time, if loans are terminated in advance of the reinvested collateral asset maturities, the Company would repay its securities lending obligations from operating cash flows or the proceeds of sales from its investment portfolio, which includes significant liquid securities.

Derivative Instruments

The Company uses derivative instruments to manage exposures and mitigate risks primarily associated with interest rates, equity markets and foreign currency. These derivative instruments primarily include interest rate swaps, cross-currency swaps, futures and options.

Derivative instruments used in hedging transactions considered to be effective hedges are reported in a manner consistent with the hedged items. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value with changes in fair value recorded in capital and surplus as unrealized gains or losses.

The fair value of derivative instruments is determined using various valuation techniques relying predominantly on observable market inputs. These inputs include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels.

The Company’s derivative transaction counterparties are generally financial institutions. To reduce the credit risk associated with open contracts, the Company enters into master netting agreements which permit the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. In addition, the Company attempts to reduce credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral vary based on an assessment of the credit risk of the counterparty. The Company accepts collateral in the forms of cash and marketable securities. Non-cash collateral received is recorded off-balance sheet.

Cash flows and payment accruals on derivatives are recorded in net investment income.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In determining fair value, the Company uses various methods, including market, income and cost approaches.

The Company categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The Company categorizes assets and liabilities held at fair value in the statutory statements of admitted assets, liabilities, capital and surplus as follows:

Level 1. Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date and mutual funds where the value per share (unit) is determined and published daily and is the basis for current transactions.

Level 2. Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. Primary inputs to this valuation technique may include comparative trades, bid/asks, interest rate movements, U.S. Treasury rates, London Interbank Offered Rate (“LIBOR”), prime rates, cash flows, maturity dates, call ability, estimated prepayments and/or underlying collateral values.

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimates of the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs. Primary inputs to this valuation technique include broker quotes and comparative trades.

The Company reviews its fair value hierarchy classifications for assets and liabilities quarterly. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications are reported as transfers at the beginning of the period in which the change occurs.

Asset Valuation Reserve

The Company maintains an AVR as prescribed by the NAIC for the purpose of offsetting potential credit related investment losses on each invested asset category, excluding cash, policy loans and income receivable. The AVR contains a separate component for each category of invested assets. The change in AVR is charged or credited directly to capital and surplus.

Interest Maintenance Reserve

The Company records an IMR as prescribed by the NAIC, which represents the net deferral for interest-related gains or losses arising from the sale of certain investments, such as bonds, mortgage loans and loan-backed and structured securities sold. The IMR is applied as follows:

●

For bonds, the designation from the NAIC Capital Markets and Investments Analysis Office must not have changed more than one designation between the beginning of the holding period and the date of sale;

●	the bond must never have been classified as a default security;

●

for mortgage loans, during the prior two years, they must not have had interest more than 90 days past due, been in the process of foreclosure or in the course of voluntary conveyance, nor had restructured terms; and

●	for loan-backed and structured securities, all interest-related other-than-temporary impairments and interest-related realized gains or losses on sales of the securities.

The realized gains or losses, net of related federal income tax, from the applicable bonds and mortgage loans sold, have been removed from the net realized gain or loss amounts and established as a net liability. This liability is amortized into income such that the amount of each capital gain or loss amortized in a given year is based on the excess of the amount of income which would have been reported that year, if the asset had not been disposed of over the amount of income which would have been reported had the asset been repurchased at its sale price. In the event the unamortized IMR liability balance is negative, the balance is reclassified as an asset and fully nonadmitted. The Company utilizes the grouped method for amortization. Under the grouped method, the liability is amortized into income over the remaining period to expected maturity based on the groupings of the individual securities into five-year bands.

Goodwill

For companies whose operations are primarily insurance related, goodwill is the excess of the cost to acquire a company over the Company’s share of the statutory book value of the acquired entity. Goodwill is recorded in stocks in the statutory statements of admitted assets, liabilities and surplus. Goodwill is amortized on a straight-line basis over the period of economic benefit, not to exceed ten years, with a corresponding charge to surplus.

Unamortized goodwill totaled $116 million and $132 million as of December 31, 2019 and 2018, respectively. All unamortized goodwill as of December 31, 2019 and 2018, is related to the acquisition of JNF, which represents 69% and 76%, respectively, of JNF’s gross SCA value. All goodwill was admitted as of December 31, 2019 and 2018. Amortization of goodwill totaled $16 million, $16 million and $14 million for the years ended December 31, 2019, 2018 and 2017, respectively. No goodwill was impaired during these periods.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Federal Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets, net of any nonadmitted portion and statutory valuation allowance, and deferred tax liabilities, are recognized for the expected future tax consequences attributable to differences between the statutory financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. The change in deferred taxes, excluding the impact of taxes on unrealized capital gains or losses and nonadmitted deferred taxes, is charged directly to surplus.

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to change the provision for federal income taxes recorded in the statutory financial statements, which could be significant.

Tax reserves are reviewed regularly and are adjusted as events occur that the Company believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement with taxing authorities on the deductibility/nondeductibility of uncertain items, additional exposure based on current calculations, identification of new issues, release of administrative guidance or rendering of a court decision affecting a particular tax issue. The Company believes its tax reserves reasonably provide for potential assessments that may result from Internal Revenue Service (“IRS”) examinations and other tax-related matters for all open tax years.

The Company is included in the NMIC consolidated federal income tax return.

Reinsurance Ceded

The Company cedes insurance to other companies in order to limit potential losses and to diversify its exposures. Such agreements do not relieve the Company of its primary obligation to the policyholder in the event the reinsurer is unable to meet the obligations it has assumed. Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported in the statutory statements of admitted assets, liabilities, capital and surplus on a net basis within the related future policy benefits and claims of the Company.

Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 4% and 5% of the Company’s life insurance in force in 2019 and 2018, respectively, and 50% and 51% of the number of life insurance policies in force in 2019 and 2018, respectively. The provision for policyholder dividends was based on the respective year’s dividend scales, as approved by the Board of Directors. Policyholder dividends are recognized when declared. No additional income was allocated to participating policyholders during 2019 and 2018.

Subsequent Events

The Company evaluated subsequent events through March 20, 2020, the date the statutory financial statements were issued.

Subsequent to December 31, 2019, equity and financial markets have experienced significant volatility and interest rates have continued to decline due to the COVID-19 pandemic. The Company is currently in the process of determining the impact of the pandemic to its operations and financial condition.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(3)	Analysis of Actuarial Reserves and Deposit Liabilities by Withdrawal Characteristics

The following table summarizes the analysis of individual annuities actuarial reserves by withdrawal characteristics, as of the dates indicated:

		Separate	Separate
	General	account with	account non-		% of
(in millions)	account	guarantees	guaranteed	Total	Total
December 31, 2019
Subject to discretionary withdrawal:
With market value adjustment	$19	$181	$29	$229	0%
At book value less current surrender charge of 5% or more	270	-	-	270	1%
At fair value	-	-	61,535	61,535	91%
Total with market value adjustment or at fair value	$289	$181	$61,564	$62,034	92%
At book value without adjustment (minimal or no charge or adjustment)	3,587	-	11	3,598	5%
Not subject to discretionary withdrawal	1,761	-	56	1,817	3%
Total, gross	$5,637	$181	$61,631	$67,449	100%
Less: Reinsurance ceded	(104)	-	-	(104)
Total, net	$5,533	$181	$61,631	$67,345
Amount included in 'Subject to discretionary withdrawal at book value less current surrender charge of 5% or more' that will move to 'Subject to discretionary withdrawal at book value without adjustment (minimal or no charge or adjustment)'	$128	$-	$-	$128

December 31, 2018
Subject to discretionary withdrawal:
With market value adjustment	$20	$203	$-	$223	0%
At book value less current surrender charge of 5% or more	422	-	-	422	1%
At fair value	-	-	54,038	54,038	90%
Total with market value adjustment or at fair value	$442	$203	$54,038	$54,683	91%
At book value without adjustment (minimal or no charge or adjustment)	2,497	-	12	2,509	4%
Not subject to discretionary withdrawal	2,622	-	49	2,671	5%
Total, gross	$5,561	$203	$54,099	$59,863	100%
Less: Reinsurance ceded	(105)	-	-	(105)
Total, net	$5,456	$203	$54,099	$59,758
Amount included in 'Subject to discretionary withdrawal at book value less current surrender charge of 5% or more' that will move to 'Subject to discretionary withdrawal at book value without adjustment (minimal or no charge or adjustment)'	$223	$-	$-	$223

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the analysis of group annuities actuarial reserves by withdrawal characteristics, as of the dates indicated:

		Separate	Separate
	General	account with	account non-		% of
(in millions)	account	guarantees	guaranteed	Total	Total
December 31, 2019
Subject to discretionary withdrawal:
With market value adjustment	$16,485	$2,166	$-	$18,651	44%
At book value less current surrender charge of 5% or more	1	-	-	1	0%
At fair value	-	-	18,284	18,284	43%
Total with market value adjustment or at fair value	$16,486	$2,166	$18,284	$36,936	87%
At book value without adjustment (minimal or no charge or adjustment)	5,354	-	-	5,354	12%
Not subject to discretionary withdrawal	584	2	-	586	1%
Total, gross	$22,424	$2,168	$18,284	$42,876	100%
Less: Reinsurance ceded	(60)	-	-	(60)
Total, net	$22,364	$2,168	$18,284	$42,816
Amount included in 'Subject to discretionary withdrawal at book value less current surrender charge of 5% or more' that will move to 'Subject to discretionary withdrawal at book value without adjustment (minimal or no charge or adjustment)'	$1	$-	$-	$1

December 31, 2018
Subject to discretionary withdrawal:
With market value adjustment	$15,748	$2,366	$-	$18,114	46%
At book value less current surrender charge of 5% or more	76	-	-	76	0%
At fair value	-	-	15,869	15,869	40%
Total with market value adjustment or at fair value	$15,824	$2,366	$15,869	$34,059	86%
At book value without adjustment (minimal or no charge or adjustment)	4,938	-	-	4,938	12%
Not subject to discretionary withdrawal	614	2	-	616	2%
Total, gross	$21,376	$2,368	$15,869	$39,613	100%
Less: Reinsurance ceded	(63)	-	-	(63)
Total, net	$21,313	$2,368	$15,869	$39,550
Amount included in 'Subject to discretionary withdrawal at book value less current surrender charge of 5% or more' that will move to 'Subject to discretionary withdrawal at book value without adjustment (minimal or no charge or adjustment)'	$4	$-	$-	$4

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the analysis of deposit-type contracts and other liabilities without life or disability contingencies by withdrawal characteristics, as of the dates indicated:

		Separate
	General	account non-		% of
(in millions)	account	guaranteed	Total	Total
December 31, 2019
Subject to discretionary withdrawal:
With market value adjustment	$3	$-	$3	0%
At fair value	13	-	13	0%
Total with market value adjustment or at fair value	$16	$-	$16	0%
At book value without adjustment (minimal or no charge or adjustment)	775	4	779	25%
Not subject to discretionary withdrawal	2,331	12	2,343	75%
Total, gross	$3,122	$16	$3,138	100%
Less: Reinsurance ceded	-	-	-
Total, net	$3,122	$16	$3,138

December 31, 2018
Subject to discretionary withdrawal:
With market value adjustment	$4	$-	$4	0%
At fair value	13	-	13	0%
Total with market value adjustment or at fair value	$17	$-	$17	0%
At book value without adjustment (minimal or no charge or adjustment)	504	4	508	14%
Not subject to discretionary withdrawal	3,316	12	3,328	86%
Total, gross	$3,837	$16	$3,853	100%
Less: Reinsurance ceded	-	-	-
Total, net	$3,837	$16	$3,853

The following table is a reconciliation of total annuity actuarial reserves and deposit fund liabilities, as of the dates indicated:

	December 31,
(in millions)	2019	2018
Life, accident and health annual statement:
Annuities, net (excluding supplemental contracts with life contingencies)	$27,880	$26,750
Supplemental contracts with life contingencies, net	17	19
Deposit-type contracts	3,122	3,837
Subtotal	$31,019	$30,606

Separate accounts annual statement:
Annuities, net (excluding supplemental contracts with life contingencies)	$82,264	$72,539
Other contract deposit funds	16	16
Subtotal	$82,280	$72,555
Total annuity actuarial reserves and deposit fund liabilities, net	$113,299	$103,161

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the analysis of life actuarial reserves by withdrawal characteristics, as of the dates indicated:

	General account			Separate account - nonguaranteed
	Account	Cash		Account	Cash
(in millions)	value	value	Reserve	value	value	Reserve
December 31, 2019
Subject to discretionary withdrawal, surrender values or policy loans:
Term policies with cash value	$-	$11	$11	$-	$-	$-
Universal life	2,549	2,561	2,728	-	-	-
Universal life with secondary guarantees	335	265	613	-	-	-
Indexed universal life with secondary guarantees	140	99	146	-	-	-
Other permanent cash value life insurance	-	1,328	2,676	-	-	-
Variable life	1,903	1,992	2,080	21,853	21,840	19,596
Subtotal	$4,927	$6,256	$8,254	$21,853	$21,840	$19,596
Not subject to discretionary withdrawal or no cash value:
Term policies without cash value	-	-	299	-	-	-
Accidental death benefits	-	-	1	-	-	-
Disability - active lives	-	-	12	-	-	-
Disability - disabled lives	-	-	57	-	-	-
Miscellaneous reserves	-	-	36	-	-	-
Total, gross	$4,927	$6,256	$8,659	$21,853	21,840	19,596
Less: reinsurance ceded	(10)	(10)	(272)	-	-	-
Total, net	$4,917	$6,246	$8,387	$21,853	21,840	19,596

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

	General account			Separate account - nonguaranteed
	Account	Cash		Account	Cash
(in millions)	value	value	Reserve	value	value	Reserve
December 31, 2018
Subject to discretionary withdrawal, surrender values or policy loans:
Term policies with cash value	$-	$11	$11	$-	$-	$-
Universal life	2,682	2,692	2,704	-	-	-
Universal life with secondary guarantees	309	245	534	-	-
Indexed universal life with secondary guarantees	103	73	108	-	-	-
Other permanent cash value life insurance	-	1,478	2,731	-	-	-
Variable life	1,626	1,715	1,799	16,599	16,583	16,583
Subtotal	$4,720	$6,214	$7,887	$16,599	$16,583	$16,583
Not subject to discretionary withdrawal or no cash value:
Term policies without cash value	-	-	337	-	-	-
Accidental death benefits	-	-	1	-	-	-
Disability - active lives	-	-	10	-	-	-
Disability - disabled lives	-	-	53	-	-	-
Miscellaneous reserves	-	-	35	-	-	-
Total, gross	$4,720	$6,214	$8,323	$16,599	16,583	16,583
Less: reinsurance ceded	(11)	(11)	(294)	-	-	-
Total, net	$4,709	$6,203	$8,029	$16,599	16,583	16,583

The following table is a reconciliation of life actuarial reserves, as of the dates indicated:

	December 31,
(in millions)	2019	2018
Life, accident and health annual statement:
Life Insurance, net	$8,292	$7,937
Accidental death benefits, net	1	1
Disability - active lives, net	10	9
Disability - disabled lives, net	52	50
Miscellaneous reserves section, net	32	31
Subtotal	$8,387	$8,028

Separate accounts annual statement:
Annuities, net (excluding supplemental contracts with life contingencies)	$22,138	$18,905
Other contract deposit funds	5	2
Subtotal	$22,143	$18,907
Total annuity actuarial reserves and deposit fund liabilities, net	$30,530	$26,935

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Direct Premium Written by Managing General Agents and Third-Party Administrators

The following table summarizes direct premium written by managing general agents and third-party administrators as of December 31, 2019:

(in millions)
Managing general agent/ third party reserve	FEIN number	Exclusive contract	Types of business written	Types of authority granted[1]	Total Direct Premium
RMTS - Manufacturers & Traders Trust Co.	20-1049240	Not Exclusive	Accident & health	C / CA / B / P / U	$29
Fringe Insurance Benefits, Inc.	74-2616364	Not Exclusive	Accident & health	B / P / U	44
Star Line Group	04-3499188	Not Exclusive	Accident & health	C / CA / B / P / U	11
Consolidated Health Plans	04-3187843	Exclusive	Accident & health	C / CA / P / B	53
AccuRisk Solutions, LLC	31-1777676	Not Exclusive	Accident & health	C / CA / B / P /U	59
Merchants Benefit Administration, Inc.	86-0875918	Exclusive	Accident & health	B / C / CA / P	6
Roundstone Management, Ltd.	27-0371422	Not Exclusive	Accident & health	C / CA / B / P / U	70
Health Insurance Innovations	46-1282634	Not Exclusive	Accident & health	B / P / U	1
Gilsbar, Inc.	72-0519951	Not Exclusive	Accident & health	B / P / U	23
Matrix	01-0544915	Not Exclusive	Accident & health	C / CA / B / P / U	18
IRC	74-2824053	Not Exclusive	Accident & health	C / CA / B / P / U	26
TMS RE Inc	65-0644164	Not Exclusive	Accident & health	C / CA / B / P / U	94
United Group Programs Inc.	59-1896277	Not Exclusive	Accident & health	C / CA / B / P / U	7
USMGU	46-4619917	Not Exclusive	Accident & health	C / CA / B / P / U	3
Total Direct Premiums Written and Produced					$444
1	Authority code key includes: C– claims payment, CA– claims adjustment, B- binding authority, P-premium collection, U- underwriting.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(4)	Separate Accounts

The Company’s separate account statement includes assets legally insulated from the general account as of the dates indicated, attributed to the following product lines:

	December 31, 2019		December 31, 2018
(in millions)	Separate account assets legally insulated	Separate account assets (not legally insulated)	Separate account assets legally insulated	Separate account assets (not legally insulated)
Product / Transaction:
Individual annuities	$67,222	$-	$59,425	$-
Group annuities	16,187	-	14,376	-
Life insurance	22,246	-	19,073	-
Total	$105,655	$-	$92,874	$-

The following table summarizes amounts paid towards separate account guarantees by the general account and related risk charges paid by the separate account for the years ended:

(in millions)	Total paid toward separate account guarantees	Risk charges paid to general account
2019	$58	$612
2018	$18	$594
2017	$13	$559
2016	$36	$507
2015	$21	$465

The Company does not engage in securities lending transactions within its separate accounts.

Most separate accounts held by the Company relate to individual and group variable annuity and variable universal life insurance contracts of a non-guaranteed return nature. The net investment experience of the separate accounts is credited directly to the contract holder and can be positive or negative. The individual variable annuity contracts generally provide an incidental death benefit of the greater of account value or premium paid (net of prior withdrawals). However, many individual variable annuity contracts also provide death benefits equal to (i) the most recent fifth-year anniversary account value, (ii) the highest account value on any previous anniversary, (iii) premiums paid increased 5% or certain combinations of these, all adjusted for prior withdrawals. The death benefit and cash value under the variable universal life policies may vary with the investment performance of the underlying investments in the separate accounts. The assets and liabilities of these separate accounts are carried at fair value and are non-guaranteed.

Certain other separate accounts relate to a guaranteed term option, which provides a guaranteed interest rate that is paid over certain maturity durations ranging from three to ten years, so long as certain conditions are met. If amounts allocated to the guaranteed term option are distributed prior to the maturity period, a market value adjustment can be assessed. The assets and liabilities of these separate accounts are carried at fair value and are included as a nonindexed guarantee.

Another separate account offered by the Company contains a group of universal life policies wherein the assets supporting the account values on the underlying policies reside in a Private Placement Separate Account. It provides an annual interest rate guarantee, subject to a minimum guarantee of 3%. The interest rate declared each year reflects the anticipated investment experience of the account and are included as a nonindexed guarantee less than or equal to 4%.

Another separate account offered by the Company contains a group of variable universal life policies wherein the assets supporting the account values on the underlying policies reside in a Private Placement Variable Separate Account. It provides a quarterly interest rate based on a crediting formula that reflects the market value to book value ratio of the investments, investment portfolio yield and a specified duration. The business has been included as a nonindexed guarantee less than or equal to 4%.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following tables summarize the separate account reserves of the Company, as of the dates indicated:

		Nonindexed	Nonindexed
		guarantee	guarantee	Nonguaranteed
		less than or	more than	separate
(in millions)	Indexed	equal to 4%	4%	accounts	Total
December 31, 2019
Premiums, considerations or deposits	$-	$135	$-	$6,007	$6,142
Reserves
For accounts with assets at:
Fair value	$-	$2,202	$146	$99,612	$101,960
Amortized cost	-	2,463	-	-	2,463
Total reserves	$-	$4,665	$146	$99,612	$104,423
By withdrawal characteristics:
With market value adjustment	$-	$2,202	$146	$29	$2,377
At book value without market value adjustment and with current surrender charge of 5% or more	-	-	-	-	-
At fair value	-	-	-	99,499	99,499
At book value without market value adjustment and with current surrender charge less than 5%	-	2,463	-	13	2,476
Subtotal	$-	$4,665	$146	$99,541	$104,352
Not subject to discretionary withdrawal	-	-	-	71	71
Total reserves[1]	$-	$4,665	$146	$99,612	$104,423
1

The total reserves balance does not equal the liabilities related to separate accounts of $105.7 billion in the Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus by $1.2 billion, due to an adjustment for CARVM/CRVM reserves and other liabilities that have not been allocated to the categories outlined above.

		Nonindexed	Nonindexed
		guarantee	guarantee	Nonguaranteed
		less than or	more than	separate
(in millions)	Indexed	equal to 4%	4%	accounts	Total
December 31, 2018
Premiums, considerations or deposits	$-	$122	$-	$6,270	$6,392
Reserves
For accounts with assets at:
Fair value	$-	$2,371	$198	$86,569	$89,138
Amortized cost	-	2,322	-	-	2,322
Total reserves	$-	$4,693	$198	$86,569	$91,460
By withdrawal characteristics:
With market value adjustment	$-	$2,371	$198	$-	$2,569
At book value without market value adjustment and with current surrender charge of 5% or more	-	-	-	-	-
At fair value	-	-	-	86,493	86,493
At book value without market value adjustment and with current surrender charge less than 5%	-	2,322	-	15	2,337
Subtotal	$-	$4,693	$198	$86,508	$91,399
Not subject to discretionary withdrawal	-	-	-	61	61
Total reserves[1]	$-	$4,693	$198	$86,569	$91,460
1

The total reserves balance does not equal the liabilities related to separate accounts of $92.9 billion in the Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus by $1.4 billion, due to an adjustment for CARVM/CRVM reserves and other liabilities that have not been allocated to the categories outlined above.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table is a reconciliation of net transfers to (from) separate accounts, as of the dates indicated:

	December 31,
(in millions)	2019	2018	2017
Transfers as reported in the statutory statements of operations of the separate accounts:
Transfers to separate accounts	$6,142	$6,392	$6,732
Transfers from separate accounts	(9,470)	(8,461)	(7,327)
Net transfers from separate accounts	$(3,328)	$(2,069)	$(595)
Reconciling adjustments:
Exchange accounts offsetting in the general account	(321)	(303)	(255)
Fees not included in general account transfers	(68)	(58)	(67)
Other miscellaneous adjustments not included in the general account balance	(30)	(38)	(33)
Transfers as reported in the statutory statements of operations	$(3,747)	$(2,468)	$(950)

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(5)	Investments

Bonds and Stocks

The following table summarizes the carrying value, the excess of fair value over carrying value, the excess of carrying value over fair value and the fair value of bonds and stocks, as of the dates indicated:

(in millions)	Carrying value	Fair value in excess of carrying value	Carrying value in excess of fair value	Fair value
December 31, 2019
Bonds:
U.S. Government	$7	$-	$-	$7
States, territories and possessions	398	42	1	439
Political subdivisions	344	52	1	395
Special revenues	2,702	370	5	3,067
Industrial and miscellaneous	26,240	2,012	65	28,187
Loan-backed and structured securities	5,433	238	31	5,640
Total bonds	$35,124	$2,714	$103	$37,735
Common stocks unaffiliated	$181	$-	$-	$181
Common stocks affiliated[1]	2,386	-	-	2,386
Preferred stocks unaffiliated	55	4	-	59
Total stocks	$2,622	$4	$-	$2,626
Total bonds and stocks	$37,746	$2,718	$103	$40,361

December 31, 2018
Bonds:
U.S. Government	$8	$-	$-	$8
States, territories and possessions	363	25	2	386
Political subdivisions	268	35	1	302
Special revenues	2,043	191	6	2,228
Industrial and miscellaneous	24,661	438	738	24,361
Loan-backed and structured securities	5,005	188	59	5,134
Total bonds	$32,348	$877	$806	$32,419
Common stocks unaffiliated	$138	$-	$-	$138
Common stocks affiliated[1]	1,644	-	-	1,644
Preferred stocks unaffiliated	38	6	2	42
Total stocks	$1,820	$6	$2	$1,824
Total bonds and stocks	$34,168	$883	$808	$34,243
1	Includes investment in NLAIC and JNF of $2.2 billion and $169 million as of December 31, 2019, respectively, and $1.5 billion and $175 million as of December 31, 2018, respectively.

The carrying value of bonds on deposit with various states as required by law or special escrow agreement was $3 million as of December 31, 2019 and 2018.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the carrying value and fair value of bonds, by contractual maturity, as of December 31, 2019. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties:

(in millions)	Carrying value	Fair value
Bonds:
Due in one year or less	$1,000	$1,009
Due after one year through five years	6,874	7,141
Due after five years through ten years	10,404	10,997
Due after ten years	11,413	12,948
Total bonds excluding loan-backed and structured securities	$29,691	$32,095
Loan-backed and structured securities	5,433	5,640
Total bonds	$35,124	$37,735

The following table summarizes the fair value and unrealized losses on bonds and stocks (amount by which cost or amortized cost exceeds fair value), for which other-than-temporary declines in value have not been recognized, based on the amount of time each type of bond or stock has been in an unrealized loss position, as of the dates indicated:

	Less than or equal to one year		More than one year		Total
(in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
December 31, 2019
Bonds:
States, territories and possessions	23	1	-	-	23	1
Political subdivisions	65	1	-	-	65	1
Special revenues	397	5	-	-	397	5
Industrial and miscellaneous	852	9	911	103	1,763	112
Loan-backed and structured securities	704	6	1,124	28	1,828	34
Total bonds	$2,041	$22	$2,035	$131	$4,076	$153
Common stocks unaffiliated	32	-	16	1	48	1
Preferred stocks unaffiliated	1	-	-	-	1	-
Total bonds and stocks	$2,074	$22	$2,051	$132	$4,125	$154

December 31, 2018
Bonds:
U.S. Government	$-	$-	$1	$-	$1	$-
States, territories and possessions	107	2	-	-	107	2
Political subdivisions	29	1	-	-	29	1
Special revenues	230	4	53	3	283	7
Industrial and miscellaneous	10,798	437	4,314	368	15,112	805
Loan-backed and structured securities	1,950	24	649	41	2,599	65
Total bonds	$13,114	$468	$5,017	$412	$18,131	$880
Common stocks unaffiliated	39	6	-	-	39	6
Preferred stocks unaffiliated	35	2	-	-	35	2
Total bonds and stocks	$13,188	$476	$5,017	$412	$18,205	$888

As of December 31, 2019, management evaluated securities in an unrealized loss position and all non-marketable securities for impairment. As of the reporting date, the Company does not have the intent to sell and has the intent and ability to hold these securities until the fair value recovers, which may be maturity, and therefore, does not consider the securities to be other-than-temporarily impaired.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

There was no intent to sell other-than-temporary impairments on loan-backed and structured securities for the years ended December 31, 2019 and 2018.

Mortgage Loans, Net of Allowance

The following table summarizes the amortized cost of mortgage loans by method of evaluation for credit loss, and the related valuation allowances by type of credit loss, as of the dates indicated:

	December 31,
(in millions)	2019	2018
Amortized cost:
Loans with non-specific reserves	$7,675	$7,783
Loans with specific reserves	14	6
Total amortized cost	$7,689	$7,789
Valuation allowance:
Non-specific reserves	$31	$23
Specific reserves	3	2
Total valuation allowance[1]	$34	$25
Mortgage loans, net of allowance	$7,655	$7,764
1	Changes in the valuation allowance are due to current period provisions. These changes in the valuation allowance for the years ended December 31, 2019, 2018, and 2017 were immaterial.

As of December 31, 2019 and 2018, the Company’s mortgage loans classified as delinquent and/or in non-accrual status were immaterial in relation to the total mortgage loan portfolio.

The following table summarizes the LTV ratio and DSC ratio of the mortgage loan portfolio as of the dates indicated:

	LTV ratio			DSC ratio
(in millions)	Less than 90%	90% or greater	Total	Greater than 1.00	Less than 1.00	Total
December 31, 2019
Apartment	$2,958	$125	$3,083	$3,071	$12	$3,083
Industrial	905	-	905	904	1	905
Office	1,305	-	1,305	1,291	14	1,305
Retail	2,167	9	2,176	2,156	20	2,176
Other	220	-	220	220	-	220
Total	$7,555	$134	$7,689	$7,642	$47	$7,689
Weighted average DSC ratio	2.13	1.19	2.11	2.12	0.90	2.11
Weighted average LTV ratio	54%	95%	54%	54%	72%	54%

December 31, 2018
Apartment	$3,064	$71	$3,135	$3,135	$-	$3,135
Industrial	953	10	963	959	4	963
Office	1,329	-	1,329	1,323	6	1,329
Retail	2,169	-	2,169	2,167	2	2,169
Other	193	-	193	193	-	193
Total	$7,708	$81	$7,789	$7,777	$12	$7,789
Weighted average DSC ratio	2.08	1.59	2.07	2.07	0.76	2.07
Weighted average LTV ratio	55%	94%	56%	56%	61%	56%

As of December 31, 2019 and 2018, the Company has a diversified mortgage loan portfolio with no more than 23% and 24%, respectively, in a geographic region in the U.S. and no more than 1% with any one borrower. The maximum and minimum lending rates for mortgage loans originated or acquired during 2019 were 12.0% and 3.1%, respectively, and for those originated or acquired during 2018 were 10.0% and 2.8%, respectively. As of December 31, 2019 and 2018, the maximum LTV ratio of any one loan at the time of loan origination was 82% and 85%. As of December 31, 2019 and 2018, the Company did not hold mortgage loans with interest 90 days or more past due. Additionally, there were no taxes, assessments or any amounts advanced and not included in the mortgage loan portfolio.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Securities Lending

The fair value of loaned securities was $306 million and $145 million as of December 31, 2019 and 2018, respectively. The Company held $132 million and $101 million of cash collateral on securities lending as of December 31, 2019 and 2018, respectively. As of December 31, 2019, the carrying value and fair value of reinvested collateral assets was $133 million. As of December 31, 2018, the carrying value and fair value of reinvested collateral assets was $101 million. The fair value of bonds acquired with reinvested collateral assets was $134 million and $102 million as of December 31, 2019 and 2018, respectively. There are no securities lending transactions that extend beyond one year as of the reporting date. The Company received $180 million and $48 million of non-cash collateral on securities lending as of December 31, 2019 and 2018, respectively.

Low-Income Housing Tax Credit Funds

The amount of low-income housing tax credits and other tax benefits recognized was $35 million, $33 million and $32 million for the years ended December 31, 2019, 2018 and 2017, respectively.

The partnership interests in low-income housing tax credit funds recognized in the statements of admitted assets, liabilities, capital and surplus was $174 million and $166 million as of December 31, 2019 and 2018, respectively.

Net Investment Income

The following table summarizes net investment income by investment type, for the years ended:

	December 31,
(in millions)	2019	2018	2017
Bonds	$1,408	$1,378	$1,414
Mortgage loans	353	335	335
Policy loans	45	54	38
Other	276	269	272
Gross investment income	$2,082	$2,036	$2,059
Investment expenses	(108)	(109)	(101)
Net investment income	$1,974	$1,927	$1,958

There was no investment income due and accrued that was nonadmitted as of December 31, 2019 and 2018.

Net Realized Capital Gains and Losses

The following table summarizes net realized capital gains and losses for the years ended:

	December 31,
(in millions)	2019	2018	2017
Gross gains on sales	$71	$22	$44
Gross losses on sales	(21)	(16)	(31)
Net realized gains on sales	$50	$6	$13
Net realized derivative losses	(515)	(226)	(382)
Other-than-temporary impairments	(5)	(8)	(3)
Total net realized losses on sales	$(470)	$(228)	$(372)
Tax expense on net losses	7	8	26
Net realized capital losses, net of tax	$(477)	$(236)	$(398)
Less: Realized (losses) gains transferred to the IMR	-	(1)	3
Net realized capital losses, net of tax and transfers to the IMR	$(477)	$(235)	$(401)

For the year ended December 31, 2019, gross realized gains and gross realized losses on sales of bonds were $56 million and $19 million, respectively. For the year ended December 31, 2018, gross realized gains and gross realized losses on sales of bonds were $15 million and $13 million, respectively. For the year ended December 31, 2017, gross realized gains and gross realized losses on sales of bonds were $42 million and $26 million, respectively.

The Company did not enter into any material repurchase transactions that would be considered wash sales during the years ended December 31, 2019 and 2018.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Investment Commitments

The Company had unfunded commitments related to its investment in limited partnerships and limited liability companies totaling $496 million and $454 million as of December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, there were $45 million and $179 million of commitments to purchase private placement bonds, $147 million and $7 million of outstanding commitments to fund mortgage loans and $0 and $11 million of outstanding commitments to purchase common stock, respectively.

(6)	Derivative Instruments

The Company is exposed to certain risks related to its ongoing business operations which are managed using derivative instruments.

Interest rate risk management. In the normal course of business, the Company enters into transactions that expose it to interest rate risk arising from mismatches between assets and liabilities. The Company may use interest rate swaps and futures to reduce or alter interest rate exposure.

Interest rate contracts are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns. As such, interest rate contracts are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa.

Equity market risk management. The Company issues a variety of insurance products that expose it to equity risks. To mitigate these risks, the Company enters into a variety of derivatives including equity index futures, options and total return swaps.

Other risk management. As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument are intended to mitigate the changes in the functional-currency equivalent cash flows of the hedged item. To mitigate this risk, the Company uses cross-currency swaps.

Credit risk associated with derivatives transactions. The Company periodically evaluates the risks within the derivative portfolios due to credit exposure. When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty and changes in relevant market data in order to gain insight into the probability of default by the counterparty. As of December 31, 2019 and 2018, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the fair value and related notional amounts of derivative instruments, as of the dates indicated:

(in millions)	Notional amount	Net carrying value	Fair value asset	Fair value liability	Average fair value
December 31, 2019
Interest rate swaps	$7	$(1)	$-	$(1)	$-
Options	202	6	6	-	1
Cross currency swaps	1,537	66	99	(19)	1
Futures	3,153	-	-	-	-
Total	$4,899	$71	$105	$(20)	$2

December 31, 2018
Interest rate swaps	$7	$(1)	$-	$(1)	$(1)
Options	234	2	2	-	-
Cross currency swaps	1,441	79	90	(36)	1
Futures	2,647	-	-	-	-
Total	$4,329	$80	$92	$(37)	$-

Of the $105 million and $92 million of fair value of derivative assets as of December 31, 2019 and 2018, $14 million and $24 million were subject to master netting agreements, the Company received $68 million and $52 million of cash collateral and $45 million and $22 million in pledged securities, resulting in an immaterial uncollateralized position as of December 31, 2019 and 2018. Of the $20 million and $37 million of fair value of derivative liabilities as of December 31, 2019 and 2018, $14 million and $24 million were subject to master netting agreements, the Company posted $3 million and $12 million of cash collateral respectively, resulting in an immaterial uncollateralized position as of December 31, 2019 and 2018. Securities received as collateral are recorded off-balance sheet and exclude initial margin posted on derivatives of $128 million and $127 million as of December 31, 2019 and 2018, respectively.

The following table summarizes net gains and losses on derivatives programs by type of derivative instrument, as of the dates indicated:

	Net realized (losses) gains recorded in operations			Unrealized (losses) gains recorded in capital and surplus
	December 31,			December 31,
(in millions)	2019	2018	2017	2019	2018	2017
Interest rate swaps	$-	$(5)	$-	$-	$35	$(1)
Options	3	(313)	3	4	244	(64)
Cross currency swaps	(1)	-	-	(13)	65	(103)
Futures	(517)	92	(385)	(169)	132	(41)
Total	$(515)	$(226)	$(382)	$(178)	$476	$(209)

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(7)	Fair Value Measurements

The following table summarizes assets and liabilities held at fair value as of December 31, 2019:

(in millions)	Level 1	Level 2	Level 3	Net Asset Value (NAV)	Total
Assets
Bonds:
Industrial and miscellaneous	-	3	6	-	9
Common stocks unaffiliated	68	112	1	-	181
Derivative assets	-	-	6	-	6
Separate account assets	101,312	1,857	87	2,091	105,347
Assets at fair value	$101,380	$1,972	$100	$2,091	105,543
Liabilities
Derivative liabilities	$-	$1	$-	$-	1
Liabilities at fair value	$-	$1	$-	$-	1

The following table presents the rollforward of Level 3 assets and liabilities held at fair value during the year ended December 31, 2019:

(in millions)	Bonds	Common stocks unaffiliated	Derivative assets[1]	Separate account assets	Assets at fair value
Balance as of December 31, 2018	$8	$1	$2	$80	$91
Net gains (losses):
In operations	-	-	3	-	3
In surplus	(4)	-	4	7	7
Purchases	3	-	6	-	9
Sales	(5)	-	(9)	-	(14)
Transfers into Level 3	24	-	-	-	24
Transfers out of Level 3	(20)	-	-	-	(20)
Balance as of December 31, 2019	$6	$1	$6	$87	100
1	Non-binding broker quotes are utilized to determine fair value of all Level 3 derivative assets.

Bonds transfers into and/or out of Level 3 during the year ended December 31, 2019 are due to the changes in observability of pricing inputs and changes resulting from application of the lower of amortized cost or fair value rules based on the security’s NAIC designation.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes assets and liabilities held at fair value as of December 31, 2018:

(in millions)	Level 1	Level 2	Level 3	Net Asset Value (NAV)	Total
Assets
Bonds:
Special Revenues	$-	$1	$-	$-	$1
Industrial and miscellaneous	-	7	8	-	15
Common stocks unaffiliated	45	78	1	14	138
Derivative assets	-	-	2	-	2
Separate account assets	88,994	2,106	80	1,390	92,570
Assets at fair value	$89,039	$2,192	$91	$1,404	$92,726
Liabilities
Derivative liabilities	$-	$1	$-	$-	$1
Liabilities at fair value	$-	$1	$-	$-	$1

The following table presents the rollforward of Level 3 assets and liabilities held at fair value during the year ended December 31, 2018:

(in millions)	Bonds	Common stocks unaffiliated	Derivative assets[1]	Separate account assets	Assets at fair value
Balance as of December 31, 2017	$8	$1	$278	$61	$348
Net gains (losses):
In operations	2	(1)	(313)	-	(312)
In surplus	1	-	244	19	264
Purchases	3	1	36	-	40
Sales	(7)	-	(243)	-	(250)
Transfers into Level 3	4	-	-	-	4
Transfers out of Level 3	(3)	-	-	-	(3)
Balance as of December 31, 2018	$8	$1	$2	$80	91
1	Non-binding broker quotes are utilized to determine fair value of all Level 3 derivative assets.

Bond transfers into and/or out of Level 3 during the year ended December 31, 2018 are due to the changes in observability of pricing inputs and changes resulting from application of the lower of amortized cost or fair value rules based on the security’s NAIC designation.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the carrying value and fair value of the Company’s assets and liabilities not held at fair value as of the dates indicated. The valuation techniques used to estimate these fair values are described below or in Note 2.

	Fair Value
(in millions)	Level 1	Level 2	Level 3	Total fair value	Carrying value
December 31, 2019
Assets:
Bonds[1]	$1,494	$35,302	$930	$37,726	$35,115
Preferred stocks unaffiliated	-	59	-	59	55
Mortgage loans, net of allowance	-	-	7,856	7,856	7,655
Policy loans	-	-	903	903	903
Derivative assets	-	99	-	99	88
Short-term investments	7	615	-	622	622
Securities lending collateral assets	132	-	-	132	132
Separate account assets	3	334	-	337	308
Total assets	$1,636	$36,409	$9,689	$47,734	$44,878
Liabilities:
Investment contracts	$-	$-	$22,186	$22,186	$25,720
Derivative liabilities	-	19	-	19	22
Total liabilities	$-	$19	$22,186	$22,205	$25,742

December 31, 2018
Assets:
Bonds[1]	$1,139	$30,416	$848	$32,403	$32,332
Preferred stocks unaffiliated	-	42	-	42	38
Mortgage loans, net of allowance	-	-	7,677	7,677	7,764
Policy loans	-	-	905	905	905
Derivative assets	-	90	-	90	98
Short-term investments	-	813	-	813	813
Securities lending collateral assets	100	1	-	101	101
Separate account assets	3	298	-	301	304
Total assets	$1,242	$31,660	$9,430	$42,332	$42,355
Liabilities:
Investment contracts	$-	$-	$23,511	$23,511	$25,432
Derivative liabilities	-	36	-	36	19
Total liabilities	$-	$36	$23,511	$23,547	$25,451
1	Level 3 is primarily composed of industrial and miscellaneous bonds.

Mortgage loans, net of allowance. The fair values of mortgage loans are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans. The carrying amount reported in the statutory statements of admitted assets, liabilities, capital and surplus approximates fair value as policy loans are fully collateralized by the cash surrender value of underlying insurance policies.

Securities lending collateral assets. These assets are comprised of bonds and short-term investments and the respective fair values are estimated based on the fair value methods described in Note 2.

Investment contracts. For investment contracts without defined maturities, fair value is the amount payable on demand, net of surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued. The fair value of adjustable rate contracts approximates their carrying value.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(8)	Federal Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was signed into law and became effective January 1, 2018. Impacts to the Company included a reduction in the corporate tax rate from 35% to 21%, repeal of the corporate alternative minimum tax (“AMT”) and other changes to the corporate tax rules. Upon the enactment of these tax law changes, the Company remeasured deferred tax assets and liabilities. As of December 31, 2017, the unfavorable impact to capital and surplus as a result of the remeasurement of the gross deferred tax assets and liabilities was partially offset by the favorable change in non-admitted assets, which includes the reclassification of the AMT credit to an admitted income tax receivable. Additional provisions of the Act applied to taxable years beginning after December 31, 2017, but were not effective as of the enactment date. Certain of these provisions, which included a reduced dividends received deduction, may adversely affect the Company’s future effective tax rate, taxable income and income tax expense.

As of December 31, 2017, the valuation of deferred tax assets and liabilities related to life insurance reserves based on tax reserve methodology changes in the Act reflected the Company’s best estimates and assumptions at that time. The Company recorded $52 million of provisional amounts in both deferred tax assets and deferred tax liabilities as of December 31, 2017, with no impact to net deferred tax assets. These provisional amounts were finalized as of December 31, 2018, which resulted in a $11 million increase to the provisional amounts recorded, with no impact to net deferred tax assets.

The following tables summarize the net admitted deferred tax assets, as of the dates indicated:

	December 31, 2019
(in millions)	Ordinary	Capital	Total
Total gross deferred tax assets	$730	$44	$774
Statutory valuation allowance adjustment	-	-	-
Adjusted gross deferred tax assets	$730	$44	$774
Less: Deferred tax assets nonadmitted	(13)	(24)	(37)
Net admitted deferred tax assets	$717	$20	$737
Less: Deferred tax liabilities	(134)	(2)	(136)
Net admitted deferred tax assets	$583	$18	$601

	December 31, 2018
(in millions)	Ordinary	Capital	Total
Total gross deferred tax assets	$701	$57	$758
Statutory valuation allowance adjustment	-	-	-
Adjusted gross deferred tax assets	$701	$57	$758
Less: Deferred tax assets nonadmitted	(73)	(33)	(106)
Net admitted deferred tax assets	$628	$24	$652
Less: Deferred tax liabilities	(119)	(1)	(120)
Net admitted deferred tax assets	$509	$23	$532

The following table summarizes components of the change in deferred income taxes reported in capital and surplus before consideration of nonadmitted assets and changes from the prior year, as of the dates indicated:

	December 31,
(in millions)	2019	2018	Change
Adjusted gross deferred tax assets	$774	$758	$16
Total deferred tax liabilities	(136)	(120)	(16)
Net deferred tax assets	$638	$638	$-
Less: Tax effect of unrealized gains			29
Change in deferred income tax			$(29)

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following tables summarize components of the admitted deferred tax assets calculation, as of the dates indicated:

	December 31, 2019
(in millions)	Ordinary	Capital	Total
Federal income taxes recoverable through loss carryback	$-	$6	$6
Adjusted gross deferred tax assets expected to be realized[1]	583	12	595
Adjusted gross deferred tax assets offset against existing gross deferred tax liabilities	134	2	136
Admitted deferred tax assets	$717	$20	$737

	December 31, 2018
(in millions)	Ordinary	Capital	Total
Federal income taxes recoverable through loss carryback	$-	$-	$-
Adjusted gross deferred tax assets expected to be realized[1]	509	23	532
Adjusted gross deferred tax assets offset against existing gross deferred tax liabilities	119	1	120
Admitted deferred tax assets	$628	$24	$652
1

Note that this amount is calculated as the lesser of the adjusted gross deferred tax assets expected to be realized following the balance sheet due date or the adjusted gross deferred tax assets allowed per the limitation threshold. For the years ended December 31, 2019 and 2018, the threshold limitation for adjusted capital and surplus was $1.2 billion and $927 million, respectively.

The adjusted capital and surplus used to determine the recovery period and adjusted gross deferred tax assets allowed per the limitation threshold was $8.1 billion and $6.2 billion as of December 31, 2019 and 2018, respectively. The ratio percentage used to determine the recovery period and adjusted gross deferred tax assets allowed per the limitation threshold was 1,296% and 1,081% as of December 31, 2019 and 2018, respectively.

The following tables summarize the impact of tax planning strategies, as of the dates indicated:

	December 31, 2019
	Ordinary	Capital	Total
Adjusted gross deferred tax assets	0.00%	0.00%	0.00%
Net admitted adjusted gross deferred tax assets	35.23%	0.00%	35.23%

	December 31, 2018
	Ordinary	Capital	Total
Adjusted gross deferred tax assets	0.00%	0.00%	0.00%
Net admitted adjusted gross deferred tax assets	12.14%	0.00%	12.14%

The Company’s tax planning strategies included the use of affiliated reinsurance for the years ended December 31, 2019 and 2018.

There are no temporary differences for which deferred tax liabilities are not recognized.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the tax effects of temporary differences and the change from the prior year, for the years ended:

	December 31,
(in millions)	2019	2018	Change
Deferred tax assets
Ordinary:
Future policy benefits and claims	$108	$107	$1
Investments	88	35	53
Deferred acquisition costs	201	136	65
Policyholders' dividends accumulation	5	6	(1)
Compensation and benefits accrual	10	11	(1)
Tax credit carry-forward	303	391	(88)
Other	15	15	-
Subtotal	$730	$701	$29
Nonadmitted	(13)	(73)	60
Admitted ordinary deferred tax assets	$717	$628	$89
Capital:
Investments	44	57	(13)
Subtotal	$44	$57	$(13)
Nonadmitted	(24)	(33)	9
Admitted capital deferred tax assets	$20	$24	$(4)
Admitted deferred tax assets	$737	$652	$85

Deferred tax liabilities
Ordinary:
Investments	$(26)	$(35)	$9
Deferred and uncollected premium	(6)	(7)	1
Future policy benefits and claims	(58)	(73)	15
Deferred acquisition costs	(43)	-	(43)
Other	(1)	(4)	3
Subtotal	$(134)	$(119)	$(15)
Capital:
Investments	(2)	(1)	(1)
Subtotal	$(2)	$(1)	$(1)
Deferred tax liabilities	$(136)	$(120)	$(16)
Net deferred tax assets	$601	$532	$69

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion of the total deferred tax assets will not be realized. Valuation allowances are established when necessary to reduce the deferred tax assets to amounts expected to be realized. Based on the Company’s analysis, it is more likely than not that the results of future operations and the implementation of tax planning strategies will generate sufficient taxable income to enable the Company to realize all deferred tax assets. Therefore, no valuation allowance has been established as of December 31, 2019 and 2018.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the Company’s income tax incurred and change in deferred income tax. The total income tax and change in deferred income tax differs from the amount obtained by applying the federal statutory rate to income (loss) before tax as follows, for the years ended:

	December 31,
(in millions)	2019	2018	2017
Current income tax (benefit) expense	$(66)	$73	$(429)
Change in deferred income tax (without tax on unrealized gains and losses)	29	(72)	446
Total income tax (benefit) expense reported	$(37)	$1	$17

Income before income and capital gains taxes	$563	$783	$610
Federal statutory tax rate	21%	21%	35%
Expected income tax expense at statutory tax rate	$118	$164	$214
Decrease in actual tax reported resulting from:
Dividends received deduction	(101)	(99)	(267)
Change in tax reserves	-	16	(14)
Tax credits	(53)	(51)	(81)
Tax (benefit) expense related to the Act[1]	-	(26)	163
Other	(1)	(3)	2
Total income tax (benefit) expense reported	$(37)	$1	$17
1	Prior year amount represents the remeasurement of deferred tax assets revised after return filing as a result of the Act.

The Company has $6 million and $0 in federal income tax expense available for recoupment in the event of future net losses as of December 31, 2019 and 2018, respectively.

Under the Act, the Company can continue to use AMT credit carryforwards to offset tax liability until 2021. To the extent that AMT credit carryovers exceed tax liabilities, 50% of the excess AMT credit carryovers remaining each year are refundable prior to 2021. Any remaining AMT credits will be fully refundable in 2021. The Company had $159 million and $284 million of an income tax receivable that was previously AMT credit carryforwards as of December 31, 2019 and 2018, respectively.

The following table summarizes operating loss or tax credit carry-forwards available as of December 31, 2019:

(in millions)	Amount	Origination	Expiration
Business credits	$7	2010	2030
Business credits	$11	2011	2031
Business credits	$9	2012	2032
Business credits	$9	2013	2033
Business credits	$39	2014	2034
Business credits	$47	2015	2035
Business credits	$62	2016	2036
Business credits	$62	2017	2037
Business credits	$30	2018	2038
Business credits	$27	2019	2039

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The Company is included in the NMIC consolidated federal income tax return which includes the following entities:

AGMC Reinsurance, Ltd.	Nationwide Financial General Agency, Inc.
Allied General Agency Company	Nationwide Financial Services, Inc.
Allied Group, Inc.	Nationwide General Insurance Company
Allied Holdings (Delaware), Inc.	Nationwide Global Holdings, Inc.
Allied Insurance Company of America	Nationwide Indemnity Company
Allied Property and Casualty Insurance Company	Nationwide Insurance Company of America
Allied Texas Agency, Inc.	Nationwide Insurance Company of Florida
AMCO Insurance Company	Nationwide Investment Services Corporation
American Marine Underwriters, Inc.	Nationwide Life and Annuity Insurance Company
Crestbrook Insurance Company	Nationwide Life Insurance Company
Depositors Insurance Company	Nationwide Lloyds
DVM Insurance Agency, Inc.	Nationwide Member Solutions Agency, Inc.
Eagle Captive Reinsurance, LLC	Nationwide Property and Casualty Ins. Company
Freedom Specialty Insurance Company	Nationwide Retirement Solutions, Inc.
Harleysville Group, Inc.	Nationwide Trust Company, FSB
Harleysville Insurance Company	NBS Insurance Agency, Inc.
Harleysville Insurance Company of New Jersey	NWD Investment Management, Inc.
Harleysville Insurance Company of New York	On Your Side Nationwide Insurance Agency, Inc.
Harleysville Lake States Insurance Company	Premier Agency, Inc.
Harleysville Life Insurance Company	Registered Investment Advisors Services, Inc.
Harleysville Preferred Insurance Company	Riverview International Group, Inc.
Harleysville Worcester Insurance Company	Scottsdale Indemnity Company
Jefferson National Financial Corporation	Scottsdale Insurance Company
Jefferson National Securities Corporation	Scottsdale Surplus Lines Insurance Company
JNF Advisors, Inc.	THI Holdings (Delaware), Inc.
Lone Star General Agency, Inc.	Titan Auto Insurance of New Mexico, Inc.
National Casualty Company	Titan Indemnity Company
Nationwide Advantage Mortgage Company	Titan Insurance Company
Nationwide Affinity Insurance Company of America	Titan Insurance Services, Inc.
Nationwide Agribusiness Insurance Company	V.P.I. Services, Inc.
Nationwide Assurance Company	Veterinary Pet Insurance Company
Nationwide Cash Management Company	Victoria Fire & Casualty Company
Nationwide Corporation	Victoria National Insurance Company
Nationwide Financial Assignment Company	Victoria Select Insurance Company

The method of allocation among the companies is based upon separate return calculations with current benefit for tax losses and credits utilized in the consolidated return.

The Company did not have any protective tax deposits under Section 6603 of the Internal Revenue Code as of December 31, 2019 and 2018.

The Company does not have any tax loss contingencies for which it is reasonably possible that the total liability will significantly increase within twelve months of the reporting date.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(9)	Short-Term Debt and Federal Home Loan Bank Funding Agreement

Short-Term Debt

The following table summarizes the carrying value of short-term debt and weighted average annual interest rates, as of the dates indicated:

	December 31,
(in millions)	2019	2018
$750 million commercial paper program (1.75%)	$200	$362
Accrued interest payable	3	3
Total short-term debt	$203	$365

The Company participates in a commercial paper program with a limit of $750 million. The rating agency guidelines recommend that the Company maintain minimum liquidity backup, which includes cash and liquid assets, as well as committed bank lines, equal to 50% of any amounts outstanding under the commercial paper program. The commercial paper will not be redeemed prior to maturity or be subject to voluntary prepayment. Proceeds from the sale of the commercial paper will be used to meet working capital requirements and for general corporate purposes, including the funding of acquisitions.

As of December 31, 2018, the Company had access to borrow up to $250 million from the FHLB to provide financing for operations that expired on March 22, 2019. In March 2019, the Company renewed the agreement with the FHLB until March 22, 2020 and increased the borrowing limit from $250 million to $300 million. In March 2020, the Company renewed the agreement with the FHLB until March 19, 2021. The Company had $4.0 billion and $5.8 billion in eligible collateral and no amounts outstanding under the agreement as of December 31, 2019 and 2018, respectively.

The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. The maximum amount available under the agreement is $350 million. The borrowing rate on this program is equal to one-month U.S. LIBOR. The Company had no amounts outstanding under this agreement as of December 31, 2019 and 2018.

The terms of certain debt instruments contain various restrictive covenants, including, but not limited to, minimum statutory surplus defined in the agreements. The Company was in compliance with all covenants as of December 31, 2019 and 2018.

The amount of interest paid on short-term debt was immaterial in 2019, 2018 and 2017.

Federal Home Loan Bank Funding Agreements

The Company is a member of the FHLB. Through its membership, the FHLB established the Company’s capacity for short-term borrowings and cash advances under the funding agreement program at up to 50% of total admitted assets.

The Company’s Board of Directors has authorized the issuance of funding agreements up to $4.0 billion to the FHLB, shared between the Company and NLAIC, in exchange for cash advances, which are collateralized by pledged securities. The Company uses these funds in an investment spread strategy, consistent with its other investment spread operations. As such, the Company applies SSAP No. 52, Deposit-Type Contracts, accounting treatment to these funds, consistent with its other deposit-type contracts. It is not part of the Company’s strategy to utilize these funds for operations, and any funds obtained from the FHLB for use in general operations would be accounted for consistent with SSAP No. 15, Debt and Holding Company Obligations, as borrowed money. Membership requires the Company to purchase and hold a minimum amount of FHLB capital stock plus additional stock based on outstanding advances. The Company has $30 million and $25 million in membership stock and as part of the agreement, purchased and held an additional $53 million in activity stock as of December 31, 2019 and 2018, respectively, which is included in the general account in stocks on the statutory statements of admitted assets, liabilities, capital and surplus. The Company's liability for advances from the FHLB was $1.8 billion and $2.5 billion as of December 31, 2019 and 2018, respectively, which is included in future policy benefits and claims on the statutory statements of admitted assets, liabilities, capital and surplus. The advances were collateralized by bonds and mortgage loans with carrying values of $2.2 billion (1.4% of total admitted assets) as of December 31, 2019 and $3.1 billion (2.2% of total admitted assets) as of December 31, 2018, which are included in the general account in bonds and mortgage loans on the statutory statements of admitted assets, liabilities, capital and surplus.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(10)	Surplus Notes

The following table summarizes the carrying value of surplus notes issued by the Company to NFS, as of the dates indicated:

(in millions)
Date issued	Interest rate	Par value	Carrying value	Interest and/ or principal paid in current year	Total interest and/ or principal paid	Unapproved interest and/ or principal	Date of maturity
December 31, 2019
12/19/2001	7.50%	$300	$300	$23	$406	$-	12/31/2031
6/27/2002	8.15%	300	300	24	423	-	6/27/2032
12/23/2003	6.75%	100	100	7	105	-	12/23/2033
12/20/2019	4.21%	400	400	-	-	-	12/20/2059
Total		$1,100	$1,100	$54	$934	$-

December 31, 2018
12/19/2001	7.50%	$300	$300	$23	$383	$-	12/31/2031
6/27/2002	8.15%	300	300	24	399	-	6/27/2032
12/23/2003	6.75%	100	100	7	98	-	12/23/2033
Total		$700	$700	$54	$880	$-

The surplus notes were issued in accordance with Section 3901.72 of the Ohio Revised Code. The principal and interest on these surplus notes shall not be a liability or claim against NLIC, or any of its assets, except as provided in Section 3901.72 of the Ohio Revised Code. The Department must approve interest and principal payments before they are paid.

(11) Reinsurance

The Company has a 100% coinsurance agreement with funds withheld with Eagle to cede specified GMDB and GLWB obligations provided under substantially all of the variable annuity contracts issued and to be issued by NLIC. While the GMDB and GLWB contract riders are ceded by NLIC to Eagle, the base annuity contracts and any non-reinsured risks will be retained by NLIC.

Amounts ceded to Eagle during 2019, 2018 and 2017 included premiums of $529 million, $506 million and $483 million, respectively, benefits and claims, net of third party reinsurance recoveries of $17 million, $14 million, and $8 million respectively, net investment earnings on funds withheld assets of $33 million, $20 million and $19 million, respectively, and an expense allowance for third party reinsurance premiums of $1 million, $1 million and $2 million, respectively. As of December 31, 2019 and 2018, the carrying value of the funds withheld assets was $795 million and $870 million, respectively, which consists of bonds and short-term investments that had a carrying value of $722 million and $785 million, respectively, and mortgage loans that had a carrying value of $73 million and $85 million, respectively. As of December 31, 2019 and 2018, the Company’s reserve credit for guaranteed benefits ceded under the reinsurance agreement was $275 million and $638 million, respectively. Amounts payable to Eagle related to the reinsurance agreement were $248 million as of December 31, 2019, and amounts receivable from Eagle were $241 million as of December 31, 2018.

The Company has a reinsurance agreement with NMIC whereby nearly all of the Company’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of the Company’s agreement, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by the Company, although a fee is paid to the Company for the retention of such risk. The ceding of risk does not discharge the Company, as the original insurer, from its primary obligation to the policyholder. Amounts ceded to NMIC include revenues of $279 million, $257 million and $158 million for the years ended December 31, 2019, 2018 and 2017, respectively, while benefits, claims and expenses ceded were $273 million, $237 million and $108 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The Company has an intercompany reinsurance agreement with NLAIC whereby certain inforce and subsequently issued fixed individual deferred annuity contracts are assumed on a modified coinsurance basis. Under modified coinsurance agreements, the ceding company retains invested assets and investment earnings are paid to the reinsurer. Under terms of the agreement, the Company bears the investment risk associated with changes in interest rates. Risk of asset default remains with NLAIC, and the Company pays a fee to NLAIC for the retention of such risk. The agreement will remain inforce until all contract obligations are settled. The ceding of risk does not discharge the original insurer from its primary obligation to the contractholder. Amounts assumed from NLAIC are included in the Company’s statutory statement of operations for 2019, 2018 and 2017 and include premiums of $14 million, $14 million and $24 million, respectively, net investment income of $49 million, $58 million and $84 million, respectively, and benefits, change in reserves and other expenses of $251 million, $358 million and $566 million, respectively. The reserve adjustment for 2019, 2018 and 2017 of $(246) million, $(352) million and $(553) million, respectively, represents changes in reserves related to this fixed block of business, offset by investment earnings on the underlying assets. Policy reserves assumed under this agreement totaled $1.2 billion and $1.4 billion as of December 31, 2019 and 2018, respectively, and amounts payable related to this agreement were $0.4 million and $5 million, respectively.

The Company has an intercompany reinsurance agreement with NLAIC whereby certain variable universal life insurance, whole life insurance and universal life insurance policies are assumed on a modified coinsurance basis. Total policy reserves under this treaty were $39 million and $40 million as of December 31, 2019 and 2018, respectively. Total premiums assumed under this treaty were $11 million, $8 million and $9 million during 2019, 2018 and 2017, respectively.

The Company has an intercompany reinsurance agreement with NLAIC whereby a certain life insurance contract is assumed on a 100% coinsurance basis. Policy reserves assumed under this agreement totaled $157 million as of December 31, 2019 and 2018.

The Company has entered into reinsurance contracts to cede a portion of its individual annuity and life insurance business to unrelated reinsurers. Total reserve credits taken as of December 31, 2019 and 2018 were $438 million and $470 million, respectively. The three largest contracts are with Security Benefit Life Insurance Company (“SBL”), Transamerica Financial Life Insurance Company (“TFLIC”), and Security Life of Denver Insurance Company (“SLD”) as of December 31, 2019 and 2018. Total reserve credits taken on these contracts as of December 31, 2019 and 2018 totaled $90 million and $89 million for each year, from SBL, $54 million and $63 million, respectively, from TFLIC and $41 million and $44 million, respectively, from SLD. The ceding of risk does not relieve the Company, as the original insurer, from its primary obligation to the policyholder. Under the terms of the contracts, SBL has established a trust as collateral for the recoveries, whereby the trust assets are invested in investment grade securities, the fair value of which must at all times be greater or equal to 100% of the reinsured reserves.

(12) Transactions with Affiliates

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, office space cost sharing arrangements, and agreements related to reinsurance, cost sharing, tax sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. In addition, several benefit plans sponsored by NMIC are available to Nationwide employees, for which the Company has no legal obligations. Measures used to determine the allocation among companies includes individual employee estimates of time spent, special cost studies, the number of full-time employees and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (“NSC”), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed pursuant to the enterprise cost sharing agreement. For the years ended December 31, 2019, 2018 and 2017, the Company was allocated costs from NMIC and NSC totaling $220 million, $235 million and $224 million, respectively.

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $3.5 billion, $3.4 billion and $3.4 billion as of December 31, 2019, 2018 and 2017, respectively. Total revenues from these contracts were $120 million, $119 million and $125 million for the years ended December 31, 2019, 2018 and 2017, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $112 million, $107 million and $111 million for the years ended December 31, 2019, 2018 and 2017, respectively.

The Company may underwrite insurance policies for its officers, directors, and/or other personnel providing services to the Company. The Company may offer discounts on certain products that are subject to applicable state insurance laws and approvals.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Under the enterprise cost sharing agreement, the Company has a cost sharing arrangement with NMIC to occupy office space. For the years ended December 31, 2019, 2018 and 2017, the Company was allocated costs from NMIC of $11 million, $10 million and $11 million, respectively.

The Company receives an annual fee payable from the Tax Credit Funds, for which it is a guarantor and Managing Member, for its services in connection with the oversight of the performance of the Investee Partnerships and the compliance by their managing members and managing agents thereof with the provisions of the various operating level agreements and applicable laws. The Company earned $2 million for the years ended December 31, 2019, 2018 and 2017.

Funds of Nationwide Funds Group (“NFG”), a group of Nationwide businesses that develops, sells and services mutual funds, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2019, 2018 and 2017, customer allocations to NFG funds totaled $66.8 billion, $60.7 billion and $65.8 billion, respectively. For the years ended December 31, 2019, 2018 and 2017, NFG paid the Company $227 million, $227 million and $219 million, respectively, for the distribution and servicing of these funds.

Amounts on deposit with NCMC for the benefit of the Company were $616 million, $754 million and $30 million as of December 31, 2019, 2018 and 2017, respectively.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the years ended December 31, 2019, 2018 and 2017 was $71 million, $72 million and $72 million, respectively.

The Company provides financing to Nationwide Realty Investors, LTD, a subsidiary of NMIC with interest rates ranging from 3.3% to 5.0% and maturity dates ranging from January 2022 to June 2038. As of December 31, 2019 and 2018, the Company had mortgage loans outstanding of $348 million and $321 million, respectively.

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller transfers securities to the buyer at a stated value. Upon demand or after a stated period, the seller repurchases the securities from the buyer at the original sales price plus interest. As of December 31, 2019 and 2018, the Company had no outstanding borrowings from affiliated entities under such agreements. During 2019, there was no outstanding borrowings from affiliated entities at any given time. During 2018, the most the Company had outstanding at any given time was $65 million, and the amount the Company incurred for interest expense on intercompany repurchase agreements during 2019, 2018 and 2017 were immaterial.

During 2019, 2018 and 2017, the Company received capital contributions of $600 million, $435 million and $0, respectively, from NFS.

During 2019, 2018 and 2017, the Company paid capital contributions of $400 million, $565 million and $400 million, respectively, to NLAIC.

On November 21, 2019, NFS and the Company entered into a promissory note, where the Company borrowed $386 million from NFS at 1-month LIBOR plus 0.785%. This note was fully repaid on December 20, 2019.

During 2018, NLAIC borrowed $340 million from the Company at interest rates ranging from 3-month LIBOR plus 0.785% to 3.57% with maturity dates ranging from January 16, 2019 to March 21, 2019. During 2019, NLAIC made payments of principal and interest and, as of March 21, 2019, the promissory notes were repaid in full.

Pursuant to financial support agreements, the Company has agreed to provide NLAIC and JNLIC with the minimum capital and surplus required by each state in which NLAIC and JNLIC does business. These agreements do not constitute the Company as guarantor of any obligation or indebtedness of NLAIC or JNLIC or provide any creditor of NLAIC or JNLIC with recourse to or against any of the assets of the Company.

Eagle’s surplus position is evaluated quarterly to determine if an additional surplus contribution is required from the Company or if a distribution to the Company can be declared as of each quarter end.

On October 17, 2019, the Company made a surplus contribution to Eagle of $9 million. On December 31, 2018, the Company made a capital contribution of $180 million to Eagle.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

During 2019 and 2018, Eagle made distributions to the Company based on their earned surplus position. On February 10, 2020, the Company received a total distribution of $180 million from Eagle that was declared on December 31, 2019 and consisted of a return of contributed surplus of $9 million and a dividend of $171 million. The return of contributed surplus was recorded in other assets and the dividend receivable was recorded in accrued investment income on the December 31, 2019 statutory statement of admitted assets, liabilities, capital and surplus. On August 9, 2019, the Company received a dividend distribution of $41 million from Eagle that was declared on June 28, 2019. On May 10, 2019, the Company received a total distribution of $212 million from Eagle that was declared on March 26, 2019 and consisted of a return of contributed surplus of $190 million and a dividend of $22 million. On November 9, 2018, the Company received a dividend distribution of $103 million from Eagle that was declared on September 26, 2018. On August 10, 2018, the Company received a dividend distribution of $102 million from Eagle that was declared on June 27, 2018. On May 10, 2018, the Company received a dividend distribution of $45 million from Eagle that was declared on March 28, 2018.

During the fourth quarter of 2018, $1.0 billion of FHLB fixed-rate advances previously held by Nationwide Trust Company, FSB (“NTC”), formerly known as Nationwide Bank, an affiliate of the Company, were transferred to the Company along with $772 million of cash, $155 million of commercial mortgage loans and $109 million of bonds. The advances were converted to funding agreements and are classified as future policy benefits and claims consistent with other funding agreements with the FHLB. Additionally, the Company acquired $6 million of commercial mortgage loans from NTC.

The Company utilizes the look-through approach in valuing its investment in Nationwide Real Estate Investors (NLIC), LLC (“NW REI (NLIC)”), a subsidiary of NMIC, at $69 million and $66 million as of December 31, 2019 and 2018, respectively. NW REI (NLIC)’s financial statements are not audited and the Company has limited the value of its investment in NW REI (NLIC) to the value contained in the audited statutory financial statements of the underlying investments. All liabilities, commitments, contingencies, guarantees or obligations of the NW REI (NLIC), which are required under applicable accounting guidance, are reflected in the Company’s determination of the carrying value of the investment in NW REI (NLIC), if not already recorded in the financial statements of NW REI (NLIC).

(13) Contingencies

Legal and Regulatory Matters

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. These include proceedings specific to the Company and proceedings generally applicable to business practices in the industries in which the Company operates. The outcomes of these proceedings cannot be predicted due to their complexity, scope, and many uncertainties. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory proceedings is not likely to have a material adverse effect on the Company’s financial position. The Company maintains Professional Liability Insurance and Director and Officer Liability insurance policies that may cover losses for certain legal and regulatory proceedings. The Company will make adequate provision for any probable and reasonably estimable recoveries under such policies.

The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the IRS, the Office of the Comptroller of the Currency and state insurance authorities. Such regulatory entities may, in the normal course of business, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. With respect to all such scrutiny directed at the Company or its affiliates, the Company is cooperating with regulators.

Guarantees

In accordance with SSAP No. 5R, Liabilities, Contingencies and Impairments of Assets, for all guarantees made to or on behalf of wholly-owned subsidiaries, no initial liability recognition has been made and there would be no net financial statement impact related to these guarantees.

The contractual obligations under NLAIC's single premium deferred annuity (“SPDA”) contracts in force and issued before September 1, 1988 are guaranteed by the Company. Total SPDA contracts affected by this guarantee in force as of December 31, 2019 and 2018 were approximately $9 million and $10 million, respectively.

The Company has guaranteed the obligations and liabilities of NISC, including, without limitation, the full and prompt payment of all accounts payable to any party now or in the future. If for any reason NISC fails to satisfy any of its obligations, the Company will cause such obligation, loss or liability to be fully satisfied.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)
Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Indemnifications

In the normal course of business, the Company provides standard indemnifications to contractual counterparties. The types of indemnifications typically provided include breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated, and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

(14) Regulatory Risk-Based Capital, Dividend Restrictions and Unassigned Surplus

The NAIC Risk-Based Capital (“RBC”) model law requires every insurer to calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio, where the Company is domiciled, imposes minimum RBC requirements that are developed by the NAIC. The formulas in the model for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, all of which require specified corrective action. The Company exceeded the minimum RBC requirements for all periods presented.

The State of Ohio insurance laws require insurers to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding twelve months, exceeds the greater of (i) 10% of statutory-basis capital and surplus as of the prior December 31 or (ii) the statutory-basis net income of the insurer for the prior year. During the years ended December 31, 2019, 2018 and 2017, the Company did not pay any dividends to NFS. The Company’s statutory capital and surplus as of December 31, 2019, was $8.8 billion and statutory net income for 2019 was $629 million. As of January 1, 2020, the Company has the ability to pay dividends to NFS totaling $882 million without obtaining prior approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned capital and surplus. Earned capital and surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder capital and surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its stockholders.

The Company currently does not expect such regulatory requirements to impair the ability to pay operating expenses and dividends in the future.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I      Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2019:

(in millions)	Column A	Column B	Column C	Column D
	Type of investment	Cost	Fair value	Amount at which is shown in the statutory statements of admitted assets, liabilities, capital and surplus
	Bonds:
	U.S. Treasury securities and obligations of U.S. Government corporations	$2	$2	$2
	U.S government and agencies	117	143	117
	Obligations of states and political subdivisions	3,266	3,699	3,266
	Foreign governments	65	73	65
	Public utilities	3,563	3,805	3,549
	All other corporate, mortgage-backed and asset-backed securities	28,176	30,015	28,125
	Total fixed maturity securities	$35,189	$37,737	$35,124
	Equity securities:
	Common Stocks:
	Banks, trust and insurance companies	62	61	61
	Industrial, miscellaneous and all other	115	120	120
	Nonredeemable preferred stocks	55	59	55
	Total equity securities[1]	$232	$240	$236
	Mortgage loans[2]	7,689		7,655
	Short-term investments	556		556
	Policy loans	903		903
	Other long-term investments[3]	1,039		1,039
	Total invested assets	$45,608		$45,513
1	Amount does not agree to the statutory statements of admitted assets, liabilities, capital and surplus as investments in related parties of $2.4 billion are excluded.
2	Difference from Column B is attributable to valuation allowances on mortgage loans (see Note 5 to the audited statutory financial statements).
3

Includes derivatives, securities lending reinvested collateral assets and other invested assets. Amount does not agree to the statutory statements of admitted assets, liabilities, capital and surplus as investments in related parties of $145 million are excluded.

See accompanying notes to statutory financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III     Supplementary Insurance Information

As of December 31, 2019, 2018 and 2017 and for each of the years then ended (in millions):

Column A	Column B	Column C	Column D	Column E	Column F
Year: Segment	Deferred policy acquisition costs[1]	Future policy benefits, losses, claims and loss expenses	Unearned premiums[2]	Other policy claims and benefits payable[2]	Premium revenue
2019
Life Insurance		$5,125			$413
Annuities		7,955			4,202
Workplace Solutions		20,781			4,324
Corporate Solutions and Other		5,278			1,229
Total		$39,139			$10,168
2018
Life Insurance		$5,087			$410
Annuities		7,934			3,868
Workplace Solutions		19,646			4,095
Corporate Solutions and Other		5,670			1,456
Total		$38,337			$9,829
2017
Life Insurance		$5,096			$413
Annuities		8,147			4,424
Workplace Solutions		18,771			3,986
Corporate Solutions and Other		5,043			1,580
Total		$37,057			$10,403

Column A	Column G	Column H	Column I	Column J	Column K
Year: Segment	Net investment income [3]	Benefits, claims, losses and settlement expenses [4]	Amortization of deferred policy acquisition costs[1]	Other operating expenses[3]	Premiums written
2019
Life Insurance	$262	$807		$133
Annuities	319	8,460		57
Workplace Solutions	824	6,539		122
Corporate Solutions and Other	569	1,151		105
Total	$1,974	$16,957		$417
2018
Life Insurance	$270	$744		$154
Annuities	319	8,203		48
Workplace Solutions	798	5,656		132
Corporate Solutions and Other	540	764		64
Total	$1,927	$15,367		$398
2017
Life Insurance	$279	$779		$151
Annuities	324	7,452		54
Workplace Solutions	807	5,662		151
Corporate Solutions and Other	548	915		110
Total	$1,958	$14,808		$466
1	Deferred policy acquisition costs and amortization of deferred policy acquisition costs are not applicable for statutory basis of accounting.
2	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
3

Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates and reported segment operating results would change if different methods were applied.

4	Benefits to policyholders and beneficiaries, reserves for future policy benefits and claims and commissions are included in Column H amounts.

See accompanying notes to statutory financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV      Reinsurance

As of December 31, 2019, 2018 and 2017 and each of the years then ended:

(in millions)
Column A	Column B	Column C	Column D	Column E
		Ceded to	Assumed
	Gross	other	from other	Net
	amount	companies	companies	amount
2019
Life insurance in force	$146,044	$(31,691)	$728	$115,081
Premiums:
Life Insurance[1]	$1,761	$(661)	$10	$1,110
Accident and health insurance	444	(445)	2	1
Total	$2,205	$(1,106)	$12	$1,111

2018
Life insurance in force	$141,650	$(32,380)	$788	$110,058
Premiums:
Life Insurance[1]	$1,985	$(130)	$8	$1,863
Accident and health insurance	289	(373)	85	1
Total	$2,274	$(503)	$93	$1,864

2017
Life insurance in force	$144,675	$(32,608)	$831	$112,898
Premiums:
Life Insurance[1]	$2,109	$(125)	$9	$1,993
Accident and health insurance	238	(238)	-	-
Total	$2,347	$(363)	$9	$1,993
1	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

See accompanying notes to statutory financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V      Valuation and Qualifying Accounts

Years ended December 31, 2019, 2018 and 2017:

(in millions)
Column A	Column B	Column C	Column D	Column E
	Balance at	Charged to		Balance at
	beginning	costs and		end of
Description	of period	expenses	Deductions[1]	period
2019
Valuation allowances - mortgage loans	$25	$9	$-	$34

2018
Valuation allowances - mortgage loans	$23	$2	$-	$25

2017
Valuation allowances - mortgage loans	$26	$1	$(4)	$23
1	Amounts generally represent recoveries, payoffs and sales.

See accompanying notes to statutory financial statements and report of independent registered public accounting firm.

PART C. OTHER INFORMATION
Item 24. Financial Statements and Exhibits
A)	Financial Statements
1)	Nationwide Variable Account-4:
Report of Independent Registered Public Accounting Firm.
Statements of Assets, Liabilities and Contract Owners’ Equity as of December 31, 2019.
Statements of Operations for the year ended December 31, 2019.
Statements of Changes in Contract Owners’ Equity for the years ended December 31, 2019 and 2018.
Notes to Financial Statements.
2)	Nationwide Life Insurance Company:
Independent Auditors’ Report.
Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus as of December 31, 2019 and 2018.
Statutory Statements of Operations for the years ended December 31, 2019, 2018 and 2017.
Statutory Statements of Changes in Capital and Surplus for the years ended December 31, 2019, 2018 and 2017.
Statutory Statements of Cash Flow for the years ended December 31, 2019, 2018 and 2017.
Notes to Statutory Financial Statements.
B)	Exhibits
1)	Resolution of the Depositor’s Board of Directors authorizing the establishment of the Registrant – Filed with Pre-Effective Amendment No. 4 on September 7, 2007 (File No. 333-135650) as Exhibit 24 and hereby incorporated by reference.
2)	Not Applicable.
3)	Underwriting or Distribution of Contracts between the Depositor and NISC as Principal Underwriter – Filed with Post-Effective Amendment No. 16 on April 30, 2007 (File No. 333-103093) as Exhibit 3 and hereby incorporated by reference.
4)	The form of the variable annuity contract – Attached hereto.
5)	Variable Annuity Application – Attached hereto.
6)	Depositor’s Certificate of Incorporation and By-Laws –
a)	Amended Articles of Incorporation for Nationwide Life Insurance Company. Filed previously with initial registration statement (333-164125) on January 4, 2010 as document "exhibit6a.htm" and hereby incorporated by reference.
b)	Amended and Restated Code of Regulations of Nationwide Life Insurance Company. Filed previously with initial registration statement (333-164125) on January 4, 2010 as document "exhibit6b.htm" and hereby incorporated by reference.
c)	Articles of Merger of Nationwide Life Insurance Company of America with and into Nationwide Life Insurance Company, effective December 31, 2009. Filed previously with initial registration statement (333-164125) on January 4, 2010 as document "exhibit6c.htm" and hereby incorporated by reference.

7)	Not Applicable.
8)	Form of Participation Agreements –
The following fund participation agreements were previously filed and are hereby incorporated by reference.
1)	Fund Participation Agreement with AIM Variable Insurance Funds, AIM Advisors, Inc., and AIM Distributors dated January 6, 2003 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document aimfpa99h1.htm
2)	Fund Participation Agreement (Amended and Restated) with Alliance Capital Management L.P. and Alliance-Bernstein Investment Research and Management, Inc. dated June 1, 2003 with the registration statement under 333-137202, pre-effective amendment number 3 filed on September 27, 2007 as document alliancebernsteinfpa.htm
3)	Fund Participation Agreement with ALPS Variable Investment Trust and ALPS Portfolio Solutions Distributor, Inc. dated October 10, 2013 with the registration statement under 333-135650, post-effective amendment number 12 filed on October 15, 2013 as document d612202dex99826.htm
4)	Amended and Restated Fund Participation and Shareholder Services Agreement with American Century Investment Services, Inc., as amended, dated September 15, 2004 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document amcentfpa99h2.htm
5)	Fund Participation Agreement with American Funds Insurance Series and Capital Research and Management Company. dated July 20, 2005 with the registration statement under 333-137202, pre-effective amendment number 3 filed on September 27, 2007 as document americanfundsfpa.htm
6)	Fund Participation Agreement with BlackRock (formerly FAM Distributors, Inc. and FAM Variable Series Funds, Inc.), as amended, dated April 13, 2004 with the registration statement under 333-137202, pre-effective amendment number 3 filed on September 27, 2007 as document blackrockfpa.htm
7)	Fund Participation Agreement with Columbia Management Investment Advisers, LLC and Columbia Management Investment Distributors, Inc. dated December 7, 2015 with the registration statement under 333-103095, post-effective amendment number 39 filed on April 13, 2017 as document columbiafpa.htm
8)	Participation Agreement with Credit Suisse Asset Management, LLC, and Provident Distributors, Inc. dated January 3, 2000 with the registration statement under 033-60063, post effective amendment number 21 filed on April 22, 2008 as document creditsuissefpa.htm
9)	Fund Participation Agreement with Delaware Management Company and Delaware Distributors, L.P., as amended, dated February 5, 2008 with the registration statement under 333-43671, post-effective amendment number 43 filed on April 12, 2011 as document delawarefpa.htm
10)	Restated and Amended Fund Participation Agreement with The Dreyfus Corporation, as amended, dated January 27, 2000 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document dreyfusfpa99h3.htm

11)	Fund Participation Agreement with Eaton Vance Variable Trust and Eaton Vance Distributors, Inc. dated March 24, 2011 with the registration statement under 333-43671, post-effective amendment number 43 filed on April 12, 2011 as document eatonvancefpa.htm
12)	Fund Participation Agreement with Federated Insurance Series and Federated Securities Corp., as amended, dated April 1, 2006 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document fedfpa99h4.htm
13)	Fund Participation Agreement with Fidelity Variable Insurance Products Fund, as amended, including Fidelity Variable Insurance Products Fund IV and Fidelity Variable Insurance Products Fund V. dated May 1, 1988 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document fidifpa99h5.htm
14)	Fund Participation Agreement with Fidelity Variable Insurance Products Fund II dated, as amended, including Fidelity Variable Insurance Products Fund IV and Fidelity Variable Insurance Products Fund V. dated July 15, 1989 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document fidiifpa99h6.htm
15)	Fund Participation Agreement with Fidelity Variable Insurance Products Fund III dated, as amended, including Fidelity Variable Insurance Products Fund IV and Fidelity Variable Insurance Products Fund V. dated November 22, 1994 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document fidiiifpa99h7.htm
16)	Amended and Restated Fund Participation Agreement with Franklin Templeton Variable Insurance Products Trust and Franklin/Templeton Distributors, Inc., as amended, dated May 1, 2003 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document frankfpa99h8.htm
17)	Fund Participation Agreement with Goldman Sachs Variable Insurance Trust, and Goldman Sachs & Co. dated December 22, 1998 with the registration statement under 333-43671, post-effective amendment number 43 filed on April 12, 2011 as document goldmansachsfpa.htm
18)	Fund Participation Agreement with J.P. Morgan Series Trust II dated February 18, 2003 with the registration statement under 333-59517, post-effective amendment number 42 filed on April 30, 2008 as document jpmorganfpa.htm
19)	Fund Participation Agreement, Service and Institutional Shares, with Janus Aspen Series dated December 31, 1999 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document janusfpa99h9a.htm
20)	Fund Participation Agreement with Lazard Retirement Series, Inc., and Lazard Asset Management Securities LLC dated April 13, 2009 with the registration statement under 333-43671, post-effective amendment number 43 filed on April 12, 2011 as document lazardfpa.htm
21)	Fund Participation Agreement with Legg Mason Investor Services, LLC (formerly, Salomon Brothers Variable Series Funds Inc., Salomon Brothers Asset Management Inc.), as amended, dated September, 1999 with the registration statement under 333-137202, pre-effective amendment number 3 filed on September 27, 2007 as document leggmasonfpa.htm

22)	Fund Participation Agreement with Lord Abbett Series Fund, Inc. and Lord Abbett Distributor LLC, as amended, dated December 31, 2002 with the registration statement under 333-137202, pre-effective amendment number 3 filed on September 27, 2007 as document lordabbettfpa.htm
23)	Fund Participation Agreement with MainStay VP Funds Trust and New York Life Investment Management LLC dated May 1, 2016 with the registration statement under 333-201820, post-effective amendment number 1 filed on April 14, 2016 as document mainstayfpa.htm
24)	Fund Participation Agreement with The Merger Fund VL and Westchester Capital Management, LLC dated October 11, 2013 with the registration statement under 333-135650, post-effective amendment number 12 filed on October 15, 2013 as document d612202dex99827.htm
25)	Participation Agreement Among MFS Variable Insurance Trust, MFS Variable Insurance Trust II, Nationwide Financial Services, Inc., and MFS Fund Distributors, Inc., dated May 2, 2011 with the registration statement under 333-227783, post-effective amendment number 3 filed on September 9, 2019 as document d737458dex9924b24.htm
26)	Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust), American Funds Insurance Series, and Capital Research and Management Company dated May 1, 2007 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document nwfpa99h12b.htm
27)	Fund Participation Agreement with Neuberger Berman Management Inc. dated January 1, 2006 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document neuberfpa99h13.htm
28)	Fund Participation Agreement with Northern Lights Variable Trust and Northern Lights Distributors, LLC. dated February 8, 2012 with the registration statement under 333-62692, post-effective amendment number 28 filed on June 11, 2012 as document northernlightsfpa.htm
29)	Fund Participation Agreement with Oppenheimer Variable Account Funds and Oppenheimer Funds, Inc. dated April 13, 2007 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document oppenfpa99h14.htm
30)	Fund Participation Agreement with PIMCO Variable Insurance Trust and PIMCO Funds Distributors, LLC, as amended, dated March 28, 2002 with the registration statement under 333-137202, pre-effective amendment number 3 filed on September 27, 2007 as document pimcofpa.htm
31)	Fund Participation Agreement with Pioneer Variable Contracts Trust, Pioneer Investment Management, Inc. and Pioneer Funds Distributor, Inc., as amended, dated September 27, 2002 with the registration statement under 333-137202, pre-effective amendment number 3 filed on September 27, 2007 as document pioneerfpa.htm
32)	Fund Participation Agreement with ProFunds Distributors, Inc. dated January 10, 2010 with the registration statement under 333-62692, post-effective amendment number 26 filed on April 19, 2011 as document profundfpa.htm

33)	Fund Participation Agreement with Putnam Variable Trust and Putnam Retail Management, L.P. dated February 1, 2002 with the registration statement under 333-137202, pre-effective amendment number 3 filed on September 27, 2007 as document putnamfpa.htm
34)	Fund Participation Agreement with Rydex Variable Trust & Rydex Distributors, Inc. dated September 10, 2001 with the registration statement under 333-62692, post-effective amendment number 20 filed on April 18, 2008 as document rydexfundpartagreement.htm
35)	Fund Participation Agreement with T. Rowe Price Equity Series, Inc., T. Rowe Price International Series, Inc., T. Rowe Price Fixed Income Series, Inc., and T. Rowe Price Investment Services, Inc., as amended, dated October 1, 2002 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document trowefpa99h15.htm
36)	Fund Participation Agreement with The Universal Institutional Funds, Inc., Morgan Stanley & Co. Incorporated, and Morgan Stanley Investment Management, Inc., as amended, dated February 1, 2002 with the registration statement under 333-140608, pre-effective amendment number 1 filed on July 17, 2007 as document univfpa99h16.htm
37)	Fund Participation Agreement with Van Eck Investment Trust, Van Eck Associates Corporation, and Van Eck Securities Corporation, as amended, dated September 1, 1989 with the registration statement under 333-137202, pre-effective amendment number 3 filed on September 27, 2007 as document vaneckfpa.htm
38)	Fund Participation Agreement with Waddell & Reed Services Company and Waddell & Reed, Inc, as amended, dated December 1, 2000 with the registration statement under 333-137202, pre-effective amendment number 3 filed on September 27, 2007 as document waddellreedfpa.htm
39)	Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) dated May 2, 2005, as amended, filed on July 17, 2007 with pre-effective amendment number 1 of registration statement (333-140608) under document "nwfpa99h12a.htm"
40)	Fund Participation Agreement with Virtus Variable Insurance Trust and VP Distributors, LLC, dated October 1, 2018 with the registration statement under 333-215169, post-effective amendment number 5 filed on April 18, 2019 as document d674921dex9926h32.htm
41)	Fund Participation Agreement with Hartford Series Fund, Inc., Hartford Funds Management Company, LLC, Hartford Funds Distributors, LLC and Hartford Administrative Services Company, dated September 1, 2020 – Attached hereto.
9)	Opinion of Counsel – Filed previously with initial registration statement (333-240010) on July 22, 2020 as document d41678dex99249.htm and hereby incorporated by reference.

10)	Consent of Independent Registered Public Accounting Firm – Attached hereto.
11)	Not Applicable.
12)	Not Applicable.
99)	Power of Attorney – Attached hereto.

Item 25. Directors and Officers of the Depositor
The business address of the Directors and Officers of the Depositor is:
One Nationwide Plaza, Columbus, Ohio 43215
President and Chief Operating Officer and Director	John L. Carter
Executive Vice President and Director	Mark R. Thresher
Executive Vice President - Chief Information Officer	James R. Fowler
Senior Vice President - Chief Financial Officer and Director	Timothy G. Frommeyer
Senior Vice President - Chief Financial Officer, Nationwide Financial and Director	Steven A. Ginnan
Senior Vice President-Individual Products & Solutions, Nationwide Annuity and Director	Eric S. Henderson
Executive Vice President- - Chief Administrative Officer	Gale V. King
Executive Vice President and Director	Mark R. Thresher
Senior Vice President and Treasurer	David LaPaul
Senior Vice President - Investment Management Group - NF Strategic Customer Solutions	Tina S. Ambrozy
Senior Vice President - Marketing - Financial Services	Ann S. Bair
Senior Vice President - Head of Taxation	Pamela A. Biesecker
Senior Vice President - Nationwide Financial Services Legal	Rae Ann Dankovic
Senior Vice President - Human Resources	Mia S. Hairston
Senior Vice President	Harry H. Hallowell
Senior Vice President - Annuity Distribution	Craig A. Hawley
Senior Vice President and Treasurer	David LaPaul
Senior Vice President - Enterprise Brand Marketing	Jennifer B. MacKenzie
Senior Vice President - IT Chief Financial Officer, Procurement & BTO	Kevin G. O'Brien
Senior Vice President	Sandra L. Rich
Senior Vice President - Chief Technology Officer - Nationwide Financial	Michael A. Richardson
Senior Vice President - Chief Counsel - Emerging Businesses, Governance & Corporate Secretary	Denise L. Skingle
Senior Vice President - Nationwide Life	Holly R. Snyder
Senior Vice President - Investment Management Group	Michael S. Spangler
Senior Vice President - Nationwide Financial Network	Joseph D. Sprague
Senior Vice President - Retirement Plan Sales	Eric Stevenson
Director	Kirt A. Walker
Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant.
Following is a list of entities directly or indirectly controlled by or under common control with the depositor or registrant. Ownership is indicated through indentation. Unless otherwise indicated, each subsidiary is either wholly-owned or majority-owned by the parent company immediately preceding it. (For example, Nationwide Fund Distributors, LLC is either wholly-owned or majority owned by NFS Distributors, Inc.) Separate accounts that have been established pursuant to board resolution but are not, and have never been, active are omitted.
Company	Jurisdiction of Domicile	Brief Description of Business
Nationwide Financial Services, Inc.	Delaware	The company acts primarily as a holding company for companies within the Nationwide organization that offer or distribute life insurance, long-term savings and retirement products.
NFS Distributors, Inc.	Delaware	The company acts primarily as a holding company for Nationwide Financial Services, Inc. companies.
Nationwide Financial General Agency, Inc.	Pennsylvania	The company is a multi-state licensed insurance agency.
Nationwide Fund Distributors, LLC	Delaware	The company is a limited purpose broker-dealer.
Nationwide Fund Management, LLC	Delaware	The company provides administration, transfer and dividend disbursing agent services to various mutual fund entities.
Nationwide Retirement Solutions, Inc.	Delaware	The company markets and administers deferred compensation plans for public employees.

Company	Jurisdiction of Domicile	Brief Description of Business
Nationwide Securities, LLC	Delaware	The company is a general purpose broker-dealer and investment adviser registered with the Securities and Exchange Commission.
Nationwide Trust Company, FSB	Federal	This is a federal savings bank chartered by the Office of Thrift Supervision in the United States Department of Treasury to exercise deposit, lending, agency, custody and fiduciary powers and to engage in activities permissible for federal savings banks under the Home Owners’ Loan Act of 1933.
Nationwide Financial Services Capital Trust	Delaware	The trust’s sole purpose is to issue and sell certain securities representing individual beneficial interests in the assets of the trust
Nationwide Life Insurance Company [2]	Ohio	The corporation provides individual life insurance, group and health insurance, fixed and variable annuity products and other life insurance products.
Jefferson National Financial Corporation[3]	Delaware	A stock corporation. The corporation is the holding company of Jefferson National Life Insurance Company, Jefferson National Life Insurance Company of New York, Jefferson National Securities Corporation, and JNF Advisors, Inc., offering annuity products and services.
Jefferson National Life Insurance Company[2,3]	Texas	The company provides life, health and annuity products.
Jefferson National Life Annuity Company C2,3		A separate account issuing variable annuity products.
Jefferson National Life Annuity Account E2,3		A separate account issuing variable annuity products.
Jefferson National Life Annuity Account F2,3		A separate account issuing variable annuity products.
Jefferson National Life Annuity Account G2,3		A separate account issuing variable annuity products.
Jefferson National Life Insurance Company of New York[2,3]	New York	The company provides variable annuity products.
Jefferson National Life of New York Annuity Account 1[2,3]		A separate account issuing variable annuity products.
Jefferson National Securities Corporation[3]	Delaware	The company is a limited purpose broker-dealer and distributor of variable annuities for Jefferson National Life Insurance Company and Jefferson National Life Insurance Company of New York.
MFS Variable Account[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Multi-Flex Variable Account[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-II2,3	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-3[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-4[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-5[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-6[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-7[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-8[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-9[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-10[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-11[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-12[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-13[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-14[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Variable Account-15[2,3]	Ohio	A separate account issuing variable annuity contracts.
Nationwide Provident VA Separate Account 1[2,3]	Pennsylvania	A separate account issuing variable annuity contracts.
Nationwide VLI Separate Account[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-2[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-3[2,3]	Ohio	A separate account issuing variable life insurance policies.

Company	Jurisdiction of Domicile	Brief Description of Business
Nationwide VLI Separate Account-4[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-5[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-6[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide VLI Separate Account-7[2,3]	Ohio	A separate account issuing variable life insurance policies.
Nationwide Provident VLI Separate Account 1[2,3]	Pennsylvania	A separate account issuing variable life insurance policies.
Nationwide Investment Services Corporation[3]	Oklahoma	This is a limited purpose broker-dealer and distributor of variable annuities and variable life products for Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. The company also provides educational services to retirement plan sponsors and its participants.
Nationwide Financial Assignment Company[3]	Ohio	The company is an administrator of structured settlements.
Nationwide Investment Advisors, LLC[3]	Ohio	The company provides investment advisory services.
Eagle Captive Reinsurance, LLC[3]	Ohio	The company is engaged in the business of insurance
Nationwide Life and Annuity Insurance Company[2,3]	Ohio	The company engages in underwriting life insurance and granting, purchasing and disposing of annuities.
Nationwide VA Separate Account-A2,3	Ohio	A separate account issuing variable annuity contracts.
Nationwide VA Separate Account-B2,3	Ohio	A separate account issuing variable annuity contracts.
Nationwide VA Separate Account-C2,3	Ohio	A separate account issuing variable annuity contracts.
Nationwide VA Separate Account-D2,3	Ohio	A separate account issuing variable annuity contracts.
Nationwide Provident VA Separate Account A2,3	Delaware	A separate account issuing variable annuity contracts.
Nationwide VL Separate Account-C2,3	Ohio	A separate account issuing variable life insurance policies.
Nationwide VL Separate Account-D2,3	Ohio	A separate account issuing variable life insurance policies.
Nationwide VL Separate Account-G2,3	Ohio	A separate account issuing variable life insurance policies.
Nationwide Provident VLI Separate Account A2,3	Delaware	A separate account issuing variable life insurance policies.
Olentangy Reinsurance, LLC[3]	Vermont	The company is a captive life reinsurance company.
Nationwide SBL, LLC	Ohio	The company is a lender offering securities-back lines of credit.
Registered Investment Advisors Services, Inc.	Texas	The company is a technology company that facilitates third-party money management services for registered investment advisors
Nationwide Fund Advisors[4]	Delaware	The trust acts as a registered investment advisor.
[1]	This subsidiary/entity is controlled by its immediate parent through contractual association.
[2]	This subsidiary/entity files separate financial statements.
[3]	Information for this subsidiary/entity is included in the consolidated financial statements of its immediate parent.
[4]	This subsidiary/entity is a business trust.
Item 27. Number of Contract Owners
N/A
Item 28. Indemnification
Provision is made in Nationwide’s Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of

Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 29. Principal Underwriter
Nationwide Investment Services Corporation ("NISC")
a)	NISC serves as principal underwriter and general distributor for the following separate investment accounts of Nationwide or its affiliates:

MFS Variable Account	Nationwide VA Separate Account-C
Multi-Flex Variable Account	Nationwide VA Separate Account-D
Nationwide Variable Account	Nationwide VLI Separate Account
Nationwide Variable Account-II	Nationwide VLI Separate Account-2
Nationwide Variable Account-3	Nationwide VLI Separate Account-3
Nationwide Variable Account-4	Nationwide VLI Separate Account-4
Nationwide Variable Account-5	Nationwide VLI Separate Account-5
Nationwide Variable Account-6	Nationwide VLI Separate Account-6
Nationwide Variable Account-7	Nationwide VLI Separate Account-7
Nationwide Variable Account-8	Nationwide VL Separate Account-C
Nationwide Variable Account-9	Nationwide VL Separate Account-D
Nationwide Variable Account-10	Nationwide VL Separate Account-G
Nationwide Variable Account-11	Nationwide Provident VA Separate Account 1
Nationwide Variable Account-12	Nationwide Provident VA Separate Account A
Nationwide Variable Account-13	Nationwide Provident VLI Separate Account 1
Nationwide Variable Account-14	Nationwide Provident VLI Separate Account A
Nationwide Variable Account-15
Nationwide VA Separate Account-A
Nationwide VA Separate Account-B
b)	Directors and Officers of NISC:

President and Director	Tina S. Ambrozy
Senior Vice President - Head of Taxation	Pamela A. Biesecker
Vice President - Chief Compliance Officer	James J. Rabenstine
Vice President - Tax	Daniel P. Eppley
Vice President - Performance Management and Accounting and Financial Operations	Peter J. Rothermel
Associate Vice President and Secretary	Kathy R. Richards
Associate Vice President and Treasurer	Ewan T. Roswell
Associate Vice President and Assistant Secretary	Mark E. Hartman
Associate Vice President and Assistant Treasurer	David A. Conner
Associate Vice President and Assistant Treasurer	Hope C. Hacker
Associate Vice President and Assistant Treasurer	John A. Reese
Director	Eric Stevenson
Director	Eric S. Henderson
The business address of the Directors and Officers of NISC is:
One Nationwide Plaza, Columbus, Ohio 43215.

c)
Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption or Annuitization	Brokerage Commissions	Compensation
Nationwide Investment Services Corporation	N/A	N/A	N/A	N/A
Item 30. Location of Accounts and Records
Steven A. Ginnan
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, OH 43215
Item 31. Management Services
Not Applicable
Item 32. Undertakings
The Registrant hereby undertakes to:
a)	file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;
b)	include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and
c)	deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.
The Registrant represents that any of the contracts which are issued pursuant to Section 403(b) of the Internal Revenue Code, are issued by Nationwide through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with Section 403(b)(11) of the Internal Revenue Code.
Nationwide Life Insurance Company represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide Life Insurance Company.

SIGNATURES
As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it has caused this Registration Statement to be signed by the undersigned, duly authorized, in the City of Columbus, and State of Ohio, on October 1, 2020.
Nationwide Variable Account-4
(Registrant)
Nationwide Life Insurance Company
(Depositor)
By: /s/ Jamie Ruff Casto
Jamie Ruff Casto Attorney-in-Fact
As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on October 1, 2020.
JOHN L. CARTER
John L. Carter, President and Chief Operating Officer, and Director
MARK R. THRESHER
Mark R. Thresher, Executive Vice President and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
ERIC S. HENDERSON
Eric S. Henderson, Senior Vice President-Individual Products & Solutions and Director
STEVEN A. GINNAN
Steven A. Ginnan, Senior Vice President-Chief Financial Officer-Nationwide Financial and Director
KIRT A. WALKER
Director
By /s/ Jamie Ruff Casto
Jamie Ruff Casto Attorney-in-Fact